Exhibit 10.2

FIRST LIEN CREDIT AGREEMENT

Dated as of June 25, 2018

among

ALERIS INTERNATIONAL, INC.,

as the Borrower,

ALERIS CORPORATION,

as Holdings,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent,

and

The Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC., CREDIT SUISSE LOAN FUNDING LLC,

BARCLAYS CAPITAL INC., J.P. MORGAN SECURITIES LLC and MERRILL LYNCH,

PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers,

and

Joint Bookrunners

CITIGROUP GLOBAL MARKETS INC., KEYBANC CAPITAL MARKETS INC., PNC

CAPITAL MARKETS LLC, SUNTRUST ROBINSON HUMPHREY, INC. and THE

HUNTINGTON INVESTMENT COMPANY

as Co-Managers

i

3.05	Funding Losses	102
3.06	Matters Applicable to All Requests for Compensation	102
3.07	Replacement of Lenders under Certain Circumstances	103
3.08	Survival	105

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions to Initial Credit Extension	105
4.02	Conditions to All Credit Extensions	107

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	108
5.02	Authorization; No Contravention	108
5.03	Governmental Authorization; Other Consents	109
5.04	Binding Effect	109
5.05	Financial Statements; No Material Adverse Effect	109
5.06	Litigation	110
5.07	No Default	110
5.08	Ownership of Property; Liens	110
5.09	Environmental Matters	110
5.10	Taxes	111
5.11	ERISA Compliance	111
5.12	Subsidiaries; Equity Interests	112
5.13	Margin Regulations; Investment Company Act	112
5.14	Disclosure	112
5.15	Compliance with Laws	112
5.16	Intellectual Property	113
5.17	Solvency	113
5.18	Labor Matters	113
5.19	Perfection	113
5.20	OFAC, PATRIOT Act and Anti-Money Laundering Compliance	114
5.21	Anti-Corruption Compliance	114
5.22	OFAC	114
5.23	Designation as Senior Debt	114

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements and Other Information	115
6.02	[Reserved]	117
6.03	Notices of Material Events	117
6.04	Payment of Taxes	117
6.05	Preservation of Existence, Etc.	117
6.06	Maintenance of Properties	117

6.07	Maintenance of Insurance	118
6.08	Compliance with Laws	118
6.09	Books and Records	118
6.10	Inspection Rights	118
6.11	Use of Proceeds	118
6.12	Covenant to Guarantee Obligations and Give Security	119
6.13	Compliance with Environmental Laws	121
6.14	Further Assurances, Post Closing Obligations	121
6.15	Maintenance of Ratings	122
6.16	Conference Calls	122
6.17	Collateral Account	122

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	122
7.02	Sale and Lease-Back Transactions	123
7.03	Indebtedness	123
7.04	Fundamental Changes	131
7.05	Dispositions	133
7.06	Restricted Payments	134
7.07	Change in Nature of Business	141
7.08	Transactions with Affiliates	141
7.09	Burdensome Agreements	144
7.10	Use of Proceeds	146
7.11	[Reserved]	146
7.12	Amendments of Organization Documents	146
7.13	Accounting Changes	146
7.14	Modifications of Certain Debt Instruments	146
7.15	Holding Companies	146
7.16	OFAC; USA Patriot Act; Anti-Corruption Laws	147

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	148
8.02	Remedies Upon Event of Default	150
8.03	[Reserved]	151
8.04	Application of Funds	151

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01	Appointment and Authorization of Agents	152
9.02	Delegation of Duties	153
9.03	Liability of Agents	153
9.04	Reliance by Agents	154

9.05	Notice of Default	154
9.06	Credit Decision; Disclosure of Information by Agents	154
9.07	Indemnification of Agents	155
9.08	Agents in their Individual Capacities	155
9.09	Successor Agents	156
9.10	Administrative Agent May File Proofs of Claim	157
9.11	Collateral and Guaranty Matters	158
9.12	Secured Cash Management Agreements and Secured Hedge Agreements	159
9.13	Other Agents; Arranger and Managers	159
9.14	Appointment of Supplemental Administrative Agents	159
9.15	Withholding	160
9.16	Agency for Perfection	161
9.17	Certain ERISA Matters	161
9.18	Collateral Agent	163

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	163
10.02	Notices; Effectiveness; Electronic Communications	167
10.03	No Waiver; Cumulative Remedies; Enforcement	169
10.04	Expenses	169
10.05	Indemnification by the Borrower	170
10.06	Payments Set Aside	171
10.07	Successors and Assigns	172
10.08	Confidentiality	177
10.09	Setoff	178
10.10	Interest Rate Limitation	179
10.11	Counterparts	179
10.12	Integration; Effectiveness	179
10.13	Survival of Representations and Warranties	180
10.14	Severability	180
10.15	Governing Law; Jurisdiction; Etc.	180
10.16	WAIVER OF RIGHT TO TRIAL BY JURY	181
10.17	Binding Effect	181
10.18	No Advisory or Fiduciary Responsibility	181
10.19	Affiliate Activities	182
10.20	Electronic Execution of Assignments and Certain Other Documents	183
10.21	USA PATRIOT ACT; “Know Your Customer” Checks	183
10.22	Intercreditor Agreements	184
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	184
10.24	Cashless Roll Transactions	184

SCHEDULES

I	Guarantors
2.01	Term Commitments and Pro Rata Shares
4.01(a)(viii)	Local Counsel
5.08(b)	Material Real Property
5.09	Environmental Matters
5.11(d)	Pension Plans
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property
5.18	Labor Matters
6.14	Post-Closing Actions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Secured Cash Management Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Assignment and Assumption
E-3	Administrative Questionnaire
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	[Reserved]
I	Perfection Certificate
J	Solvency Certificate
K	Discounted Prepayment Option Notice
L	Lender Participation Notice
M	Discounted Voluntary Prepayment Notice
N	U.S. Tax Compliance Certificate
O	Secured Hedge Notice
P	First Lien/Junior Lien Intercreditor Agreement
Q	ABL Intercreditor Agreement
R	Intercreditor Terms

v

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 25, 2018, among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Article IV below, the Lenders lend to the Borrower first lien secured term loans in aggregate principal amount of $1,100,000,000 (the “Initial Term Loans”);

WHEREAS, substantially concurrently therewith, the Borrower will issue 10.750% junior lien secured notes due 2023 in an aggregate principal amount of $400,000,000 (the “Junior Lien Notes”);

WHEREAS, substantially concurrently therewith, the Borrower and certain of its subsidiaries will seek to increase the commitments under the ABL Facility (as defined below) and make certain other amendments thereto, including permitting, among other things, the incurrence of the Indebtedness incurred hereunder (the “ABL Amendment”); and

WHEREAS, substantially concurrently therewith, the proceeds of the Initial Term Loans, together with the proceeds of the Junior Lien Notes, will be used by the Borrower to (i) redeem the Borrower’s existing 7 7/8% Senior Notes due 2020 (the “Existing Unsecured Notes”) and the Borrower’s existing 9 1/2% Senior Secured Notes due 2021 (the “Existing Secured Notes” and together with the Existing Unsecured Notes, the “Existing Notes”) (the “Notes Redemption”), (ii) repay a portion of the amount outstanding under the ABL Facility and (iii) pay premiums, fees and expenses in connection with the foregoing; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement (including the preliminary statements above), the following terms shall have the meanings set forth below:

“6% Senior Subordinated Exchangeable Debt Documents” means the documents governing the Borrower’s 6% Senior Subordinated Exchangeable Notes.

“ABL Amendment” has the meaning specified in the introductory paragraph to this Agreement.

“ABL Facility” means that certain credit agreement dated as of June 15, 2015 among the Borrower, each other Subsidiary of the Borrower set forth on the signature pages thereto, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of the ABL Facility or such successor agreement.

“ABL Facility Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the ABL Facility Secured Parties, together with its successors and permitted assigns under the ABL Facility and the ABL Facility Documents exercising substantially the same rights and powers; and in each case provided that if such ABL Facility Collateral Agent is not JPMorgan Chase Bank, N.A., such ABL Facility Collateral Agent shall have become a party to the ABL Intercreditor Agreement and the other applicable ABL Facility Documents.

“ABL Facility Documents” means the collective reference to the ABL Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“ABL Facility Secured Parties” means “Secured Parties” as defined in the ABL Facility.

“ABL Intercompany Loans” means all intercompany loans payable by any Guarantor to any other Guarantor or the Borrower to the extent arising from proceeds of the ABL Facility, any ABL DIP Facility (or equivalent term as defined in the ABL Intercreditor Agreement) or the ABL Priority Collateral.

“ABL Intercreditor Agreement” means (i) the intercreditor agreement among JPMorgan Chase Bank, N.A., as ABL Facility Collateral Agent and any other Applicable Representative in respect of the ABL Obligations, Deutsche Bank AG New York Branch, as First-Priority Collateral Agent and First Lien/Junior Lien Intercreditor Agent, the Collateral Agent and the other parties from time to time party thereto, and acknowledged by the Borrower and certain of its Subsidiaries, substantially in the form of Exhibit Q, dated as of the Closing Date, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the Junior Lien Indenture or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to Holders of the notes than the intercreditor agreement referred to in clause (i).

“ABL Liens” means Liens granted on the Collateral to secure any ABL Obligations.

“ABL Loan” means a “Loan” as defined in the ABL Facility.

“ABL Obligations” means the “Secured Obligations” as defined in the ABL Facility.

“ABL Priority Collateral” means the following property of the Borrower and the Guarantors (as applicable), whether now owned or hereafter acquired:

(i) all accounts, as defined in the Uniform Commercial Code and in any event shall include but shall not be limited to any and all rights to payment for the sale or lease of goods, or rendition of services, whether or not they have been earned by performance, and any and all supporting obligations in respect thereof (other than identifiable proceeds of Non-ABL Priority Collateral);

(ii) all inventory;

(iii) all chattel paper, documents, instruments, investment property and general intangibles evidencing, substituted for, relating to, or for any ABL Priority Collateral described in the preceding clauses (i) and (ii) (other than intellectual property, Capital Stock or intercompany loans);

(iv) all letters of credit, letter-of-credit rights and supporting obligations for, or relating to, any ABL Priority Collateral described in the preceding clauses (i), (ii) and (iii);

(v) all deposit accounts with any bank or other financial institution into which any proceeds of any other ABL Priority Collateral are deposited (other than identifiable proceeds of Non-ABL Priority Collateral);

(vi) all cash or Cash Equivalents maintained in deposit accounts described in the preceding clause (v) (other than identifiable proceeds of Non-ABL Priority Collateral);

(vii) all commercial tort claims for, or relating to, any other ABL Priority Collateral;

(viii) all ABL Intercompany Loans; and

(ix) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing,

in each case other than Excluded Assets (as defined in the Security Agreement) (provided that proceeds of Excluded Assets that are otherwise ABL Priority Collateral shall be included as ABL Priority Collateral).

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iii)(C).

“Acceptance Date” has the meaning specified in Section 2.03(a)(iii)(B).

“Accepting Lenders” has the meaning specified in Section 2.03(c).

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person shall not be Acquired Indebtedness.

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Term Facility, and any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders; provided that for purposes of remitting funds to the Administrative Agent, such funds shall be remitted to the account specified by the Administrative Agent from time to time in writing to the Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affected Facility” has the meaning specified in Section 10.01.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled By” and “Under Common Control With”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.08(a).

“Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit E-2.

“Affiliated Lenders” means, collectively, Holdings and its Subsidiaries, Non-Debt Fund Affiliates and Debt Fund Affiliates.

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, partners, members, representatives, agents, attorneys-in-fact, trustees and advisors of such Persons and Affiliates and their respective successors and assigns.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Term Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iii)(C).

“Applicable Rate” means, (i) with respect to the Initial Term Loans: 4.75% per annum for Eurodollar Rate Loans, and 3.75% per annum for Base Rate Loans and (ii) with respect to any Term Loans incurred after the date hereof that are established as a separate Class from the Initial Term Loans, the percentage per annum set forth in the amendment documentation with respect thereto.

“Applicable Representative” means each of the Collateral Agent (on behalf of the Secured Parties and in its capacity as First Lien/Junior Lien Intercreditor Agent (or equivalent term as defined in the ABL Intercreditor Agreement)), the ABL Facility Collateral Agent (on behalf of the ABL Secured Parties) and the Junior Lien Collateral Agent (on behalf of the Junior Lien Secured Parties).

“Appropriate Lender” means, at any time, with respect to any Class of the Term Facility, a Lender that has a Term Commitment with respect to such Class or holds a Term Loan of such Class at such time.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of the Joint Lead Arrangers and the Co-Managers.

“Asset Sale” means

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (other than by way of a Sale and Lease-Back Transaction that complies with Section 7.02) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case of (a) and (b), other than:

(i) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out property or assets in the ordinary course of business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.04 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(iii) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 7.06;

(iv) any disposition of property or other assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value not to exceed the greater of (x) $25,000,000 and (y) 1.0% of Consolidated Total Assets at any one time outstanding;

(v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to a Loan Party, by a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor or by the Borrower to another Loan Party;

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures or governmental condemnations on assets;

(x) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xi) the unwinding of any Hedging Obligations;

(xii) the sale, lease, assignment, license, sub-license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(xiii) the licensing, sub-licensing, sale, assignment, abandonment or other disposition of intellectual property in the ordinary course of business or consistent with past practice;

(xiv) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement;

(xv) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(xvi) solely for purposes of Section 7.05, any Sale and Lease-Back Transactions; and

(xvii) any Event of Loss to any property or asset or receipt of insurance proceeds in connection therewith, which shall be applied in compliance with Section 2.03(b)(ii).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the Term Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Financing Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Financing Lease Obligation.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) (i) one-month Eurodollar Rate plus (ii) 1.00%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the Screen Rate available on such day at approximately 11:00 a.m. (London Time). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement and shall include any Person that succeeds Aleris International, Inc. as the Borrower in accordance with Section 7.04.

“Borrower Materials” means materials and/or information provided by or on behalf of the Borrower hereunder.

“Borrower Purchasing Party” means the Borrower and any of its Restricted Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, is a day that is also a London Banking Day.

“Calculation Date” has the meaning specified in the definition of “Fixed Charge Coverage Ratio.”

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of, assets of the issuing Person.

“Cash Equivalents” means, as to any Person,

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(b) Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the ABL Facility or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;

(c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) above and entered into with any commercial bank meeting the qualifications specified in clause (b) above;

(d) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(f) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(g) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above;

(h) in the case of any Foreign Subsidiary of the Borrower, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (x) above but issued by the principal Governmental Authority in the jurisdiction in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(j) Dollars; and

(k) Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements permitted under Article VII that is entered into by and between the Borrower or any of its Restricted Subsidiaries.

“Cash Management Bank” means any Person that (a) at the time it enters into a Secured Cash Management Agreement, is an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender or (b) is, as of the Closing Date an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender and a party to such Secured Cash Management Agreement. For the avoidance of doubt, such Person shall continue to be a Cash Management Bank with respect to the applicable Secured Cash Management Agreement even if it ceases to be an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender after the date on which it entered into such Secured Cash Management Agreement.

“Casualty Event” means any casualty, loss or damage with respect to real or personal property or improvements.

“CFC” means any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary of the Borrower that owns, directly or indirectly, no material assets other than equity interests (or equity interests and indebtedness) of one or more CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, standard or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, standards or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, standards or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies; provided, however, that (1) a transaction in which Holdings or any direct or indirect parent of the Borrower becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Person”) shall not constitute a Change of Control if (a) the shareholders of Holdings or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of Holdings or such parent, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a Permitted Holder and the Other Person (but including the holders of the Equity Interests of the Other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of Holdings or the Other Person; (2) any transaction in which the Borrower remains a Wholly Owned Subsidiary of Holdings, but one or more intermediate holding companies between the Borrower and Holdings are added, liquidated or merged or consolidated out of existence shall not constitute a Change of Control; (3) any holding company whose only significant asset is Capital Stock of the Borrower, Holdings or any direct or indirect parent of the Borrower shall not itself be considered a “person” or “group” for purposes of this definition; (4) the transfer of assets between or among Holdings, the Restricted Subsidiaries and the Borrower in accordance with the terms of this Agreement shall not itself constitute a Change of Control; and (5) a “person” or “group” shall not be deemed to have beneficial ownership of securities (or “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act)) subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; or

(b) a “Change of Control” (as defined in the ABL Facility or the Junior Lien Indenture or any Refinancing Indebtedness thereof in excess of the Threshold Amount) has occurred.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders holding Initial Term Loans, (ii) Lenders holding loans or commitments in respect of an Incremental First Lien Term Loan Tranche and (iii) Lenders holding loans or commitments in respect of Specified Refinancing Credit Agreement Debt, (b) with respect to Term Loans, each of the following classes of Term Loans: (i) Initial Term Loans, (ii) Incremental First Lien Term Loans of any Incremental First Lien Term Loan Tranche and (iii) Specified Refinancing Credit Agreement Debt, and (c) with respect to Term Commitments, each of the following classes of Term Commitments: (i) Initial Term Commitments, (ii) Incremental First Lien Term Commitments of any Incremental First Lien Term Loan Tranche and (iii) commitments in respect of any Specified Refinancing Credit Agreement Debt. In addition, any Loans or Commitments created pursuant to a Permitted Amendment or otherwise creating tranches of loans or commitments that have different rights in respect of priority of payments under the Loan Documents shall constitute a separate Class.

“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Co-Investors” means Persons (and their Affiliates) who, on the Closing Date, are limited partners of each of the Sponsors.

“Co-Managers” means each of Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. and The Huntington Investment Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless otherwise provided herein).

“Collateral” means all of the “Pledged Collateral” (or equivalent term) referred to in the Collateral Documents, all Mortgaged Property, and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in Section 6.17.

“Collateral Agent” means DB, in its capacity as collateral agent under the Loan Documents, and any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreements, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, the Collateral Agent and the Lenders pursuant to Section 6.12 or 6.14, and each of the other agreements, instruments or documents entered into by a Loan Party that creates or perfects or purports to create or perfect a Lien over all or any part of its assets in respect of the First Lien Obligations in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Condemnation” means any taking by a government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated May 2018 and delivered to prospective lenders in connection with this Agreement.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, all assets that, in accordance with GAAP, would be classified as current assets on the consolidated balance sheet of the Borrower, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding any cash, Cash Equivalents, Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of the Borrower, amounts related to assets held for sale, loans (permitted) to third parties and deferred bank fees, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of the Borrower, but excluding (without duplication) (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of Financing Lease Obligations, (e) liabilities in respect of unpaid earn-outs, and (f) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Indebtedness” means (A) all Consolidated Total Indebtedness constituting ABL Obligations and (B) all other Consolidated Total Indebtedness that is secured (x) on a pari passu basis with the Term Loans pursuant to an Intercreditor Agreement by a Lien on any Collateral or (y) by property subject to a capital lease on a pari passu basis with the Term Loans (excluding, for the avoidance of doubt, the Junior Lien Notes); provided that (i) such Consolidated Total Indebtedness is not subordinated in right of payment to the First Lien Obligations and (ii) for purposes of the definition of “Permitted Other First Lien Indebtedness” and clause (z) of the second proviso in Section 2.12(a) only, all Incremental First Lien Term Facilities (including the Indebtedness thereunder), all Specified Refinancing Debt and all Permitted Other First Lien Indebtedness (and, in each case, any Refinancing Indebtedness in respect thereof) shall be deemed to be (for so long as they are outstanding) “Consolidated First Lien Indebtedness” and (a) secured by a Lien on the Collateral on a pari passu basis with the Term Loans, whether or not so secured and (b) not subordinated in right of payment to the First Lien Obligations, whether or not so subordinated.

“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis:

(a) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including

(i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par,

(ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances,

(iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP),

(iv) the interest component of Financing Lease Obligations, and

(v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness,

and excluding (A) amortization or writeoff of deferred financing fees, debt issuance costs, commissions, fees and expenses, (B) any expensing of bridge, commitment and other financing fees, (C) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (D) accretion or accrual of discounted liabilities not constituting Indebtedness, (E) interest expense attributable to a parent entity resulting from push-down accounting, (F) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (G) the implied interest component under “synthetic lease” obligations that do not constitute Indebtedness; plus

(b) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Financing Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Financing Lease Obligations in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Net Income; provided that, without duplication:

(a) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation and one-time compensation charges and any expenses directly attributable to the implementation of cost saving initiatives) shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (whether accrued in respect of such period or a prior period) (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (f) below);

(f) solely for the purpose of the calculation of Excess Cash Flow and the amount set forth in Section 7.04(a)(iv), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period (whether accrued in such period or a prior period), to the extent not already included therein;

(g) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting, net of taxes, shall be excluded;

(h) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 shall be excluded;

(k) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany Indebtedness, shall be excluded;

(l) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(m) noncash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(n) any expenses or charges related to any Equity Offering, acquisition or other Investment, disposition, recapitalization or the incurrence of Indebtedness including a refinancing thereof (whether or not successful, whether or not permitted under this Agreement and whether or not relating to the Borrower and its Subsidiaries or to any parent company of the Borrower) and any amendment or modification to the terms of any such transactions shall be excluded;

(o) all net after-tax charges, expenses, gain or income with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans shall be excluded;

(p) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded; and

(q) at the option of the Borrower, any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisitions or any permitted sale, conveyance, transfer or other disposition of assets or (y) expenses, charges or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party, obligor or insurer in writing and (B) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period) shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.06 only (other than clause (iv)(C)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the

Borrower and the Restricted Subsidiaries or any repayments to the Borrower or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 7.06 pursuant to clause (iv)(C)(4).

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Total Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Financing Lease Obligations during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments of such Funded Debt (including as required pursuant to Section 2.03) as determined in accordance with GAAP.

“Consolidated Secured Indebtedness” means Consolidated Total Indebtedness that is secured by a Lien on any Collateral or property subject to a capital lease; provided that (x) such Consolidated Total Indebtedness is not subordinated in right of payment to the First Lien Obligations and (y) for purposes of the definition of “Permitted Other First Lien Indebtedness”, the definition of “Permitted Other Junior Lien Indebtedness” and clause (z) of the second proviso in Section 2.12(a) only, all Incremental First Lien Term Facilities (including the Indebtedness thereunder), all Specified Refinancing Debt, any refinancing of the Junior Lien Notes and all Permitted Other Indebtedness (and, in each case, any Refinancing Indebtedness in respect thereof) shall be deemed to be (for so long as they are outstanding) “Consolidated Secured Indebtedness” and (a) secured by a Lien on the Collateral, whether or not so secured and (b) not subordinated in right of payment to the First Lien Obligations, whether or not so subordinated.

“Consolidated Total Assets” means, as of any date of determination, the total assets, net, reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b), determined on a consolidated basis in accordance with GAAP, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Financing Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit, (y) all obligations relating to Receivables Facilities and (z) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis, and only to the extent required to be recorded on a balance sheet, in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Junior Lien Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of any such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means a Term Borrowing.

“DB” means Deutsche Bank AG New York Branch, acting through such of its affiliates or branches as it deems appropriate, and its successors.

“Debt Fund Affiliate” means any Affiliate of a Sponsor that is a bona fide diversified debt fund primarily engaged in, or advising funds or other investment vehicles that are engaged in, making, purchasing or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle that are independent of their duties to the equity holders of Holdings or any other Loan Party.

“Debt Issuance” means the issuance by any Person and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.03(c).

“Declining Lender” has the meaning specified in Section 2.03(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the Eurodollar Rate plus the Applicable Rate applicable to such Eurodollar Rate Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become subject to a Bail-In Action, (ii) become the subject of a proceeding under any Debtor Relief Law, or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Borrower (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Discount Range” has the meaning specified in Section 2.03(a)(iii)(B).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.03(a)(iii)(B).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.03(a)(iii)(A).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.03(a)(iii)(E).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease or other disposition of any property by any Person (excluding Liens but including any Sale and Lease-Back transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(a) increased by (without duplication):

(i) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(ii) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income; plus

(iv) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any costs incurred in connection with (x) acquisitions after the Closing Date or (y) the closing of any production or manufacturing facilities after the Closing Date; plus

(v) any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(vi) the amount of any minority interest expense deducted in computing Consolidated Net Income; plus

(vii) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsors and the Co-Investors and the amount of any directors’ fees or reimbursements in each case, to the extent permitted under Section 7.08; plus

(viii) the “run rate” amount of cost savings, operational improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken, or substantial steps towards which have been taken or are expected to be taken, during such period (calculated on a Pro Forma Basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational improvements and synergies are reasonably identifiable and factually supportable, (y) such cost savings, operational improvements and synergies are expected to be realized within 36 months of the date thereof in connection with such actions and (z) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed the greater of (i) $50.0 million and (ii) 20.0% of EBITDA on a consolidated basis for the Borrower’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio” and the definition of “Pro Forma Basis”); plus

(ix) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a)(iv)(C); plus

(x) any start-up costs under Accounting Standards Codification Topic 720-150; plus

(xi) earn-out obligations and other contingent consideration obligations and purchase price adjustments, and, in each case, adjustments thereof incurred in connection with any acquisition or other investment and paid or accrued during such period;

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing EBITDA in accordance with this definition); and

(c) increased or decreased, as applicable, by (without duplication) the amount of gain or loss resulting in such period from a sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority and subject to the Bail-In Legislation, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Engagement Letter” means the Engagement Letter, dated as of May 29, 2018, among the Borrower, DB and Deutsche Bank Securities Inc., Credit Suisse Loan Funding LLC, Barclays Bank PLC, JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees or binding judicial or administrative decisions relating to pollution and the protection of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface or subsurface land, plant and animal life or any other natural resource), and public and worker health and safety as it relates to Hazardous Materials, including those related to the generation, use, handling, storage, transportation, treatment, recycling, labeling or Environmental Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, investigation or monitoring, consulting costs and attorney fees, and fines or penalties) resulting from or based upon (a) any Environmental Law, including any noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) an Environmental Release or threatened Environmental Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dispersal, dumping or disposing into or through the indoor or outdoor environment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8; and

(b) an issuance to any Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated), that together with any Loan Party, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal from or termination of a Pension Plan or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by any of the Loan Parties or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan, or the receipt by any of the Loan Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan; (h) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to (i) the rate determined by the Administrative Agent to be the applicable Screen Rate at approximately 11:00 a.m. (London Time), two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the rates per annum at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London Time) on the date that is two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Term Loan that bears interest at the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Eurodollar Rate for each outstanding Term Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Successor Rate” has the meaning specified in Section 1.13.

“Eurodollar Successor Rate Conforming Changes” means, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Eurodollar Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent with the consent of the Borrower, to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines with the consent of the Borrower).

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any Collateral, any (1) Casualty, (2) Condemnation or seizure (other than pursuant to foreclosure or confiscation or requisition of the use of such Collateral) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of $25,000,000.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount equal to (a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis),

(i) Capital Expenditures or acquisitions of intellectual property made in cash, except to the extent made using proceeds of long-term Indebtedness (excluding any revolving facility),

(ii) Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes,

(iii) Restricted Payments permitted under Sections 7.06(b)(vi), (viii) and (x) except to the extent made using proceeds of long-term Indebtedness (excluding any revolving facility),

(iv) the aggregate amount of voluntary or mandatory permanent principal payments or repurchases of Indebtedness of the Borrower and its Restricted Subsidiaries (excluding the First Lien Obligations, the ABL Loans and the Junior Lien Obligations) and any premium, make-whole or penalty payments paid in connection therewith; provided that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase and (C) such prepayments or repurchases are not made, directly or indirectly, using proceeds of long-term Indebtedness (excluding any revolving facility),

(v) to the extent not deducted in arriving at Consolidated Net Income, cash payments made in satisfaction of non-current liabilities or noncash charges accrued in a prior period, in each case, except to the extent made using proceeds of long-term Indebtedness (excluding any revolving facility),

(vi) to the extent not deducted in arriving at Consolidated Net Income, cash costs and expenses incurred in connection with any Permitted Acquisition, Investment permitted hereunder, Equity Offering or Debt Issuance, (whether or not successful, whether or not permitted under this Agreement and whether or not relating to the Borrower and its Subsidiaries or to any parent company of the Borrower),

(vii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions or other Investments permitted hereunder, any earn-out and other contingent consideration obligations and adjustments thereto (except to the extent made using proceeds of long-term Indebtedness (excluding any revolving facility)),

(viii) without duplication of amounts deducted from Excess Cash Flow in any other periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, or binding purchase orders (except to the extent made using proceeds of long-term Indebtedness (excluding any revolving facility)) (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments permitted hereunder, Capital Expenditures or acquisitions of intellectual property to be consummated; provided that, to the extent the aggregate amount actually utilized to finance such acquisitions (or investments similar to those made for acquisitions), Capital Expenditures or acquisitions of intellectual property during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period,

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash contributions to pension and other employee benefits plans,

(x) to the extent not deducted in arriving at Consolidated Net Income, any cash losses from extraordinary, unusual or non-recurring items,

(xi) to the extent not deducted in arriving at Consolidated Net Income, cash payments in respect of any hedging obligations,

(xii) net noncash gains and credits to the extent included in arriving at Consolidated Net Income (but excluding any noncash gain or credit to the extent representing the reversal of an accrual or reserve described in clause (c) below), and

(xiii) cash losses excluded from Consolidated Net Income pursuant to clauses (a), (c), (d), (n) and (r) thereof, plus

(c) net noncash charges and losses to the extent deducted in arriving at Consolidated Net Income, but excluding any such noncash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization or a prepaid cash item that was paid in a prior period; plus

(d) decreases in Net Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), minus

(e) increases in Net Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting).

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis and shall not be calculated on a pro forma basis for any Permitted Acquisition or other permitted Investments.

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 2019.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is (i) a CFC Holdco or a Foreign Subsidiary, (ii) an Immaterial Subsidiary, (iii) prohibited or restricted by applicable law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Subsidiary Guaranty or that would require a governmental (including regulatory) or consent, approval, license or authorization in order to grant such Subsidiary Guaranty, (iv) a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (v) captive insurance companies, (vi) a not-for-

profit Subsidiary, (vii) a Subsidiary not Wholly-Owned by the Borrower and/or one or more of its Wholly Owned Restricted Subsidiaries, (viii) any Unrestricted Subsidiary, (ix) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to the extent any Indebtedness assumed in connection therewith (but not incurred in contemplation of such acquisition) prohibits such Restricted Subsidiary from providing a Subsidiary Guaranty or (x) a Subsidiary to the extent that the burden or cost of obtaining a Subsidiary Guaranty therefrom (including any adverse tax consequences) is excessive in relation to the benefit afforded thereby (as reasonably determined by the Administrative Agent and the Borrower). Notwithstanding the foregoing, no Wholly-Owned Domestic Subsidiary of the Borrower that guarantees or is a borrower under the ABL Facility, the Junior Lien Notes or any Refinancing Indebtedness thereof shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 14 of the Subsidiary Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) its overall net income or overall gross income (however denominated) by any jurisdiction (i) as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, its applicable Lending Office located in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), (b) any branch profits Taxes, any similar Taxes, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any United States federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01(a), (d) Taxes attributable to such recipient’s failure to comply with Section 3.01(g), Section 3.01(h) or Section 3.01(i), (e) any withholding Taxes imposed under FATCA and (f) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code.

“Existing Notes” has the meaning specified in the Preliminary Statements.

“Existing Secured Notes” has the meaning specified in the Preliminary Statements.

“Existing Unsecured Notes” has the meaning specified in the Preliminary Statements.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“FCPA” has the meaning specified in Section 5.21.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to DB on such day on such transactions as determined by the Administrative Agent.

“Financing Lease Obligation” means, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Equivalent Yield Differential” has the meaning specified in the definition of the “Permitted Other First Lien Indebtedness.”

“First Lien Incremental Yield Differential” has the meaning set forth in Section 2.12(b)(iii).

“First Lien Net Leverage Ratio” means, at the end of a fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Sections 6.01(a) or (b), the ratio of (x) Consolidated First Lien Indebtedness of the Borrower and its Restricted Subsidiaries as of the end of such quarter, less an amount not to exceed $100,000,000 equal to the sum of the amount of any cash and Cash Equivalents of the Company and its Restricted

Subsidiaries as of such date that is free and clear of all Liens, other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties, the ABL Facility Collateral Agent for the benefit of the ABL Facility Secured Parties or the Junior Lien Collateral Agent for the benefit of the Junior Lien Secured Parties, to (y) the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated First Lien Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“First Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, Secured Cash Management Agreement (solely to the extent such debts, liabilities, obligations, covenants and duties thereunder do not constitute ABL Obligations) or Secured Hedge Agreement (other than Excluded Swap Obligations and solely to the extent such debts, liabilities, obligations, covenants and duties thereunder do not constitute ABL Obligations), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, expenses and costs that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or that would accrue but for the commencement of such proceeding), regardless of whether such interest, fees, expenses or costs are allowed claims in such proceeding. Without limiting the generality of the foregoing, the First Lien Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party; provided that the First Lien Obligations shall not include Excluded Swap Obligations.

“First Lien/Junior Lien Intercreditor Agreement” means (i) the First Lien/Junior Lien Intercreditor Agreement substantially in the form of Exhibit P, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), among the Loan Parties, the Collateral Agent and the Junior Lien Collateral Agent and acknowledged by the Company and the Guarantors, or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to the Secured Parties than the intercreditor agreement referred to in clause (i).

“First Priority Liens” means Liens on any Collateral securing the First Lien Obligations.

“Fixed Amounts” has the meaning specified in Section 1.10.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include, without duplication, adjustments appropriate to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Confidential Information Memorandum to the extent such adjustments, without duplication, continue to be applicable to the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Fixed Dollar Amount” means, with respect to the incurrence of Incremental First Lien Term Facilities, Permitted Other First Lien Indebtedness and Permitted Other Junior Lien Indebtedness, an amount equal to $75,000,000.

“Foreign Benefit Event” means with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure of any Loan Party or any Restricted Subsidiary to make its required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Restricted Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Restricted Subsidiary, or the imposition on any Loan Party or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Disposition” has the meaning specified in Section 2.03(b)(vi).

“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any defined benefit plan (as defined in Section 3(35) of ERISA, but whether or not subject to ERISA) maintained, contributed to, or required to be    contributed to, by any Loan Party or any Restricted Subsidiary with respect to its employees employed outside the United States, other than any statutorily created plan or any such plan sponsored exclusively by any Governmental Authority.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that, subject to Section 1.03, are applicable to the circumstances as of the date of determination, consistently applied. At any time after the date of this Agreement, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that any term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guarantors” means, collectively, (i) Holdings, (ii) each Wholly Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and is listed on Schedule I, (iii) each other Wholly Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary that shall be required to execute and deliver a Guaranty or Guaranty supplement pursuant to Section 6.12 and (iv) each other Restricted Subsidiary of the Borrower that is either (x) a Domestic Subsidiary or (y) a Foreign Subsidiary organized in a jurisdiction reasonably acceptable to the Administrative Agent, in each case, that elects in its sole and absolute discretion (on a voluntary basis, whether or not required under this Agreement) to execute and deliver a Guaranty or Guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, flammable, explosive or radioactive substances, and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Hedge Bank” means (i) any Person that at the time it enters into a Secured Hedge Agreement, is an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender or (ii) any Person that is, as of the Closing Date, an Agent, an Arranger or a Lender, or an Affiliate of an Agent, an Arranger or a Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a party to such Secured Hedge Agreement. For the avoidance of doubt, such Person shall continue to be a Hedge Bank with respect to the applicable Secured Hedge Agreement even if it ceases to be an Agent, an Arranger, or a Lender, or an Affiliate of an Agent, an Arranger or a Lender after the date on which it entered into such Secured Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Historical Financial Statements” means, collectively, (i) the audited consolidated balance sheets of Holdings and its consolidated subsidiaries as at the end of, and related audited consolidated statements of operations and cash flows of Holdings and its consolidated subsidiaries for, the fiscal year ended December 31, 2017 and (ii) the unaudited consolidated balance sheets of Holdings and its consolidated subsidiaries as at the end of, and related unaudited consolidated statements of operations and cash flows of Holdings and its consolidated subsidiaries for, the fiscal quarter ended March 31, 2018.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“Immaterial Subsidiary” means each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01(a) or (b), contributed less than five percent (5%) of EBITDA for such period and (ii) which had assets with a fair market value of less than five percent (5%) of the Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within thirty (30) days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as no longer being “Immaterial Subsidiaries” as to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incremental First Lien Lender” has the meaning specified in Section 2.12(c).

“Incremental First Lien Term Commitment” has the meaning specified in Section 2.12(a).

“Incremental First Lien Term Commitments Amendment” has the meaning specified in Section 2.12(d).

“Incremental First Lien Term Commitments Effective Date” has the meaning specified in Section 2.12(e).

“Incremental First Lien Term Facility” has the meaning specified in Section 2.12(a).

“Incremental First Lien Term Loan Tranche” has the meaning specified in Section 2.12(a).

“Incremental First Lien Term Loans” has the meaning specified in Section 2.12(a).

“Incurrence-Based Amounts” has the meaning specified in Section 1.10.

“Indebtedness” means, with respect to any Person:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(iv) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) Obligations under, or in respect of, Receivables Facilities, (C) any operating leases as such an instrument would be determined in accordance with GAAP on the Closing Date, (D) in connection with the purchase by the Borrower or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes), (E) deferred or prepaid revenues, (F) any Equity Interests other than Disqualified Stock or (G) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Ineligible Assignee” has the meaning specified in Section 10.07(b).

“Information” has the meaning specified in Section 10.08.

“Initial Term Commitment” means, as to each Initial Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Initial Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment.” The aggregate Initial Term Commitments of all Initial Term Lenders on the Closing Date is $1,100,000,000.

“Initial Term Lender” means at any time on or prior to the funding of the Term Loans on the Closing Date, any Term Lender that has an Initial Term Commitment at such time.

“Initial Term Loan” has the meaning set forth in the recitals.

“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, together with each intellectual property security agreement supplement, including any such supplement executed and delivered pursuant to Section 6.12.

“Intellectual Property Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means each of (a) the ABL Intercreditor Agreement, (b) the First Lien/Junior Lien Intercreditor Agreement and (c) any other intercreditor agreements executed in connection with the incurrence of any Indebtedness secured by Liens on the Collateral ranking pari passu with the Liens securing the First Lien Obligations requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, and one or more representatives of Indebtedness incurred under Section 2.12 or Section 7.03 or any other party, as the case may be, and acknowledged by the Borrower, Holdings and the other Loan Parties, conforming substantially to the Intercreditor Terms or otherwise reasonably acceptable to the Administrative Agent.

“Intercreditor Terms” means the terms set forth in Exhibit R in respect of Indebtedness secured by Liens on the Collateral ranking pari passu with the Liens securing the First Lien Obligations (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent) or otherwise on such terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date of the applicable Class of Term Loans; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the applicable Class of Term Loans.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(f) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(g) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(h) no Interest Period shall extend beyond the Maturity Date of the applicable Class of Term Loans under the Term Facility.

Notwithstanding the foregoing, to the extent the Borrower has elected to borrow Initial Term Loans on the Closing Date, Incremental First Lien Term Loans on an Incremental First Lien Term Commitments Effective Date or Specified Refinancing Credit Agreement Debt on a Specified Refinancing Debt Amendment Effective Date, as the case may be, as Eurodollar Rate Loans, the Interest Period may, at the election of the Borrower, have a different duration, such that such Interest Period ends on the next succeeding month-end or quarterly amortization date with respect to the Initial Term Loans, Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt, as applicable.

“Investment” or “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“IP Rights” has the meaning set forth in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means each of Deutsche Bank Securities Inc., Credit Suisse Loan Funding LLC, Barclays Bank PLC, JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as exclusive joint lead arrangers and as joint bookrunners.

“Junior Financing Documentation” means any documentation related to any Subordinated Indebtedness or any Material Junior Lien Obligations.

“Junior Lien Collateral Agent” means the Junior Lien Trustee, in its capacity as collateral agent for the holders of the Junior Lien Notes and other Junior Lien Obligations together with its successors in such capacity.

“Junior Lien Indenture” means the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms and with the Intercreditor Agreements), among Holdings, the Borrower and the Junior Lien Trustee, including any replacement thereof (in whole or in part) entered into in connection with one or more refinancings thereof permitted hereunder.

“Junior Lien Note Documents” means the Junior Lien Indenture and the other “Notes Documents” as defined in the Junior Lien Indenture.

“Junior Lien Notes” has the meaning specified in the introductory paragraph to this Agreement.

“Junior Lien Obligations” means the obligations in respect of the Junior Lien Notes, the Junior Lien Indenture and obligations in respect of any other Indebtedness secured by Liens ranking junior to the Liens securing the First Lien Obligations and that is subject to the First Lien/Junior Lien Intercreditor Agreement.

“Junior Lien Secured Parties” means the Persons holding any Junior Lien Obligations, including the Junior Lien Collateral Agent.

“Junior Lien Trustee” means the “Trustee” as defined in the Junior Lien Indenture.

“Junior Priority Liens” means Liens on any Collateral securing the Junior Lien Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Class of Term Loans or Term Commitments outstanding at such time, including, for the avoidance of doubt, the latest maturity date of the Initial Term Loans, the latest maturity date of Incremental First Lien Term Loans established pursuant to any Incremental First Lien Term Commitments Amendment and the latest maturity date of Specified Refinancing Credit Agreement Debt established pursuant to any Specified Refinancing Debt Amendment, in each case as extended from time to time in accordance with this Agreement (including pursuant to any Permitted Amendment in accordance with Section 10.01).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning set forth in Section 1.09(b).

“LCT Test Date” has the meaning set forth in Section 1.09(b).

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lender Participation Notice” has the meaning specified in Section 2.03(a)(iii)(C).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any (i) acquisition or Investment, in each case for which the consummation thereof is not conditioned on the availability of financing or (ii) repayment or redemption of, or offer to purchase, any Indebtedness requiring irrevocable notice in advance of such repayment, redemption or offer to purchase.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) any Incremental First Lien Term Commitments Amendment, (vi) any Specified Refinancing Debt Amendment, (vii) any Loan Modification Agreement, (viii) each Secured Cash Management Agreement and (ix) each Secured Hedge Agreement.

“Loan Modification Accepting Lender” has the meaning specified in Section 10.01(C).

“Loan Modification Agreement” has the meaning specified in Section 10.01.

“Loan Modification Offer” has the meaning specified in Section 10.01.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole to perform their payment obligations under the Loan Documents, (c) the validity or enforceability of either Agent’s Liens (in each case, on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or remedies available to the Agents or the Lenders under any of the Loan Documents.

“Material Junior Lien Obligations” means any Junior Lien Obligations in excess of the Threshold Amount.

“Material Real Property” means (a) the Real Property set forth on Schedule 5.08(b) and (b) any parcel of Real Property acquired by the Borrower or any Guarantor after the Closing Date for an acquisition price in excess of $5,000,000, except for any portion of Real Property that contains improvements located in an area identified by the Federal Emergency Management Agency (or successor agency) as a “special flood hazard area”.

“Maturity Date” means (a) with respect to the Initial Term Loans, the earliest of (i) February 27, 2023, (ii) the date of termination in whole of the Term Commitments pursuant to Section 2.04(a) prior to any Term Borrowing and (iii) the date that the Term Loans are declared due and payable pursuant to Section 8.02, (b) with respect to any Incremental First Lien Term Loan Facility, the maturity date set forth in the applicable Incremental First Lien Term Commitments Amendment and (c) with respect to any Specified Refinancing Credit Agreement Debt, the maturity date set forth in the applicable Specified Refinancing Debt Amendment.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Cash Consideration” has the meaning specified in Section 7.05(a)(ii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgage Policy” has the meaning specified in Section 6.12(a)(iv).

“Mortgaged Properties” means each parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 6.12(a) or Section 6.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or with respect to which any of them has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means:

(i) with respect to the Disposition of any asset by Holdings, the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of Holdings, the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith, (D) in the case of any Disposition or Casualty Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and Environmental Liabilities or against any indemnification obligations associated with such transaction. It being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Holdings, the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of the preceding sentence;

(j) with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance; and

(k) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“New York Time” means Eastern Standard Time or Eastern Daylight Time, as applicable.

“Non-ABL Liens” means Liens granted on the Collateral to secure any Non-ABL Obligations.

“Non-ABL Obligations” means, collectively, the First Lien Obligations and the Junior Lien Obligations.

“Non-ABL Priority Collateral” means all assets of the Borrower and the Guarantors (as applicable) other than ABL Priority Collateral, whether owned on the Closing Date or thereafter acquired, including: (1) all of the Capital Stock of the Borrower held by Holdings, and all of the Equity Interests held by the Borrower and the Subsidiary Guarantors; (2) real estate assets and improvements thereon; (3) equipment; (4) patents, trademarks, copyrights and other intellectual property not constituting ABL Priority Collateral; (5) all intercompany debt; (6) general intangibles, instruments, documents, books and records, commercial tort claims and supporting obligations related to the foregoing in each case to the extent not constituting ABL Priority Collateral; and (7) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, in each case other than Excluded Assets (as defined in the Security Agreement) (provided that proceeds of Excluded Assets that are otherwise Non-ABL Priority Collateral shall be included as Non-ABL Priority Collateral).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Debt Fund Affiliate” means each of the Sponsors and any Affiliate of a Sponsor other than (i) Holdings, (ii) any Subsidiary of Holdings, (iii) any Debt Fund Affiliate and (iv) any natural person.

“Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

“Notes Redemption” has the meaning set forth in the recitals.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Loans” has the meaning specified in Section 2.03(a)(iii)(C).

“OID” has the meaning specified in the definition of “Yield.”

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Person” has the meaning specified in the definition of “Change of Control.”

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, other than any such Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 3.07) (“Assignment Taxes”), to the extent such Assignment Taxes are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Documents).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(k).

“PATRIOT Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required funding and contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (not including a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

“Perfection Certificate” means, with respect to any Loan Party, a certificate, substantially in the form of Exhibit I, completed and supplemented with schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permits” has the meaning specified in Section 5.01.

“Permitted Acquisition” means a Permitted Investment of the type described in Section 7.02(c)(i).

“Permitted Amendments” means (i) an extension of the final maturity date of the applicable Term Loans of the Loan Modification Accepting Lenders, (ii) a reduction, elimination or extension of the scheduled amortization of the applicable Term Loans of the Loan Modification Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Rate and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Term Loans of the Loan Modification Accepting Lenders and/or a change in the payment of fees to the Loan Modification Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement); provided that any additional premiums pursuant to this clause (iii) shall apply to the applicable Term Loans of the Loan Modification Accepting Lenders after the Latest Maturity Date then in effect with respect to the Affected Facility and (iv) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iii) of this sentence.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person that is not the Borrower or any of its Restricted Subsidiaries; provided that the assets received are pledged as Collateral as required and provided under the Collateral Documents to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means Sponsors and members of management of the Borrower (or its direct parent) who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) on the Closing Date (the “Management Investors”) and any Co-Investors; provided that the Sponsors, the Management Investors and the Co-Investors, collectively, have beneficial ownership of at least 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.

“Permitted Investment” means:

(a) any Investment in the Borrower or any Restricted Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not or do not become Loan Parties made pursuant to this clause (a), together with the aggregate amount of consideration paid by the Borrower and its Restricted Subsidiaries for all acquisitions made from the Closing Date to the date of determination of Persons that do not become Loan Parties or of assets that do not become Collateral pursuant to clause (c) below, in each case outstanding at any time, shall not exceed the greater of (x) $250,000,000 and (y) 9.0% of Consolidated Total Assets;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in a Similar Business if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of the Borrower, or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, and

(ii) any Investment held by such Person;

provided that the aggregate amount of consideration paid by the Borrower and its Restricted Subsidiaries for all acquisitions made from the Closing Date to the date of determination of Persons that do not become Loan Parties or of assets that do not become Collateral pursuant to this clause (c), together with the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not or do not become Loan Parties made pursuant to clause (a) above, in each case outstanding at any time, shall not exceed the greater of (x) $250,000,000 and (y) 9.0% of Consolidated Total Assets;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.05 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Closing Date or made pursuant to legally binding written commitments in existence on the Closing Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Closing Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees of the Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of the greater of (x) $8,000,000 and (y) 0.30% of Consolidated Total Assets outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Borrower or any Restricted Subsidiary:

(i) (x) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or

(ii) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under Section 7.03(b)(xi);

(i) loans and advances to officers, directors and employees of the Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses (including entertainment expenses), moving and relocation expenses, tax advances, payroll advances and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower in good faith;

(j) Investments the payment for which consists of Equity Interests of the Borrower, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests shall not increase the amount available for Restricted Payments under Section 7.06(a)(iv)(C);

(k) guarantees of Indebtedness permitted under Section 7.03 and performance guarantees in the ordinary course of business;

(l) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 7.08(b) (except transactions described in clauses (ii), (vi) and (x) thereunder);

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing or venture arrangements with other Persons;

(n) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Closing Date, such Investments are necessary or advisable (in the good faith determination of the Borrower) to effect such Receivables Facility;

(o) while an Unrestricted Subsidiary, Investments in an Issue Date Unrestricted Subsidiary not to exceed $100,000,000 in the aggregate at any one time outstanding;

(p) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150,000,000 and (y) 5.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that no more than the greater of (x) $75,000,000 and (y) 2.25% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) will be invested in reliance on this clause (p) in Unrestricted Subsidiaries.

(q) [reserved];

(r) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business; and

(s) the acquisition of assets or Equity Interests solely in exchange for the issuance of common equity securities of the Borrower.

For purposes of this definition, any Investment shall be determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

“Permitted Liens” means, with respect to any Person:

(a) Liens to secure Indebtedness (and, in each case, any related obligations) incurred under (I) Section 7.03(b)(i)(A), (II) Section 7.03(b)(i)(B) and any refinancing, refunding, extension, renewal or replacement of such Indebtedness; provided that any such Liens on Collateral are subject to the provisions of the ABL Intercreditor Agreement as ABL Liens (including with respect to the relative priority of the ABL Priority Collateral and the Non-ABL Priority Collateral), (III) Section 7.03(b)(i)(C); provided that any such Liens on Collateral are subject to the provisions of the Intercreditor Agreements as Non-ABL Liens and Junior Priority Liens (including with respect to the relative priority of the ABL Priority Collateral and the Non-ABL Priority Collateral), and (IV) Section 7.03(b)(ii) and (iii); provided that any such Liens on Collateral are subject to the provisions of the Intercreditor Agreements as Non-ABL Liens and First Priority Liens or Junior Priority Liens, as applicable (including with respect to the relative priority of the ABL Priority Collateral and the Non-ABL Priority Collateral);

(b) pledges or deposits by such Person under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(c) Liens imposed by Law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens for taxes, assessments or other governmental charges or claims (i) not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Borrower or any Restricted Subsidiary or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any Restricted Subsidiary;

(g) Liens existing on the Closing Date after giving effect to the Transactions (other than Liens in respect of the ABL Facility and the Junior Lien Notes and other than Liens on Mortgaged Property);

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.03;

(k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(m) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(n) Liens in favor of the Borrower or any Subsidiary Guarantor;

(o) Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such inventory or equipment is located;

(p) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (a)(III), (a)(IV), (g), (h) and (i) and the following clauses (r) and (ff); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (a)(III), (a)(IV), (g), (h), (i) and the following clauses (r) and (ff) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(r) Liens securing Indebtedness permitted to be incurred pursuant to clauses (v), (xviii), (xix) and (xxii) of Section 7.03(b); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(v) are solely on the assets or property of the Borrower or any Restricted Subsidiary developed, constructed, purchased, leased or acquired with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and the proceeds and products thereof and customary security deposits in respect thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(xviii) are solely on acquired property or assets of the acquired entity (and proceeds or products of such property or assets or improvements of such property or assets), as the case may be and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(xix) extend only to the assets of Foreign Subsidiaries;

(s) deposits in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(z) other Liens securing obligations which obligations at the time outstanding do not exceed the greater of (x) $150,000,000 and (y) 5.3% of Consolidated Total Assets;

(aa) Liens securing Hedging Obligations;

(bb) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(cc) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(dd) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(ee) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

(ff) Junior Priority Liens; provided that immediately after giving effect to the incurrence of such amount and application of the proceeds therefrom (assuming for such purposes that any commitments in respect of the applicable Junior Lien Obligations are fully drawn), the Secured Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Junior Lien Obligations) calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) would not exceed 5.00 to 1.00; provided that (i) such Liens shall be subject to one or more Intercreditor Agreements as Junior Lien Obligations; and (ii) the maturity date of such Junior Lien Obligations shall not be earlier than the Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Term Loans funded on the Closing Date.

Upon delivery to the Collateral Agent of a certificate of a Responsible Officer of the Borrower requesting the same, the Collateral Agent will enter into any subordination, non-disturbance, easement, estoppel or similar document or agreement, in form and substance reasonably acceptable to the Collateral Agent, for the purpose of creating, acknowledging, and/or confirming any Lien (or the priority thereof) otherwise permitted hereunder, subject to the terms of Article VII hereof.

“Permitted Other First Lien Indebtedness” means Indebtedness incurred pursuant to documentation other than the Loan Documents, that is either unsecured or secured by Permitted Other Indebtedness Liens, and the aggregate principal amount of which shall not exceed the sum of (x) the Fixed Dollar Amount minus the aggregate principal amount of (i) all Incremental First Lien Term Commitments (assuming any such commitment is fully drawn) incurred under Section 2.12(a)(x), and (ii) all Permitted Other Junior Lien Indebtedness incurred under clause (x) of the definition thereof, plus (y) the principal amount of all voluntary prepayments and open market repurchases of Term Loans, any Permitted Other First Lien Indebtedness, and any other Indebtedness secured on a pari passu basis with the First Lien Obligations, in each case made at or prior to such time (in each case, excluding prepayments funded with proceeds of long-term Indebtedness (other than revolving Indebtedness)) minus the aggregate principal amount of all increases in the Term Facility (assuming the full funding thereof) incurred under Section 2.12(a)(y) and all Permitted Other Junior Lien Indebtedness incurred under clause (y) of the definition thereof in reliance on the credit in such clause for any voluntary prepayments and open market purchases of Term Loans, Permitted Other First Lien Indebtedness, and any other Indebtedness secured on a pari passu basis with the First Lien Obligations, plus (z) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof cause the First Lien Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Permitted Other First Lien Indebtedness) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent and Lenders pursuant to Section 6.01(a) or (b) to exceed 3.75:1.00 (it being understood and agreed that the Borrower may (I) incur such Indebtedness under clauses (x), (y) or (z) in such order as it may elect in its sole discretion at the time of such incurrence, without giving Pro Forma Effect to any Permitted Other First Lien Indebtedness (or any portion thereof) permitted to be incurred under clauses (x) and (y) of the definition hereof that is being incurred contemporaneously when calculating the amount of Permitted Other First Lien Indebtedness (or any portion thereof) that may be incurred pursuant to clause (z) of this definition) and (II) later reclassify Indebtedness incurred under clauses (x) or (y) of this definition as incurred pursuant to clause (z) of this definition, if at the time of such reclassification, the Borrower would have been permitted to incur such Indebtedness under such clause (z)); provided, in each case that: (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss, customary excess cash flow sweeps, customary acceleration rights after an event of default and, with respect to such Indebtedness incurred in the form of loans, customary amortization payments, subject to clause (B) below); (B) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (B), the maturity date of such Indebtedness shall not be earlier than the Maturity Date and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Term Loans funded on the Closing Date; (C) such Indebtedness may (1) with respect to mandatory prepayments, share with such prepayments on a pro rata or less than pro rata basis with all Term Loans then in effect and (2) with respect to other prepayments, share with such prepayments on a pro rata or less than pro rata basis with all Term Loans then in effect (but shall not share more than ratably in either case), (D) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are (i) substantially the same as, or no more favorable to the holders of such Indebtedness than those set forth in this Agreement (except for any terms that are either (1) also added for the benefit of the existing Term Lenders or (2) only applicable to periods after the Latest Maturity Date of all Classes of Term Loans then in effect) or (ii) otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of the Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (D), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such four (4) Business Day period); provided, that if the initial Yield on any Permitted Other First Lien Indebtedness that is (x) secured on a pari passu basis with the other First Lien Obligations and (y) incurred in the form of syndicated Dollar denominated term loans, exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “First Lien Equivalent Yield Differential”) the Yield then in effect for any outstanding Term Loans, then the Applicable Rate then in effect for such outstanding Term Loans shall be automatically increased by the First Lien Equivalent Yield Differential, effective upon the incurrence of such Permitted Other First Lien Indebtedness; (E) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (or, if the Borrower has made an LCT Election with respect to a Limited Condition Transaction, such condition shall be limited to the absence of any Event of Default under Section 8.01(a), 8.01(f) or 8.01(g)); (F) the agent, trustee or other representative of the holders of such Indebtedness, acting on behalf of such holders, shall be party to the Intercreditor Agreements or other customary intercreditor agreements that are reasonably satisfactory to the Administrative Agent; and (G) there shall be no obligor in respect of any such Indebtedness that is not a Loan Party and such Indebtedness shall not be secured by any Liens on any assets that are not Collateral.

“Permitted Other Indebtedness” means Permitted Other First Lien Indebtedness and Permitted Other Junior Lien Indebtedness.

“Permitted Other Indebtedness Liens” means Liens on the Collateral securing Permitted Other Indebtedness and, in the case of any such Liens on the Term Priority Collateral, that are pari passu with or junior to, the Liens on the Term Priority Collateral securing the First Lien Obligations, provided that (w) all such Liens on the Term Priority Collateral securing any Permitted Other Junior Lien Indebtedness must be junior to the Liens securing the First Lien Obligations, (x) all such Liens on the Term Priority Collateral that are junior to the Liens on the Term Priority Collateral securing the First Lien Obligations will be pari passu with, or junior to, the Liens on the Term Priority Collateral securing the Junior Lien Obligations, (y) such Liens are granted under security documents to a collateral agent for the benefit of the holders of the Permitted Other Indebtedness and subject to the Intercreditor Agreements or other customary intercreditor agreements that are reasonably satisfactory to the Administrative Agent and the Collateral Agent and that are entered into among the Collateral Agent, the ABL Facility Collateral Agent and the Junior Lien Collateral Agent, such other collateral agent and the Loan Parties and which provides for lien sharing and for the senior, junior or pari passu treatment of such Liens with the Liens securing, as applicable, the First Lien Obligations, the ABL Obligations or Junior Lien Obligations

and (z) all such Liens on the ABL Priority Collateral shall be (i) junior to the Liens on the ABL Priority Collateral securing the ABL Obligations, (ii) pari passu with, or junior to, the Liens on the ABL Priority Collateral securing the First Lien Obligations and (iii) pari passu with, or junior to, the Liens on the ABL Priority Collateral securing the Junior Lien Obligations.

“Permitted Other Junior Lien Indebtedness” means Indebtedness incurred pursuant to the documentation other than the Loan Documents, that is either unsecured or secured by Permitted Other Indebtedness Liens on the Collateral that are junior to the Liens securing the First Lien Obligations, and the aggregate principal amount of which shall not exceed the sum of (x) the Fixed Dollar Amount minus the aggregate principal amount of (i) all Incremental First Lien Term Commitments (assuming any such commitment is fully drawn) incurred under Section 2.12(a)(x) and (ii) all Permitted Other First Lien Indebtedness incurred under clause (x) of the definition thereof, plus (y) the principal amount of all voluntary prepayments, open market repurchases and loan or note repurchases of Term Loans, Junior Lien Notes, Permitted Other Indebtedness and any other Indebtedness secured on a pari passu or a junior basis to the First Lien Obligations, in each case made at or prior to such time (in each case, excluding prepayments funded with proceeds of long-term Indebtedness (other than revolving Indebtedness)) minus the aggregate principal amount of (i) all Incremental First Lien Term Commitments (assuming any such commitment is fully drawn) incurred under Section 2.12(a)(y) and (ii) all Permitted Other First Lien Indebtedness incurred under clause (y) of the definition thereof, and (z) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof (assuming for such purposes that any commitments in respect of the applicable Indebtedness are fully drawn) cause the Secured Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Permitted Other Junior Lien Indebtedness) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) to exceed 5.00:1.00 (it being understood and agreed that the Borrower may (I) incur such Indebtedness under clauses (x), (y) or (z) in such order as it may elect in its sole discretion at the time of such incurrence, without giving Pro Forma Effect to any other Permitted Other Junior Lien Indebtedness (or any portion thereof) permitted to be incurred under clauses (x) and (y) of the definition hereof that is being incurred contemporaneously when calculating the amount of Permitted Other Junior Lien Indebtedness (or any portion thereof) that may be incurred pursuant to clause (z) of this definition and (II) later reclassify Indebtedness incurred under clauses (x) or (y) of this definition as incurred pursuant to clause (z) of this definition, if at the time of such reclassification, the Borrower would have been permitted to incur such Indebtedness under such clause (z)); provided, in each case, that: (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss, customary excess cash flow sweeps and customary acceleration rights after an event of default); (B) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (B), the maturity date of such Indebtedness shall not be earlier than the Maturity Date and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Term Loans funded on the Closing Date; (C) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are substantially the same as, or no more favorable to the holders of such Indebtedness than, those set forth in the Junior Lien Indenture (except for any terms that are either (1) also added for the benefit of the existing Term Lenders, (2) only applicable to periods after the Latest Maturity Date of all Classes of Term Loans then in effect) or (3) otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least four (4) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (C), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such four (4) Business Day period); (D) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (or, if the Borrower has made an LCT Election with respect to a Limited Condition Transaction, such condition shall be limited to the absence of any Event of Default under Section 8.01(a), 8.01(f) or 8.01(g)); (E) the agent, trustee or other representative of the holders of such Indebtedness, acting on behalf of such holders, shall be party to the Intercreditor Agreements or other customary intercreditor agreements that are reasonably satisfactory to the Administrative Agent; and (F) there shall be no obligor in respect of any such Indebtedness that is not a Loan Party and such Indebtedness shall not be secured by any Liens on any assets that are not Collateral.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Platform” means IntraLinks or another similar electronic system whereby Borrower Materials are posted.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Date” has the meaning specified in Section 2.03(c).

“Prime Rate” means the rate of interest per annum determined from time to time by DB (or any successor to DB in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City and notified to the Borrower. Each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.13), the numerator of which is the amount of the Term Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Term Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iii)(B).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” means a Lender whose representatives may trade in securities of Holdings or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Qualified Equity Interests” means any Equity Interests which are not Disqualified Stock.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Equity Interests shall be determined by the Borrower or Holdings in good faith.

“Qualifying IPO” means the issuance by Holdings (or any direct or indirect parent thereof) of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lenders” has the meaning specified in Section 2.03(a)(iii)(D).

“Qualifying Loans” has the meaning specified in Section 2.03(a)(iii)(D).

“Real Property” means all right, title and interest in and to all parcels of or interests in real property (including but not limited to land, buildings, easements and improvements) owned or leased by any Borrower or Guarantor.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiv).

“Register” has the meaning set forth in Section 10.07(c).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Transaction” has the meaning specified in Section 2.03(b)(ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means any refinancing, replacement or repricing, in whole or in part, of any of the Initial Term Loans under this Agreement, directly or indirectly, (x) from, or in anticipation of, the receipt of proceeds of any Indebtedness (including, without limitation, any Incremental First Lien Term Loans or any Permitted Other First Lien Indebtedness), or (y) pursuant to any amendment to this Agreement, in any case, the primary purpose of which is to result in a weighted average yield (after giving effect to margins, interest rate floors, upfront or similar fees or original issue discount paid or payable by Borrower and shared with all lenders or holders thereof in the primary syndication thereof, but excluding the effect of any arrangement, structuring, underwriting, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurodollar Rate or Base Rate), less than the weighted average yield of (to be determined by the Administrative Agent, on the same basis as above) such Initial Term Loans immediately prior to such refinancing, replacement or repricing, excluding in each case any refinancing, replacement or repricing of Term Loans in connection with a Qualifying IPO or a Change of Control transaction.

“Request for Credit Extension” means with respect to a Term Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06(a)(iv).

“Restricted Proceeds” has the meaning specified in Section 2.03(b)(vi).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Equity Interests” has the meaning specified in Section 7.06(b)(ii).

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and any successor thereto.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Sanctioned Country” means a country that is itself the target of territorial sanctions imposed, administered, or enforced by OFAC, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union.

“Sanctioned Entity” means (a) a government of a Sanctioned Country, (b) an agency of the government of a Sanctioned Country, (c) a Person directly or indirectly owned or controlled by the government of a Sanctioned Country or (d) a Person organized under the Laws of, located or resident in, a Sanctioned Country.

“Sanctioned Person” means (a) a Person named on (i) the list of Specially Designated Nationals and Blocked Persons or other sanctions list maintained by OFAC and available at https://sanctionssearch.ofac.treas.gov, or as otherwise published from time to time, or (ii) any comparable sanctions-related list maintained by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state, or (b) a Person controlled or 50% or greater owned by one or more Persons named on the list of Specially Designated Nationals or Blocked Persons or other sanctions list maintained by OFAC, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state.

“Scheduled Unavailability Date” has the meaning specified in Section 1.13(b).

“Screen Rate” means Reuters Screen LIBOR01 Page (or (x) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (y) any service selected by such Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) offered rate for deposits in Dollars for the relevant Interest Period. If Reuters or such other selected service (or any successor thereto) ceases to publish such rate, the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank (solely to the extent the obligations thereunder do not constitute ABL Obligations) and for which (a) written notice substantially in the form of Exhibit B has been delivered by such Person or such Cash Management Bank to the Administrative Agent, which (i) specifies that such agreement is a Secured Cash Management Agreement and (ii) acknowledges and accepts the Cash Management Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto, and (b) such Person and/or such Cash Management Bank provides to the Administrative Agent such supporting documentation as the Administrative Agent may reasonably request.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Restricted Subsidiary and any Hedge Bank (solely to the extent the obligations thereunder do not constitute ABL Obligations) and for which (a) written notice substantially in the form of Exhibit O has been delivered by the Loan Party or the Hedge Bank to the Administrative Agent and the Collateral Agent, which (i) specifies that such Swap Contract is intended to be secured on a pari passu basis with the other First Lien Obligations and is a Secured Hedge Agreement, and (ii) acknowledges and accepts Hedge Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto, and (b) the Loan Party and/or Hedge Bank provides to the Administrative Agent and the Collateral Agent such supporting documentation as the Administrative Agent or the Collateral Agent may reasonably request.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Net Leverage Ratio” means at the end of a fiscal quarter for which financial statements have been delivered to the Administrative Agent and Lenders pursuant to Section 6.01(a) or (b), the ratio of (a) Consolidated Secured Indebtedness of the Borrower and its Restricted Subsidiaries, as of the end of such quarter, less an amount not to exceed $100,000,000 equal to the sum of the amount of any cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that is free and clear of all Liens, other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties, the ABL Facility Collateral Agent for the benefit of the ABL Facility Secured Parties or the Junior Lien Collateral Agent for the benefit of the Junior Lien Secured Parties, to (b) the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, any Supplemental Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.01(b) and each other holder of the First Lien Obligations.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Security Agreement” means, collectively, the First Lien Security Agreement dated as of the Closing Date executed by the Loan Parties and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time and, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.12 or 6.14.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Similar Business” means any business or other activities conducted, or proposed to be conducted, by Holdings, the Borrower and its Subsidiaries on the Closing Date or any business or other activities conducted by any entity that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of debts and liabilities, including, without limitation, contingent liabilities, subordinated or otherwise, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities, subordinated, contingent or otherwise, as they become absolute and mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Asset Sale Proceeds” means cash proceeds from one or more Dispositions in an amount not to exceed $50,000,000 in the aggregate since the Closing Date.

“Specified Refinancing Credit Agreement Debt” has the meaning specified in the definition of Specified Refinancing Debt.

“Specified Refinancing Debt” means Indebtedness that is either (x) incurred under the Loan Documents pursuant to a Specified Refinancing Debt Amendment and is secured by Specified Refinancing Liens on a pari passu basis with the Term Loans (“Specified Refinancing Credit Agreement Debt”) or (y) incurred pursuant to documentation other than the Loan Documents that is either unsecured or secured by Specified Refinancing Liens, provided that: (A) an amount equal to the principal amount of such Indebtedness is applied concurrently with the incurrence thereof to prepay the Term Loans pursuant to Section 2.03(b)(iii) or any previously incurred Specified Refinancing Debt; (B) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (B), the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date of all Classes of Term Loans then in effect (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss, customary excess cash flow sweeps (in the case of first lien debt), customary acceleration rights after an event of default and, with respect to such Indebtedness incurred in the form of loans, customary amortization payments, subject to clause (C) below); (C) the maturity date of such Indebtedness shall not be earlier than the Latest Maturity Date of all Classes of Term Loans then in effect and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans; (D) the covenants, events of default, guarantees, collateral and other terms (excluding pricing and optional prepayment, repurchase or redemption terms) of such Indebtedness, when taken as a whole, are (i) customary for “high yield” securities (regardless of whether such Indebtedness is in the form of securities or loans) and (ii) substantially the same as, or no more favorable to the holders of such Indebtedness than, those set forth in this Agreement (except for any terms that are either (1) also added for the benefit of the existing Term Lenders, (2) only applicable to periods after the Latest

Maturity Date of all Classes of Term Loans then in effect) or (3) otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least four (4) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (D), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such four (4) Business Day period); (E) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (or, if the Borrower has made an LCT Election with respect to a Limited Condition Transaction, such condition shall be limited to the absence of any Event of Default under Section 8.01(a), 8.01(f) or 8.01(g)); (F) there shall be no borrowers or guarantors in respect of such Indebtedness that are not the Borrower or a Guarantor, and the borrower with respect to such Indebtedness shall be the borrower of the Indebtedness being refinanced; (G) if secured, such Indebtedness shall not be secured by any assets that do not constitute Collateral (and such Indebtedness shall be subject to (1) the Intercreditor Agreements or if secured on a pari passu basis with the First Lien Obligations, a pari passu Intercreditor Agreement on terms consistent with the Intercreditor Terms); (H) the terms relating to the holding of loans under such Indebtedness by an Affiliated Lender shall be no less restrictive to such Affiliated Lender than those in Sections 10.01 and 10.07; (I) the principal amount (or accreted value, if applicable) of any such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so subject to such refinancing except by an amount equal to accrued and unpaid interest, unpaid premium thereon and reasonable fees, premiums and expenses incurred, in connection with such Specified Refinancing Debt and (J) such Indebtedness may (1) with respect to mandatory prepayments, share with such prepayments on a pro rata or less than pro rata basis with all Term Loans then in effect and (2) with respect to other prepayments, share with such prepayments on a pro rata or less than pro rata basis with all Term Loans then in effect (but shall not share more than ratably in either case).

“Specified Refinancing Debt Amendment” has the meaning specified in Section 10.01.

“Specified Refinancing Debt Amendment Effective Date” means the effective date of any Specified Refinancing Debt Amendment.

“Specified Refinancing Liens” means Liens on the Collateral that secure Specified Refinancing Debt and, in the case of any such Liens on the Term Priority Collateral, that are junior to, or pari passu with, the Liens on the Term Priority Collateral securing the First Lien Obligations, provided that (x) such Liens are granted under security documents to a collateral agent for the benefit of the holders of such Specified Refinancing Debt that are not more restrictive to Holdings, the Borrower and its Restricted Subsidiaries than the Collateral Documents (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least four (4) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the security documents with respect to such Specified Refinancing Debt or drafts of such security documents, stating that the Borrower has determined in good faith that such security documents satisfy the requirement set forth in the first proviso above, shall be conclusive evidence that such security documents satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period) and are subject to the Intercreditor Agreements, an intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Collateral Agent and that is entered into among the Collateral Agent, such other collateral agent and the Loan Parties or if such Liens are secured on a pari passu basis with the First Lien Obligations, a pari passu Intercreditor Agreement on terms consistent with the Intercreditor Terms, in each case which provides for lien sharing and for the junior or pari passu treatment, as the case may be, of such Liens with and relative to the Liens securing the First Lien Obligations and (y) all such Liens on the ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the ABL Obligations, and pari passu with, or junior to, the Liens on the ABL Priority Collateral securing the First Lien Obligations.

“Specified Representations” means those representations made in Sections 5.01(a) and (b)(ii), 5.02(a) and (b)(i), 5.03(a), 5.04, 5.13, 5.17, 5.19 and, solely with respect to the use of proceeds of the Loans, Sections 5.20, 5.21, and 5.22.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business and described in reasonable detail in the certificate of a Responsible Officer of the Borrower.

“Sponsors” means Oaktree Capital Management L.P., Apollo ALS Holdings II, L.P., Bain Capital Credit, LP, Caspian Capital Partners LP and their respective Affiliates, but not including any portfolio companies thereof.

“Subordinated Indebtedness” means

(a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the First Lien Obligations, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the First Lien Obligations of such Guarantor.

“Subsequent Transaction” has the meaning specified in Section 1.09(b)(iii).

“Subsidiary” means, with respect to any Person,

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other Guaranty and Guaranty supplement delivered pursuant to Section 6.12.

“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary.”

“Successor Borrower” has the meaning specified in Section 7.02(a)(i).

“Successor Person” has the meaning specified in Section 7.02(d)(i).

“Supplemental Administrative Agent” has the meaning specified in Section 9.14(a).

“Supplemental Administrative Agents” has the meaning specified in Section 9.14(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include an Agent, an Arranger or a Lender or any Affiliate of an Agent, an Arranger or a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means the Initial Term Commitment, the Incremental First Lien Term Commitments, commitments in respect of any Specified Refinancing Credit Agreement Debt or all of them collectively, as the context may require.

“Term Facility” means, at any time, the Initial Term Facility, any Incremental First Lien Term Loan Facility and term facility in respect of Specified Refinancing Credit Agreement Debt or all of them collectively, as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means any term loans made by any Term Lender under Sections 2.01 and 2.12 or pursuant to any Specified Refinancing Debt Amendment.

“Term Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“Threshold Amount” means $40,000,000.

“Total Net Leverage Ratio” means, at the end of a fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries, as of the end of such quarter, less an amount not to exceed $100,000,000 equal to the sum of the amount of any cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that is free and clear of all Liens, other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties, the ABL Facility Collateral Agent for the benefit of the ABL Facility Secured Parties or the Junior Lien Collateral Agent for the benefit of the Junior Lien Secured Parties, to (b) the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering.

“Transactions” means collectively, (i) the execution, delivery and performance by each Loan Party of the Loan Documents and Junior Lien Note Documents to which it is a party, the borrowing of Initial Term Loans and the issuance of the Junior Lien Notes on the Closing Date and the use of proceeds thereof, (ii) the entry into the ABL Amendment, (iii) the consummation of the Notes Redemption and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and the Collateral Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.06 and the designation of such Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s (as applicable) Investment therein, (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.06, (d) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the ABL Facility, the Junior Lien Indenture and any then-outstanding Permitted Other Indebtedness, Specified Refinancing Debt and any refinancing of the Junior Lien Notes, (e) each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary or own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any direct or indirect parent entity of the Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, (f) the Fixed Charge Coverage Ratio is not less than 2.00:1.00 following the designation of such Unrestricted Subsidiary on a Pro Forma Basis and (g) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent a certificate of a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (f), and (2) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (other than with respect to an Issue Date Unrestricted Subsidiary, as to which this proviso will not apply) (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) any Indebtedness owed by such Unrestricted Subsidiary shall be permitted to be incurred under Section 7.03 on the date of such Subsidiary Redesignation, (iii) any Liens on the property or assets of such Unrestricted Subsidiary shall be permitted to be incurred under Section 7.01 on the date of such Subsidiary Redesignation, (iv) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries is not less than 2.00:1.00 following the designation of such Subsidiary on a Pro Forma Basis and (v) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent a certificate of a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iii) As of the Closing Date, (a) Aleris Asia Pacific Limited, Aleris Aluminum Zhenjiang Co. Ltd. and Aleris (Shanghai) Trading Co. Ltd. and any of their direct and indirect Subsidiaries are Unrestricted Subsidiaries (such entities, each an “Issue Date Unrestricted Subsidiary” and together, the “Issue Date Unrestricted Subsidiaries”) and (b) all other Subsidiaries of the Borrower are Restricted Subsidiaries. “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent, or any other applicable withholding agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means, for any Indebtedness (whether in the form of term loans or notes) as of any date of determination, the sum of (x) the interest rate margin for such Indebtedness that bears interest based on a eurodollar rate on such date (or, if such Indebtedness is fixed rate, the interest rate applicable thereto) and (y) if such Indebtedness is originally advanced at a discount or the lenders or holders making the same receive an “upfront” or similar fee (excluding, for the avoidance of doubt, arrangement, underwriting, syndication, structuring fees, and commitment fees or other fees payable to any arrangers or underwriters in connection therewith) directly or indirectly from Holdings or the Borrower for doing so (the amount of such discount or fee, expressed as a percentage of the principal amount of such Indebtedness, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Indebtedness as of the date such Indebtedness is incurred and (B) four; provided that for purposes of determining the First Lien Equivalent Yield Differential or the First Lien Incremental Yield Differential, any difference between the “eurodollar rate floors” with respect to the relevant Indebtedness shall be equated to interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Facility shall be required, to the extent an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors; provided, further, that any Indebtedness that constitutes fixed-rate Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis. The Yield of any Indebtedness shall be determined after taking into account any repricing of such Indebtedness that has become effective prior to such date of determination (it being understood that if any such repricing was effected as a refinancing tranche, the OID applicable to the refinanced loans shall be taken into account in addition to any OID applicable to the refinancing loans). The Yield shall be determined by the Administrative Agent in consultation with the Borrower.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Loan Document shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders) but without any fees being payable in connection therewith; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

(c) For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary in this Section 1.03, any obligation of a Person under a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is not (or would not be) required to be classified and accounted for as a Financing Lease Obligation or Attributable Indebtedness on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Financing Lease Obligation or Attributable Indebtedness as a result of the adoption of changes in GAAP or changes in the application of GAAP and no reconciliation statements will be required to reflect any changes in GAAP with respect to the treatment of leases.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by this Agreement or the Intercreditor Agreements; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York Time.

1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.10 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.08 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by DB at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.

1.09 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, for purposes of this Agreement and the other Loan Documents, EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated (including, but not limited to, for purposes of Section 2.12) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the First Lien Net Leverage Ratio for purposes of determining the applicable percentage of Excess Cash Flow and the application of Net Cash Proceeds from Dispositions and Event of Losses set forth in Section 2.03, the events described in the definition of Pro Forma Basis (and corresponding provisions of the definition of EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

(b) Notwithstanding anything to the contrary herein, in connection with any action required to be taken in connection with a Limited Condition Transaction, for purposes of:

(i) calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Fixed Charge Coverage Ratio and other financial calculations (including, but not limited to, for purposes of Section 2.12);

(ii) determining compliance with representations, warranties, Defaults or Events of Defaults; or

(iii) testing availability under covenant baskets set forth in this Agreement (including covenant baskets measured as a percentage of EBITDA),

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into or, at the option of the Borrower, the date the irrevocable notice of repayment, redemption or offer to purchase is delivered, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions required to be entered into in connection therewith (including any incurrence or repayment of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio, test or basket, such representation, warranty, ratio, test or basket shall be deemed to have been complied with; provided that availability under any ratio and the determination of whether the relevant condition is satisfied may in any event be recalculated, at the option of the Borrower, on the closing date of the Limited Condition Transaction. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such representations, warranties, ratio, test or basket, including due to fluctuations in EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such representations, warranties, baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any representations, warranties, ratio, test or basket availability with respect to any transaction required to be entered into in connection with such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether any such required transaction is permitted under this Agreement, any such ratio, test or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, however, that with respect to a Limited Condition Transaction funded with any Incremental First Lien Term Facilities, covenant baskets measured as a percentage of EBITDA shall not be calculated giving Pro Forma Effect to such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any other ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments (subject to the proviso at the end of this sentence), the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary, in each case, not required to be entered into in connection with the applicable Limited Condition Transaction (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the date on which the Borrower demonstrates to the Administrative Agent that it has elected not to pursue such Limited Condition Transaction), for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions required to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, in the case of Restricted Payments (other than Investments) such ratio tests and baskets will be tested both as if such transaction had been consummated and as if such transaction had not been consummated.

1.10 Financial Ratio Calculations. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Loan Document that does not require compliance with a financial ratio or test (including the Total Net Leverage Ratio, Secured Net Leverage Ratio, First Lien Net Leverage Ratio or Fixed Charge Coverage Ratio) under any covenant (any such amounts, the “Fixed Amounts”) a part of the same transaction or series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on another provision of such covenant that requires compliance with a financial ratio or test (including the Total Net Leverage Ratio, Secured Net Leverage Ratio, First Lien Net Leverage Ratio or Fixed Charge Coverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts under such covenant shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts under such covenant.

1.11 Basket Calculations.

(a) If any of the baskets set forth in this Agreement are exceeded solely as a result of either (x) fluctuations to EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement or (y) fluctuations in applicable currency exchange rates after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations; provided, that for purposes of determining compliance with any Dollar denominated restrictions on the incurrence of Liens, Investments, Indebtedness, Dispositions or Restricted Payments, the dollar equivalent principal amount of such Lien, Indebtedness, Disposition or Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date of such incurrence or application, as applicable; provided, further, that the maximum amount of any Liens, Indebtedness, Dispositions or Restricted Payments shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(b) With respect to the calculation of any leverage ratio herein or in any other Loan Document prior to the first date that financial statements have been delivered pursuant to Section 6.01(a) or (b), such leverage ratio shall be tested with respect to the four (4) consecutive fiscal quarter period ending on or about March 31, 2018 (and EBITDA, as used in any such ratio, shall be determined in accordance with the last paragraph of the definition of “EBITDA”).

1.12 Classification of Term Loans and Term Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class or by Type (e.g., a “Eurodollar Rate Loan”). Term Borrowings also may be classified and referred to by Class or by Type (e.g., a “Eurodollar Term Borrowing”).

1.13 Eurodollar Replacement.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Eurodollar Rate or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section 1.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Eurodollar, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace Eurodollar with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “Eurodollar Successor Rate”), together with any proposed Eurodollar Successor Rate Conforming Changes, and any such amendment shall become effective (i) in the case of clause (a) and (b) above, at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment and (ii) in the case of clause (c) above, upon execution of an amendment by the Administrative Agent and the Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Initial Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed the Initial Term Commitment of such Initial Term Lender. The Term Borrowing shall consist of Initial Term Loans made simultaneously by the Initial Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Term Borrowings, Conversions and Continuations of Term Loans.

(a) Each Term Borrowing of Term Loans, each conversion of Term Loans from a Base Rate Loan to a Eurodollar Rate Loan (or vice versa) and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (provided that such notice may be conditional on one or more conditions precedent), which may initially be given by telephone and promptly confirmed in writing by delivering to the Administrative Agent a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, prior to the applicable time specified in the immediately succeeding sentence. Each such notice must be received by the Administrative Agent not later than (A) with respect to Term Borrowings of Initial Term Loans on the Closing Date, 10:00 a.m. (New York time) one Business Day prior to the Closing Date, (B) with respect to Term Borrowings of Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt consisting of Eurodollar Rate Loans, conversions of Initial Term Loans, Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt from one Type to the other and each continuation of Eurodollar Rate Loans, 2:00 p.m. (New York Time) three (3) Business Days prior to the requested date of such Term Borrowing, conversion or continuation or (C) with respect to Term Borrowings of Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt consisting of Base Rate Loans, 10:00 a.m. (New York Time) on the requested date of such Term Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent    not later than 12:30 p.m. (New York Time) four (4) Business Days prior to the requested date of such Term Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:30 p.m. (New York Time) three (3) Business Days before the requested date of such Term Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Term Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting a Term Borrowing of Term Loans, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans,

(2) the requested date of such Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Term Loans to be borrowed, converted or continued, (4) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted and (5) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period or if a requested Interest Period is not been consented to by the Lenders as hereinabove provided, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York Time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Term Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, no Term Loans may be converted to or continued as Eurodollar Rate Loans and the Required Lenders or the Administrative Agent acting with the consent of the Required Lenders may demand that any or all of the then outstanding Term Loans be prepaid and/or any or all of the then outstanding Eurodollar Rate Loans be converted into Base Rate Loans, in each case on the last day of the then current Interest Period with respect thereto or such other day as the Required Lenders may demand.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate and the Screen Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Term Borrowings or all conversions of Term Loans from one Type to the other, and all continuations to Term Loans of the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Term Loan to be made by it as part of any Term Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Term Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Term Borrowing.

2.03 Prepayments.

(a) Optional.

(i) General. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class of Term Loans in whole or in part without premium or penalty (subject to Section 2.03(d)); provided that (a) such notice must be received by the Administrative Agent not later than (x) 2:00 p.m. (New York Time) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share of the Term Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to each of the Term Loans pursuant to Sections 2.05(a) or as otherwise directed by the Borrower; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares. All prepayments under this Section 2.03(a)(i) shall be subject to Section 2.03(d).

(ii) Notice. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of the Term Facility or any other condition precedent specified in the notice of prepayment, which refinancing or other condition precedent shall not be consummated or shall otherwise be delayed.

(iii) Voluntary Non-Pro-Rata Prepayments.

(A) Notwithstanding anything to the contrary herein, any Borrower Purchasing Party shall have the right at any time and from time to time to prepay any Class of Term Loans at a discount to the par value of such Term Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) without premium or penalty (but subject to Section 3.05) pursuant to the procedures described in this Section 2.03(a)(iii), provided that (1) no Default or Event of Default has occurred and is continuing (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.03(a)(iii) has been satisfied, (3) [reserved] and (4) the Borrower has notified the Administrative Agent of the aggregate principal amount of Term Loans so prepaid pursuant to such Discounted Voluntary Prepayment.

(B) To the extent any Borrower Purchasing Party seeks to make a Discounted Voluntary Prepayment, such Borrower Purchasing Party will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that such Borrower Purchasing Party desires to prepay Term Loans in an aggregate principal amount specified therein by such Borrower Purchasing Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for the Term Loans, (B) a discount range (which may be a single percentage) selected by such Borrower Purchasing Party with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans (the “Discount Range”); provided that such Borrower Purchasing Party may elect not to include a Discount Range in the Discounted Prepayment Option Notice and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least two (2) Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(C) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify all Term Lenders. On or prior to the Acceptance Date, each such Term Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent in accordance with Section 2.03(a)(iii)(A) (which notice shall become irrevocable) (A) a maximum discount to par (the “Acceptable Discount”), which Acceptable Discount shall be within the Discount Range, if the Discount Range is specified in the Discounted Prepayment Option Notice (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Term Loans to be prepaid), and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (the “Offered Loans”). Based on the Acceptable Discounts

and principal amounts of the Offered Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent and the applicable Borrower Purchasing Party, acting jointly, shall determine the applicable discount for the Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by such Borrower Purchasing Party if such Borrower Purchasing Party has selected a single percentage pursuant to Section 2.03(a)(iii)(B) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which such Borrower Purchasing Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be (x) the highest Acceptable Discount within the Discount Range or (y) if no Discount Range was specified in the Discounted Prepayment Option Notice, the highest Acceptable Discount acceptable to such Borrower Purchasing Party. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(D) The applicable Borrower Purchasing Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, such Borrower Purchasing Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, in each case calculated by applying the Applicable Discount, such Borrower Purchasing Party shall prepay all Qualifying Loans. In connection with each Discounted Voluntary Prepayment pursuant to this Section 2.03(a)(iii), each Qualifying Lender acknowledges and agrees that in connection therewith, (1) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment and (2) none of the Borrower, the other Loan Parties or the Sponsors or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information regarding Holdings, the Sponsors and their respective Affiliates.

(E) Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent and the applicable Borrower Purchasing Party shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (except as set forth in Section 3.05), upon irrevocable notice (provided that such notice may be conditional on one or more conditions precedent) substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 12:00 noon (New York Time), one (1) Business Day prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Qualifying Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(F) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.03(a)(iii)(C) above) established by the Administrative Agent in consultation with the applicable Borrower Purchasing Party.

(G) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the applicable Borrower Purchasing Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

(H) For the avoidance of doubt, each Discounted Voluntary Prepayment shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of the Term Loans prepaid. With respect to each Discounted Voluntary Prepayment, (1) the applicable Borrower Purchasing Party shall pay all accrued and unpaid interest, if any, on the par principal amount of the applicable Term Loans to the date of the Discounted Voluntary Prepayment and, if any Eurodollar Rate Loan is prepaid on a date other than the scheduled last day of the Interest Period applicable thereto, such Borrower Purchasing Party shall also pay any amounts owing pursuant to Section 3.05 and (2) such Discounted Voluntary Prepayment shall not change the scheduled amortization of the Term Loans required by Section 2.05, except to reduce the amount outstanding and due and payable on the Maturity Date of the Class of Term Loans subject to such Discounted Voluntary Prepayment (and such reduction, for the avoidance of doubt, shall only apply, on a non-pro-rata basis, to the Term Loans that are the subject of such Discounted Voluntary Prepayment).

(iv) In connection with any voluntary prepayment of any Class of Term Loans pursuant to this Section 2.03(a), such voluntary prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(b) Mandatory.

(i) Excess Cash Flow. Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.01(d), commencing with the fiscal year ending on or about December 31, 2019, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the Excess Cash Flow Period covered by such financial statements minus (B) the aggregate amount of voluntary principal prepayments, open market repurchases and loan repurchases of Term Loans, Junior Lien Notes and ABL Loans (but only to the extent accompanied by a corresponding permanent reduction in the revolving credit commitments) (in each case, to the extent of the actual cash purchase price paid and not the par value) minus (C) $2,500,000 (in the case of clause (B), to the extent such payments and/or prepayments are made during such Excess Cash Flow Period or, at the option of the Borrower, following such Excess Cash Flow Period and prior to the date of such Excess Cash Flow payment (it being agreed that, if the Borrower elects to deduct any such post-year end payments, such amounts shall not be deducted with respect to any subsequent fiscal year) and to the extent financed with the proceeds of long-term Indebtedness (excluding any revolving facility)); provided that such percentage shall be reduced to 25% or 0% if the First Lien Net Leverage Ratio as of the last day of the prior fiscal year was less than 3.00:1.00 or 2.50:1.00, respectively.

(ii) Dispositions and Event of Losses. (A) If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets pursuant to Section 7.02 or Section 7.05(a) (other than any Disposition of assets comprising ABL Priority Collateral) or (y) any Event of Loss (other than any Event of Loss with respect to assets comprising the ABL Priority Collateral) occurs (any such transaction or series of related transactions being a “Relevant Transaction”), then if such Relevant Transaction, together with all other Relevant Transactions occurring in the same fiscal year of the Borrower, would result in the realization or receipt by the Borrower and its Restricted Subsidiaries of aggregate Net Cash Proceeds in excess of $25,000,000, the Borrower shall, except (i) with respect to any Specified Asset Sale Proceeds and (ii) to the extent the Borrower is permitted to and does elect to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.03(b)(ii)(B), prepay an aggregate principal amount of Term Loans in an amount equal to 100% (as may be adjusted pursuant to the proviso below) of all Net Cash Proceeds received from such Relevant Transaction within five (5) Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that such percentage shall be reduced to 50% or 0% if the First Lien Net Leverage Ratio (calculated without netting such Net Cash Proceeds) as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b) was less than 3.00:1.00 or 2.00:1.00, respectively.

(B) With respect to (x) any Net Cash Proceeds in excess of the Minimum Cash Consideration realized or received with respect to any Disposition or (y) any Net Cash Proceeds realized or received with respect to any Event of Loss, in each case that is subject to the mandatory repayment requirement set forth in Section 2.03(b)(ii)(A) above, at the option of the Borrower, the Borrower or the applicable Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within three hundred and sixty-five (365) days following receipt of such Net Cash Proceeds (or, if Holdings, the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within three hundred and sixty-five (365) days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the Borrower or a Restricted Subsidiary, five hundred and forty-five (545) days following receipt of such Net Cash Proceeds).

(C) Pending the final application of any Net Cash Proceeds pursuant to this Section 2.03(b)(ii) and in a manner that is otherwise permitted by this Agreement, when the amount of any Net Cash Proceeds exceeds $10,000,000, the Borrower or the applicable Subsidiary Guarantor will deposit such Net Cash Proceeds into the Collateral Account; provided that upon the occurrence and during the continuance of a Default, all such Net Cash Proceeds shall be deposited into and remain in the Collateral Account pending the final application of any Net Cash Proceeds pursuant to this Section 2.03(b)(ii) and in a manner that is otherwise permitted by this Agreement.

(iii) Indebtedness. Within five (5) Business Days after the incurrence or issuance by Holdings or any of its Restricted Subsidiaries of any Specified Refinancing Debt or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings or such Restricted Subsidiary.

(iv) Application of Payments. Subject to Sections 2.12(b)(ii) and 2.13, each prepayment of Term Loans pursuant to this Section 2.03(b) shall be applied pro rata among (A) unless otherwise provided in the documentation governing any Incremental First Lien Term Loans or Specified Refinancing Debt, the outstanding Classes of the Term Facility (or, in the case of the incurrence of Specified Refinancing Debt, to any Class(es) of the Term Facility, as designated by the Borrower, to be refinanced with the proceeds thereof and allocated as specified by the Borrower) (and within any Class of the Term Facility on a pro rata basis to the applicable Lenders of such Class) and (B) at the option of the Borrower, any other Indebtedness secured on a pari passu basis with the First Lien

Obligations if and to the extent required by the terms thereof (and any amount not so required to be used to prepay such other Indebtedness or not so opted by the Borrower shall instead be allocated to the Term Loans pursuant to the preceding clause (A)) and to the remaining principal repayment installments of such Class of the Term Facility, in direct order of maturity, or as otherwise directed by the Borrower to the remaining installments of such Class of the Term Facility and (C) in the case of each Incremental First Lien Term Loan Tranche, as set forth in the Incremental First Lien Term Commitments Amendment with respect to such Incremental First Lien Term Loan Tranche; and each such prepayment shall be paid to the Term Lenders and the Incremental First Lien Lenders in accordance with their respective Pro Rata Shares.

(v) Funding Losses, Etc. All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.03(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 2.03(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with this Section 2.03(b).

(vi) Foreign Dispositions. Notwithstanding any other provisions of this Section 2.03, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local Law from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds or such Excess Cash Flow so affected (any such portion being “Restricted Proceeds”) will not be required to be applied to repay Term Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local Law will not permit repatriation to the United States (the Borrower hereby agreeing, within the first 12 months following receipt of such Net Cash Proceeds or such Excess Cash Flow Period, as applicable, to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local Law to permit such repatriation), and once such repatriation of any of such Restricted Proceeds is permitted under the applicable local law, an amount equal to such Restricted Proceeds will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts) to the repayment of the Term Loans pursuant to this Section 2.03(b) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences to Holdings and its Subsidiaries, an amount equal to such Net Cash Proceeds or portion of the Excess Cash Flow, otherwise required to be applied to prepayments pursuant to Section 2.03(b) shall not be required to be applied to such prepayments unless and until such material adverse tax consequences no longer exist.

(vii) Order of Payments. If there are no Declining Lenders pursuant to Section 2.03(c) in connection with any prepayment of any Class of Term Loans pursuant to this Section 2.03(b), such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(viii) Notice. Notwithstanding anything in this Section 2.03(b) to the contrary, the Borrower shall give the Administrative Agent at least one (1) Business Day’s prior written notice prior to making any mandatory prepayment of Term Loans under this Section 2.03(b) and the amount of such mandatory prepayment.

(c) Term Opt-out. With respect to any prepayment of any Term Facility (other than prepayments pursuant to Section 2.03(b)(iii)), any Term Lender, at its option, may elect not to accept such prepayment; provided, for the avoidance of doubt, that no such Term Lender may elect to accept a partial prepayment. Upon receipt by the Administrative Agent of any notice of prepayment of the Term Facility, the Administrative Agent shall promptly notify the Term Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt (or such other date as the Administrative Agent and the Borrower shall reasonably agree). Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. (New York Time) on the Business Day immediately following notice of such prepayment (or such other date as the Administrative Agent and the Borrower shall reasonably agree). On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.03(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders (such amounts, “Declined Amounts”) shall instead be retained by the Borrower or otherwise applied in any manner not prohibited hereunder, including the prepayment of Junior Lien Notes.

(d) Prepayment Premium. (x) Any optional prepayment of any portion of the outstanding Initial Term Loans made pursuant to Section 2.03(a)(i) in connection with a Repricing Transaction (including any mandatory assignment pursuant to Section 3.07 in connection therewith) and (y) any prepayment of Initial Term Loans pursuant to Section 2.03(b)(iii) in connection with a Repricing Transaction or any amendment to this Agreement in connection with a Repricing Transaction (in each case including any mandatory assignment pursuant to Section 3.07 in connection therewith), in each case of clause (x) and (y) on or prior to the date that is twelve months following the Closing Date, shall be subject to a premium equal to the principal amount of Initial Term Loans subject to such prepayment or the principal amount of Initial Term Loans affected by such amendment (or mandatorily assigned in connection therewith), as applicable, multiplied by 1%. Any prepayment of all or any portion of the outstanding Initial Term Loans on or after the date that is twelve months following the Closing Date shall not be subject to a premium.

2.04 Termination or Reduction of Term Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, or from time to time permanently reduce the unused portions of the Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof. The Borrower shall pay to the Administrative Agent, in each case, for the account of the applicable Lenders, on the date of each termination or reduction, any fees on the amount of the Term Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

(b) Mandatory. The aggregate Initial Term Commitments shall be automatically and permanently reduced to zero after the making of the Initial Term Loans on the Closing Date.

(c) Application of Commitment Reductions. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitments under this Section 2.04. Upon any reduction of unused Term Commitments under any Class of the Term Facility, the Term Commitment of each Lender under such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Class is reduced (other than the termination of the Term Commitment of any Lender as provided in Section 3.07).

2.05 Repayment of Initial Term Loans.

The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders the aggregate principal amount of all Initial Term Loans outstanding in consecutive quarterly installments equal to 0.25% of the aggregate principal amount of Initial Term Loans funded on the Closing Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.03 and 2.04, or, at the option of the Borrower, be increased as a result of any incurrence of Term Loans pursuant to Section 2.12 or a Specified Refinancing Debt Amendment in order to preserve the “fungibility” of the Initial Term Loans with such Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt), with each such installment due and payable, commencing with the first full fiscal quarter of the Borrower ending after the Closing Date, on the last Business Day of each fiscal quarter of the Borrower; provided, however, that the final principal repayment installment of each Class of Term Loans shall be repaid on the Maturity Date for such Class of Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans of such Class outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan that is a Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the greater of (x) the Eurodollar Rate for such Interest Period and (y) 0.00% plus (B) the Applicable Rate for Eurodollar Rate Loans; and (ii) each Base Rate Loan that is a Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the greater of (x) 1.00% and (y) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans.

(b) The Borrower shall pay interest on the principal amount of all overdue First Lien Obligations hereunder (including, for the avoidance of doubt, all First Lien Obligations following the occurrence of an Event of Default pursuant to Section 8.01(f) and (g)) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) The Borrower shall pay to the Arrangers, the Administrative Agent and the Collateral Agent, for their own respective accounts, fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

All computations of interest for Base Rate Loans calculated by reference to the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided, that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the First Lien Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

(b) Entries made in good faith by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. Subject to Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, in each case, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York Time). The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share in respect of the applicable Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (New York Time) on the date of a Term Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Term Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Term Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative

Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (y) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Term Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Term Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest, premium and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, premium and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the First Lien Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Term Loans outstanding at such time, in repayment or prepayment of such of the outstanding Term Loans or other First Lien Obligations then owing to such Lender.

2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Term Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the First Lien Obligations purchased to the same extent as though the purchasing Lender were the original owner of the First Lien Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the prepayments pursuant to Section 2.03(a)(iii), or Section 2.03(b)(iii) (out of proceeds of the Specified Refinancing Debt), the implementation of the Incremental First Lien Term Commitments Amendment or to the assignments and participations described in Section 10.07.

2.12 Incremental First Lien Term Facilities.

(a) Upon written notice to the Administrative Agent, at any time after the Closing Date, the Borrower may request one or more additional tranches of term loans or increases to any then-existing Class of the Term Facility (each an “Incremental First Lien Term Commitment” and all of them, collectively, the “Incremental First Lien Term Commitments”, and each credit facility providing for such Incremental First Lien Term Commitments an “Incremental First Lien Term Facility”); provided that no Lender shall be required to participate in any Incremental First Lien Term Facility; provided, further, that after giving effect to any such addition, the aggregate principal amount of Incremental First Lien Term Commitments that have been added pursuant to this Section 2.12 shall not exceed the sum of (x) the Fixed Dollar Amount minus the aggregate principal amount of (i) all Permitted Other First Lien Indebtedness incurred under clause (x) of the definition thereof and (ii) all Permitted Other Junior Lien Indebtedness incurred under clause (x) of the definition thereof, plus (y) the aggregate principal amount of all voluntary prepayments, open market repurchases and loan or note repurchases of Term Loans, any Permitted Other First Lien Indebtedness and any other Indebtedness secured on a pari passu basis with the First Lien Obligations, in each case made at or prior to such time (in each case, excluding prepayments funded with proceeds of long-term Indebtedness (other than revolving Indebtedness)) minus the aggregate principal amount of all Permitted Other First Lien Indebtedness incurred under clause (y) of the definition thereof of and all Permitted Other Junior Lien Indebtedness incurred under clause (y) of the definition thereof in reliance on the credit in such clause for any voluntary prepayments and open market purchases of Term Loans, Permitted Other First Lien Indebtedness, and any other Indebtedness secured on a pari passu basis with the First Lien Obligations, plus (z) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof, cause the First Lien Net Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Incremental First Lien Term Facilities), as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), to exceed 3.75:1.00; and any such addition shall be in an aggregate amount of not less than $20,000,000. The Borrower may (I) incur Incremental First Lien Term Commitments under clause (x), (y) or (z) of the second proviso of the immediately preceding sentence in such order as it may elect in its sole discretion and shall be allowed to classify under which clause such Incremental First Lien Term Commitments are being incurred at the time of such incurrence, without giving Pro Forma Effect to any Incremental First Lien Term Facilities or any increases of the Term Facility (or any portion thereof) in each case permitted to be incurred under Sections 2.12(a)(x) and 2.12(a)(y) that is being incurred as part of the same transaction or series of related transactions when calculating the amount of Incremental First Lien Term Commitments (or any portion thereof)

that may be incurred pursuant to clause (z) of the second proviso of the immediately preceding sentence and (II) later reclassify Indebtedness incurred under clauses (x) or (y) of the second proviso of the immediately preceding sentence as incurred pursuant to clause (z) of the second proviso of the immediately preceding sentence, if at the time of such reclassification, the Borrower would have been permitted to incur such Indebtedness under such clause (z). Any loans made in respect of any such Incremental First Lien Term Commitments (the “Incremental First Lien Term Loans”) may be made, at the option of the Borrower, by either (i) increasing a given Class of Term Commitments with the same terms (including pricing) as the existing Term Loans of such Class, in which case such Incremental First Lien Term Loans shall constitute Term Loans of such Class for all purposes hereunder and under the other Loan Documents or (ii) creating a new Class of term loans (an “Incremental First Lien Term Loan Tranche”). The Incremental First Lien Term Facilities shall rank either pari passu or junior (as elected by the Borrower in its sole discretion) in right of payment and in respect of lien priority as to the Collateral with the outstanding Term Loans. The proceeds of the Incremental First Lien Term Facilities shall be used for working capital, Capital Expenditures and other general corporate purposes (including any actions permitted by Article VII, including permitted Restricted Payments) of the Borrower and its Restricted Subsidiaries.

(b) The Incremental First Lien Term Loans comprising each Incremental First Lien Term Loan Tranche:

(i) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (b)(i), shall have a maturity date that is not prior to the Latest Maturity Date of all Classes of Term Loans then in effect and shall have a Weighted Average Life to Maturity that is not shorter than that of the Term Loans;

(ii) shall share ratably (and may not share more than ratably) in any prepayments of the Term Facility (unless the Incremental First Lien Lenders with respect to such Incremental First Lien Term Loans agree to receive prepayments after the prepayments of the Term Facility or any other Incremental First Lien Term Loans);

(iii) except as set forth in subsection (a) above and this subsection (b) with respect to prepayment events, prepayment premiums, maturity date, interest rate, yield, fees and original issue discounts and except with respect to the amortization schedule for the Incremental First Lien Term Loans and the permitted use of proceeds thereof, shall either (1) have terms, when taken as a whole, that are substantially the same terms as, or no more favorable to the Incremental First Lien Lenders, the outstanding Term Loans (except for any terms that are either (1) also added for the benefit of the existing Term Lenders or (2) only applicable to periods after the Latest Maturity Date of all Classes of Term Loans then in effect) or (2) otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Incremental First Lien Term Facility, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such material covenants and events of default satisfy such requirement, unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that if the initial Yield on any syndicated, Dollar denominated Incremental First Lien Term Loan Tranche exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “First Lien Incremental Yield Differential”) the Yield then in effect for any outstanding Initial Term Loans, then the Applicable Rate then in effect for such outstanding Initial Term Loans shall automatically be increased by the First Lien Incremental Yield Differential, effective upon the making of the Incremental First Lien Term Loans under the Incremental First Lien Term Loan Tranche; provided that the foregoing proviso shall not apply to any Incremental First Lien Term Loan Tranche that is incurred to finance a Permitted Acquisition or other Investment permitted under this Agreement;

(iv) may be denominated in Dollars, euros or any other currency reasonably acceptable to the applicable Incremental First Lien Lenders and the Administrative Agent; and

(v) and shall have no obligor in respect of any such Indebtedness that is not a Loan Party and shall not be secured by any Liens on any assets that are not Collateral.

(c) Incremental First Lien Term Loans (or any portion thereof) may be made by any existing Lender or by any other bank or investing entity (but in no case (i) by any Loan Party, (ii) except in compliance with the proviso of Section 2.12(h) below, by an Affiliated Lender, (iii) by any Defaulting Lender or any of its Subsidiaries, (iv) by any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clause (iii), or (v) by any natural person) (each, except to the extent excluded pursuant to the foregoing parenthetical, an “Incremental First Lien Lender”), in each case on terms permitted in this Section 2.12(c) and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Incremental First Lien Lender’s making such Incremental First Lien Term Loans if such consent would be required under Section 10.07 for an assignment of Term Loans, to such Incremental First Lien Lender.

(d) Incremental First Lien Term Commitments and the loans made thereunder shall become Term Commitments and Term Loans under this Agreement pursuant to an amendment (an “Incremental First Lien Term Commitments Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Incremental First Lien Lender and the Administrative Agent. An Incremental First Lien Term Commitments Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.12(d), including any amendments that are not adverse to the interest of any Lender.

(e) If any Incremental First Lien Term Commitments are added in accordance with this Section 2.12, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental First Lien Term Commitments Effective Date”) and the final allocation of such addition.

(f) The effectiveness of any Incremental First Lien Term Commitments Amendment shall, unless otherwise agreed to by the Administrative Agent (in the case of clause (ii)) and each Incremental First Lien Lenders (in the case of clauses (i) and (ii)) be subject to the satisfaction on the date thereof of each of the following conditions:

(i) (A) the conditions precedent set forth in Section 4.02(a) shall have been satisfied both before and after giving effect to such Incremental First Lien Term Commitments Amendment and the additional Credit Extensions provided thereby (or, if the Borrower has made an LCT Election with respect to a Limited Condition Transaction, such condition shall be limited to representations that are Specified Representations) and (B) at the time that any such Incremental First Lien Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist (or, if the Borrower has made an LCT Election with respect to a Limited Condition Transaction, such condition shall be limited to the absence of any Event of Default under Section 8.01(a), 8.01(f) or 8.01(g)); and

(ii) there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Incremental First Lien Lenders, as applicable, all fees and, to the extent required by Section 10.04, expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Incremental First Lien Term Commitments Effective Date.

For the avoidance of doubt, if the Borrower has made an LCT Election with respect to a Limited Condition Transaction, the First Lien Net Leverage Ratio set forth in Section 2.12(a)(z) may, at the Borrower’s election, be tested and satisfied as of the LCT Test Date and will not be tested upon the effectiveness of such Incremental First Lien Term Commitments and the making of such Incremental First Lien Term Loans (but may be recalculated and retested, at the option of the Borrower, at such time).

(g) On each Incremental First Lien Term Commitments Effective Date, each Incremental First Lien Lender (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have an Incremental First Lien Term Commitment which shall become a “Term Commitment” hereunder and (iii) in the case of an Incremental First Lien Term Commitment, shall make an Incremental First Lien Term Loan to the Borrower in a principal amount equal to such Incremental First Lien Term Commitment, and such Incremental First Lien Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

(h) This Section 2.12 shall supersede any provision of Section 2.11 or Section 10.01 to the contrary; provided that, notwithstanding the foregoing, any Affiliated Lender providing any Incremental First Lien Term Commitments or Incremental First Lien Term Loans pursuant to this Section 2.12 shall be subject to the restrictions with respect to Affiliated Lenders set forth in clauses (i) and (j) of Section 10.07.

2.13 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” in Section 1.01 and in Section 10.01; and

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01 Taxes. (a) All payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that, if any Taxes are required by applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to be deducted from such payments by any applicable Withholding Agent, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes (including any such deductions applicable to additional sums payable under this Section 3.01) have been made each Lender (or, in the case of payments made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Loan Parties shall, jointly and severally, indemnify each Agent and Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document and any Other Taxes paid or payable by such Agent or Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if an Agent or Lender requests indemnification more than 180 days after the earlier of (1) the date on which the applicable Agent or Lender received written demand for payment of the applicable Indemnified Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the applicable Agent or Lender paid the applicable Indemnified Taxes or Other Taxes, the applicable Agent or Lender shall not be indemnified to the extent that the Borrower is actually prejudiced by the indemnitee’s failure to request indemnification no later than the end of the foregoing 180 day period. A certificate setting forth in reasonable detail the basis and the calculation of the amount of such liability delivered to the Borrower by a Lender or Agent, or by the Administrative Agent on behalf of itself or a Lender or Agent, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any other Loan Party pursuant to this Section 3.01, it shall promptly remit such refund (without interest, other than any interest paid by the relevant taxation authority with respect to such refund) to the Borrower (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this Section 3.01(e), in no event will any Lender or Agent be required to pay any amount to the Borrower pursuant to this Section 3.01(e) the payment of which would place such Lender or Agent in a less favorable net after-tax position than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect thereto had never been paid. Nothing herein shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit or oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts due under this Section 3.01, which may include the designation of another Lending Office for any Term Loan affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the First Lien Obligations of the Loan Parties or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such efforts, including a designation of another Lending Office.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of Section 3.01(g)(1), each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall furnish to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement, two accurate and complete originally executed copies of IRS Form W-9 (or successor form) establishing that such Lender is not subject to United States backup withholding tax.

(iii) Without limiting the generality of Section 3.01(g)(1), each Foreign Lender shall furnish to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement, two accurate and complete originally executed copies of

(A) IRS Form W-8BEN or Form W-8BEN-E (or successor form) certifying exemption from or a reduction in the rate of United States federal withholding tax under an applicable treaty to which the United States is a party,

(B) IRS Form W-8ECI (or successor form) certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States,

(C) IRS Form W-8EXP (or successor form), together with required attachments, certifying exemption from United States federal withholding tax,

(D) in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) IRS Form W-8BEN or Form W-8BEN-E (or successor form), and (y) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States (a “U.S. Tax Compliance Certificate”), or

to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such direct and indirect partners.

(iv) Any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(h) If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(h), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(i) On or prior to the date on which it becomes a party to this Agreement, (x) each Administrative Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower two duly completed original signed copies of IRS Form W-9, and (y) each Administrative Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall deliver to the Borrower two duly completed original signed copies of IRS Form W-8ECI with respect to payments to be received under the Loan Documents for its own account and two duly completed original signed copies of IRS Form W-8IMY assuming primary responsibility for U.S. federal income tax withholding with respect to payments to be received under the Loan Documents for the account of Lenders. The Administrative Agent shall, whenever a lapse in time or change in circumstance renders any such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower of its legal ineligibility to do so, in which case Borrower may require the appointment of a supplemental agent in accordance with Section 9.02, which supplemental agent shall deliver to the Borrower the documentation described in clause (x) or (y) of this Section 3.01(i).

(j) Each party’s obligations under this Section 3.01 shall survive the termination of the Aggregate Commitments, repayment of all other First Lien Obligations hereunder and the resignation of the Administrative Agent. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(k) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 3.01. Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any documentation pursuant to this Section 3.01 that such Lender is not legally eligible to deliver.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation of any of the foregoing that, after giving effect to Section 1.13, (a) deposits are not being offered to banks in the European interbank market, the London interbank Eurodollar market or other offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Term Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of any Change in Law with respect to Taxes, any Term Loan), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and Other Taxes (as to which, in each case, Section 3.01 shall govern), (ii) Excluded Taxes, and (iii) reserve requirements reflected in the Eurodollar Rate), then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that such Lender need not disclose any information that is price sensitive or confidential or to the extent prohibited by Law or regulation.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the capital of, or increasing the liquidity required to be maintained by, such Lender or any holding company of such Lender, if any, as a consequence of this Agreement and the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction or increase suffered.

(c) The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any assignment pursuant to Section 3.07, continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for Dollars in a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to All Requests for Compensation. (a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Term Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Term Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Term Commitments.

3.07 Replacement of Lenders under Certain Circumstances. (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07) or (iv) any Lender is an Ineligible Assignee, then the Borrower may, at its sole expense and effort, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender (or such lesser time as may be agreed by the Administrative Agent),(x) prepay the Loans of such Lender on a non-pro rata basis or (y) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b)

(with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (A) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person, (B) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans (or, in the case of the preceding clause (iii), the lesser of (x) the purchase price paid by such Ineligible Assignee for its Term Loans and (y) the outstanding principal thereof), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.03 in connection with a Repricing Transaction and 3.05) in accordance with the Assignment and Assumption with respect to such assignment, (C) such assignment does not conflict with applicable Law and (D) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Term Loans, and (ii) deliver any Notes evidencing such Term Loans to the Borrower or the Administrative Agent. If such replaced Lender fails to execute and deliver such Assignment and Assumption within three (3) Business Days after the receipt of notice referred to in the foregoing clause (a), the Administrative Agent is hereby authorized to execute such Assignment and Assumption instead of such replaced Lender (and each Lender, by its becoming a Lender hereunder is deemed to have granted to the Administrative Agent an irrevocable proxy, which proxy shall be deemed to be coupled with interest, to execute and deliver the Assignment and Assumption, as provided in this Section 3.07(b)). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Term Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Term Loans so assigned shall be paid in full to such assigning Lender in accordance with such Assignment and Assumption concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, the Lender that acts as (or whose Affiliate acts as) the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Term Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other First Lien Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and a Guaranty from each Guarantor;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least three (3) Business Days prior to the Closing Date;

(iii) the Security Agreement, duly executed by each Loan Party, together with, to the extent required by the Security Agreement:

(A) certificates (including original share certificates and/or original certificates of title) representing the Pledged Securities referred to therein accompanied by undated stock powers executed in blank and instruments evidencing indebtedness that is Pledged Collateral indorsed in blank,

(B) copies of financing statements, filed or duly prepared for filing under, the Uniform Commercial Code in all jurisdictions necessary in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C) evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby and required by the Loan Documents or requested by the Collateral Agent prior to the Closing Date shall have been taken, contemplated or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (including, without limitation, UCC-3 termination statements);

(iv) the Intellectual Property Security Agreement, duly executed by each applicable Loan Party, together with evidence that all action that the Collateral Agent in its reasonable judgment may deem reasonably necessary or desirable in order to perfect and protect the Liens created under the Intellectual Property Security Agreement has been taken;

(v) (i) the First Lien/Junior Lien Intercreditor Agreement, duly executed by the Loan Parties, the Collateral Agent and the Junior Lien Collateral Agent and (ii) the ABL Intercreditor Agreement, duly executed by the Loan Parties, the Collateral Agent, the ABL Facility Collateral Agent and the Junior Lien Collateral Agent;

(vi) such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Collateral Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(vii) such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent or the Collateral Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing (where such concept is applicable) in the jurisdiction of its incorporation or organization;

(viii) an opinion of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, and (ii) each local counsel listed on Schedule 4.01(a)(viii), in each case addressed to each Agent and each Lender, and in form and substance reasonably satisfactory to the Administrative Agent;

(ix) a customary certificate, substantially in the form of Exhibit J, from the chief financial officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent;

(x) the Historical Financial Statements;

(xi) a Committed Loan Notice relating to the initial Credit Extension;

(xii) a copy of (i) the executed Junior Lien Indenture and (ii) the executed ABL Amendment, each in form and substance reasonably satisfactory to the Administrative Agent; and

(xiii) the Perfection Certificate with respect to the Loan Parties.

(b) All obligations with respect to the Existing Notes shall have been discharged or defeased in accordance with the terms of the documentation thereof.

(c) Since December 31, 2017, there has been no change, event, occurrence or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

The Administrative Agent shall have received, (i) at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested in a written notice to the Borrower at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

All fees and expenses required to be paid on the Closing Date shall have been paid in full in cash from the proceeds of the initial funding under the Term Facility to the extent, in the case of expenses, a reasonably detailed invoice has been delivered to the Borrower at least three (3) Business Days prior to the Closing Date.

The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted under Section 7.01.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that the Borrower will take the actions set forth on Schedule 6.14 within the time periods (or such longer time as the Administrative Agent shall reasonably agree) specified in Schedule 6.14 and the failure to take any such actions prior to such time shall not constitute a failure to meet any condition precedent or give rise to a Default or Event of Default.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) or (b).

(b) No Default or Event of Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof,

provided that, after the Closing Date, the conditions specified in Sections 4.02(a) and (b) shall be limited in accordance with Section 2.12(f) if such Request for Credit Extension is in connection with a Limited Condition Transaction.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person (i) duly organized or formed, validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite valid and subsisting governmental licenses, authorizations, consents and approvals (“Permits”) to operate its business as currently conducted; except in each case referred to in clause (a)(ii) (solely with respect to the Restricted Subsidiaries), (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no actions, claims or proceedings pending or to the best of the Borrower’s or any Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of Permits that would reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien to secure the First Lien Obligations pursuant to the Collateral Documents), or require any payment to be made under (x) the Junior Lien Notes or the Junior Lien Indenture or the ABL Facility (or any refinancing thereof), (y) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (z) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any breach or contravention or payment referred to in clause (b)(ii) and (b)(iii), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by an Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Historical Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby (taking into account the notes thereto) (i) except as otherwise noted therein and (ii) in the case of the unaudited financial statements included therein, subject to normal year-end adjustments, the absence of footnotes and the inclusion of any explanatory note.

(b) The Historical Financial Statements present fairly, in all material respects, the consolidated financial position of Holdings and its Subsidiaries at the respective dates set forth therein and for the respective periods covered thereby, and were prepared in accordance with GAAP, consistently applied.

(c) Since December 31, 2017, there has been no change, event, occurrence or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The forecasts of consolidated balance sheets and income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Sponsors, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

5.06 Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Holdings, threatened in writing, at Law, in equity, in arbitration by or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) involve any Loan Document or the Transactions, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither Holdings nor any Restricted Subsidiary of Holdings is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to or valid and enforceable leasehold interests in, all Real Property (including leased Real Property) and other property assets necessary in the ordinary conduct of its business, free and clear of all Liens permitted by Section 7.01 and except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party, as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner.

5.09 Environmental Matters.

Except as disclosed on Schedule 5.09 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) neither Holdings nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit or (ii) has become subject to any Environmental Liability;

(b) there are no pending or, to the knowledge of the Borrower, threatened, written claims against Holdings or any of its Restricted Subsidiaries alleging any Environmental Liability, and, to the knowledge of the Borrower, there are no pending investigations by any Governmental Authority regarding any such potential claims;

(c) there have been no Environmental Releases at any of the real properties currently owned, leased or operated by Holdings or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, the real properties formerly owned, leased or operated that (i) require any investigation, remediation or response action under, or (ii) are reasonably likely to give rise to Environmental Liability against Holdings or any of its Restricted Subsidiaries under, Environmental Laws; and

(d) neither Holdings nor any of its Restricted Subsidiaries is undertaking or, to the knowledge of the Borrower, is obliged to undertake, either individually or together with other potentially responsible parties, any investigation, remediation, or response action relating to any Environmental Release of Hazardous Materials at any site.

5.10 Taxes. Holdings and its Restricted Subsidiaries have filed all federal and state and other tax returns and reports required to be filed, and have paid all federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are required to be paid, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) each Pension Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws;

(b) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan;

(c) (i) No ERISA Event has occurred and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, Multiemployer Plan or Foreign Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate such Pension Plan; and

(d) neither any Loan Party nor, to the knowledge of the Borrower, any ERISA Affiliate, maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 5.11(d) hereto.

5.12 Subsidiaries; Equity Interests. As of the Closing Date, each Loan Party has no Subsidiaries and is not engaged in any joint venture or partnership other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Term Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No report, financial statement, certificate or other information, furnished in writing by or on behalf of any Loan Party (other than assumptions, projections, forecasts, forward-looking statements, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all modifications and supplements to such written reports, financial statements, certificates or other information); provided that, with respect to projected and pro forma financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information to any Agent or Lender; it being understood that such projections may vary from actual results and that such variances may be material. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

5.15 Compliance with Laws. Each Loan Party and its Restricted Subsidiaries is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of their Restricted Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade dress, domain names, copyrights, patents, patent applications, trade secrets, know-how and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses. Set forth on Schedule 5.16 is a complete and accurate list, in all material respects, of all registrations or applications for registration in the United States Patent and Trademark Office and the United States Copyright Office of any material IP Rights owned by a Loan Party as of the Closing Date. The conduct of the business of the Loan Parties and their Restricted Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any rights held by any other Person, except for such infringements, misappropriations, dilutions or violations, which either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, no Person is infringing, misappropriating, diluting or otherwise violating any IP Rights, except, in each case, for any such infringement, misappropriation, dilution or violation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. As of the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

5.18 Labor Matters.

Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a) other than mandatory national, provincial or industry-wide collective bargaining arrangements, there are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 5.18, covering the employees of Holdings or any of its Restricted Subsidiaries as of the Closing Date and neither Holdings nor any Restricted Subsidiary has suffered any strikes, walkouts, slowdowns, lockouts, work stoppages or other labor difficulty within the last five years; and

(b) there is (i) no unfair labor practice complaint pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings, threatened in writing against any of them before the National Labor Relations Board (or any foreign equivalent thereof) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings, threatened in writing against any of them and (ii) to the knowledge of Holdings, no union representation question existing with respect to the employees of Holdings or any of its Restricted Subsidiaries and, to the knowledge of Holdings, no union organization activity that is taking place.

5.19 Perfection. Subject to the last paragraph of Section 4.01, all filings and other actions necessary or desirable to create, perfect and protect the Lien in the Collateral of the Collateral Agent, for the benefit of the Secured Parties, securing the First Lien Obligations created under the Collateral Documents have been duly made or taken or will be taken concurrently with the funding of the Loans on the Closing Date) and are in full force and effect, and the Collateral

Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties a valid and, to the extent required by the Collateral Documents, together with such filings and other actions, perfected Lien in the Collateral with the priority specified in the Intercreditor Agreements, securing the payment of the First Lien Obligations, subject to Liens permitted by Section 7.01.

5.20 OFAC, PATRIOT Act and Anti-Money Laundering Compliance. To the extent applicable, Holdings and its Restricted Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, the International Emergency Economic Powers Act, each as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) applicable Laws relating to anti-money laundering.

5.21 Anti-Corruption Compliance. Each Loan Party, each Restricted Subsidiary thereof and, to the knowledge of the Borrower, each of their respective directors, officers, agents and employees is in compliance in all material respects with all applicable anti-corruption Laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). No part of the proceeds of the Term Loans has been or will be used, directly, or to each Loan Party’s knowledge, indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-corruption Law.

5.22 OFAC. No Loan Party, or Restricted Subsidiary thereof and, to the knowledge of the Borrower, none of their respective directors, officers, agents or employees (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Countries, (c) derives revenue from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities in violation of any applicable U.S. economic sanctions Laws, or (d) is owned or controlled by a Sanctioned Person or a Sanctioned Entity. The proceeds of any Term Loan will not be used directly, or to any Loan Party’s knowledge, indirectly, to fund any activities or business of or with, or operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity in violation of any applicable U.S. economic sanctions Laws, or in any manner that would constitute or give rise to a violation by any party hereto of any U.S. sanctions administered by OFAC or the U.S. Department of State.

5.23 Designation as Senior Debt. The First Lien Obligations constitute “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of the Borrower or any Guarantor, including any Subordinated Indebtedness, which contains such designation.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other First Lien Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements and Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) on or prior to the date that a Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC (if the Borrower were subject to the rules and regulations of the SEC as a non-accelerated filer), giving effect to any extension available or granted thereunder for the filing of such form, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date, (B) any actual or potential inability to satisfy any financial covenants or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) on or prior to the date that a Form 10-Q of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC (if the Borrower were subject to the rules and regulations of the SEC as a non-accelerated filer), giving effect to any extension available or granted thereunder for the filing of such form, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c) [Reserved];

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Borrower (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material U.S. registered patents, trademarks or copyrights acquired or developed by any Loan Party since the date of the most recent report delivered pursuant to this clause (d) (or, in the case of the first such report so delivered, since the Closing Date), (iv) to the extent not previously disclosed to the Administrative Agent, a list of any material trademarks for which a “Statement of Use” or “Amendment to Allege Use” has been filed with the United States Patent and Trademark Office since the date of the most recent report delivered pursuant to this clause (d) (or, in the case of the first such report so delivered, since the Closing Date) and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) to the extent that Holdings is not engaged in any material business or activity, and does not, other than with respect to the Borrower and its Subsidiaries, own any assets or have any subsidiaries or have revenues (whether from any business or activity of Holdings or its subsidiaries (other than the Borrower and its Subsidiaries)), the delivery of consolidated financial statements of Holdings and its Subsidiaries in a manner consistent with that described in paragraphs (a) or (b) of this Section 6.01 will satisfy the requirements of such paragraphs with respect to the delivery of consolidated financial statements of the Borrower and its Subsidiaries; provided that, that in the event that Holdings is engaged in any material business or activity or, other than with respect to the Borrower and its Subsidiaries, owns any assets or has any subsidiaries or has any revenues from any business or activity (other than the Borrower and its Subsidiaries), then the Borrower shall provide consolidated financial statements for Holdings in a manner consistent with that described in paragraphs (a) and (b) of this Section 6.01 and information sufficient, in the Administrative Agent’s reasonable judgment, to reconcile the consolidated financial statements of Holdings with the consolidated financial information of the Borrower;

(f) prior to a Qualifying IPO, as soon as available but in any event no later than the delivery of financial statements pursuant to clause (a) above, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent; and

(g) copies of any notice of default under the ABL Facility or the Junior Lien Indenture.

The Borrower hereby authorizes the Administrative Agent to make the financial statements to be provided under Section 6.01(a) and (b) above, along with the Loan Documents, available to Public Lenders. The Borrower will not affirmatively request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies (which may be submitted electronically, including via e-mail) of the Compliance Certificates required by clause (d) of this Section 6.01 to the Administrative Agent.

6.02 [Reserved].

6.03 Notices of Material Events. Promptly notify the Administrative Agent and each Lender written notice of the following:

(a) the occurrence of any Default; and

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect arising out of or resulting from (i) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (ii) the commencement of, or any development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, pursuant to any applicable Environmental Laws or otherwise relating to any Hazardous Material or in respect of IP Rights, or (iii) the occurrence of any ERISA Event, either alone or together with all other ERISA Events; and

(c) any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Taxes. Pay, discharge or otherwise satisfy all its obligations and liabilities in respect of Taxes before the same shall become delinquent or in default, except (i) where the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary, or (ii) to the extent the failure to pay or discharge the same would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent a failure to comply with this Section 6.05 would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in any Similar Business.

6.06 Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain, with insurance companies that the Borrower believes to be financially sound and reputable, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons of established reputation engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries, all as the Borrower shall reasonably determine) as are customarily carried under similar circumstances by such other Persons. Within forty-five (45) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), (x) each general liability, umbrella liability and commercial excess liability policy of insurance shall name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (y) each casualty and property insurance policy shall contain a lender’s loss payable clause or endorsement that names Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee and mortgagee thereunder.

6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and Permits and duly observe all requirements of any foreign, federal, state or local Governmental Authority, in each case, applicable to it or to its business or property, except if the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, the Administrative Agent and the Collateral Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or the Collateral Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes nonfinancial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure is prohibited or restricted by applicable Law or binding agreement, or (iii) that is subject to attorney client privilege or constitutes attorney work product. The Administrative Agent and the Collateral Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11 Use of Proceeds. Use the proceeds of the Term Borrowings on the Closing Date, together with the proceeds of the Junior Lien Notes, solely to consummate the Transactions (including the payment of costs, fees and expenses). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the FRB, including Regulations T, U and X.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct Restricted Subsidiary (other than an Excluded Subsidiary) by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary and (iii) any voluntary election pursuant to clause (iv) of the definition of “Guarantors” shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Assets,” as defined in the Security Agreement) or acquisition of any Material Real Property by any Loan Party, which Material Real Property or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of such a Restricted Subsidiary (other than an Excluded Subsidiary), within sixty (60) days after such formation or acquisition or such longer period as the Administrative Agent may reasonably agree, (A) cause each such Restricted Subsidiary that is not an Excluded Subsidiary, to duly execute and deliver to the Administrative Agent and the Collateral Agent a Guaranty or Guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, Guaranteeing the other Loan Parties’ obligations under the Loan Documents and (B) (if not already so delivered) deliver certificates representing the Equity Interests of such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Collateral of such Subsidiary indorsed in blank to the Collateral Agent, together with supplements to the Security Agreement (and, if applicable, supplements to the other Collateral Documents) with respect to the pledge of any Equity Interests or Indebtedness and other assets of such Restricted Subsidiary in accordance with the Security Agreement, Intellectual Property Security Agreement and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreement and the other Collateral Documents), securing payment of all the First Lien Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting perfected Liens on all such properties;

(ii) within sixty (60) days (or one hundred fifty (150) days with respect to the Mortgages and other related deliverables for any Material Real Property) after such formation or acquisition, or such longer period as the Administrative Agent may reasonably agree, duly execute and deliver, and cause each such Restricted Subsidiary (other than an Excluded Subsidiary) to duly execute and deliver, to the Administrative Agent and the Collateral Agent, Mortgages (with respect to Material Real Properties only) and, to the extent required by the Collateral Documents, other agreements, documents and instruments as specified by and in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, securing payment of all the First Lien Obligations of the applicable Loan Party, as the case may be, under the Loan Documents and constituting Liens on all such properties;

(iii) within sixty (60) days (or one hundred fifty (150) days with respect to the Mortgages and other related deliverables for any Material Real Property) after such formation or acquisition, or such longer period as the Administrative Agent may reasonably agree, take, and cause such Restricted Subsidiary (other than an Excluded Subsidiary) to take, to the extent required by the Collateral Documents, whatever additional action (including, without limitation, the delivery of Mortgages with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens (to the extent required by the Collateral Documents) on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;

(iv) as promptly as practicable (but in any event no later than one hundred fifty (150) days after such formation or acquisition, or such longer period as the Administrative Agent may reasonably agree), deliver to the Administrative Agent with respect to each Material Real Property acquired by a Loan Party but not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, fully paid title insurance policies (or commitment to issue such a policy having the effect of a loan policy of title insurance) in form and substance reasonably satisfactory to the Collateral Agent, insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first priority mortgage, free and clear of all defects and encumbrances other than Permitted Liens with endorsements (other than endorsements requiring a survey or survey update) and in an amount reasonably acceptable to the Collateral Agent (not to exceed the fair market value of each Material Real Property covered thereby) (a “Mortgage Policy”), any existing survey, and existing, non-privileged and environmental assessment reports to the extent available and in the possession and control of any Loan Party, and opinions of local counsel to the applicable Loan Party in states in which the applicable Mortgaged Property is located, with respect to the enforceability of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and

(v) at any time and from time to time, but subject to the limitations in the Collateral Documents, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such Guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents.

(b) Notwithstanding the foregoing, the Collateral Agent shall not take a security interest in those assets as to which the Borrower and the Administrative Agent shall determine, in their reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax or cost of surveys or title insurance) are excessive in relation to the benefit to the Lenders of the security afforded thereby. Further, the Borrower or the applicable Guarantor shall (i) only be required to take ministerial actions to cure defects in title to the extent necessary to obtain a valid Mortgage and Mortgage Policy, but will not be required to pay more than de minimis fees and expenses to cure any title defects and (ii) will not be required to pay more than $300,000 for the procurement of Mortgage Policies for any Material Real Property.

(c) For the avoidance of doubt, changes in organization of a Loan Party or any of its Restricted Subsidiaries (such as conversion of a corporation into a limited liability company) shall not constitute a formation or acquisition of a Restricted Subsidiary; provided that within thirty (30) days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) such converted entity shall deliver such instruments and documents (including Uniform Commercial Code financing statements and affirmation of its obligations under the Loan Documents) and take all such other action as the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in preserving the continuing validity and perfection of the Collateral Agent’s Lien on the Collateral owned by (or, in the case of Equity Interests of such Person included in the Collateral, issued by) such Person.

(d) No later than ten (10) days prior to the date on which any Mortgage with respect to a Material Real Property is delivered pursuant to this Agreement (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), a completed standard “life of loan” flood hazard determination form.

6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and make all reasonable efforts to cause all lessees operating or occupying its owned, leased or operated properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and owned, leased or operated properties; and (c) conduct any investigation, remediation or other response action necessary to address any Environmental Release of Hazardous Materials at any of its owned, leased or operated properties, to the extent required by, and in accordance with, applicable Environmental Laws; in each case, except in such instances in which such requirement to comply, obtain and renew, or conduct investigation, remediation or other response action is being contested in good faith by appropriate proceedings diligently conducted.

6.14 Further Assurances, Post Closing Obligations. (a) Promptly upon request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) subject to the limitations set forth in this Agreement and the other Loan Documents, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

(b) Promptly (and in any event within time periods (or such longer time as the Administrative Agent shall reasonably agree) specified in Schedule 6.14) comply with post-closing obligations set forth on Schedule 6.14.

6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain a public credit rating of the Term Facility from each of S&P and Moody’s, a public corporate family rating of Holdings or the Borrower from Moody’s and a public corporate credit rating of Holdings or the Borrower from S&P (but, in each case, not any specific credit rating).

6.16 Conference Calls. Not later than twenty (20) days after the delivery of the financial statements pursuant to Section 6.01(a) or (b), hold, at the request of the Administrative Agent a telephonic conference call with all Lenders who choose to attend such conference call, on which conference call shall be reviewed the financial results and the financial condition of the Borrower and its Restricted Subsidiaries for, and as of the last day of, such fiscal year; it being understood that only one such call shall be held per calendar quarter, and that such call may include holders of the Junior Lien Notes or any Indebtedness incurred to refinance the Junior Lien Notes (in whole or in part).

6.17 Collateral Account. Not later than ninety (90) days following the Closing Date or such longer period as the Administrative Agent may agree, the Borrower shall established with the Collateral Agent and, at all times thereafter until this Agreement is terminated, there shall be maintained a deposit account subject to control (within the meaning of the Uniform Commercial Code) of the Administrative Agent (the “Collateral Account”). Each relevant Loan Party shall deposit the Net Cash Proceeds from any Asset Sale or Event of Loss of Term Priority Collateral in excess of $10,000,000 required to be applied to mandatory prepayments pursuant to Section 2.03(b) or otherwise required to be so deposited pursuant to Section 2.03(b) into a Collateral Account (unless and until such amounts have actually been applied to repay Term Loans and/or reinvested pursuant to, and in accordance with the requirements of, Section 2.03(b), or otherwise applied for a purpose not prohibited by this Agreement, as applicable).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other First Lien Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, (A) (except with respect to Section 7.15) the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly and (B) (with respect to Section 7.15) Holdings shall not:

7.01 Liens. (a) . (a) Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on the Collateral except Permitted Liens.

(b) Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any asset or property of the Borrower or any Subsidiary Guarantor that does not constitute Collateral now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless (x) such Lien is a Permitted Lien or (y) (1) in the case of any Lien securing Subordinated Indebtedness, the First Lien Obligations

are secured by a Lien on such property or assets that is senior in priority to such Lien and (2) in all other cases, the First Lien Obligations are secured equally and ratably with (or prior to) the obligations secured by such Lien; provided that any Lien which is granted to secure the First Lien Obligations under this clause (b) shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the First Lien Obligations.

7.02 Sale and Lease-Back Transactions.

Enter into any Sale and Lease-Back Transaction with respect to any property unless:

(1) the Borrower or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 7.03 and (B) create a Lien on such property securing such Attributable Debt pursuant to Section 7.01; and

(2) the Borrower applies the proceeds of such transaction in compliance with Section 2.03(b).

7.03 Indebtedness. (a) (i) Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), (ii) issue any shares of Disqualified Stock of the Borrower and (iii) permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01(a) or (b) preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of (x) $125,000,000 and (y) 4.5% of Consolidated Total Assets at any one time outstanding.

(b) The foregoing limitations shall not apply to any of the following items (collectively, “Permitted Debt”):

(i) Indebtedness in respect of (A) the First Lien Obligations, (B) the ABL Obligations; provided that immediately after giving Pro Forma Effect to any such incurrence (including pro forma application of the net proceeds therefrom), the aggregate principal amount of all Indebtedness incurred under this subclause (B) shall not exceed the greater of (x) $750,000,000 less the aggregate amount of any ABL Obligations retired with Net Cash Proceeds from any Asset Sale applied to permanently reduce outstanding amounts (and, if the Indebtedness repaid is a revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) under the ABL Facility and (y) the sum of (i) 90% of the net book value of accounts receivable of the Borrower and its Restricted Subsidiaries and (ii) 90% of the net book value of inventory of the Borrower and its Restricted Subsidiaries (with accounts receivable and inventory calculated on the basis that all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Borrower and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a Pro Forma Basis with such calculations made in good faith by a Responsible Officer of the Borrower), and (C) the Junior Lien Notes issued on the Closing Date in an aggregate amount at any one time outstanding under this clause (C) (including any Refinancing Indebtedness) not to exceed $400,000,000, plus any amounts of interest, fees, premiums, expenses and indemnification obligations relating to the Indebtedness described in this clause (C);

(ii) Indebtedness incurred by a Loan Party constituting Permitted Other Indebtedness;

(iii) Indebtedness constituting Specified Refinancing Debt;

(iv) Indebtedness existing on the Closing Date (other than Indebtedness described in clause (i) of this Section 7.03(b));

(v) Indebtedness (including Financing Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries, to finance or refinance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Leaseback Transactions) of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $175,000,000 and (y) 6.0% of Consolidated Total Assets at any one time outstanding;

(vi) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vii) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that:

(A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (vii)(A)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(viii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the First Lien Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that (A) if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the Guaranty of such Subsidiary Guarantor and (B) if a Restricted Subsidiary that is not a Subsidiary Guarantor incurs such Indebtedness to a Loan Party, such Investment is a Permitted Investment or otherwise permitted by Section 7.06; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(x) Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that if a Restricted Subsidiary that is not a Subsidiary Guarantor issues such Preferred Stock to a Loan Party, such Investment is a Permitted Investment or otherwise permitted by Section 7.06; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(xi) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(xii) Indebtedness and obligations in respect of (x) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business, (y) deferred compensation or other similar arrangements incurred by the Borrower or any of its Restricted Subsidiaries and (z) the financing of insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(xiii) (x) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement;

(xiv) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew, defease or retire any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 7.03(a) and clauses (i)(C) (subject to the limitations set forth therein), (ii), (iii) and (iv) above, this clause (xiv), and clauses (xv) and (xxi)(B) below of this Section 7.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew, defease or retire such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (xiv)(A), has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed, defeased or retired or (y) the Latest Maturity Date of all Term Loans then in effect;

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Term Loans, such Refinancing Indebtedness is subordinated in right of payment to the Term Loans at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xv) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that either

(A) after giving effect to such acquisition or merger, either:

(1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or

(2) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(B) such Indebtedness, Disqualified Stock or Preferred Stock (i) is not Secured Indebtedness (or is secured by Liens on the Collateral ranking junior to the Liens securing the First Lien Obligations and that is subject to the First Lien/Junior Lien Intercreditor Agreement) and is Subordinated Indebtedness with then current customary subordination terms, as determined by the Borrower in good faith, (ii) is not incurred while a Default exists and no Default shall result therefrom, (iii) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the Latest Maturity Date of all Term Loans then in effect, (iv) is incurred by the Borrower or a Subsidiary Guarantor and (v) in the case of sub-clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(xvii) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit issued pursuant to the ABL Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(xviii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xviii) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xviii) and then outstanding (including any such Refinancing Indebtedness) does not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xviii) shall cease to be deemed incurred or outstanding for purposes of this clause (xviii) but shall be deemed incurred pursuant to Section 7.03(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.03(a) without reliance on this clause (xviii));

(xix) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, does not exceed the greater of (x) $100,000,000 and (y) 3.5% of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred pursuant to Section 7.03(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.03(a) without reliance on this clause (xix));

(xx) Indebtedness issued by the Borrower or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent Borrower of the Borrower to the extent described in Section 7.06(b)(iv);

(xxi) Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxi) and then outstanding, does not at any one time outstanding exceed the sum of:

(A) the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxi) shall cease to be deemed incurred or outstanding for purposes of this clause (xxi) but shall be deemed incurred pursuant to Section 7.03(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.03(a) without reliance on this clause (xxi)); plus

(B) the net cash proceeds received by the Borrower since after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 7.06(a)(iv)(C)(2) and (3) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 7.06(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and

(xxii) Attributable Debt incurred by the Borrower or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxii), provided that the aggregate amount of Attributable Debt incurred under this clause (xxii) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets.

(c) For purposes of determining compliance with this Section 7.03:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxii) of Section 7.03(b) or is entitled to be incurred pursuant to Section 7.03(a), the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify (based on circumstances existing at the time of such reclassification), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such

Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under (i) the Loan Documents on the Closing Date shall be deemed to have been incurred on such date in reliance on the exception in clause (i)(A) of Section 7.03(b) and may not be reclassified, (ii) the ABL Facility on the Closing Date shall be deemed to have been incurred on such date in reliance on the exception in clause (i)(B) of Section 7.03(b) and may not be reclassified and (iii) the Junior Lien Notes issued on the Closing Date shall be deemed to have been incurred on such date in reliance on the exception in clause (i)(C) of Section 7.03(b) and may not be reclassified;

(ii) at the time of incurrence, the Borrower shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.03(a) and (b) without giving Pro Forma Effect to the Indebtedness incurred pursuant to Section 7.03(b) when calculating the amount of Indebtedness that may be incurred pursuant to Section 7.03(a);

(iii) with respect to Indebtedness incurred under the ABL Facility, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions under the ABL Facility that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of Section 7.03 to have been incurred on the date such Indebtedness was first incurred and not on the date of any subsequent reborrowing thereof; and

(iv) the ABL Facility and the Junior Lien Notes may be refinanced at any time if such refinancing does not exceed the greater of (i) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to the applicable sub-clause in clause (i) of Section 7.03(b) and (ii) the aggregate principal amount of the facility being refinanced (together with any premiums or fees associated with such refinancing) and, in the case of a refinancing of Indebtedness outstanding under the ABL Facility or the Junior Lien Notes on the Closing Date, such refinancing shall be treated for all purposes as incurred under such clause (i)(B) or (i)(C), as applicable, of Section 7.03(b).

(d) The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.03.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Borrower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.04 Fundamental Changes.

(a) With respect to the Borrower, consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is (i) a corporation or (ii) a limited partnership, a limited liability company or similar entity, in each case organized or existing under the Laws of the United States of America, any state thereof, or the District of Columbia (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(ii) the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement, and the Loan Documents pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving Pro Forma Effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) of this Agreement; or

(B) the Fixed Charge Coverage Ratio for the Successor Borrower and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case Section 7.04(a)(ii) shall apply, shall have confirmed that its Guaranty shall apply to such Person’s obligations under this Agreement and the other Loan Documents;

(vi) the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower and an opinion of counsel stating that such consolidation, merger or transfer comply with this Agreement;

(vii) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Successor Borrower are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Borrower shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the First Priority Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such First Priority Lien is perfected to the extent required by the Collateral Documents; and

(viii) the Collateral owned by or transferred to the Successor Borrower shall (a) continue to constitute Collateral under this Agreement and the Collateral Documents, (b) be subject to the First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Permitted Liens.

(b) Notwithstanding clause (a)(iii) or (a)(iv) above,

(i) any Restricted Subsidiary may consolidate with, liquidate or dissolve into, merge into or transfer all or part of its properties and assets to, the Borrower; and

(ii) the Borrower may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating the Borrower in another state of the United States of America, or the District of Columbia, so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.

The foregoing covenant shall not apply to any sale, assignment, transfer, lease, conveyance, consolidation, merger, wind up or other disposition of assets between or among the Borrower and the Subsidiary Guarantors; provided, however, that a Subsidiary Guarantor that is a transferee under this provision may not subsequently release its Guaranty unless such Subsidiary Guarantor has consolidated with or merged into the Borrower.

(c) Subject to Section 9.11, each Subsidiary Guarantor shall not, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless either (X):

(i) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation, merger or wind up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation, a limited partnership, a limited liability company or similar entity organized or existing under the Laws of the United States of America, any state thereof, or the District of Columbia, (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and the other Loan Documents, pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) to the extent any assets of the Subsidiary Guarantor which is merged, consolidated or amalgamated with or into the Successor Person are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the First Priority Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such First Priority Lien is perfected to the extent required by the Collateral Documents; and

(v) the Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under this Agreement and the Collateral Documents, (ii) be subject to the First Priority Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the notes, and (iii) not be subject to any Lien other than Permitted Liens;

or (Y) the transaction is made in compliance with Section 7.05 of this Agreement.

Notwithstanding the foregoing, (i) any Subsidiary Guarantor may consolidate with, liquidate, or dissolve into, merge into or transfer all or part of its properties and assets to, or merge with or into, or wind up into, another Subsidiary Guarantor or the Borrower and (ii) any Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or similar entity or a trust organized under the Laws of the jurisdiction of organization of such Subsidiary Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower (other than to the Borrower or a Subsidiary Guarantor in compliance with this Agreement), which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

7.05 Dispositions.

(a) Cause, make or suffer to exist an Asset Sale, unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of (notwithstanding the foregoing, the consideration received by the Borrower or any of its Restricted Subsidiaries from sales, transfers and other dispositions of Investments in other joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements, shall, in each case, be deemed to be fair market value for purposes of this Section 7.05(a)(i); and

(ii) except in the case of a Permitted Asset Swap, at least 80% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (such 80% of consideration, the “Minimum Cash Consideration”) ; provided that the amount of

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Term Loans, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) or are otherwise extinguished by the transferee in connection with such Asset Sale and for which the Borrower or such Restricted Subsidiary has been validly released by all creditors in writing,

(B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents within 180 days following the closing of such Asset Sale and

(C) any Designated Noncash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that has not previously been converted to cash, not to exceed the greater of (x) $100,000,000 and (y) 3.5% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be cash or Cash Equivalents for purposes of this clause (ii) and for no other purpose.

7.06 Restricted Payments.

(a) Directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or Material Junior Lien Obligations, other than:

(A) Indebtedness permitted under Sections 7.03(b)(viii) and (ix) of this Agreement; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness or Material Junior Lien Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iii) above and this clause (iv) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 7.03(a); and

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date pursuant to this Section 7.06(a) or clauses (i), (vii) and (ix) of Section 7.06(b) (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to Section 7.06(b)), is less than the sum, without duplication, of:

(1) if positive, 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b), plus

(2) 100% of the aggregate net cash proceeds received by the Borrower after the Closing Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to Section 7.03(b)(xxi)(B) of this Agreement) from the issue or sale of:

(x) (i) Equity Interests of the Borrower, including Retired Equity Interests (as defined below), but excluding cash proceeds received from the sale of Equity Interests to any future, present or former employees, directors, managers or consultants of the Borrower, any direct or indirect parent Borrower of the Borrower or any of the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.03(b)(iv); and (ii) to the extent actually contributed to the Borrower, Equity Interests of the Borrower’s direct or indirect parent companies; or

(y) debt securities constituting Secured Indebtedness of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower;

provided that this clause (2) shall not include the proceeds from (a) Equity Interests of the Borrower or debt securities of the Borrower constituting Secured Indebtedness that have been converted into or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be or (b) Disqualified Stock or debt securities constituting Secured Indebtedness that have been converted into or exchanged for Disqualified Stock, plus

(3) 100% of the aggregate amount of cash contributed to the capital of the Borrower after the Closing Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to Section 7.03(b)(xxi)(B)), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash after the Closing Date by means of the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments (other than Investments in Unrestricted Subsidiaries) made by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments (other than Investments in Unrestricted Subsidiaries) from the Borrower or any Restricted Subsidiary and repayments to the Borrower or a Restricted Subsidiary of loans or advances that constitute Restricted Investments (other than Investments in Unrestricted Subsidiaries).

(b) The foregoing provisions shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Equity Interests”) or Subordinated Indebtedness of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (in each case, other than any Disqualified Stock);

(iii) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with Section 7.03 of this Agreement so long as:

(A) the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such Indebtedness is subordinated to the First Lien Obligations at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (C), such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) the Latest Maturity Date of all Term Loans then in effect; and

(D) other than customary bridge facilities that roll, subject only to customary conditions, into long-term Indebtedness that satisfies the requirements of this clause (D), such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) the Latest Maturity Date of all Term Loans then in effect;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year the greater of (x) $15,000,000 and (y) 0.50% of Consolidated Total Assets (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of the greater of (x) $30,000,000 and (y) 1.0% of Consolidated Total Assets in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the sum of:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iv)(C) of Section 7.06(a), plus

(B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less

(C) the amount of any Restricted Payments previously made pursuant to sub-clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management, directors, managers or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 7.03 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vii) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8;

(viii) the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent company in amounts required for the Borrower’s direct or indirect parent companies to pay:

(A) franchise Taxes, and other fees, Taxes and expenses, required to maintain their corporate existence;

(B) consolidated, combined or similar federal, state, local and non-U.S. income Taxes of any direct or indirect parent company, to the extent such income Taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such Taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of the Borrower (including indemnification claims made by directors or officers of any direct or indirect parent company of the Borrower) to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Borrower; and

(F) any non-cash “deemed dividend” resulting from a parent company offsetting income against losses of the Borrower which does not involve any cash distribution by the Borrower;

(ix) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events related to any Change of Control or Asset Sale;

(x) distributions or payments of Receivables Fees;

(xi) Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (xi) and then outstanding does not exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets;

(xii) [Reserved];

(xiii) [Reserved];

(xiv) at any time when the Total Net Leverage Ratio of the Borrower as of the end of each of the last four prior consecutive fiscal quarters for which financial statements of the Borrower have been delivered pursuant to Section 6.1(a) or (b) did not exceed 3.50 to 1.00, the Borrower may make Restricted Payments in such amounts and at such times as the Borrower may determine; provided that, immediately after making any such Restricted Payment, the Total Net Leverage Ratio of the Borrower would not exceed 3.50 to 1.00, calculated as of the end of such four consecutive fiscal quarters on a Pro Forma Basis after making any such Restricted Payment and giving effect to the incurrence of any Indebtedness to finance such payment (incorporating such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” with such calculations made in good faith by a responsible financial or accounting officer of the Borrower); and

(xv) prepayments of Junior Lien Obligations with Declined Amounts and Specified Asset Sale Proceeds;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (xi) or (xiv), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) In determining whether any Restricted Payment is permitted by this Section 7.06, the Borrower and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xv) of Section 7.06(b) or among such categories and the types of Restricted Payments described in Section 7.06(a) (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 7.06 and provided, further, that the Borrower and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 7.06 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 7.06 to which such Restricted Payment or Permitted Investment has been reclassified.

Notwithstanding anything to the contrary, the Borrower will not, and will not permit any Restricted Subsidiary, directly or indirectly, to pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, or purchase, redeem, defease or otherwise acquire or retire for value any 6% Senior Subordinated

Exchangeable Notes or Equity Interest of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation by means of (A) making a Restricted Payment pursuant to Section 7.06(b)(xi) above or (B) making a Restricted Payment (i) in accordance with Section 7.06(a), (ii) pursuant to Sections 7.06(b)(i) or (vii) or (iii) using clause (p) of the definition of “Permitted Investments,” in each case in this clause (B), unless immediately after making any such Restricted Payment, the Total Net Leverage Ratio of the Company would not exceed 5.00 to 1.00, calculated as of the end of the last four prior consecutive fiscal quarters for which financial statements of the Borrower have been delivered pursuant to Section 6.01(a) or (b) on a Pro Forma Basis after making any such Restricted Payment and giving effect to the incurrence of any Indebtedness to finance such payment (incorporating such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” with such calculations made in good faith by a responsible financial or accounting officer of the Borrower).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

7.08 Transactions with Affiliates. (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in a certificate of a Responsible Officer of the Borrower certifying that such Affiliate Transaction complies with clause (a) above.

(b) The foregoing provisions shall not apply to the following:

(i) transactions between or among the Borrower or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) Restricted Payments permitted by Section 7.06 and the definition of Permitted Investments;

(iii) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Borrower, Holdings or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Borrower (or a parent company thereof) in good faith;

(iv) the payment of reasonable and customary fees and reimbursements paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;

(v) payments by the Borrower or any Restricted Subsidiary to the Sponsors or any Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and any customary indemnities related thereto, which payments are approved by a majority of the members of the Board of Directors of the Borrower (or a parent company thereof) in good faith;

(vi) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.08(a);

(vii) payments or loans (or cancellations of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by the Borrower (or a parent company thereof) in good faith;

(viii) any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not materially disadvantageous (taken as a whole) to the Lenders in any material respect (taken as a whole) as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower in good faith, as evidenced by a certificate of a Responsible Officer of the Borrower);

(ix) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the terms of the original agreement in effect on the Closing Date as reasonably determined in good faith by the Borrower;

(x) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements), in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower (or a parent company thereof), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, manager, officer, employee or consultant of the Borrower or any direct or indirect parent company thereof;

(xii) transactions with an Issue Date Unrestricted Subsidiary;

(xiii) investments by the Sponsors and the Co-Investors in newly-issued securities of the Borrower or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than such investor’s pro rata share (based on its holdings of the common equity of Holdings) of the proposed or outstanding issue amount of such new class of securities;

(xiv) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xv) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; provided, however, that with regard to an issue of indebtedness of the Borrower or any of its Subsidiaries, such Affiliate holds no more than 15% of such issue;

(xvi) any transaction in which the only consideration paid by the Borrower or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Borrower;

(xvii) transactions with any joint venture engaged in a Similar Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Borrower, its Restricted Subsidiaries and Persons that are not Affiliates of the Borrower;

(xviii) any merger, consolidation or reorganization of the Borrower with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a new jurisdiction;

(xix) any agreement that provides customary registration rights to the equityholders of the Borrower or any parent of the Borrower and the performance of such agreements; and

(xx) transactions between the Borrower or any Restricted Subsidiary and any person that is an Affiliate of the Borrower or any Restricted Subsidiary solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided that such director abstains from voting as a director of the Borrower or any direct or indirect parent, as the case may be, on any matter involving such other Person.

7.09 Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary; or

(iii) make loans or advances to the Borrower or any Restricted Subsidiary; or

(b) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the ABL Facility, the Junior Lien Documents and, in each case, the related documentation (including security documents and intercreditor agreements, including the Intercreditor Agreements), Hedging Obligations and the 6% Senior Subordinated Exchangeable Debt Documents;

(ii) this Agreement, Permitted Other Indebtedness, Specified Refinancing Debt, any refinancing of the Junior Lien Notes and the guarantees and, in each case, the related documentation (including security documents and intercreditor agreements, including the Intercreditor Agreements);

(iii) purchase money obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions of the nature discussed in clause (b) above on the property so acquired;

(iv) applicable Law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.03 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Closing Date pursuant to Section 7.03;

(x) customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(xi) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(xii) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Closing Date, such restrictions are necessary or advisable, in the good faith determination of the Borrower or the Holdings, to effect such Receivables Facility;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower or the Holdings, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Closing Date.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB), (b) to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (c) solely with respect to borrowings on the Closing Date, other than pursuant to and in accordance with Section 6.11.

7.11 [Reserved].

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in a manner that, in light of any then existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after such amendments; it being understood and agreed that changes in organization of the Borrower or any of its Restricted Subsidiaries (such as conversion of a corporation into a limited liability company) shall be permitted; provided that the Borrower and its Restricted Subsidiaries shall comply with the provisions of Sections 6.12 and 6.14 with respect to such changes in organization (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least four (4) Business Days prior to any such modification or change, together with a reasonably detailed description of the material terms and conditions of such modification or change or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause, shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such four (4) Business Day period).

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) in the case of the Borrower only, fiscal year.

7.14 Modifications of Certain Debt Instruments. Amend, modify or change any Junior Financing Documentation in any manner that, in light of an then existing circumstances, a Material Adverse Effect would be reasonably likely to exist or results after such amendments, modification or change to any Junior Financing Documentation (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least four (4) Business Days prior to any such modification or change, together with a reasonably detailed description of the material terms and conditions of such modification or change or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause, shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such four (4) Business Day period).

7.15 Holding Companies. In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower and the performance of the Loan Documents, the ABL Facility Documents, the Junior Lien Note Documents, any Permitted Other Indebtedness, any Specified Refinancing Debt or any Refinancing Indebtedness in respect of the Junior Lien Notes, (ii) incur or guarantee any Indebtedness or issue any Disqualified Equity Interest or Preferred Stock (but only to the extent such Indebtedness would be permitted to be incurred or guaranteed, or such Disqualified Stock or Preferred Stock would be permitted to be issued, by the Borrower and its Restricted Subsidiaries under Section 7.03), (iii) create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document, any ABL Facility Document or any Junior Lien Note Document, Permitted Other Indebtedness Liens, or non-consensual Liens arising solely by operation of Law, or in each case any Refinancing Indebtedness in respect thereof); or (iv) make any Investments (other than (x) Investments in the Borrower or its Restricted Subsidiaries (including any temporary Investments to facilitate Permitted Acquisitions and other Investments permitted by any Loan Document) or (y) Investments of the type permitted by any Loan Document).

Nothing in this Section 7.15 shall prevent Holdings from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Transactions, (iii) any offering or sale of its common stock or any other issuance or sale of its Equity Interests including Equity Interests of its direct or indirect parent company (other than Disqualified Stock), (iv) making Restricted Payments or Dispositions (other than Dispositions of the Equity Interests of the Borrower), (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vi) holding any cash and Cash Equivalents    (but not operating any property) and establishing and maintaining bank accounts, (vii) providing indemnification to officers, managers and directors, (viii) any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders, (ix) entering into employment arrangements with officers and directors, (x) guaranteeing ordinary course obligations incurred by any of its Subsidiaries or the Borrower and (xi) any activities incidental to the foregoing.

7.16 OFAC; USA Patriot Act; Anti-Corruption Laws. No Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries to, fail to comply in any material respects with the Laws, regulations and executive orders referred to in Section 5.20, 5.21 or 5.22. No Loan Party or Restricted Subsidiary, nor to the knowledge of the Borrower, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any Restricted Subsidiary, will use the proceeds of any Loan, directly, or to the knowledge of the Borrower, indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any applicable anti-corruption Laws, or otherwise for any action that would result in a violation of any applicable anti-corruption Laws. Furthermore, the Loan Parties will not, directly, or to their knowledge indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person or Sanctioned Entity in violation of any applicable U.S. economic sanctions laws, or in any other manner that will result in a violation by any Person participating in the transaction of any applicable U.S. economic sanctions Laws, executive orders or implementing regulations.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default under this agreement (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Term Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent or the Collateral Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) Indebtedness under the ABL Facility or the Junior Lien Notes or (y) any other Indebtedness (other than Indebtedness hereunder or under the ABL Facility or the Junior Lien Indenture) having (in the case of this clause (y)) an aggregate principal amount of more than the Threshold Amount (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and which is not as a result of any default thereunder by any Loan Party or any Restricted Subsidiary), (B) fails to observe or perform any other agreement or condition relating to any Indebtedness referred to in clause (e)(i)(A) (other than the Indebtedness under the ABL Facility or Junior Lien Indenture), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, provided that this clause (e)(i)(B) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02, or (C) fails to observe or perform any agreement or condition relating to the Indebtedness under the ABL Facility or the Junior Lien Indenture, or any other event occurs, the effect of which default or other event is to cause the Indebtedness under the ABL Facility or the Junior Lien Indenture to become due prior to its stated maturity and such default or other event is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries that is not an Immaterial Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary that is not an Immaterial Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by an indemnification obligation or independent third-party insurance as to which the indemnifying party or the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise (including discharge thereof), is not in effect; or

(i) ERISA. (i) An ERISA Event occurs, either alone or together with all other ERISA Events, with respect to a Pension Plan, Multiemployer Plan or Foreign Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the First Lien Obligations, ceases to be in full force and effect in any material respect; or any Loan Party contests in writing the validity or enforceability in any material respect of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the First Lien Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document, in each case, in any material respect; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien on and security interest in any material portion of the Collateral covered thereby with the priority required by the Intercreditor Agreements, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14 or results from the failure of the Collateral Agent to file continuation statements or to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Immaterial Subsidiary (provided, however, that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans shall automatically terminate and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 [Reserved].

8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the First Lien Obligations shall, subject to the provisions of Section 2.13 and the prior payment and distribution of the proceeds of the ABL Priority Collateral to the ABL Facility Collateral Agent (for distribution in accordance with the ABL Facility Documents) in accordance with the ABL Intercreditor Agreement, be applied by the Collateral Agent in the following order:

First, to payment of that portion of the First Lien Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the First Lien Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the First Lien Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the First Lien Obligations constituting unpaid principal of the Term Loans and First Lien Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of all other First Lien Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such First Lien Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date;

Sixth, to the Junior Lien Collateral Agent, to be applied in accordance with the Junior Lien Note Documents or as otherwise provided in the Intercreditor Agreements;

Seventh, to the ABL Facility Collateral Agent, to be applied in accordance with the ABL Facility Documents or as otherwise provided in the Intercreditor Agreements; and

Last, the balance, if any, after all of the First Lien Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding anything herein to the contrary, the Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the First Lien Obligations otherwise set forth above in this Section 8.04.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Delegation of Duties. The Administrative Agent or the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. None of the Administrative Agent or the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of its own gross negligence or willful misconduct to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction.

9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent-Related Person shall be responsible to any Lender or Participant for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or Participants or by or on behalf of the Borrower or any of its Subsidiaries to the Agent-Related Person or any Lender or Participant or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default. No Agent-Related Person shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent-Related Person be responsible or liable to any creditors for any failure to monitor or maintain any portion of the Collateral.

9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, email message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or group of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such other number or group of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In no event shall any Agent be required to take any action (or omit to take any action) that, in its opinion or the opinion of its counsel, may expose any Agent to liability, or that is contrary to the terms of any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default. None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the applicable Lenders, unless it shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Each of the Administrative Agent and the Collateral Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (or such other number or group of Lenders as may be expressly required hereby in any instance) in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own bad faith, gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or group of Lenders as may be expressly required hereby in any instance) shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for such ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other First Lien Obligations and the resignation of the Administrative Agent or the Collateral Agent.

9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Term Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

9.09 Successor Agents.

(a) The Administrative Agent may resign as the Administrative Agent and the Collateral Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If an Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” and “Collateral Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and the Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective on such date and the retiring Administrative Agent may (but shall not be obligated to) with the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days), on behalf of the Lenders with the consent of the Borrower, appoint a successor Administrative Agent. If a successor Administrative Agent has not so been appointed, the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. With effect from the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent, as applicable, hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent and the Collateral Agent.

(b) Any resignation by the Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as the Collateral Agent. Upon the acceptance of a successor’s appointment as Administrative Agent, hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent and (ii) the retiring Collateral Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent or the Collateral Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other First Lien Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent or the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent or the Collateral Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the First Lien Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding, except as set forth in clause (A)(z) of the second to last paragraph of Section 10.01.

9.11 Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential or actual Hedge Banks and potential or actual Cash Management Banks) irrevocably authorizes the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all First Lien Obligations (other than (A) contingent indemnification obligations not yet accrued and payable and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) upon the release of a Guarantor from its Guaranty pursuant to clause (c) below, (iv) upon such property becoming Excluded Assets (as defined in the Security Agreement) (v) that is owned by a Person that becomes an Excluded Subsidiary under clause (i), (ii), (iv), (v), (vi) or (viii) of the definition thereof, upon such Person becoming an Excluded Subsidiary or (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (or such other number or group of Lenders as may be expressly required hereby in any instance);

(b) to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (r) (in respect of Indebtedness incurred under Sections 7.03(b)(v) of the definition of “Permitted Liens” or, in the case of subordination only, clause (i) of the definition of “Permitted Liens” in each case, to the extent required or permitted pursuant to the agreements governing such Liens; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary under clause (i), (ii), (iv), (v), (vi) or (viii) of the definition thereof, in each case, as a result of a transaction permitted hereunder; provided, that no such release shall occur if such Guarantor is an obligor or a guarantor in respect of, the ABL Obligations, the Junior Lien Obligations, Indebtedness incurred under Section 7.03(a), Permitted Other Junior Lien Indebtedness, Permitted Other First Lien Indebtedness, or any Refinancing Indebtedness in respect thereof; provided, further, that, any release of guarantee obligations as a result of the circumstances set forth in Section 9.11(a)(i) shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the First Lien Obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will, without recourse or warranty and at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, none of the Administrative Agent or the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, First Lien Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent and the Collateral Agent have received written notice of such First Lien Obligations, together with such supporting documentation as the Administrative Agent or the Collateral may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.13 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “joint bookrunner” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.14 Appointment of Supplemental Administrative Agents.

(a) Each of the Administrative Agent and the Collateral Agent is hereby authorized to appoint additional Persons selected by it in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers, privileges and duties with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 9.07 (obligating the Lenders to pay the Collateral Agent’s expenses and to indemnify the Collateral Agent) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Administrative Agent.

9.15 Withholding. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), or the Administrative Agent has paid over to the IRS applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall, within 10 days after written demand therefor, indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with any and all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority (unless such amounts have been reimbursed by any Loan Party, and without limiting or expanding the obligation of the Loan Parties to do so). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

9.16 Agency for Perfection. The Collateral Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for the Collateral Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct such Secured Party to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Secured Party (including, by its acceptance of the benefits of such Liens with respect to the Collateral, any Secured Party not party hereto) hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

9.17 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans the Term Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such “Qualified Professional Asset Manager” made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the First Lien Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Term Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Term Commitments or this Agreement.

The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Term Debt Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.18 Collateral Agent. It is understood and agreed that DB in its capacity as Collateral Agent shall have the same rights, protections, privileges, indemnities and immunities pursuant to this Article IX as DB in its capacity as Administrative Agent.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (x) the Administrative Agent and the Borrower may, with the consent of the other (and no other Person), amend, modify or supplement this Agreement and any other Loan Document to (I) cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender, (II) cause one or more Loan Documents to be internally consistent or consistent with other Loan Documents, (III) make any change that would provide any additional rights or benefits to the Lenders and/or (IV) to the extent necessary, in the reasonable judgment of the Administrative Agent, to give effect to the inclusion of additional currencies other than Dollars and (y) no such amendment, waiver or consent shall:

(a) extend or increase the Term Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Term Commitments shall not constitute an extension or increase of any Term Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Term Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, it being understood that (i) the waiver of any mandatory prepayment of the Term Loans or (ii) any change to the definition of First Lien Net Leverage Ratio or in the component definition thereof shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of “Default Rate” or any waiver of the obligation of the Borrower to pay interest at the Default Rate shall not constitute a reduction in the rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) release all or substantially all of the value of the Guaranties made by the Guarantors, without the written consent of each Lender; or

(g) change (A) Section 2.10(a), Section 2.11 or Section 8.04, in each case in a manner that would alter the pro rata sharing of payments required thereby or change the definition of “Pro Rata Share”, in each case, without the written consent of each Lender or (B) the order of application of any prepayment of Term Loans set forth in the applicable provisions of Section 2.03(a) or 2.03(b), respectively, in any manner that materially and adversely affects the Lenders under any Class of the Term Facility, without the written consent of the majority Lenders with respect to such Class determined in a manner consistent with the definition of the “Required Lenders”;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Persons providing any Specified Refinancing Debt to permit the refinancing of all or any part of outstanding Term Loans of any Class with replacement term loans in the amount of such Specified Refinancing Debt, to add such replacement term loans to this Agreement and to permit such replacement term loans and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof (such amendment, a “Specified Refinancing Debt Amendment”); (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and (vi) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower to the extent required to give effect to the provisions of Section 2.12. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Term Loans may not be extended and the principal amount of, or the rate of interest or any fees or other amounts payable on, any of its Term Loans may not be forgiven or reduced, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein:

(A) (x) any Term Loans held by a Lender that is a Non-Debt Fund Affiliate shall be excluded in the determination of any “Required Lender” votes; (y) no such Lender shall have any right to (i) attend (including by telephone) any meeting, call or discussions (or portion thereof) among an Agent, an Arranger or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by or provided to an Agent, an Arranger or any Lender or any communication by or among an Agent, an Arranger and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against an Agent (except with respect to any rights expressly retained by such Affiliated Lender under the Loan Documents, which shall not be required to be waived) or an Arranger, or (iv) receive advice of counsel to an Agent, an Arranger or any other Lender (other than counsel to the Affiliated Lenders), or challenge an Agent’s, an Arranger’s or any Lender’s attorney-client privilege and (z) each Affiliated Lender that is a Non-Debt Fund Affiliate hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that (i) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any First Lien Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar First Lien Obligations held by Lenders that are not Affiliated Lenders, (ii) the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Non-Debt Fund Affiliate and (iii) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with this clause (A) or clause (B) below;

(B) in connection with any “Required Lender” votes or Class votes with respect to any Class of Term Loans, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” or a majority of Lenders with respect to such Class have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence; and

(C) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or any other intercreditor agreement that is, (i) for the purpose of adding the holders of Permitted Other Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or (ii) expressly contemplated by the Intercreditor Agreement or any other intercreditor agreement.

Further, notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Term Commitments or Term Loans under any Class (the Class subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days nor more than thirty (30) Business Days after the date of such notice, or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Class(es) of Term Commitments or Term Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Loan Modification Accepting Lenders”) and, in the case of any Loan Modification Accepting Lender, only with respect to such Lender’s Term Commitments or Term Loans of such Class(es) under such Affected Facility as to which such Lender’s acceptance has been made. The Borrower and each Loan Modification Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Term Commitments and Term Loans of the Loan Modification Accepting Lenders under the Affected Facility. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent shall have received all corporate documents, officer’s certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01 that are reasonably requested by the Administrative Agent.

10.02 Notices; Effectiveness; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, email address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, email address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address will be deemed given on the date sent, unless such notice or other communication is sent following the normal business hours of the recipient, in which case such notice or other communication shall be deemed given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent and the Collateral Agent and may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent have on record (i) an effective address, contact name, telephone number, facsimile number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public-Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Laws.

(e) Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers taken as a whole and, if necessary, of one local counsel in each relevant jurisdiction and of special and conflicts counsel), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, each Arranger and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the reasonable and documented fees, disbursements and other charges of counsel (limited to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of one special counsel and, in the event of any actual or perceived conflict of interest, one additional counsel for the Administrative Agent, the Collateral Agent and each Lender subject to such conflict and to the extent necessary, one local counsel in each relevant jurisdiction and/or one special counsel for all such parties subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days after invoiced or demand therefor. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other First Lien Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent, the Collateral Agent, any Arranger or any Lender, in its sole discretion.

10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Arranger, each Agent-Related Person, each Lender and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees, advisors, and other representatives and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the reasonable and documented fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of any actual or perceived conflict of interest, additional counsel to each group of similarly-situated Indemnitees, limited to one such additional counsel and one local counsel in each relevant jurisdiction and one special counsel to such group similarly-situated Indemnitees and (iii) one local counsel in each relevant jurisdiction and special counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Commitment, Term Loan or the use or proposed use of the proceeds therefrom, (c) any Environmental Release of Hazardous Materials on or from any property currently owned, leased or operated by the Borrower, any Restricted Subsidiary or any other Loan Party or any Environmental Liability related in any way to the Borrower, any Restricted Subsidiary or any other Loan Party (other than any Environmental Release or Environmental Liability resulting solely from acts or omissions by Persons other than the Borrower or its Restricted Subsidiaries, with respect to the applicable property after the Collateral Agent sells the respective property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), (d) the Engagement Letter or (e) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and whether or not such proceeding is brought by the Borrower or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) arise from a dispute that does not involve any action or omission of the Borrower or any of its Affiliates and is solely among the Indemnitees (other than in connection with any such party acting in its capacity as an Arranger or an Agent) or (y) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or any of its controlled Affiliates’ bad faith, gross negligence, willful misconduct or breach of its funding obligations under the Loan Documents. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or any of its controlled Affiliates’ bad faith, gross negligence, willful misconduct or breach of its funding obligations under the Loan Documents. No Indemnitee or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not affect the Loan Parties’ indemnification obligations pursuant to this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.

No Loan Party shall be liable for any settlement of any claim, investigation, litigation or proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s consent, or if there is a judgment against an Indemnitee in any such claim, investigation, litigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner set forth above. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other First Lien Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff or recoupment, and such payment or the proceeds of such setoff or recoupment or any part thereof is subsequently invalidated, declared to be or avoided as fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the First Lien Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), (iv) to an SPC in accordance with the provisions of Section 10.07(g) or (v) in accordance with Section 10.07(i) or 10.07(j) (and any other attempted assignment or transfer by any party hereto shall be null and void, subject to clause (y) of the proviso to clause (v) of Section 10.07(b)); provided that, for the avoidance of doubt, no assignments to the Borrower or any of its Affiliates shall be permitted other than in accordance with Section 10.07(i) or 10.07(j). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitments and the Term Loans at the time owing to it); provided, that (i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitments and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need to be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07(b), the aggregate amount of the Term Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Commitment is not then in effect, the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Commitments or the Term Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Term Loans on a non-pro rata basis; (iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.07(b) and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is in respect of the Term Facility and is made to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 , and shall deliver such know-your-customer and tax documentation required pursuant to Section 3.01 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); (v) no such assignment shall be made to (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person, (C) Holdings or any of its Subsidiaries or (D) absent the consent of the Borrower (which consent may be withheld in the sole discretion of the Borrower), to a Person (an “Ineligible Assignee”) disclosed on a list delivered to the Administrative Agent, as updated from time to time by the Borrower to include competitors of the Borrower (but not other Persons) by posting a new such list of Ineligible Assignees to the Administrative Agent; provided, that the identity of Ineligible Assignees may be communicated by the Administrative Agent to a Lender upon request; and provided further that, notwithstanding anything to the contrary, (x) the Administrative Agent shall not have any obligation to determine whether any potential assignee is an Ineligible Assignee or any liability with respect to any assignment made to an Ineligible Assignee and (y) if any assignment is made to any Person that is an Ineligible Assignee without the consent of the Borrower, the loans and commitments held by such Person shall be deemed to not be outstanding for purposes of any amendment, waiver or consent hereunder, and such Person shall not be permitted to attend lender meetings or receive information prepared by the Agent or any Lender in connection with this Agreement; (vi) the assigning Lender shall deliver any Notes evidencing such Term Loans to the Borrower or the Administrative Agent; and (vii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04, and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Term Commitments of, and principal amounts (and related interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender with respect to such Lender’s entry, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Ineligible Assignee or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitments and/or the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) the conditions identified in Section 10.07(i) or 10.07(j) with respect to participations to Non-Debt Fund Affiliates and Debt Fund Affiliates have been satisfied at the time of such sale; provided, further that the Administrative Agent shall not have any obligation to determine whether any potential Participant is an Ineligible Assignee or any liability with respect to any participation sold to an Ineligible Assignee. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided that such Participant shall be subject to Section 2.11 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 3.01 as if it were a Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Term Loan by an SPC hereunder shall utilize the Term Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Term Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, (x) any Lender may assign all or any portion of its Term Loans hereunder to Holdings, the Borrower or any of its Restricted Subsidiaries or to any Non-Debt Fund Affiliate and (y) any Lender may sell participations with respect to all or any portion of its Term Loan hereunder to any Non-Debt Fund Affiliate, but, only if (with respect to sub-clauses (ii) and (v) only):

(i) such assignment is made pursuant to an open market purchase;

(ii) no Default or Event of Default has occurred or is continuing or would result therefrom;

(iii) the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(iv) after giving effect to such assignment the Non-Debt Fund Affiliates shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding;

(v) in the case of any such assignment or the sale of such participations to a Non-Debt Fund Affiliate, such Non-Debt Fund Affiliate shall be subject to the restrictions specified in clause (A) of the second to last paragraph of Section 10.01; and

(vi) any such Term Loans assigned to Holdings, the Borrower or any Restricted Subsidiary will be automatically and permanently cancelled at the time of such assignment.

(j) Notwithstanding anything to the contrary contained herein, (x) any Lender may assign all or any portion of its Term Loans hereunder to any Debt Fund Affiliate and (y) any Lender may sell participations with respect to all or any portion of its Term Loan hereunder to any Debt Fund Affiliate, only if (with respect to sub-clause (ii) only):

(i) such assignment is made pursuant to an open market purchase; and

(ii) such Debt Fund Affiliate shall at all times after such assignment (or, as the case may be, sale of participations) be subject to the restrictions specified in clause (B) of the second to last paragraph of Section 10.01.

(k) Each Lender that sells a participation or grants any rights to an SPC, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or SPC or any information relating to a Participant’s or SPC’s interest in such Lender’s rights and/or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such rights and/or obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation or SPC interest, notwithstanding notice to the contrary.

10.08 Confidentiality. Each of the Agents and the Lenders (including, as applicable, in their capacity as Arrangers) agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors on a “need to know” basis solely in connection with the transactions contemplated hereby and to the Persons approving or administering a Term Loan on behalf of an Agent or a Lender (it being understood that all Persons pursuant to clause (a) to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices, and the applicable Agent or Lender shall be responsible for such Person’s compliance with this paragraph); (b) to the extent requested or required by any regulatory authority having or purporting to have jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f) (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, such Agent or Lender shall promptly notify the Borrower, in advance, to the extent permitted by Law and, to the extent it may legally and practically do so, allow the Borrower a reasonable opportunity to object to such disclosure in such proceeding or process); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or to any prospective counterparty to any Cash Management Agreement or Swap Contract; (g) with the consent of the Borrower; (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.08 or (B) is independently developed by such Agent or Lender or any of their respective Affiliates; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when requested by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Term Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided, that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all First Lien Obligations owing to such Lender hereunder or under any other Loan

Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such First Lien Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness but in any event subject to the Intercreditor Agreements; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the First Lien Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the First Lien Obligations hereunder.

10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

10.12 Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan

Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Term Loan or any other First Lien Obligation hereunder shall remain unpaid or unsatisfied.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE

COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Collateral Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent, any Arranger or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, any Arranger or any Lender has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers, the Lenders or any of their respective Affiliates has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Affiliate Activities. Each of the Borrower and Holdings acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

10.20 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

10.21 USA PATRIOT ACT; “Know Your Customer” Checks.

(a) Each Lender that is subject to the PATRIOT Act (as hereinafter defined) or other applicable “know your customer” and anti-money laundering rules and regulations and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “PATRIOT Act”) or other applicable “know your customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b) If in connection with (i) the introduction of or any Change in Law, (ii) any change in the status of a Loan Party after the Closing Date, (iii) the addition of any Guarantor pursuant to Section 6.12 or (iv) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, the Administrative Agent, any Lender (or, in the case of the event described in clause (iv) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, each of Holdings and the Borrower shall, and shall cause each other Loan Party and Restricted Subsidiary to, promptly upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (iv) above, on behalf of any prospective Lender), in order for the Administrative Agent, such Lender, such prospective Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws and regulations pursuant to the transactions contemplated in the Loan Documents.

10.22 Intercreditor Agreements. Each of the Lenders hereby acknowledges that it has received and reviewed the First Lien/Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender under this Agreement) hereby authorizes and directs the Collateral Agent to enter into the Intercreditor Agreements and any other intercreditor agreement on behalf of such Lender and agrees that the Collateral Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreements. In addition, each Lender and Agent acknowledge and agree that (a) the rights and remedies of the Agents and Lenders hereunder and under the other Loan Documents are subject to the Intercreditor Agreements and any other intercreditor agreement and (b) in the event of a conflict, the provisions of the Intercreditor Agreements shall control.

10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.24 Cashless Roll Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then existing Term Loans with Incremental First Lien Term Facilities, facilities in connection with any Permitted Refinancing of the Term Loans, or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

ALERIS CORPORATION

By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to the First Lien Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

[Signature Page to the First Lien Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Term Lender

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

[Signature Page to the First Lien Credit Agreement]

Schedule I

Guarantors

1.	Aleris Corporation

2.	Aleris Rolled Products, Inc.

3.	Aleris Rolled Products, LLC

4.	Aleris Rolled Products Sales Corporation

5.	IMCO Recycling of Ohio, LLC

6.	Aleris Ohio Management, Inc.

7.	Nichols Aluminum LLC

Schedule 2.01

Term Commitments and Pro Rata Shares

Name of Lender	Commitment	Pro Rata Share
Deutsche Bank AG New York Branch	$1,100,000,000	100%

Total	$1,100,000,000	100%

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                               ,

To:        Deutsche Bank AG New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent. The undersigned hereby requests (select one):

☐    A Borrowing of Term Loans or Incremental First Lien Term Loans

☐    A conversion of Term Loans or Incremental First Lien Term Loans

☐    A continuation of Eurodollar Rate Term Loans or Eurodollar Rate Incremental First Lien Term Loans

Date of Term Loan or
Incremental First Lien Term
Loan (a Business Day)[1]
Principal Amount[2]
Type of Term Loan	☐ Base Rate Loan

1            Not later than (i) 10:00 a.m. (New York time) one Business Day prior to the Closing Date with respect to Initial Term Loans on the Closing Date, (ii) 2:00 p.m. (New York Time) three (3) Business Days prior to the requested date of such Term Borrowing, conversion or continuation, with respect to Term Borrowings of Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt consisting of Eurodollar Rate Loans, conversions of Initial Term Loans, Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt from one Type to the other and each continuation of Eurodollar Rate Loans, (iii) 10:00 a.m. (New York Time) on the requested date of such Term Borrowing, with respect to Term Borrowings of Incremental First Lien Term Loans or Specified Refinancing Credit Agreement Debt consisting of Base Rate Loans; provided, that, for Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration, the applicable notice must be received by the Administrative Agent not later than 12:30 p.m. (New York Time) four (4) Business Days prior to the requested date of such Term Borrowing, conversion or continuation.

2            (i) With respect to Base Rate Loans in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof, (ii) with respect to Eurodollar Rate Loans in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

☐ Eurodollar Rate Loan
Interest Period in months
(for Eurodollar Rate Loan)
Wire Instructions

[In consideration of your agreement to accept notice prior to the effectiveness of the Agreement for a Eurodollar Rate Loan to be made on June 25, 2018, we hereby agree to indemnify you to the extent provided in Section 3.05 (Funding Losses) of the Agreement in the event such Term Borrowing of Term Loans for any reason fails to occur, such indemnity to be effective whether or not the Agreement becomes effective.]3

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3 To be included for Borrowings on the Closing Date.

ALERIS INTERNATIONAL, INC.

By:

Name:

Title:

EXHIBIT B

[Reserved.]

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (for the avoidance of doubt, such unpaid amount shall bear interest before as well as after any judgment with respect thereto) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and the Collateral Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement (after the expiration of any applicable cure period), all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THE NOTE: ISSUE PRICE, AMOUNT

OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY REQUEST SHALL BE MADE TO THE [TITLE] OF THE BORROWER AT [ADDRESS AND/OR PHONE NUMBER].THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Signature Page to Term Note]

ALERIS INTERNATIONAL, INC.

By:

Name:
Title:

[Signature Page to Note]

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE4

Financial Statement Date:

To:        Deutsche Bank AG New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                  of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant of nationally recognized standing required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one.]

4            The attachments to this Exhibit D shall be updated as necessary to reflect any amendment, restatement, extension, supplement or other modification to the Agreement. Notwithstanding the foregoing, in the event of any discrepancy between the attachments to this Exhibit D and the corresponding terms of the Agreement, the corresponding terms of the Agreement shall replace such attachment mutatis mutandis.

[To the knowledge of the undersigned during such fiscal period no Default or Event of Default has occurred and is continuing.

—or—

[The following is a list of any Default or Event of Default and its nature and status:]

[Use following paragraph 3 to the extent information requested by Schedule 3 has not been previously disclosed]

3. To the extent not previously disclosed to the Administrative Agent, attached hereto as Schedule 2 is a description of any change in the jurisdiction of organization of any Loan Party and a list of any material U.S. registered patents, trademarks or copyrights acquired or developed by any Loan Party [since the date of the most recent report delivered pursuant to this paragraph 3] [since the Closing Date]

4. To the extent not previously disclosed to the Administrative Agent, attached hereto as Schedule 3 is a list of any material trademarks for which a “Statement of Use” or “Amendment to Allege Use” has been filed with the United States Patent and Trademark Office [since the date of the most recent report delivered pursuant to this paragraph 4] [since the Closing Date]

5. There has been no change in GAAP or in the application thereof which has occurred since the date of the audited financial statement referred to in Section 5.05 of the Agreement [except [describe change and effect on the financial statements attached to this Compliance Certificate]].

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                      ,                 .

ALERIS INTERNATIONAL, INC.

By:

Name:

Title:

For the Quarter/Year ended as of                                      (“Statement Date”)

SCHEDULE 1

Financial Statements

(See Attached)

SCHEDULE 2

to the Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, all or a portion of its Term Commitments and/or the Term Loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower: Aleris International Inc., a Delaware corporation

4.	Administrative Agent: Deutsche Bank AG New York Branch

5.	Credit Agreement: The First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”, among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Term Commitment/Term Loans for all Lenders*	Amount of Term Commitment/Term Loans Assigned*	Percentage Assigned of Term Commitment/Term Loans
Term Facility	$	$	%
Incremental First Lien Term Commitment	$	$	%

7.	Trade Date:

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Signature Page to Assignment and Assumption]

Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as

    Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

Consented to:

ALERIS CORPORATION, INC.

By:
Name:
Title:][5]

5 To be included to the extent required.

[Signature Page to Assignment and Assumption]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliated Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agents or any other Lender, and (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic execution (including pdf.) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower: Aleris International, Inc., a Delaware corporation

4.	Administrative Agent: Deutsche Bank AG New York Branch

5.	Credit Agreement: The First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”, among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Term Commitment/Term Loans for all Lenders*	Amount of Term Commitment/Term Loans Assigned*	Percentage Assigned of Term Commitment/Term Loans
Term Facility	$	$	%
Incremental First Lien Term Commitment	$	$	%

7.	Trade Date:

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as

    Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Affiliated Lender Assignment and Assumption]

Consented to:

ALERIS CORPORATION, INC.

By:
Name:
Title:][6]

[6]	To be included to the extent required.

[Signature Page to Affiliated Lender Assignment and Assumption]

ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and] (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement[, (v) it (A) is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended, (B) is bearing the economic risk of the transactions contemplated hereby, (C) has sufficient resources to bear such economic risk and (D) is selling and assigning the Assigned Interest for its own account and (vi) (A) it has made its own evaluation of all information (the “Information”) about Holdings and its Subsidiaries which it may have received from Holdings, any of its Subsidiaries, the Sponsor or any Agent and hereby understands, acknowledges and agrees that (1) the Information was not prepared with a view to being shared with others, and thus may not be suitable for its purposes, may not contain all of the information which the Assignor might deem material and does not contain all material information regarding Holdings and its Subsidiaries, (2) the Information may have been prepared based upon information provided to the Agents by Holdings, its Subsidiaries, the Sponsor or other sources and may not be accurate or complete, (3) unless otherwise agreed to by the Agents in writing, no Agent nor any affiliate, director, officer, employee, agent or adviser of any Agent (each, a “Relevant Person”) nor any of their respective representatives make any representation or warranty, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such Information or any assumptions upon which such Information is based, (4) no Relevant Person nor any of their respective representatives is acting as the Assignor’s broker or advisor, or has any fiduciary or other duty to the Assignor, in connection with or arising from the transactions contemplated hereby or any documents related thereto and (5) no Relevant Person nor any of their respective representatives is under any obligation or has any duty to provide access to or advise the Assignor or any other person of the existence of any additional Information or to review, update or correct any inaccuracy in any Information about Holdings or any of its Subsidiaries (or any assumptions upon which such Information is based) supplied by it or by any other person (including Holdings, any of its Subsidiaries and the Sponsor) or be otherwise liable to the Assignor or to any other person with respect to any such Information or assumptions and (B) it and its successors and assigns hereby irrevocably waive any claim or right of action against any Relevant Person or any of their respective representatives that might derive from any of the foregoing];7 and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value

7 Include clauses (v) and (vi) only if the Assignee is a Non-Debt Fund Affiliate.

of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement[, (ii) it is Holdings or a Subsidiary of Holdings or a Non-Debt Fund Affiliate],8 (iii) this Assignment and Assumption is being made pursuant to an open market purchase, [(iv) no Default has occurred or is continuing or could result from the consummation of the transactions contemplated by this Assignment and Assumption, (v) after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans held by all Non-Debt Fund Affiliates constitutes less than 25% of the aggregate principal amount of all Term Loans then outstanding]9, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agents or any other Lender, [and] (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee[, (ix) it (A) is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended, (B) is bearing the economic risk of the transactions contemplated hereby, (C) has sufficient resources to bear such economic risk and (D) is acquiring the Assigned Interest for its own account, [and] (x) (A) it has made its own evaluation of all information (the “Information”) about Holdings and its Subsidiaries which it may have received from Holdings, any of its Subsidiaries, the Sponsor or any Agent and hereby understands, acknowledges and agrees that (1) the Information was not prepared with a view to being shared with others, and thus may not be suitable for its purposes, may not contain all of the information which the Assignee might deem material and does not contain all material information regarding Holdings and its Subsidiaries, (2) the Information may have been prepared based upon information provided to the Agents by Holdings, its Subsidiaries, the Sponsor or other sources and may not be accurate or complete, (3) unless otherwise agreed to by the Agents in writing, no Agent nor any affiliate, director, officer, employee, agent or adviser of any Agent (each, a “Relevant Person”) nor any of their respective representatives make any representation or warranty, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such Information or any assumptions upon which such Information is based, (4) no Relevant Person nor any of their respective representatives is acting as the Assignee’s broker or advisor, or has any fiduciary or other duty to the Assignee, in connection with or arising from the transactions contemplated hereby or any

8 Include clause (ii) only if the Assignee is Holdings or a Subsidiary of Holdings or a Non-Debt Fund Affiliate.

9 Include clause (iv) only if the Assignee is Holdings, the Borrower or a Non-Debt Fund Affiliate.

documents related thereto and (5) no Relevant Person nor any of their respective representatives is under any obligation or has any duty to provide access to or advise the Assignee or any other person of the existence of any additional Information or to review, update or correct any inaccuracy in any Information about Holdings or any of its Subsidiaries (or any assumptions upon which such Information is based) supplied by it or by any other person (including Holdings, any of its Subsidiaries and the Sponsor) or be otherwise liable to the Assignee or to any other person with respect to any such Information or assumptions and (B) it and its successors and assigns hereby irrevocably waive any claim or right of action against any Relevant Person or any of their respective representatives that might derive from any of the foregoing]10; [and] (b) agrees that (i) it will, independently and without reliance on the Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender [and (iii) it will be subject to the restrictions specified in clause (A) of the second to last paragraph of Section 10.01 of the Credit Agreement]11 [(c) agrees to automatically and permanently cancel all Term Loans purchased from the Assignor pursuant to this Assignment and Assumption immediately after the Effective Date].12

2.        Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.        General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[10]	Include clauses (ix) and (x) only if the Assignor is a Non-Debt Fund Affiliate.
[11]	Include clause (iii) only if the Assignee is Holdings or a subsidiary of Holdings is a Non-Debt Fund Affiliate.
[12]	Include clause (d) only if the Assignee is Holdings, the Borrower or any of its Restricted Subsidiaries.

EXHIBIT E-3

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[Agent to provide]

EXHIBIT F-1

FORM OF HOLDINGS GUARANTY

See attached.

EXECUTION VERSION

FIRST LIEN HOLDINGS GUARANTY

Dated as of June 25, 2018

between

ALERIS CORPORATION

as Holdings

and

DEUTSCHE BANK AG NEW YORK BRANCH

as Collateral Agent

T A B L E O F C O N T E N T S

FIRST LIEN HOLDINGS GUARANTY

FIRST LIEN HOLDINGS GUARANTY dated as of June 25, 2018 (this “Guaranty”) between Aleris Corporation, a Delaware corporation (“Holdings”), and Deutsche Bank AG New York Branch, as Collateral Agent.

PRELIMINARY STATEMENT

Aleris International, Inc., a Delaware corporation (the “Borrower”), is party to a First Lien Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with Holdings, each Lender from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent. Holdings may receive, directly or indirectly, a portion of the proceeds of the Term Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Term Loans by the Lenders under the Credit Agreement and the entry by the Hedge Banks into Secured Hedge Agreements from time to time, that Holdings shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Term Loans under the Credit Agreement and the Hedge Banks to enter into Secured Hedge Agreements from time to time and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings hereby agrees as follows:

Section 1.    Guaranty; Limitation of Liability. (a) Holdings hereby absolutely, unconditionally and irrevocably guarantees to the Collateral Agent, for the benefit of the Secured Parties, as primary obligor and not merely as surety, the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, and performance of all First Lien Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, increases, modifications, substitutions, amendments, refinancings, refundings, replacements or renewals of any or all of the foregoing First Lien Obligations) and whether or not such action is committed, contemplated or provided for by the Loan Documents on the date hereof, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such First Lien Obligations being the “Guaranteed First Lien Obligations,” provided that Guaranteed First Lien Obligations consisting of obligations of any Loan Party arising under any Secured Hedge Agreement shall exclude all Excluded Swap Obligations). Without limiting the generality of the foregoing, Holdings’ liability shall extend to all amounts that constitute part of the Guaranteed First Lien Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)        Holdings, and by its acceptance of this Guaranty, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the First Lien Obligations of Holdings hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the First Lien Obligations of Holdings hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and Holdings hereby irrevocably agree that the First Lien Obligations of Holdings under this Guaranty at any time shall be limited to the maximum amount as will result in the First Lien Obligations of Holdings under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)        Holdings hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty, the Subsidiary Guaranty or any other guaranty, Holdings will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.    Guaranty Absolute. Holdings guarantees that the Guaranteed First Lien Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. Holdings further agrees that its Guarantee constitutes a continuing, absolute and unconditional guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed First Lien Obligations or operated as a discharge thereof) and not merely of collection. The First Lien Obligations of Holdings under or in respect of this Guaranty are independent of the Guaranteed First Lien Obligations or any other First Lien Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against Holdings to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of Holdings under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Holdings hereby irrevocably waives any rights, claims or defenses it may now have or hereafter acquire in any way relating to, any or all of the following (whether or not Holdings has knowledge thereof):

(a)        any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed First Lien Obligations or any other First Lien Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed First Lien Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)        the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or Lien in or the release of any Collateral or any other collateral securing or purporting to secure the Guaranteed First Lien Obligations or any other impairment of such collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed First Lien Obligations;

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(d)        any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed First Lien Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed First Lien Obligations or any other First Lien Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)        any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)        any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (Holdings waiving any duty on the part of the Secured Parties to disclose such information);

(g)        the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of Holdings or any other guarantor or surety with respect to the Guaranteed First Lien Obligations; or

(h)        any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed First Lien Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made. No payment made by the Borrower, Holdings, any of the other Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, Holdings, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed First Lien Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings hereunder which shall, notwithstanding any such payment, remain liable for the Guaranteed First Lien Obligations until all of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable) shall have been paid in full in cash, all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) shall have expired or been terminated and the Term Commitments shall have expired or been terminated.

Section 3.    Waivers and Acknowledgments. (a) Holdings hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, marshaling, presentment, demand for payment or performance, notice of nonpayment or nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed First Lien Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

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(b)        Holdings hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed First Lien Obligations, whether existing now or in the future.

(c)        Holdings hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Holdings or other rights of Holdings to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the First Lien Obligations of Holdings hereunder.

(d)        Holdings acknowledges that the Collateral Agent may, in accordance with the Loan Documents, without notice to or demand upon Holdings and without affecting the liability of Holdings under this Guaranty, foreclose under any mortgage by nonjudicial sale, and Holdings hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against Holdings of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)        Holdings hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to Holdings any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)        Holdings waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person before claiming from Holdings under this Guaranty. This waiver applies irrespective of any Law or any provision of a Loan Document to the contrary.

(g)        Holdings acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.    Subrogation.

(a)        Holdings hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of Holdings’ First Lien Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed First Lien Obligations and all other amounts payable under

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this Guaranty (other than in each case contingent obligations that are not then due and payable) shall have been paid in full in cash, all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) shall have expired or been terminated and the Term Commitments shall have expired or been terminated. If any amount shall be paid to Holdings in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable), (b)    the Latest Maturity Date of all Term Commitments and Term Loans and (c) the latest date of expiration or termination of all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of Holdings and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents or to be held as Collateral for any Guaranteed First Lien Obligations or other amounts payable under this Guaranty thereafter arising. If (i) Holdings shall make payment to any Secured Party of all or any part of the Guaranteed First Lien Obligations, (ii) all of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable) shall have been paid in full in cash, (iii) the Latest Maturity Date of all Term Commitments and Term Loans shall have occurred and (iv) all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) shall have expired or been terminated, the Secured Parties will, at Holdings’ request and expense, execute and deliver to Holdings appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Holdings of an interest in the Guaranteed First Lien Obligations resulting from such payment made by Holdings pursuant to this Guaranty.

(b)        Notwithstanding any provision of this Guaranty to the contrary, all rights of Holdings under Section 4(a) and all other rights of Holdings of contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of all the Guaranteed First Lien Obligations. Until the payment in full of the Guaranteed First Lien Obligations (other than contingent obligations that are not then due and payable), Holdings shall not demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to Holdings in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Guaranteed First Lien Obligations. If any such payment or distribution is received by Holdings, it shall be held by Holdings in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by Holdings to the Collateral Agent, in the exact form received and, if necessary, duly endorsed. No failure on the part of Holdings to make the payments required by Section 4(a) (or any other payments required under applicable Law or otherwise) or on the part of any Subsidiary

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Guarantor to make the payments required by Section 4(a) of the Subsidiary Guaranty shall in any respect limit the obligations and liabilities of Holdings with respect to its obligations hereunder, and Holdings shall remain liable for the full amount of the obligations of Holdings hereunder.

Section 5.    Payments Free and Clear of Taxes, Etc. Any and all payments by or on account of any obligation of Holdings under this Guaranty or any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, in accordance with, and such payments shall be made to the extent required by, the terms of the Credit Agreement (including Section 3.01 thereof).

Section 6.    Representations and Warranties. Holdings hereby represents and warrants as follows:

(a)        There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b)        Each of the representations and warranties set forth in Article V of the Credit Agreement made with respect to Holdings (whether specifically referencing Holdings or referencing Holdings in its capacity as a Loan Party) are true and correct with respect to Holdings and are incorporated herein by reference and made by Holdings with the same effect as though set forth herein in their entirety.

Section 7.    Covenants. Holdings covenants and agrees that, so long as any part of the Guaranteed First Lien Obligations shall remain unpaid, any Lender shall have any Term Commitment or any Secured Hedge Agreement shall be in effect, Holdings will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause Holdings or such Subsidiaries to perform or observe.

Section 8.    Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by Holdings therefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and Holdings and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that each such amendment, waiver or consent shall be subject to the requirements of Section 10.01 of the Credit Agreement. If Holdings is to be released from this Guaranty in accordance with Section 9.11(c) of the Credit Agreement, Holdings shall be automatically released from this Guaranty.

Section 9.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to Holdings, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02 of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 10.02 of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery by telecopier or other electronic methods of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

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Section 10.    No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.    Expenses and Indemnification. (a) Holdings agrees to pay or reimburse the Collateral Agent and each other Secured Party for all its costs and expenses incurred in collecting against Holdings under this Guaranty or otherwise enforcing or preserving any rights under this Guaranty or any other Loan Document to which Holdings is a party, including the reasonable fees, disbursements and other charges of counsel, in each case, in accordance with Section 10.04 of the Credit Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement. (b) Holdings agrees to pay, and to hold the Collateral Agent and the other Secured Parties (including all Indemnitees pursuant to Section 10.05 of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty, in each case, in accordance with Section 10.05 of the Credit Agreement to the extent the Borrower would be required to do so pursuant to Section 10.05 of the Credit Agreement.

(c)        The agreements in this Section 11 shall survive the termination of this Guaranty.

Section 12.    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of Holdings against any and all of the First Lien Obligations of Holdings now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such First Lien Obligations may be unmatured, in each case, to the extent and otherwise in accordance with Section 10.09 of the Credit Agreement. Each Agent and each Lender agrees promptly to notify Holdings after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent, each Lender and their respective Affiliates under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 13.    Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and, subject to Section 14 below, shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that

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are not then due and payable), (ii) the Latest Maturity Date of all Term Commitments and Term Loans and (iii) the latest date of expiration or termination of all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) (b) be binding upon Holdings, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Term Commitments, the Term Loans owing to it, the Note or Notes held by it) or any Secured Hedge Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, as and to the extent provided in Section 10.07 of the Credit Agreement or in the comparable provisions of any Secured Hedge Agreement, as applicable. Holdings shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Collateral Agent.

Section 14.    Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 14 shall remain in full force and effect until the termination of this Guaranty in accordance with Section 13. Each Qualified ECP Guarantor intends that this Section 14 constitute, and this Section 14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 15.    Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

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Section 16.    Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier or other electronic methods shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 17.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, HOLDINGS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. HOLDINGS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c)        HOLDINGS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

(d)        HOLDINGS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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EXHIBIT F-2

FORM OF SUBSIDIARY GUARANTY

See attached.

EXECUTION VERSION

FIRST LIEN SUBSIDIARY GUARANTY

Dated as of June 25, 2018

among

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

and

DEUTSCHE BANK AG NEW YORK BRANCH

as Collateral Agent

T A B L E  O F  C O N T E N T S

FIRST LIEN SUBSIDIARY GUARANTY

FIRST LIEN SUBSIDIARY GUARANTY dated as of June 25, 2018 (this “Guaranty”) among the Persons listed on the signature pages hereof under the caption “Subsidiary Guarantors,” the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) and Deutsche Bank AG New York Branch, as Collateral Agent.

PRELIMINARY STATEMENT

Aleris International, Inc., a Delaware corporation (the “Borrower”), is party to a First Lien Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with Aleris Corporation, a Delaware corporation (“Holdings”), each Lender from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Term Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Term Loans by the Lenders under the Credit Agreement and the entry by the Hedge Banks into Secured Hedge Agreements from time to time, that each Guarantor party to this Guaranty shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Term Loans under the Credit Agreement and the Hedge Banks to enter into Secured Hedge Agreements from time to time and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1.    Guaranty; Limitation of Liability. (a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Collateral Agent, for the benefit of the Secured Parties, as primary obligor and not merely as surety, the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, and performance of all First Lien Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, increases, modifications, substitutions, amendments, refinancings, refundings, replacements or renewals of any or all of the foregoing First Lien Obligations) and whether or not such action is committed, contemplated or provided for by the Loan Documents on the date hereof, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such First Lien Obligations being the “Guaranteed First Lien Obligations,” provided that Guaranteed First Lien Obligations consisting of obligations of any Loan Party arising under any Secured Hedge Agreement shall exclude all Excluded Swap Obligations). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed First Lien Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)        Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the First Lien Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the First Lien Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the First Lien Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the First Lien Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)        Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty, the Holdings Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and Holdings so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.    Guaranty Absolute. Each Guarantor guarantees that the Guaranteed First Lien Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. Each Guarantor further agrees that its Guarantee constitutes a continuing, absolute and unconditional guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed First Lien Obligations or operated as a discharge thereof) and not merely of collection. The First Lien Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed First Lien Obligations or any other First Lien Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any rights, claims or defenses it may now have or hereafter acquire in any way relating to, any or all of the following (whether or not such Guarantor has knowledge thereof):

(a)        any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed First Lien Obligations or any other First Lien Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed First Lien Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

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(c)        the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or Lien in or the release of any Collateral or any other collateral securing or purporting to secure the Guaranteed First Lien Obligations or any other impairment of such collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed First Lien Obligations;

(d)        any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed First Lien Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed First Lien Obligations or any other First Lien Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)        any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)        any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)        the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or any other guarantor or surety with respect to the Guaranteed First Lien Obligations; or

(h)        any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed First Lien Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made. No payment made by the Borrower, any of the Guarantors, Holdings, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, Holdings, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed First Lien Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Guaranteed First Lien Obligations until all of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable) shall have been paid in full in cash, all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) shall have expired or been terminated and the Term Commitments shall have expired or been terminated.

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Section 3.    Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, marshaling, presentment, demand for payment or performance, notice of nonpayment or nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed First Lien Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)        Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed First Lien Obligations, whether existing now or in the future.

(c)        Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the First Lien Obligations of such Guarantor hereunder.

(d)        Each Guarantor acknowledges that the Collateral Agent may, in accordance with the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)        Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)        Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person before claiming from that Guarantor under this Guaranty. This waiver applies irrespective of any Law or any provision of a Loan Document to the contrary.

(g)        Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.    Subrogation.

(a)        Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s First Lien Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration,

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contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable) shall have been paid in full in cash, all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) shall have expired or been terminated and the Term Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable), (b) the Latest Maturity Date of all Term Commitments and Term Loans and (c) the latest date of expiration or termination of all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents or to be held as Collateral for any Guaranteed First Lien Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed First Lien Obligations, (ii) all of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable) shall have been paid in full in cash, (iii) the Latest Maturity Date of all Term Commitments and Term Loans shall have occurred and (iv) all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed First Lien Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

(b)        Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Section 4(a) and all other rights of the Guarantors of contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of all the Guaranteed First Lien Obligations. Until the payment in full of the Guaranteed First Lien Obligations (other than contingent obligations that are not then due and payable), no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or

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distribution shall be delivered by the Person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Guaranteed First Lien Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed. No failure on the part of any Guarantor to make the payments required by Section 4(a) (or any other payments required under applicable Law or otherwise) or on the part of Holdings to make the payments required by Section 4(a) of the Holdings Guaranty shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

Section 5.    Payments Free and Clear of Taxes, Etc. Any and all payments by or on account of any obligation of any Guarantor under this Guaranty or any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, in accordance with, and such payments shall be made to the extent required by, the terms of the Credit Agreement (including Section 3.01 thereof).

Section 6.    Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(i)        There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(ii)        Each of the representations and warranties set forth in Article V of the Credit Agreement made with respect to such Guarantor (whether specifically referencing such Guarantor or referencing such Guarantor in its capacity as a Loan Party) are true and correct with respect to such Guarantor and are incorporated herein by reference and made by such Guarantor with the same effect as though set forth herein in their entirety.

Section 7.    Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed First Lien Obligations shall remain unpaid, any Lender shall have any Term Commitment or any Secured Hedge Agreement shall be in effect, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8.    Amendments, Guaranty Supplements, Etc.

(a)        No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and the Guarantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that each such amendment, waiver or consent shall be subject to the requirements of Section 10.01 of the Credit Agreement. Each Guarantor that is to be released from this Guaranty in accordance with Section 9.11(c) of the Credit Agreement shall be automatically released from this Guaranty.

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(b)        Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder as if they were originally signatory hereto, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor as if they were originally signatory to this Guaranty, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02 of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 10.02 of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery by telecopier or other electronic methods of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 10.    No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.    Expenses and Indemnification.

(a)        Each Guarantor agrees to pay or reimburse the Collateral Agent and each other Secured Party for all its costs and expenses incurred in collecting against such Guarantor under this Guaranty or otherwise enforcing or preserving any rights under this Guaranty or any other Loan Document to which such Guarantor is a party, including the reasonable fees, disbursements and other charges of counsel, in each case, in accordance with Section 10.04 of the Credit Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(b)        Each Guarantor agrees to pay, and to hold the Collateral Agent and the other Secured Parties (including all Indemnitees pursuant to Section 10.05 of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty, in each case, in accordance with Section 10.05 of the Credit Agreement to the extent the Borrower would be required to do so pursuant to Section 10.05 of the Credit Agreement.

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(c)        The agreements in this Section 11 shall survive the termination of this Guaranty.

Section 12.    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the First Lien Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such First Lien Obligations may be unmatured, in each case, to the extent and otherwise in accordance with Section 10.09 of the Credit Agreement. Each Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent, each Lender and their respective Affiliates under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 13.    Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and, subject to Section 14 below, shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed First Lien Obligations and all other amounts payable under this Guaranty (other than in each case contingent obligations that are not then due and payable), (ii) the Latest Maturity Date of all Term Commitments and Term Loans and (iii) the latest date of expiration or termination of all Secured Hedge Agreements (other than Secured Hedge Agreements as to which other arrangements satisfactory to the Administrative Agent and the applicable Hedge Bank have been made) (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Term Commitments, the Term Loans owing to it, the Note or Notes held by it) or any Secured Hedge Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, as and to the extent provided in Section 10.07 of the Credit Agreement or in the comparable provisions of any Secured Hedge Agreement, as applicable. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Collateral Agent.

Section 14.    Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law

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relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 14 shall remain in full force and effect until the termination of this Guaranty in accordance with Section 13. Each Qualified ECP Guarantor intends that this Section 14 constitute, and this Section 14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 15.    Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 16.    Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier or other electronic methods shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 17.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

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(c)        EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

(d)        EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Exhibit A

to the

First Lien Subsidiary Guaranty

FORM OF SUBSIDIARY GUARANTY SUPPLEMENT

_________ __, ____

Deutsche Bank AG New York Branch,

as Collateral Agent

[Address of Collateral Agent]

Attention: _________

Re:      First Lien Credit Agreement, dated as of June 25, 2018, among Aleris International, Inc., a Delaware corporation (the “Borrower”), Aleris Corporation, a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the First Lien Subsidiary Guaranty referred to therein (such First Lien Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Subsidiary Guaranty Supplement (this “Guaranty Supplement”), being the “Subsidiary Guaranty”). The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.    Guaranty; Limitation of Liability. (a) The undersigned hereby, jointly and severally with the other Guarantors absolutely, unconditionally and irrevocably guarantees to the Collateral Agent, for the benefit of the Secured Parties, as primary obligor and not merely as surety, the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, and performance of all First Lien Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, increases, modifications, substitutions, amendments, refinancings, refundings, replacements or renewals of any or all of the foregoing First Lien Obligations) and whether or not such action is committed, contemplated or provided for by the Loan Documents on the date hereof, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such First Lien Obligations being the “Guaranteed First Lien Obligations”), provided that Guaranteed First Lien Obligations consisting of obligations of any Loan Party arising under any Secured Hedge Agreement shall exclude all Excluded Swap Obligations. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed First Lien Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)        The undersigned, and by its acceptance of this Guaranty Supplement, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the First Lien Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the First Lien Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the First Lien Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the First Lien Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

(c)        The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Subsidiary Guaranty, the Holdings Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor, Holdings and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.    First Lien Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.    Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Subsidiary Guaranty to the same extent as each other Guarantor.

Section 4.    Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or other electronic methods shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY SUPPLEMENT, THE UNDERSIGNED CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE UNDERSIGNED IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c)        THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

(d)        THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THE SUBSIDIARY GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Acknowledged and accepted as of the date first above written:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

FORM OF SECURITY AGREEMENT

EXHIBIT H

[Reserved]

EXHIBIT I

PERFECTION CERTIFICATE

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

[____], 2018

Reference is made to that certain First Lien Credit Agreement, dated as of the date hereof (the “First Lien Credit Agreement”), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation (“Holdings”), each lender from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (the “First Lien Administrative Agent”) and as collateral agent. Capitalized terms used but not defined herein have the meanings set forth in the applicable Credit Agreement. This certificate is furnished to the Administrative Agents pursuant to Section 4.01(a)(ix) of each Credit Agreement.

I, [___________], certify that I am the duly appointed, qualified and acting chief financial officer of Holdings and, in such capacity, that:

On the date hereof, after giving effect to the Transactions and the related transactions contemplated by the Loan Documents, Holdings and its Subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its Subsidiaries. In reaching the conclusions set forth in this certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Subsidiaries after consummation of the transactions contemplated by the Loan Documents.

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IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date first above written.

ALERIS CORPORATION

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT K

FORM OF DISCOUNTED PREPAYMENT OPTION NOTICE

Date: ___________, 20__

To:      DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.03(a)(iii) of that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent

The undersigned Borrower Purchasing Party hereby notifies you that, effective as of [______________, 20__], pursuant to Section 2.03(a)(iii)(B) of the Agreement, such Borrower Purchasing Party is seeking:

1.	to prepay Term Loans in an aggregate principal amount of [$__________________________________________][13] (the “Proposed Discounted Prepayment Amount”), [and]

2.	[a percentage discount to the par value of the principal amount of the Term Loans greater than or equal to [______%] of par value but less than or equal to [________%] of par value (the “Discount Range”)[14], and][15]

3.	to receive a Lender Participation Notice on or before [_____________, 20__][16], as determined pursuant to Section 2.03(a)(iii)(B) of the Agreement (the “Acceptance Date”).

The undersigned Borrower Purchasing Party expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.03(a)(iii) of the Agreement.

The undersigned Borrower Purchasing Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Term Lenders as follows:

[13]	Insert amount that is minimum of $1.0 million or a whole multiple of $1.0 million in excess thereof.
[14]	Discount Range may be a single percentage.
[15]	Include at the election of the Borrower
[16]	Insert date (a Business Day) that is at least two Business Days after date of this Discounted Prepayment Option Notice.

1.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.03(a)(iii) of the Agreement has been satisfied.

The undersigned Borrower Purchasing Party respectfully requests that the Administrative Agent promptly notify each of the Term Lenders party to the Agreement of this Discounted Prepayment Option Notice.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER
PURCHASING PARTY]

By:
Name:
Title:

[Signature Page to Discounted Prepayment Option Notice]

EXHIBIT L

FORM OF LENDER PARTICIPATION NOTICE

Date: ____________, 20__

To:      DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

Ladies and Gentlemen:

Reference is made to (a) that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent, and (b) that certain Discounted Prepayment Option Notice, dated ____________, 20__, from the applicable Borrower Purchasing Party listed on the signature page thereto (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discounted Prepayment Option Notice.

The undersigned Term Lender hereby irrevocably notifies you (provided such notice may be conditional on one or more conditions precedent, as set forth below), pursuant to Section 2.03(a)(iii)(C) of the Agreement, that it is willing to accept a Discounted Voluntary Prepayment of Term Loans held by such Term Lender:

1.	in a maximum aggregate principal amount of [$_________________________________] (the “Offered Loans”), and

2.	at a maximum discount to par value of the principal amount of the Term Loans equal to [ %][17] of par value (the “Acceptable Discount”).

The undersigned Term Lender expressly agrees that this offer is subject to the provisions of Section 2.03(a)(iii) of the Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.03(a)(iii) of the Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Term Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 2.03(a)(iii) of the Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Term Loans will be allocated at par value, but the actual payment made to such Term Lender will be reduced in accordance with the Applicable Discount.

[17]	Insert amount within Discount Range, if specified by the applicable Borrower Purchasing Party.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF TERM LENDER]

By:
Name:
Title:

[Signature Page to Lender Participation Notice]

EXHIBIT M

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date: ___________, 20__

To:      DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iii)(E) of that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement;” the capitalized terms defined therein being used herein as therein defined), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

The undersigned Borrower Purchasing Party hereby irrevocably notifies you that, pursuant to Section 2.03(a)(iii)(E) of the Agreement, such Borrower Purchasing Party will make a Discounted Voluntary Prepayment to each Term Lender with Qualifying Loans, which shall be made:

1.	on or before [___________, 20__][18], as determined pursuant to Section 2.03(a)(iii) of the Agreement,

2.	in an aggregate principal amount of [$___________________________], and

3.	at a percentage discount to the par value of the principal amount of the Term Loans equal to [_________%] of par value (the “Applicable Discount”).

The undersigned Borrower Purchasing Party expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.03(a)(iii) of the Agreement.

The undersigned Borrower Purchasing Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Term Lenders as follows:

18 Insert date (a Business Day) that is at least one Business Day after date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent and the applicable Borrower Purchasing Party shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

1.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.	Each of the conditions to making the Discounted Voluntary Prepayment set forth in Section 2.03(a)(iii) of the Agreement has been satisfied.

The undersigned Borrower Purchasing Party respectfully requests that the Administrative Agent promptly notify each of the relevant Term Lenders party to the Agreement who has Qualifying Loans of this Discounted Voluntary Prepayment Notice.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER
PURCHASING PARTY]

By:
Name:
Title:

[Signature Page to Discounted Voluntary Prepayment Notice]

EXHIBIT N-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement. _______________________ (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(g) of the Agreement.

The Foreign Lender hereby represents and warrants that:

1.                    it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate;

2.                    it is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3.                    it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

4.                    it is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

5.                    no payments under any Loan Document are effectively connected with the Foreign Lender’s conduct of a trade or business in the United States.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                 day of                     , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT N-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement. _______________________ (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(g) of the Agreement.

The Foreign Lender hereby represents and warrants that:

1.                    it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate;

2.                    its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s));

3.                    neither the Foreign Lender nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “Applicable Partners/Members”) is a “bank” for purposes of Section 881(c)(3)(A) of the Code;

4.                    none of its Applicable Partners/Members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                    none of its Applicable Partners/Members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

6.                    no payments under any Loan Document are effectively connected with the Foreign Lender’s or any of its Applicable Partners’/Members’ conduct of a trade or business in the United States.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the

Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of _____________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT N-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement. _______________________ (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(g) of the Agreement.

The Foreign Participant hereby represents and warrants that:

1.                    it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2.                    it is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3.                    it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.                    it is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code; and

5.                    no payments under any Loan Document are effectively connected with the Foreign Participant’s conduct of a trade or business in the United States.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of _____________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT N-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement. _______________________ (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(g) of the Agreement.

The Foreign Participant hereby represents and warrants that:

1.                    it is the sole record owner of the participation in respect of which it is providing this certificate;

2.                    its direct or indirect partners/members are the sole beneficial owners of such participation;

3.                    neither the Foreign Participant nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “Applicable Partners/Members”) is a “bank” for purposes of Section 881(c)(3)(A) of the Code ;

4.                    none of its Applicable Partners/Members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

5.                    none of its Applicable Partners/Members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code; and

6.                    no payments under any Loan Document are effectively connected with the Foreign Participant’s or any of its Applicable Partners’/Members’ conduct of a trade or business in the United States.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of _____________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT O

FORM OF SECURED HEDGE NOTICE

NOTICE OF SECURED HEDGE AGREEMENT

for

[Swap Contract/ISDA Master Agreement between [NAME OF HEDGE BANK] (“Hedge Bank”) and ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), dated as of [DATE OF ISDA/Swap Contract]

Reference is made to the First Lien Credit Agreement, dated as of June 25, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), among the Borrower, ALERIS CORPORATION, a Delaware corporation, the Lenders from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent, and (ii) the ISDA Master Agreement dated as of [DATE OF ISDA/SWAP CONTRACT] (the “Swap Contract”). This communication is to inform you that the Borrower and Hedge Bank hereby designate the above captioned Swap Contract as a “Secured Hedge Agreement” as defined in the Credit Agreement secured under each Guaranty (as defined in the Credit Agreement) and the Collateral Documents (as defined in the Credit Agreement). Such Swap Contract is intended to be secured on a pari passu basis with the other First Lien Obligations.

The Borrower and Hedge Bank acknowledge and accept Hedge Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX of the Credit Agreement for itself and its Affiliates as if Hedge Bank were a “Lender” party to the Credit Agreement.

The terms of this notice shall be governed by, and construed in accordance with, the law of the State of New York.

ALERIS INTERNATIONAL, INC.

By:
Name:
Title:

[HEDGE BANK]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT P

FORM OF FIRST LIEN/JUNIOR LIEN INTERCREDITOR AGREEMENT

See attached.

EXECUTION VERSION

FIRST LIEN/JUNIOR LIEN INTERCREDITOR AGREEMENT

dated as of

June 25, 2018

between

DEUTSCHE BANK AG NEW YORK BRANCH,

as First Lien Facility Agent and Applicable First Lien Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as Junior Lien Notes Collateral Agent and Applicable Junior Lien Agent

relating to

ALERIS INTERNATIONAL, INC.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		2

1.1	Defined Terms	2
1.2	Terms Generally	13

SECTION 2. LIEN PRIORITIES		13

2.1	Subordination of Liens	13
2.2	Prohibition on Contesting Liens	14
2.3	No New Liens	14
2.4	Confirmation of Subordination in Junior Lien Obligations Collateral Documents	15
2.5	Perfection of Liens	15
2.6	Waiver of Marshalling	15

SECTION 3. ENFORCEMENT		16

3.1	Exercise of Remedies	16
3.2	Cooperation	18
3.3	Actions Upon Breach	18

SECTION 4. PAYMENTS		18

4.1	Nature of Claims	18
4.2	Application of Proceeds	19
4.3	Payments Over	19

SECTION 5. OTHER AGREEMENTS		20

5.1	Releases	20
5.2	Insurance	21
5.3	Amendments to Junior Lien Obligations Collateral Documents	22
5.4	Rights As Unsecured Creditors	23
5.5	First Lien Obligations Representatives as Gratuitous Bailees/Gratuitous Agent for Perfection	23
5.6	[Reserved]	25
5.7	Reinstatement	25
5.8	Refinancings	25

SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS		25

6.1	Financing Issues	25
6.2	Relief from the Automatic Stay	26
6.3	Adequate Protection	27
6.4	Avoidance Issues	28
6.5	Application	28
6.6	Waivers	28
6.7	Post-Petition Interest	28
6.8	Separate Grants of Security and Separate Classification	29
6.9	Reorganization Securities	29
6.10	Voting	29

SECTION 7. RELIANCE; WAIVERS; ETC.		29

7.1	Reliance	29
7.2	No Warranties or Liability	30
7.3	Obligations Unconditional	30

-i-

SECTION 8. MISCELLANEOUS		31

8.1	Conflicts	31
8.2	Continuing Nature of this Agreement; Severability	31
8.3	Amendments; Waivers	31
8.4	Information Concerning Financial Condition of the Company and its Subsidiaries	31
8.5	Subrogation	32
8.6	Application of Payments	32
8.7	Governing Law; Jurisdiction; Consent to Service of Process; Waivers	32
8.8	WAIVER OF JURY TRIAL	33
8.9	Notices	33
8.10	Further Assurances	34
8.11	Governing Law	34
8.12	Binding on Successors and Assigns	34
8.13	Specific Performance	35
8.14	Section Titles	35
8.15	Counterparts	35
8.16	[Reserved]	35
8.17	No Third Party Beneficiaries; Successors and Assigns	35
8.18	Effectiveness of Agreement	35
8.19	Agent Capacities	35
8.20	Relative Rights	36
8.21	References	36
8.22	Requirements for Consent and Acknowledgment	36
8.23	Intercreditor Agreements	38
8.24	ABL Intercreditor Agreement and Applicable First Lien Agent as First Lien/Junior Lien Intercreditor Representative	39

Acknowledgement of and Consent to the First Lien/Junior Lien Intercreditor Agreement

(Company and the Other Pledgors)

EXHIBITS:

Exhibit A-1        Consent and Acknowledgment (Other First Lien Obligations)

Exhibit A-2        Consent and Acknowledgment (Other Junior Lien Obligations)

-ii-

FIRST LIEN/JUNIOR LIEN INTERCREDITOR AGREEMENT

This FIRST LIEN/JUNIOR LIEN INTERCREDITOR AGREEMENT is dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, this “Agreement”), between DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), in its capacities as the First Lien Facility Agent and the Applicable First Lien Agent, and U.S. BANK NATIONAL ASSOCIATION (“US Bank”), in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent; and acknowledged and consented to (a) by ALERIS INTERNATIONAL, INC., a Delaware corporation (together with its successors in such capacity and as provided in Section 8.18 (Effectiveness of Agreement), the “Company”), and the other Pledgors, (b) by each Other First Lien Obligations Agent, for itself and on behalf of the Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (c) by each Other Junior Lien Obligations Agent, for itself and on behalf of the Other Junior Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment. Capitalized terms used but not defined in the preamble or the recitals to this Agreement have the meanings set forth in Section 1.1 below.

BACKGROUND

A.        WHEREAS, the Company (i) entered into that certain First Lien Credit Agreement dated as of June 25, 2018 among Aleris Corporation, a Delaware corporation (“Holdings”), the Company, the lenders party thereto from time to time and DB, as administrative agent, and (ii) may become a party to Other First Lien Obligations Credit Documents from time to time hereafter;

B.        WHEREAS, the Company (i) entered into that certain Asset-Based Revolving Credit Agreement dated as of June 15, 2015 among Holdings, the Company, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and collateral agent, and (ii) may become a party to ABL Pari Lien Obligations Credit Documents (as defined in the ABL Intercreditor Agreement) from time to time hereafter (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Facility”);

C.        WHEREAS, the Company (i) entered into that certain Junior Lien Notes Indenture dated as of June 25, 2018 among Holdings, the Company, and US Bank, as trustee and collateral agent, and (ii) may become a party to Other Junior Lien Obligations Credit Documents from time to time hereafter;

D.        WHEREAS, concurrently with the execution and delivery of this Agreement, DB, in its capacities as the First Lien Facility Agent and the Applicable First Lien Agent, US Bank, in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent, and JPM, in its capacities as ABL Facility Collateral Agent and Applicable ABL Obligations Representative are also entering into that certain ABL Lien Intercreditor Agreement dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”);

E.        WHEREAS, this Agreement shall, on and after the date hereof, govern the relationship between the First Lien Obligations Secured Parties as a group, on the one hand, and the Junior Lien Obligations Secured Parties as a group, on the other hand, with respect to the Common Collateral, while the ABL Intercreditor Agreement shall continue to govern the relationship between the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties, collectively as a group on the one hand, and the ABL Obligations Secured Parties (as defined in the ABL Intercreditor Agreement) on the other hand, with respect to the Common Collateral; and

F.        WHEREAS, it is understood and agreed that, after the date hereof, not all First Lien Obligations Secured Parties or the Junior Lien Obligations Secured Parties, as the case may be, may have security interests in all of the Collateral and nothing in this Agreement is intended to give rights to any person in any Collateral in which such person (or its Representative or collateral agent) does not otherwise have a security interest.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.        Definitions.

1.1         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Facility” means has the meaning assigned to such terms in the recitals.

“ABL Facility Collateral Agent” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Facility Secured Parties” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means has the meaning assigned to such terms in the recitals.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Applicable ABL Obligations Representative” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Applicable Agent” means either the Applicable First Lien Agent or the Applicable Junior Lien Agent, as the context may require.

“Applicable First Lien Agent” means the First Lien Facility Agent until it shall have notified in writing the Applicable Junior Lien Agent, the Junior Lien Notes Collateral Agent (if not acting as the Applicable Junior Lien Agent) and any Other First Lien Obligations Agent that another Representative has become the Applicable First Lien Agent for the First Lien Obligations Secured Parties pursuant to the First Lien/First Lien Intercreditor Agreement (as defined in the First Lien Credit Agreement) or other First Lien Obligations Documents. As of the date hereof, DB, in its capacity as the First Lien Facility Agent, shall act as the Applicable First Lien Agent and shall continue to be the Applicable First Lien Agent until such time as DB (in such capacity) provides written notice pursuant to the preceding sentence that another Representative has become the Applicable First Lien Agent.

“Applicable Junior Lien Agent” means such agent or trustee as is designated “Applicable Junior Lien Agent” by Junior Lien Obligations Secured Parties holding a majority in aggregate principal amount of the Junior Lien Obligations then outstanding. As of the date hereof, the Notes Collateral Agent, in its capacity as the Junior Lien Notes Collateral Agent, shall act as the Applicable Junior Lien Agent. When any Junior Lien Obligations Representative other than the Junior Lien Notes Collateral Agent becomes the Applicable Junior Lien Agent, it shall send a written notice thereof to the Applicable First Lien Agent and the Pledgors.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Pledgor.

“Cash Management Bank” has the meaning assigned to such term in the First Lien Credit Agreement (or equivalent term in any other First Lien Facility or Other First Lien Obligations Credit Document).

“Class” means, with respect to any Obligations, (a) all First Lien Obligations (which, collectively, shall constitute one class) and (b) all Junior Lien Obligations (which, collectively, shall constitute one class).

“Collateral” means all assets and properties subject to Liens in favor of any First Lien Obligations Secured Parties or Junior Lien Obligations Secured Parties created by any of the First Lien Obligations Collateral Documents or the Junior Lien Obligations Collateral Documents, as applicable, including any assets in which the Applicable First Lien Agent or the relevant First Lien Obligations Representatives are automatically deemed to have a Lien pursuant to the provisions of Section 2.3 and including any asset subject to Liens granted pursuant to Section 6 (Insolvency or Liquidation Proceedings) to secure both the First Lien Obligations and the Junior Lien Obligations.

“Common Collateral” means the portion of the Collateral granted to secure both one or more Series of the First Lien Obligations and one or more Series of the Junior Lien Obligations, in each case other than Excluded Assets until the earlier of (x) such time as a Lien is granted for the benefit of the First Lien Obligations and the Junior Lien Obligations and (y) such asset is no longer an Excluded Asset (including as a result of the proceeds thereof being Collateral).

“Company” has the meaning assigned to such term in the preamble hereof.

“Comparable Junior Obligations Collateral Document” means, in relation to any Common Collateral subject to any Lien created under any First Lien Obligations Collateral Document, those Junior Lien Obligations Collateral Documents that create a Lien on the same portion of Common Collateral, granted by the same Pledgor or Pledgors.

“Consent and Acknowledgment” means, as applicable, either (a) an instrument in form and substance substantially similar to Exhibit A-1 hereto or another instrument reasonably satisfactory to the Applicable First Lien Agent and the Company, pursuant to which any Other First Lien Obligations Secured Party, through its Other First Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 8.22 (Requirements for Consent) or (b) an instrument in form and substance substantially similar to Exhibit A-2 hereto or another instrument reasonably satisfactory to the Applicable First Lien Agent and the Company, pursuant to which any Other Junior Lien Obligations Secured Party, through its Other Junior Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 8.22.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“DB” has the meaning assigned to such term in the preamble hereof.

“DIP Financing” has the meaning assigned to such term in Section 6.1.

“Discharge” means, with respect to any Secured Obligations, except to the extent otherwise provided in Section 5.7 (Reinstatement) and Section 6.4 (Avoidance Issues) below, (a) payment in full in immediately available funds (or such other form of consideration as is acceptable to the requisite holders of the applicable Class of obligations pursuant to the terms of the applicable Documents) of the principal of, and interest (including interest accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding) accrued on, all outstanding Indebtedness included in such Secured Obligations after or concurrently with the termination of all commitments to extend credit thereunder (other than, if applicable, pursuant to any Secured Cash Management Agreements or Secured Hedge Agreements, in each case as provided under the relevant Documents or as to which reasonably satisfactory arrangements have been made with the relevant Cash Management Banks or Hedge Banks, as applicable, or their respective Affiliates, as the case may be), (b) with respect to any letters of credit or letters of credit guaranties that may be outstanding in respect of any Secured Obligations, termination or delivery of cash collateral, backstop letters of credit or other credit support in respect thereof in an amount and manner in compliance with the applicable Documents, and (c) payment in full in immediately available funds (or such other form of consideration as is acceptable to the requisite holders of the applicable Class of obligations pursuant to the terms of the applicable Documents) of any other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than in respect of contingent indemnification and expense reimbursement claims not then due); provided, that (i) the Discharge of the First Lien Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a First Lien Facility or a Refinancing of the First Lien Facility Obligations, (ii) the Discharge of any Other First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company as a Refinancing of such Other First Lien Obligations, (iii) the Discharge of the Junior Lien Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligation designated by the Company as a Junior Lien Notes Obligations or a Refinancing of the Junior Lien Facility Obligations and (iv) the Discharge of any Other Junior Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company as a Refinancing of such Other Junior Lien Obligations. In the event that any Secured Obligations are modified and such Secured Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, such Secured Obligations shall be deemed to be Discharged when the final payment is made, in cash or in the form of consideration otherwise provided for in the applicable Plan of Reorganization, in respect of such Indebtedness and any obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” has a correlative meaning to the foregoing.

“Dispose” or “Disposed of” means to convey, sell, lease, assign, farm-out, transfer or otherwise dispose of any property, business or assets. The term “Disposition” has a correlative meaning to the foregoing.

“Documents” means, collectively, the First Lien Obligations Documents and the Junior Lien Obligations Documents, or any of the foregoing.

“Excluded Assets” means “Excluded Assets” under and as defined in the First Lien Facility Collateral Agreement or the Junior Lien Notes Security Agreement, as applicable.

“First Lien Closing Date” means June 25, 2018.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of the date hereof, among the Company, Holdings, the lenders party thereto from time to time and the First Lien Facility Agent, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company and the Applicable ABL Obligations Representative to not be included in the definition of “First Lien Credit Agreement”).

“First Lien Facility” means (i) the First Lien Credit Agreement, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “First Lien Facility” and subject to the satisfaction of the applicable requirements set forth in Section 8.22 (Requirements for Consent), one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (except to the extent any such refinancing, replacement or restructuring is designated by the Company and the Applicable ABL Obligations Representative to not be included in the definition of “First Lien Facility”); provided, that in the case of this clause (ii), if any First Lien Obligations are outstanding, the Representative for such First Lien Facility has duly executed and delivered an intercreditor agreement (or joinder thereto) among each First Lien Obligations Representative.

“First Lien Facility Agent” means the collateral agent for the First Lien Facility Obligations Secured Parties, together with its successors and permitted assigns under the First Lien Facility Documents exercising substantially the same rights and powers (or if there is more than one First Lien Facility, such agent or trustee as is designated as “First Lien Facility Agent” under the First Lien Facility Documents). As of the date hereof, DB shall be the First Lien Facility Agent and shall continue to be the First Lien Facility Agent until such time as DB is replaced in such capacity in accordance with the terms of the First Lien Credit Agreement.

“First Lien Facility Collateral Agreement” means (a) the Security Agreement dated as of the date hereof, among the Company, each other Pledgor party thereto and the First Lien Facility Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any First Lien Facility described in clause (ii) of the definition thereof and designated by the Company as a “First Lien Facility Collateral Agreement,” as amended, restated, supplemented or otherwise modified from time to time.

“First Lien Facility Collateral Documents” means, collectively, the First Lien Facility Collateral Agreement, any of the other “Collateral Documents” (or comparable terms) as defined in the First Lien Facility Credit Documents, and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any First Lien Facility Obligations.

“First Lien Facility Credit Documents” means (i) the First Lien Credit Agreement and (ii) the instrument, agreement or other document evidencing or governing any other First Lien Facility described in clause (ii) of the definition thereof.

“First Lien Facility Documents” means, collectively, (i) the documentation in respect of the First Lien Facility, including the First Lien Credit Agreement, any other First Lien Facility Credit Document, the First Lien Facility Collateral Documents and any other “Loan Documents” or comparable terms as defined in the applicable First Lien Facility, (ii) each agreement, document or instrument providing for or evidencing obligations in respect of Secured Hedge Agreements or Secured Cash Management Agreements and any documentation in respect of such agreements in each case of this clause (ii) designated by the Company and the Applicable ABL Obligations Representative to be ABL Facility Obligations.

“First Lien Facility Obligations” means all “Secured Obligations” (as such term is defined in the First Lien Facility Collateral Agreement) (or any analogous terms) of the Company and other obligors outstanding under, and all other obligations in respect of, any First Lien Facility Documents, to pay principal, premium (if any), interest (including interest, fees, cost, charges and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the First Lien Facility Documents.

“First Lien Facility Obligations Secured Parties” means the persons holding any First Lien Facility Obligations, including the First Lien Facility Agent and any of the other “Secured Parties” (or comparable term) as defined in the First Lien Facility Collateral Agreement.

“First Lien Obligations” means, collectively, the First Lien Facility Obligations and the Other First Lien Obligations, or any of the foregoing; provided, that no additional obligations shall constitute First Lien Obligations unless the Applicable First Lien Agent has received an intercreditor agreement reasonably satisfactory to it from the Representative for such obligations and the Pledgors, or the Applicable First Lien Agent shall have otherwise consented thereto in writing (it being understood that any such intercreditor agreement that satisfies clause (c) of the definition of “Intercreditor Agreement” in the First Lien Credit Agreement shall be satisfactory to the Applicable First Lien Agent).

“First Lien Obligations Collateral Documents” means, collectively, the First Lien Facility Collateral Documents and the Other First Lien Obligations Collateral Documents.

“First Lien Obligations Credit Documents” means, collectively, the First Lien Facility Credit Documents and the Other First Lien Obligations Credit Documents.

“First Lien Obligations Documents” means, collectively, the First Lien Facility Documents and the Other First Lien Obligations Documents.

“First Lien Obligations Representative” means each of the First Lien Facility Agent and each Other First Lien Obligations Agent.

“First Lien Obligations Secured Parties” means, collectively, the First Lien Facility Obligations Secured Parties and the Other First Lien Obligations Secured Parties, or any of the foregoing.

“Hedge Bank” has the meaning assigned to such term in the First Lien Credit Agreement (or equivalent term in any other First Lien Facility or Other First Lien Obligations Credit Document).

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded.

“Holdings” has the meaning assigned to such term in the recitals.

“Indebtedness” means and includes all obligations that constitute “Indebtedness,” “Debt” or other comparable terms as defined in the First Lien Credit Agreement, any First Lien Facility Credit Document, the Notes Indenture, any Junior Lien Notes Credit Document, any Other First Lien Obligations Credit Document or any Other Junior Lien Obligations Credit Document, as applicable.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Pledgor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Pledgor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Pledgor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except to the extent permitted by the applicable Documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Pledgor.

“JPM” has the meaning assigned to such term in the recitals.

“Junior Lien Notes Collateral Agent” means the collateral agent for the Junior Lien Notes, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the Junior Lien Notes Security Agreement. As of the date hereof, US Bank shall be the Junior Lien Notes Collateral Agent.

“Junior Lien Notes” meant the Company’s 10.750% Senior Secured Junior Priority Notes due 2023 pursuant to the Junior Lien Notes Indenture.

“Junior Lien Notes Indenture” means the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms and with the terms of this Intercreditor Agreement), among Holdings, the Company and the Junior Lien Notes Collateral Agent, including any replacement thereof (in whole or in part) entered into in connection with one or more refinancings thereof permitted hereunder.

“Junior Lien Notes Collateral Documents” means, collectively, the Junior Lien Notes Security Agreement, any of the other “Security Documents” (or comparable terms) as defined in the Junior Lien Notes Documents, and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any Junior Lien Notes Obligations.

“Junior Lien Notes Documents” means, collectively, the documentation in respect of the Junior Lien Notes Obligations and the Other Second-Priority Debt Documents (as defined in the Junior Lien Notes Security Agreement), including the Junior Lien Notes Indenture, any other Junior Lien Notes Collateral Document; any other “Note Documents” or comparable terms as defined in the Junior Lien Notes Indenture and all other Second-Priority Debt Documents (as defined in the Junior Lien Notes Security Agreement).

“Junior Lien Notes Obligations” means all “Secured Obligations” (as such term is defined in the Junior Lien Notes Security Agreement) of the Company and other obligors outstanding under, and all other obligations in respect of, any Junior Lien Notes Documents, to pay principal, premium (if any), interest (including interest, fees, costs, charges and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under or in connection with the Junior Lien Notes Documents.

“Junior Lien Notes Obligations Secured Parties” means the persons holding any Junior Lien Notes Obligations, including the Junior Lien Notes Collateral Agent and any of the other “Secured Parties” (or comparable term) a defined in the Junior Lien Notes Security Agreement.

“Junior Lien Notes Security Agreement” means the Security Agreement dated as of the date hereof, among the Company, each other Pledgor party thereto and the Junior Lien Notes Collateral Agent, as amended, restated, supplemented or otherwise modified from time to.

“Junior Lien Obligations” means, collectively, the Junior Lien Notes Obligations and the Other Junior Lien Obligations, or any of the foregoing.

“Junior Lien Obligations Collateral Documents” means, collectively, the Junior Lien Notes Collateral Documents and the Other Junior Lien Obligations Collateral Documents.

“Junior Lien Obligations Documents” means, collectively, the Junior Lien Notes Documents and the Other Junior Lien Obligations Documents.

“Junior Lien Obligations Representative” means each of the Junior Lien Notes Collateral Agent and each Other Junior Lien Obligations Agent.

“Junior Lien Obligations Secured Parties” means, collectively, the Junior Lien Notes Obligations Secured Parties and the Other Junior Lien Obligations Secured Parties, or any of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“New York Courts” has the meaning assigned to such term in Section 8.7(b).

“obligations” means any principal, interest (including interest accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in such proceeding), penalties, fees, costs and other charges, indemnifications, reimbursements (including, if applicable, reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under the documentation governing any Indebtedness.

“Other First Lien Obligations” means all obligations of the Company and the other Pledgors (other than the First Lien Facility Obligations) owing under the applicable Other First Lien Obligations Documents, in each case, (x) that are designated in writing by the Company as Other First Lien Obligations pursuant to and in accordance with Section 8.22 and (y) the Representative with respect to which has duly executed and delivered an applicable Consent and Acknowledgment; provided, that if any First Lien Obligations are outstanding, the Representative for such Other First Lien Obligations has duly executed and delivered an intercreditor agreement (or joinder thereto) among each First Lien Obligations Representative.

“Other First Lien Obligations Agent” means, with respect to any Series of Other First Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other First Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the First Lien Facility Collateral Agreement) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Other First Lien Obligations.

“Other First Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute Other First Lien Obligations.

“Other First Lien Obligations Documents” means, collectively, the Other First Lien Obligations Credit Documents and the Other First Lien Obligations Collateral Documents related thereto.

“Other First Lien Obligations Secured Parties” means, collectively, the persons holding any Other First Lien Obligations (including the Other First Lien Obligations Agents with respect thereto) who have, directly or indirectly through their respective Other First Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 8.22 hereof.

“Other Junior Lien Obligations” means all obligations of the Company and the other Pledgors (other than the Junior Lien Notes Obligations) owing under the applicable Other Junior Lien Obligations Documents, in each case, (x) that are designated in writing by the Company as Other Junior Lien Obligations pursuant to and in accordance with Section 8.22 and (y) the Representative with respect to which has duly executed and delivered an applicable Consent and Acknowledgment, provided, that if any Junior Lien Obligations are outstanding, the Representative for such Other Junior Lien Obligations has duly executed and delivered an intercreditor agreement (or joinder thereto) among each Junior Lien Obligations Representative.

“Other Junior Lien Obligations Agent” means, with respect to any Series of Other Junior Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other Junior Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Junior Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the Junior Lien Notes Security Agreement) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Other Junior Lien Obligations.

“Other Junior Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans or term loans, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute Other Junior Lien Obligations.

“Other Junior Lien Obligations Documents” means, collectively, the Other Junior Lien Obligations Credit Documents and the Other Junior Lien Obligations Collateral Documents related thereto.

“Other Junior Lien Obligations Secured Parties” means, collectively, the persons holding any Other Junior Lien Obligations (including the Other Junior Lien Obligations Agents with respect thereto) who have, directly or indirectly through their respective Other Junior Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 8.22 hereof.

“Permitted Remedies” means, with respect to any Junior Lien Obligations,

(a)        filing a claim or statement of interest with respect to such Junior Lien Obligations; provided, that an Insolvency or Liquidation Proceeding has been commenced by or against any Pledgor;

(b)        taking any action (not adverse to the Liens on the Common Collateral securing any First Lien Obligations, the priority status thereof, or the rights of the Applicable First Lien Agent or any of the First Lien Obligations Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, prove, preserve, perfect or protect (but, subject to clause (f) below, not enforce) its rights in and perfection and priority of its Lien on any of the Common Collateral;

(c)        filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Lien Obligations Secured Parties, including any claims secured by the Collateral securing the Junior Lien Obligations, in each case in accordance with the terms of this Agreement;

(d)        filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Pledgors arising under either any Insolvency or Liquidation Proceeding or applicable non-Bankruptcy Law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction);

(e)        voting on any Plan of Reorganization in a manner that is consistent with the terms of this Agreement, filing any proof of claim, making other filings and making any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement; and

(f)        exercise any rights or remedies with respect to the Collateral after the Discharge of First Lien Obligations or after 180 days have elapsed since the Junior Lien Notes Collateral Agent or, in accordance with the terms of the Indenture, the holders of the Junior Lien Notes, declared the existence of an event of default and demanded repayment of the principal outstanding amount of the Junior Lien Notes or the First Lien Facility Agent or any of the First Lien Obligations Secured Parties received notice from the trustee of such declaration of such event of default and demand for repayment; unless the First Lien Facility Agent or any of the First Lien Obligations Secured Parties has commenced, and is diligently pursuing, the exercise of any remedies with respect to all or a material portion of the Collateral or is stayed by applicable law or governmental proceeding from such exercise.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” means the Common Collateral in the possession or control of any Representative (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Pledgors” means Holdings, the Company and each of its subsidiaries that shall have granted any Lien in favor of any Representative on any of its assets or properties to secure any of the Secured Obligations.

“Post-Petition Claims” means, collectively, interest, fees, costs, expenses and other charges that pursuant to any First Lien Obligations Document or any Junior Lien Obligations Document continue to accrue after the commencement of an Insolvency or Liquidation Proceeding.

“Recovery” has the meaning assigned to such term in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” have correlative meanings.

“Representative” (a) in respect of the First Lien Facility Obligations or the First Lien Facility Obligations Secured Parties, the First Lien Facility Agent, (b) in respect of the Junior Lien Notes Obligations or the Junior Lien Notes Obligations Secured Parties, the Junior Lien Notes Collateral Agent, (c) in respect of any Series of Other First Lien Obligations or the relevant Other First Lien Obligations Secured Parties, the Other First Lien Obligations Agent of such Series, and (d) in respect of any Series of Other Junior Lien Obligations or the relevant Other Junior Lien Obligations Secured Parties, the Other Junior Lien Obligations Agent of such Series.

“Required Lenders” means, with respect to any First Lien Obligations Documents, the First Lien Obligations Secured Parties in respect thereof the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of, or consent to any departure from such First Lien Obligations Documents (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of such First Lien Obligations Documents).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Pledgor and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Company to the Applicable First Lien Agent as a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Hedging Agreement that is entered into by and between any Pledgor and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Company to the Applicable First Lien Agent as a Secured Hedge Agreement.

“Secured Obligations” means, collectively, the First Lien Facility Obligations, any Other First Lien Obligations, the Junior Lien Facility Obligations and any Other Junior Lien Obligations, or any of the foregoing.

“Secured Parties” means, collectively, the First Lien Facility Obligations Secured Parties, the Junior Lien Notes Obligations Secured Parties, any Other First Lien Obligations Secured Parties and any Other Junior Lien Obligations Secured Parties, or any of the foregoing.

“Series” means, as applicable,

(a)        each of the First Lien Facility Obligations and each series of Other First Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting First Lien Obligations, except that, in the event that any two or more series of such Other First Lien Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such Other First Lien Obligations to constitute a single series, such series of Other First Lien Obligations shall collectively constitute a single series. The First Lien Obligations Secured Parties with respect to each series of First Lien Obligations shall constitute a separate series of First Lien Obligations Secured Parties; and

(b)        each of the Junior Lien Facility Obligations and each series of Other Junior Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting Junior Lien Obligations, except that, in the event that any two or more series of such Other Junior Lien Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such Other Junior Lien Obligations to constitute a single series, such series of Other Junior Lien Obligations shall collectively constitute a single series.

The Junior Lien Obligations Secured Parties with respect to each series of Junior Lien Obligations shall constitute a separate series of Junior Lien Obligations Secured Parties.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Trustee” has the meaning assigned to such term in the recitals.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, unless otherwise provided herein.

1.2         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Exhibits shall be construed to refer to Sections and Exhibits of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

SECTION 2.        Lien Priorities.

2.1         Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to secure any First Lien Obligations on the Common Collateral or of any Liens granted to secure any Junior Lien Obligations on the Common Collateral, (ii) any provision of the UCC, any Bankruptcy Law or any other applicable law, (iii) any provision of the First Lien Obligations Documents or the Junior Lien Obligations Documents, (iv) whether any First Lien Obligations Secured Party or Junior Lien Obligations Secured Party, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (v) the fact that any Liens granted to secure the Junior Lien Obligations or any Liens granted to secure any First Lien Obligations may be subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each of the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, hereby agrees that: whether or not any Liens securing any First Lien Obligations are subordinated to any Liens securing any other Obligation of any Pledgor or any other person, (a) any Lien on the Common Collateral securing or purporting to secure any First Lien Obligations will at all times, regardless of how acquired (whether by grant, statute, operation of law, subrogation or otherwise), have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing or purporting to secure any Junior Lien Obligations for all purposes and (b) any Lien on the Common Collateral securing or purporting to secure any Junior Lien Obligations will at all times, regardless of how acquired (whether by grant, statute, operation of law, subrogation or otherwise), be junior and subordinate in all respects to all Liens on the Common Collateral securing or purporting to secure any First Lien Obligations for all purposes. All Liens on the Common Collateral securing or purporting to secure any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing or purporting to secure any Junior Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any Pledgor or any other person or are otherwise voided, avoided, invalidated, or lapsed.

2.2         Prohibition on Contesting Liens. Each of the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, and each of the Applicable First Lien Agent and each relevant Representative, for itself and on behalf of the applicable First Lien Obligations Secured Parties, agrees that, until the Discharge of First Lien Obligations has occurred, it shall not (and hereby waives any right to) take any action to challenge, contest or support any other person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, allowability, or enforceability of (a) a Lien securing, or claims asserted with respect to, any First Lien Obligations held (or purported to be held) by or on behalf of any of the First Lien Obligations Secured Parties or any agent or trustee therefor in any Common Collateral or any other Lien, collateral or security in respect of the First Lien Obligations or (b) a Lien securing, or claim asserted with respect to, any Junior Lien Obligations held (or purported to be held) by or on behalf of any of the Junior Lien Obligations Secured Parties or any agent or trustee therefor in any Common Collateral or any other Lien, collateral or security in respect of the Junior Lien Obligations, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Obligations Representative or any First Lien Obligations Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First Lien Obligations as provided in Section 2.1 or the provisions for exercise of remedies) or any of the First Lien Obligations Documents.

2.3         No New Liens. So long as the Discharge of First Lien Obligations has not occurred and subject to Section 6, the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Pledgor, it shall not acquire or hold any Lien on any assets of the Company or any other Pledgor securing any Junior Lien Obligations that are not also subject to the first-priority Lien in respect of the First Lien Obligations under the First Lien Obligations Documents. If the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any Junior Lien Obligations Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on such property that is not also subject to the first-priority Lien in respect of the First Lien Obligations under the First Lien Obligations Documents, then the Applicable Junior Lien Agent, such Junior Lien Obligations Representative or such Junior Lien Obligations Secured Party, as the case may be, shall, without the need for any further consent of any person and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Applicable First Lien Agent and the First Lien Obligations Representatives as security for the First Lien Obligations (subject to the lien priority and other terms hereof) and shall promptly notify the Applicable First Lien Agent and each First Lien Obligations Representative in writing of the existence of such Lien (if and to the extent the Applicable Junior Lien Agent, such Junior Lien Obligations Representative or such Junior Lien Obligations Secured Party has actual knowledge of the existence of such Lien) and in any event take such actions as may be reasonably requested by the Applicable First Lien Agent or any First Lien Obligations Representative to assign such Liens to the Applicable First Lien Agent or, in the event that such Liens do not secure all First Lien

Obligations, the relevant First Lien Obligations Representative (and/or each of their respective designees) as security for the applicable First Lien Obligations. To the extent that the foregoing provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the Applicable First Lien Agent and each First Lien Obligations Representative and/or the First Lien Obligations Secured Parties, each such Junior Lien Obligations Representative or such Junior Lien Obligations Secured Party agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.3.

2.4         Confirmation of Subordination in Junior Lien Obligations Collateral Documents. Each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative agrees that each applicable Junior Lien Obligations Collateral Document shall, unless otherwise agreed to by the Applicable First Lien Agent, include language substantially the same as the following paragraph (or language to similar effect reasonably approved by the Applicable First Lien Agent to reflect the subordination of the Liens):

“Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the [insert the relevant Junior Lien Obligations Representative] for the benefit of the [Secured Parties] pursuant to this Agreement and (ii) the exercise of any right or remedy by the [insert the relevant Junior Lien Obligations Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral are subject to the provisions of the First Lien/Junior Lien Intercreditor Agreement dated as of June 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Junior Lien Intercreditor Agreement”), by and among Deutsche Bank AG New York Branch, in its capacities as the First Lien Facility Agent and the Applicable First Lien Agent, and U.S. Bank National Association, in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent. In the event of any conflict between the terms of the First Lien/Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Junior Lien Intercreditor Agreement shall govern.”

2.5         Perfection of Liens. Subject to Section 5.5 hereof, none of the Applicable First Lien Agent, or any First Lien Obligations Representative, or any other First Lien Obligations Secured Party shall be responsible for perfecting or maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties and shall not impose on the Applicable First Lien Agent, any First Lien Obligations Representative, any other First Lien Obligations Secured Party, the Applicable Junior Lien Agent, any Junior Lien Obligations Representative, any other Junior Lien Obligations Secured Party or any agent, or trustee for any of the foregoing persons any obligations in respect of the Disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or governmental authority or any applicable law.

2.6         Waiver of Marshalling. Until the Discharge of First Lien Obligations, each of the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, agrees not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

SECTION 3.        Enforcement.

3.1        Exercise of Remedies.

(a)        So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Pledgor:

(i)        except as otherwise provided herein, the Applicable First Lien Agent and each other First Lien Obligations Representatives shall have the exclusive right, in each case with respect to Common Collateral, to (x) enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and enforce any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party is a party, (y) make determinations regarding the time and method for the release, Disposition or restrictions with respect to any Common Collateral without any consultation with or the consent of any Junior Lien Obligations Representative or any Junior Lien Obligations Secured Party, and (z) otherwise enforce the rights and remedies of a secured creditor under the UCC and the Bankruptcy Law of any applicable jurisdiction, so long as any proceeds of any Common Collateral received by the Applicable First Lien Agent, such First Lien Obligations Representative and other First Lien Obligations Secured Parties in the aggregate in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with Section 4.2 (Application of Proceeds), subject to the relative priorities set forth in Section 2.1 (Subordination of Liens); and

(ii)        none of the Applicable Junior Lien Agent, or any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party will:

(x)        exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral or any other Lien, collateral or security in respect of any applicable Junior Lien Obligations, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure),

(y)        contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral or any other Lien, collateral or security by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party in respect of the First Lien Obligations, the exercise of any right by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Parties (or any agent or sub-agent on their behalf) in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Applicable Junior Lien Obligations Representative, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral or any other Lien, collateral or security under the First Lien Obligations Documents or otherwise in respect of the First Lien Obligations, or

(z)        object to the forbearance by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other Lien, collateral or security under the First Lien Obligations Documents or otherwise in respect of the First Lien Obligations;

provided, however, that the Applicable Junior Lien Agent and the Other Junior Lien Obligations Secured Parties may take any Permitted Remedies. In exercising rights and remedies with respect to any Common Collateral or any other Lien, collateral or security in respect of the First Lien Obligations, the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party in respect of the First Lien Obligations may enforce the provisions of the First Lien Obligations Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)        So long as the Discharge of First Lien Obligations has not occurred, each of the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the Junior Lien Obligations Secured Parties holding the relevant Series, agree that it will not take or receive any Common Collateral or other collateral or any proceeds of Common Collateral or other collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Common Collateral or other collateral in respect of the applicable Junior Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a) and otherwise with respect to the Permitted Remedies, the sole right of the Applicable Junior Lien Agent, the Junior Lien Obligations Representatives and the Other Junior Lien Obligations Secured Parties with respect to the Common Collateral or any other collateral securing any Junior Lien Obligations is to hold a Lien on the Common Collateral or such other collateral in respect of the applicable Junior Lien Obligations pursuant to the Junior Lien Obligations Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(c)        Subject to the proviso in clause (ii) of Section 3.1(a), (i) each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the relevant Junior Lien Obligations Secured Parties, agree that neither it nor any other Junior Lien Obligations Secured Party will take any action that would hinder or delay any exercise of remedies undertaken by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party with respect to the Common Collateral or any other collateral securing the First Lien Obligations, including any Disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise; (ii) each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the relevant Junior Lien Obligations Secured Parties, acknowledges that any First Lien Obligations Secured Party may direct the Applicable First Lien Agent to take actions to enforce rights or exercise remedies (v) in any manner in its sole discretion in compliance with applicable law, (w) without consultation with or the consent of any Junior Lien Obligations Secured Parties, (x) regardless of whether or not an Insolvency or Liquidation Proceeding has commenced, (y) regardless of any provision of any Junior Lien Obligations Documents (other than this

Agreement) and (z) regardless of whether or not such exercise is adverse to the interest of any Junior Lien Obligations Secured Parties; and (iii) each of the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the Junior Lien Obligations Secured Parties holding the relevant Series, hereby waives any and all rights it or any such Junior Lien Obligations Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Applicable First Lien Agent or any First Lien Obligations Representative seeks to enforce or collect the First Lien Obligations or the Liens granted to secure any First Lien Obligations, regardless of whether any action or failure to act by or on behalf of the Applicable First Lien Agent, any First Lien Obligations Representative or any First Lien Obligations Secured Party is adverse to the interests of any of the Junior Lien Obligations Secured Parties.

(d)        Each of the Applicable Junior Lien Agent and each relevant Representative, for itself and on behalf of the Junior Lien Obligations Secured Parties holding the relevant Series, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Junior Lien Obligations Document shall be deemed to restrict in any way the rights and remedies of the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party with respect to the Common Collateral or other collateral securing the First Lien Obligations as set forth in this Agreement and any First Lien Obligations Documents.

3.2        Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a), each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of applicable Junior Lien Obligations Secured Parties, agrees that, unless and until the Discharge of First Lien Obligations has occurred, it will not commence, or join with any person (other than the Applicable First Lien Agent, any First Lien Obligations Representative and the other First Lien Obligations Secured Parties, upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Junior Lien Obligations Documents or otherwise in respect of the applicable Junior Lien Obligations secured by the Common Collateral.

3.3        Actions Upon Breach. If any Junior Lien Obligations Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to take or threatens to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Junior Lien Obligations Secured Party that relief against such Junior Lien Obligations Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Obligations Secured Parties, it being understood and agreed by each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, that (i) the First Lien Obligations Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Junior Lien Obligations Secured Party waives any defense that the Pledgors and/or the First Lien Obligations Secured Parties cannot demonstrate damage and/or can be made whole by the awarding of damages.

SECTION 4.          Payments.

4.1        Nature of Claims. Each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, acknowledges and agrees that (i) with respect to any commitments under any First Lien Obligations Agreement that constitute revolving credit commitments, in the ordinary course of business, the applicable First Lien Obligations Representative and lenders thereunder will apply payments and make advances to the Company or other Pledgors thereunder and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) no release of any Lien by the Applicable First Lien Agent or any First Lien Obligations Representative, as the case may be, upon any portion of the Common Collateral or other collateral securing any First Lien Obligations in connection with a Disposition not prohibited under the First Lien Obligations Documents shall constitute the exercise of remedies prohibited under this Agreement; and (iii) the amount of the First Lien Obligations that may be outstanding at any time or from time to time may be increased by way of incremental commitments or reduced and, with respect to any First Lien Obligations that comprise revolving facilities, subsequently reborrowed. The Lien priority set forth in this Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the First Lien Obligations or any portion thereof.

4.2        Application of Proceeds. Each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, acknowledges and agrees that, subject to the ABL Intercreditor Agreement with respect to the ABL Priority Collateral, so long as the Discharge of First Lien Obligations has not occurred, the Common Collateral and any other collateral securing the First Lien Obligations or proceeds thereof received in connection with the Disposition of, or collection on, such Common Collateral or such other collateral upon the exercise of remedies as a secured party shall be applied by the Applicable First Lien Agent or the relevant First Lien Obligations Representatives to the applicable First Lien Obligations in a manner as specified in the relevant First Lien Obligations Documents until the Discharge of First Lien Obligations has occurred, and prior to any application thereof to any Junior Lien Obligations. After the Discharge of First Lien Obligations, subject to Section 5.7 hereof and Section 6.4 hereof and the provisions of the ABL Intercreditor Agreement, the Applicable First Lien Agent and the First Lien Obligations Representatives (if not the Applicable First Lien Agent) shall deliver promptly to the Applicable Junior Lien Agent (and/or its designees), for the benefit of the Junior Lien Obligations Secured Parties, any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Applicable Junior Lien Obligations Representative to the Junior Lien Obligations in a manner as specified in the Junior Lien Obligations Documents. Any Common Collateral or proceeds thereof remaining after the Discharge of Junior Lien Obligations shall be promptly delivered to the Pledgors or as a court of competent jurisdiction may otherwise direct to be applied.

4.3        Payments Over. Any Common Collateral or other collateral securing any First Lien Obligations or proceeds thereof received by the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Common Collateral or such other collateral or (except as otherwise set forth in Section 6) prior to the Discharge of First Lien Obligations shall be segregated and held in trust for the benefit of, and forthwith paid over to, the Applicable First Lien Agent (and/or its designees), for the benefit of the First Lien Obligations Secured Parties, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Applicable First Lien Agent and each First Lien Obligations Representative (if not the Applicable First Lien Agent) are each hereby individually authorized to make any such endorsements as agent for the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any Other Junior Lien Obligations Secured Parties. This authorization is coupled with an interest and is irrevocable.

SECTION 5.          Other Agreements.

5.1        Releases.

(a)        If, at any time any Pledgor or any First Lien Obligations Secured Party delivers notice to the Applicable Junior Lien Agent or the relevant Junior Lien Obligations Representatives that any specified Common Collateral (including all or substantially all of the equity interests of a Pledgor or any of its subsidiaries, which shall include for such purpose, in the case of the sale of equity interests in any such subsidiary),

(i)        any Common Collateral held by such subsidiary or any direct or indirect subsidiary thereof) is Disposed of (other than to another Pledgor),

(A)        by the owner of such Common Collateral in a transaction permitted under the First Lien Credit Agreement, any applicable Other First Lien Obligations Documents, the Notes Indenture and any applicable Other Junior Lien Obligations Documents; or

(B)        during the existence of any Event of Default under (and as defined in) the First Lien Credit Agreement or any applicable Other First Lien Obligations Documents in connection with any enforcement action, exercise of rights or remedies or to the extent that the Applicable First Lien Agent has consented to such Disposition; or

(ii)        any Lien on Common Collateral that is ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) is released as required by the ABL Intercreditor Agreement;

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens securing the Junior Lien Obligations upon such Common Collateral will automatically be released and discharged as and upon, but only to the extent, such Liens on such Common Collateral securing the First Lien Obligations are released and discharged; provided, that no release of the Liens securing the Junior Lien Obligations with respect to any Common Collateral will be deemed to have occurred upon the Discharge of First Lien Obligations (other than a Discharge of First Lien Obligations occurring as a result of the application of the proceeds of the Disposition of such Common Collateral to the First Lien Obligations in accordance with Section 4.2) and the Liens securing the Junior Lien Obligations shall attach to any proceeds of such Common Collateral that remain after the Discharge of First Lien Obligations. Notwithstanding the foregoing, if any such release of the Common Collateral is in connection with any sale, lease, exchange, transfer or other disposition not in connection with any enforcement action by the Applicable First Lien Agent, then such sale, lease, exchange, transfer or other disposition must also be permitted under the Junior Lien Obligations Documents.

Upon delivery to the Applicable Junior Lien Agent and each Junior Lien Obligations Representative (if different from the Applicable Junior Lien Agent) of a notice from the Applicable First Lien Agent, the relevant First Lien Obligations Representatives or the Company, which notice states that any release of Liens securing or supporting any First Lien Obligations has become effective (or shall become effective upon the release by the Applicable Junior Lien Agent or other relevant Junior Lien Obligations Secured Parties) shall promptly execute and deliver such instruments, releases, termination statements or other documents or instruments confirming such release on customary terms or otherwise reasonably satisfactory to the Applicable First Lien Agent and the Company, it being understood that all reasonable and documented out-of-pocket expenses incurred by any Junior Lien Obligations Secured Parties (and their respective representatives and counsel) in connection with the execution and delivery of such release documents or instruments shall be borne by the Pledgors. In the case of the Disposition of all or substantially all of the equity interests of a Pledgor or any of its subsidiaries, the guarantee in favor of the Junior Lien Obligations Secured Parties, if any, made by such Pledgor or such subsidiary will automatically be released and discharged as and upon, but only to the extent, the guarantee by such Pledgor or such subsidiary of the First Lien Obligations is released and discharged if (A) such Disposition is permitted by the terms of the First Lien Obligations Documents and the Junior Lien Obligations Documents or (B) such Disposition is made during the existence of any Event of Default under (and as defined in) the First Lien Credit Agreement or any applicable Other First Lien Obligations Documents in connection with any enforcement action, exercise of rights or remedies or to the extent that the Applicable First Lien Agent has consented to such Disposition.

(b)        Each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative for itself and on behalf of the applicable Junior Lien Obligations Secured Parties hereby irrevocably constitutes and appoints (which appointment is coupled with an interest) the Company, the Applicable First Lien Agent and any officer or agent of the Company or the Applicable First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Applicable Junior Lien Agent or such Junior Lien Obligations Representative, or in the Company’s or the Applicable First Lien Agent’s own name, from time to time in the Company’s or such First Lien Obligations Representative’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c)        Unless and until the Discharge of First Lien Obligations has occurred, each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral securing the First Lien Obligations to the repayment of First Lien Obligations pursuant to the applicable First Lien Obligations Documents; provided, that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Junior Lien Obligations Representatives or the Other Junior Lien Obligations Secured Parties to receive proceeds in connection with the Junior Lien Obligations not otherwise in contravention of this Agreement or otherwise upon the Discharge of the First Lien Obligations.

5.2        Insurance. The Applicable First Lien Agent (or the relevant First Lien Obligations Representative) and the Applicable Junior Lien Agent (or the relevant Junior Lien Obligations Representative) will be named as additional insureds and/or loss payees, as applicable, under the insurance policies maintained by any Pledgor as required pursuant to the applicable First Lien Obligations Documents and applicable Junior Lien Obligations Documents, respectively. Proceeds of the Common Collateral include insurance proceeds and, therefore, the Lien priority set forth in this Agreement shall govern the ultimate Disposition of such insurance proceeds. Unless and until the Discharge of First Lien Obligations has occurred, the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, hereby agrees that, subject to the rights of the Pledgors under the First Lien Obligations Documents:

(a)        the Applicable First Lien Agent or the relevant First Lien Obligations Representatives, as the case may be, shall have the sole and exclusive right to (i) adjust settlement for any losses covered by an insurance policy covering the Common Collateral or any other collateral securing the First Lien Obligations and (ii) approve any award granted in any condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Common Collateral or such other collateral; and

(b)        all proceeds of any such policy and any such award or deed, if in respect of the Common Collateral or such other collateral, shall be paid, subject to the rights of the Pledgors under the First Lien Obligations Documents, (a) first, prior to the occurrence of the Discharge of First Lien Obligations, to the Applicable First Lien Agent (which shall, upon receipt of such proceeds, promptly forward to the relevant First Lien Obligations Representatives for application in respect of the applicable Series) for the benefit of the First Lien Obligations Secured Parties pursuant to the terms of the applicable First Lien Obligations Documents, (b) second, after the occurrence of the Discharge of First Lien Obligations, to the Applicable Junior Lien Agent (which shall, upon receipt of such proceeds, promptly forward to the relevant Junior Lien Obligations Representatives for application in respect of the applicable Series) for the benefit of the Junior Lien Obligations Secured Parties pursuant to the terms of the applicable Junior Lien Obligations Documents, and (c) third, if no Junior Lien Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Applicable First Lien Agent in accordance with the terms of this Section 5.2 and Section 4.3.

5.3        Amendments to Junior Lien Obligations Collateral Documents.

(a)        So long as the Discharge of First Lien Obligations has not occurred, without the prior written consent of the Applicable First Lien Agent, no Junior Lien Obligations Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent that any provisions therein as so amended, supplemented or modified, or the terms of any new Junior Lien Obligations Collateral Document, would be prohibited by, or would require any Pledgor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)        In the event that the relevant First Lien Obligations Representatives or other First Lien Obligations Secured Parties enter into any amendment, waiver or consent in respect of or replace any First Lien Obligations Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Obligations Collateral Document or changing in any manner the rights of such First Lien Obligations Representatives, such First Lien Obligations Secured Parties, the Company or any other Pledgor thereunder, then such amendment, waiver, consent or replacement shall apply automatically to any comparable provision of each Comparable Junior Obligations Collateral Document in which the Pledgors grants a Lien on the same collateral, without the consent of the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party and without any action by any such person; provided, that such amendment, waiver, consent or replacement does not materially and adversely affect the rights of the Applicable Junior Lien Agent and any Junior Lien Obligations Representative and does not (i) materially and adversely affect the rights of the Junior Lien Obligations Secured Parties or their interests in the Common Collateral to a greater extent than the First Lien Obligations Secured Parties in a like or similar manner (other than by virtue of their relative priorities and rights and obligations hereunder) (ii) remove assets subject to the Lien of the Junior Lien Obligations Documents except to the extent that a release of such Lien is otherwise permitted by this Agreement and provided that there is a corresponding release of the Lien securing the First Lien Obligations or (iii) impose new duties on the Applicable Junior Lien Agent or any representative for Junior Lien Obligations or adversely amend the rights, indemnifications or any other provisions protective of the Applicable Junior Lien Agent without its consent. The Applicable First Lien Agent or the relevant First Lien Obligations Representatives shall give written notice of such amendment, waiver or consent to the Applicable Junior Lien Agent and each Junior Lien Obligations Representative (if not the same as the Applicable Junior Lien Agent); provided, that the failure to give such notice shall not affect the effectiveness of such amendment, waiver, consent or replacement with respect to the provisions of any Junior Lien Obligations Collateral Document or for any collateral document in respect of the ABL Facility or any Senior Lien Obligations Collateral Document as set forth in this Section 5.3(b).

5.4        Rights As Unsecured Creditors. The Applicable Junior Lien Agent and the relevant Junior Lien Obligations Representatives may exercise rights and remedies as an unsecured creditor against the Company or any other Pledgor that has guaranteed the Junior Lien Obligations in accordance with the terms of the applicable Junior Lien Obligations Documents and applicable law (including the Bankruptcy Laws of any applicable jurisdiction), in each case to the extent not inconsistent with or prohibited by the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by the Applicable Junior Lien Agent or any Junior Lien Obligations Representative of rights or remedies in respect of any Common Collateral or other collateral securing any Junior Lien Obligations or (b) enforcement in contravention of this Agreement of any Lien in respect of any Junior Lien Obligations. In the event that the Applicable Junior Lien Agent or any Junior Lien Obligations Representative becomes a judgment lien creditor or other secured creditor in respect of any Common Collateral or other collateral securing any Junior Lien Obligations as a result of its enforcement of its rights as an unsecured creditor in respect of any Junior Lien Obligations or otherwise, such judgment or other lien shall be subordinated to the Liens securing the First Lien Obligations on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated to such Liens securing the First Lien Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies that any First Lien Obligations Representative or any First Lien Obligations Secured Party may have with respect to the collateral securing any First Lien Obligations.

5.5        First Lien Obligations Representatives as Gratuitous Bailees/Gratuitous Agent for Perfection.

(a)        Each of the Applicable First Lien Agent and each First Lien Obligations Representative agrees to hold the Pledged Collateral that is part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of the Applicable Junior Lien Agent, each Junior Lien Obligations Representative and any assignee thereof solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to the Junior Lien Obligations Collateral Agreements, subject to the terms and conditions of this Section 5.5 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC). Pending delivery to the Applicable First Lien Agent, each other Representative shall hold any Pledged Collateral that is part of the Common Collateral that is in its possession or control, as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of each other Secured Party and any assignee thereof solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to the relevant First Lien Obligations Collateral Documents and Junior Lien Obligations Collateral Agreements, in each case, subject to the terms and conditions of this Section 5.5 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC).

(b)        In the event that the Applicable First Lien Agent or any First Lien Obligations Representative (or its agent or bailees), as applicable, has Lien filings against Intellectual Property (as defined in the applicable First Lien Obligations Collateral Documents) that is part of the Common Collateral that are necessary for the perfection of Liens on such Common Collateral, the Applicable First

Lien Agent or such First Lien Obligations Representative, as applicable, agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the Applicable Junior Lien Agent and each Junior Lien Obligations Representative and any assignee solely for the purpose of perfecting the security interest granted in such Common Collateral, if any, pursuant to the Junior Lien Obligations Collateral Agreements, subject to the terms and conditions of this Section 5.5.

(c)        Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of First Lien Obligations has occurred, the Applicable First Lien Agent and any First Lien Obligations Representative shall be entitled to deal with any Pledged Collateral in accordance with the terms of the relevant First Lien Obligations Collateral Documents as if the Liens under the Junior Lien Obligations Collateral Documents did not exist. The rights of the Junior Lien Obligations Representatives and the Other Junior Lien Obligations Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d)        Neither the Applicable First Lien Agent nor any First Lien Obligations Representative shall have any obligation whatsoever to the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party to assure that the Pledged Collateral is genuine or owned by the Pledgors or to protect or preserve rights or benefits of any person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the Applicable First Lien Agent and the First Lien Obligations Representatives under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the Applicable Junior Lien Agent and each Junior Lien Obligations Representative for purposes of perfecting the Liens securing any Junior Lien Obligations.

(e)        Neither the Applicable First Lien Agent nor any First Lien Obligations Representative shall have, by reason of any Junior Lien Obligations Collateral Documents or this Agreement or any other document, a fiduciary relationship in respect of the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party. The Applicable Junior Lien Agent, each Junior Lien Obligations Representative and each Other Junior Lien Obligations Secured Parties hereby waive and release the Applicable First Lien Agent and each First Lien Obligations Representative from all claims and liabilities arising pursuant to the Applicable First Lien Agent’s role or any First Lien Obligations Representative’s role, as agent and gratuitous bailee and/or gratuitous agent with respect to any Common Collateral, under this Section 5.5.

(f)        After the Discharge of the First Lien Obligations, the Applicable First Lien Agent or the relevant First Lien Obligations Representatives, as the case may be, shall promptly deliver to the Applicable Junior Lien Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and to the extent that such Pledged Collateral is in the possession or control of the Applicable First Lien Agent or such First Lien Obligations Representative (or its agents or bailees), together with any necessary endorsements (or otherwise allow the Applicable Junior Lien Agent to obtain control of such Pledged Collateral), or as a court of competent jurisdiction may otherwise direct.

(g)        None of the Applicable First Lien Agent, or any First Lien Obligations Representative or any First Lien Obligations Secured Party shall be required to marshal any present or future collateral security for the Company’s or its subsidiaries’ obligations to the Applicable First Lien Agent, such First Lien Obligations Representatives or such First Lien Obligations Secured Parties under any First Lien Obligations Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

5.6        [Reserved].

5.7        Reinstatement. If, at any time substantially concurrently with or after the Discharge of First Lien Obligations has occurred, the Company incurs or designates any First Lien Obligations, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such incurrence or designation as a result of the occurrence of such first Discharge of First Lien Obligations), and the applicable agreement governing such First Lien Obligations shall automatically be treated as a First Lien Obligations Credit Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of the Common Collateral set forth herein. Upon receipt of notice of such designation (including the identity of any new First Lien Obligations Representative), the Applicable Junior Lien Agent or the relevant Junior Lien Obligations Representatives shall promptly (i) enter into such documents and agreements (it being understood that the Company will pay all reasonable and documented out-of-pocket expenses incurred by any such person (and their respective representatives and counsel) in connection with the execution and delivery of such documents and agreements), including amendments or supplements to this Agreement, as the Company or such new First Lien Obligations Representative shall reasonably request in writing in order to provide to the new First Lien Obligations Representative the rights of a First Lien Obligations Representative contemplated hereby and (ii) to the extent then held by the Applicable Junior Lien Agent or any Junior Lien Obligations Representative, deliver to such new First Lien Obligations Representative any Pledged Collateral that is Common Collateral, together with any necessary endorsements (or otherwise allow such new First Lien Obligations Representative to obtain possession or control of such Pledged Collateral).

5.8        Refinancings. To the extent not prohibited by the terms of the Notes Indenture, the First Lien Credit Agreement, any other First Lien Obligations Documents, or Junior Lien Obligations Documents, respectively, as in effect on the date hereof (or, if less restrictive, on the date of such Refinancing), any Series of Secured Obligations may be Refinanced with Indebtedness constituting a Series of Secured Obligations of the same Class or another Class, in each case, without notice to or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any applicable Documents) of any Secured Party, all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the requirements set forth in Section 8.22 shall have been satisfied to the extent applicable.

SECTION 6.          Insolvency or Liquidation Proceedings.

6.1        Financing Issues. Subject to the terms of the ABL Intercreditor Agreement, until the Discharge of First Lien Obligations has occurred, if the Company or any other Pledgor shall be subject to any Insolvency or Liquidation Proceeding and the Applicable First Lien Agent shall desire to permit the use, sale or lease of cash collateral (as defined in Section 363(a) of the Bankruptcy Code) or to permit the Company or any other Pledgor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative for itself and on behalf of the applicable Junior Lien Obligations Secured Parties agrees that:

(a)        (i) it will raise no objection to, will not support any objection to or otherwise contest, and shall be deemed to have consented to, such use, sale or lease of such cash collateral and DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the proviso in clause (ii) of Section 3.1(a) and Section 6.3) and (ii) it will, to the extent the Liens securing the First Lien Obligations under the First Lien Obligations Documents are subordinated or pari passu with the Liens securing such DIP Financing, subordinate its Liens on the Common Collateral and any other collateral securing any Junior Lien Obligations to such DIP Financing (and all Obligations relating thereto, including any “carve-out” from the Common Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the Applicable First Lien Agent or the other First Lien Obligations Secured Parties) and to any adequate protection Liens granted to the Applicable First Lien Agent on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated to Liens securing First Lien Obligations under this Agreement.

(b)        it will raise no objection to, and will not support any objection to or otherwise contest (or support any other person in objecting to or contesting), any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of any First Lien Obligations made by the Applicable First Lien Agent, any relevant First Lien Obligations Representatives or any relevant First Lien Obligations Secured Party;

(c)        it will raise no objection to, will not support any objection to or otherwise contest (or support any other person in objecting to or contesting), any lawful exercise by any First Lien Obligations Secured Party of the right to credit bid the First Lien Obligations under Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law) or at any sale in foreclosure of any Common Collateral or other collateral securing any First Lien Obligations;

(d)        it will raise no objection to (or support any other person in objecting to or contesting), will not support any objection to or otherwise contest, any other request for judicial relief made in any court by any First Lien Obligations Secured Party relating to the lawful enforcement of any Lien on any Common Collateral or other collateral securing any First Lien Obligations; or

(e)        except as set forth below, it will raise no objection to, will not support any objection to or otherwise contest (or support any other person in object to or contesting), any order relating to a sale of any Common Collateral of any Pledgor for which any First Lien Obligations Representative has consented that provides, to the extent that the sale is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Junior Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First Lien Obligations rank to the Liens securing the Junior Lien Obligations in accordance with this Agreement, provided that, except as otherwise provided in the ABL Intercreditor Agreement, it (at the direction of the requisite holders of Junior Lien Notes and the holders of other Other Junior Lien Obligations) and the holders of Junior Lien Notes may assert any objection to the bidding or related procedures proposed to be utilized in connection with such sale or disposition that could be asserted by an unsecured creditor in any Insolvency or Liquidation Proceeding to the extent not inconsistent with or prohibited by the terms of this Agreement.

(f)        For the avoidance of doubt, after the Discharge of First Lien Obligations has occurred, the Applicable Junior Lien Agent shall be under no obligation to exercise discretion with respect to any DIP Financing.

6.2        Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral securing any First Lien Obligations, or seek to oppose the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party from seeking relief from the automatic stay or any other stay, without the prior written consent of all First Lien Obligations Representatives or the Required Lenders in respect of each Series of First Lien Obligations.

6.3        Adequate Protection. Each of the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, agrees that none of them shall contest, or support any other person contesting, (a) any request by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party for adequate protection or (b) any objection made by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party to any motion, relief, action or proceeding based on the Applicable First Lien Agent, such First Lien Obligations Representative’s or such First Lien Obligations Secured Party’s claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Obligations Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then the Applicable Junior Lien Agent or each Junior Lien Obligations Representative, for itself or on behalf of any applicable Junior Lien Obligations Secured Party, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority administrative claim (as applicable), which Lien or superpriority administrative claim is junior and subordinated to the Liens securing, and claims with respect to, the First Lien Obligations and such DIP Financing (and all Obligations relating thereto) and to all Liens or claims granted as adequate protection to the First Lien Obligations Secured Parties on the same basis as the other Liens securing the Junior Lien Obligations are so junior and subordinated to the Liens securing, and the claims with respect to, the First Lien Obligations under this Agreement, and (ii) in the event that the Applicable Junior Lien Agent or any Junior Lien Obligations Representative, for itself or on behalf of any applicable Junior Lien Obligations Secured Party, is granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then the Applicable Junior Lien Agent or such Junior Lien Obligations Representative, for itself or on behalf of such Junior Lien Obligations Secured Party, agrees that the Applicable First Lien Agent or each First Lien Obligations Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the applicable First Lien Obligations and any such DIP Financing and/or a superpriority administrative claim (as applicable) as adequate protection for the applicable First Lien Obligations, and that any such DIP Financing and/or superpriority administrative claim (as applicable) and any Lien on such additional or replacement collateral securing or providing adequate protection for the Junior Lien Obligations and/or superpriority administrative claim shall be junior and subordinated to the Liens on such collateral securing, and the claims with respect to, the First Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens or claims granted to the First Lien Obligations Secured Parties or their respective Representatives as adequate protection on the same basis as the other Liens securing, and claims with respect to, the Junior Lien Obligations are so junior and subordinated to such Liens securing and claims with respect to the First Lien Obligations under this Agreement. Without limiting the generality of the foregoing, to the extent that the First Lien Obligations Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Applicable Junior Lien Agent and the Junior Lien Obligations Secured Parties shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the First Lien Obligations Secured Parties to object to the reasonableness of the amounts so sought; provided that no cash adequate protection may be paid from proceeds of ABL Priority Collateral without the requisite consent of the ABL Facility Obligations Secured Parties.

6.4        Avoidance Issues. If any First Lien Obligations Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Pledgor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto, the First Lien Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and the First Lien Obligations Secured Parties shall be entitled to a Discharge of First Lien Obligations with respect to all such Recovery and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

6.5        Application. The parties hereto expressly acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law) and shall be applicable and effective prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Pledgor shall apply to any trustee for such person and such person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Pledgor.

6.6        Waivers. Until the Discharge of First Lien Obligations has occurred, the Applicable Junior Lien Agent and each Junior Lien Obligations Representative, for itself and on behalf the applicable Junior Lien Obligations Secured Parties, (a) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law) senior to or pari passu with the Liens securing the First Lien Obligations for costs or expenses of preserving or Disposing of any Common Collateral or other collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any First Lien Obligations Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code (or similar provision under any applicable Bankruptcy Law) with respect to the Collateral.

6.7        Post-Petition Interest.

(a)        None of the Applicable Junior Lien Agent, any Junior Lien Obligations Representative, or any other Junior Lien Obligations Secured Party shall oppose or seek to challenge any claim by the Applicable First Lien Agent, any First Lien Obligations Representative or any other First Lien Obligations Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Claims, under Section 506(b) of the Bankruptcy Code (or similar provision under any applicable Bankruptcy Law) or otherwise, without regard to the existence of the Junior Lien Obligations or the Liens of the Junior Lien Secured Parties on the Common Collateral.

(b)        None of the Applicable First Lien Agent, any First Lien Obligations Representative, or any other First Lien Obligations Secured Party shall oppose or seek to challenge any claim by the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party for allowance in any Insolvency or Liquidation Proceeding of Junior Lien Obligations consisting of Post-Petition Claims, under Section 506(b) of the Bankruptcy Code (or similar provision under any applicable Bankruptcy Law) or otherwise, to the extent of the value of the Lien of the Junior Lien Obligations on the Common Collateral (after taking into account the First Lien Obligations and the existence of the Liens of the First Lien Secured Parties on the Common Collateral).

6.8        Separate Grants of Security and Separate Classification. Each of the Company and the other Pledgors; each Applicable First Lien Agent, First Lien Obligations Representative, and all other First Lien Obligations Secured Parties; and each Applicable Junior Lien Agent, Junior Lien Obligations Representative, and all Other Junior Lien Obligations Secured Parties acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Facility Collateral Documents and the Junior Lien Notes Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Junior Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed in an Insolvency or Liquidation Proceeding. In addition, the parties hereto agree that regardless of whether any Post-Petition Claim is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the Applicable First Lien Obligations Representative, each First Lien Obligations Representative and each other First Lien Obligations Secured Party, and is intended to provide the Applicable First Lien Agent, such First Lien Obligations Representative and such other First Lien Obligations Secured Party with the right to receive, in respect of their First Lien Obligations, payment from the Common Collateral of all Post-Petition Claims through distributions made therefrom pursuant to the provisions of this Agreement even though any such Post-Petition Claims are not allowed or allowable against the bankruptcy estate of the Company or any other Pledgor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law. To further effectuate the intent of the parties as provided in the immediately preceding sentences, if it is held that the claims of the First Lien Obligations Secured Parties and Junior Lien Obligations Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the First Lien Obligations Secured Parties shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, prepetition interest and other claims, all amounts owing in respect of Post-Petition Claims, irrespective of whether such claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any Common Collateral is made in respect of the claims held by the Junior Lien Obligations Secured Parties, with the Junior Lien Obligations Secured Parties hereby acknowledging and agreeing to turn over to the First Lien Obligations Secured Parties amounts otherwise received or receivable by them from the Common Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Lien Obligations Secured Parties.

6.9        Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Junior Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Junior Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.10        Voting. No Junior Lien Obligations Secured Party may support or vote in favor of any Plan of Reorganization that is inconsistent with the terms of this Agreement.

SECTION 7.          Reliance; Waivers; etc.

7.1        Reliance. The consent by the First Lien Obligations Secured Parties to the execution and delivery of the Junior Lien Obligations Documents to which the First Lien Obligations Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the First

Lien Closing Date by the First Lien Obligations Secured Parties to the Company or any of its subsidiaries shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, acknowledges that neither it nor any such applicable Junior Lien Obligations Secured Party is entitled to rely on any credit decision or other decisions made by any First Lien Obligations Representative or any First Lien Obligations Secured Party in taking or not taking any action under the applicable Junior Lien Obligations Document or this Agreement.

7.2        No Warranties or Liability. No First Lien Obligations Secured Party has made, nor shall have been deemed to have made, any express or implied representation or warranty upon which any Junior Lien Obligations Representative or the Other Junior Lien Obligations Secured Parties may rely or otherwise, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Obligations Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First Lien Obligations Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Obligations Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the they may manage their loans and extensions of credit without regard to any rights or interests that any Junior Lien Obligations Representative or any Other Junior Lien Obligations Secured Parties may have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. No First Lien Obligations Secured Party shall have any duty to any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any subsidiary thereof (including the Junior Lien Obligations Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, no First Lien Obligations Representative, or any other First Lien Obligations Secured Party, or any Junior Lien Obligations Representative, or any other Junior Lien Obligations Secured Party has otherwise made to each other, nor does any of them hereby make to each other, any warranties, express or implied, nor does any of them assume any liability to each other, in each case with respect to (a) the enforceability, validity, value or collectability of any of the Junior Lien Obligations, the First Lien Obligations, or any guarantee or security which may have been granted to any of them in connection with the First Lien Obligations or the Junior Lien Obligations, (b) the Company’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3        Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Obligations Representatives and the First Lien Obligations Secured Parties, and the Junior Lien Obligations Representatives and the Junior Lien Obligations Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)        any lack of validity or enforceability of any First Lien Obligations Documents or any Junior Lien Obligations Documents;

(b)        any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or the Junior Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Facility Documents or any Other First Lien Obligations Document or of the terms of the Junior Lien Notes Documents or any Other Junior Lien Obligations Document;

(c)        any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or the Junior Lien Obligations or any guarantee thereof;

(d)        the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Pledgor; or

(e)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Pledgor in respect of the First Lien Obligations, or of any Junior Lien Obligations Representative or any Junior Lien Obligations Secured Party in respect of this Agreement.

SECTION 8.          Miscellaneous.

8.1        Conflicts. Subject to Section 8.20 (Relative Rights), in the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Obligations Document or any Junior Lien Obligations Document, the provisions of this Agreement shall govern.

8.2        Continuing Nature of this Agreement; Severability. Subject to Section 5.7 (Reinstatement) and Section 6.4 (Avoidance Issues), this Agreement shall continue to be effective until the Discharge of First Lien Obligations shall have occurred or such later time as the Discharge of Junior Lien Obligations shall have occurred. This is a continuing agreement of lien subordination and the First Lien Obligations Secured Parties may continue, at any time and without notice to the Applicable Junior Lien Agent, any Junior Lien Obligations Representative (if different from the Applicable Junior Lien Agent) or any other Junior Lien Obligations Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Pledgor constituting First Lien Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.3        Amendments; Waivers. Subject to Section 8.22 (Requirements for Consent and Acknowledgement) hereof, no amendment, modification or waiver of any of the provisions of this Agreement by the Applicable First Lien Agent, the Applicable Junior Lien Agent, any Junior Lien Obligations Representative or any First Lien Obligations Representative shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Company and the other Pledgors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except in respect of the provisions of this Agreement set forth in Section 8.17 below or otherwise to the extent their rights are affected, in which case the Company shall have the right to consent to or approve any such amendment, modification or waiver.

8.4        Information Concerning Financial Condition of the Company and its Subsidiaries. No First Lien Obligations Secured Party shall have any obligation to any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party to keep such Junior Lien Obligations Representative or such Junior Lien Obligations Secured Party informed of, and the Junior Lien Obligations Representatives and the Other Junior Lien Obligations Secured Parties shall not be entitled to rely on any First Lien Obligations Representative or any other First Lien Obligations Secured Party with respect to, (a) the financial condition of the Company and its subsidiaries and all endorsers, pledgors and/or guarantors of the Junior Lien Obligations or the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Junior Lien Obligations or the First Lien Obligations Claims. No First Lien Obligations Representative, or any other First Lien Obligations Secured Party, or any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party shall have any duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any First Lien Obligations Representative, any other First Lien Obligations Secured Party, any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and none of the First Lien Obligations Representatives, the other First Lien Obligations Secured Parties, the Junior Lien Obligations Representatives or the Other Junior Lien Obligations Secured Parties shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5        Subrogation. Each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder or under any First Lien Obligations Documents until the Discharge of First Lien Obligations has occurred and hereby agrees that no payment to any First Lien Obligations Representative or any other First Lien Obligations Secured Party pursuant to the provisions of this Agreement or any First Lien Obligations Document shall entitle any Junior Lien Obligations Representative or any other Junior Lien Obligations Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Obligations has occurred.

8.6        Application of Payments. Except as otherwise provided herein, and subject to the ABL Intercreditor Agreement with respect to the ABL Priority Collateral, all payments received by any First Lien Obligations Secured Party may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the Applicable First Lien Agent in its sole discretion, or the First Lien Obligations Representatives in their sole discretion, deem appropriate, consistent with the terms of the First Lien Obligations Documents. Except as otherwise provided herein, each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, assents to any such extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other person primarily or secondarily liable therefor. Except as otherwise provided herein, all payments received by any Junior Lien Obligations Secured Party may be applied, reversed and reapplied, in whole or in part, consistent with the terms of the Junior Lien Obligations Documents.

8.7        Governing Law; Jurisdiction; Consent to Service of Process; Waivers.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b)        Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York Courts or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 8.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)        Each party hereto hereby irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.7 any special, exemplary, punitive or consequential damages.

8.8        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.9        Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile, or sent to the e-mail address of the applicable recipient specified below (or the email address of a representative of the applicable recipient designated by such recipient from time to time to the parties hereto), as follows:

(a)        if to the First Lien/Junior Lien Intercreditor Representative, the Applicable First Lien Agent, the First Lien Facility Agent as of the date hereof, to it at Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, Attn: Leveraged Debt Capital Markets (Telephone No. 212-250-8736, Email: james.valenti@db.com);

(b)        if to the Applicable Junior Lien Agent and the Junior Lien Notes Collateral Agent as of the date hereof, to it at U.S. Bank National Association, 535 Griswold Street, Suite 550, Detroit, MI 48226, Attn: Global Corporate Trust Services;

(c)        if to any Other First Lien Obligations Agent or Other First Lien Obligations Agent, to it at the address provided in the relevant Consent and Acknowledgment;

(d)        if to the Company, to it at Aleris International, Inc., 25825 Science Park Drive; Suites 150, 200, 250, 255, 300, and 400; Beachwood, Ohio 44122; Attention: Christopher R. Clegg, General Counsel (Facsimile No. 216-910-3654; Email: Chris.Clegg@aleris.com); and

(e)        if to any other Pledgor, to it in care of the Company as provided in clause (d)

above.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Pledgor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or e-mail or on the date that is five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.9 or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

8.10        Further Assurances. Each of the Junior Lien Obligations Representatives (for itself and on behalf of the applicable Junior Lien Obligations Secured Parties) and each First Lien Obligations Representative (for itself and on behalf of the applicable First Lien Obligations Secured Parties) agrees that each of them shall take such further action and shall execute and deliver to the other persons such additional documents and instruments (in recordable form, if requested) as the relevant First Lien Obligations Representative, the relevant Junior Lien Obligations Representative or the Company, as applicable, may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement, including, entering into an amendment, an amendment and restatement or a supplement of this Agreement to facilitate a designation by the Company of (i) a First Lien Facility, (ii) a Junior Lien Notes Obligations, (iii) additional obligations as Other First Lien Obligations or (iv) additional obligations as Other Junior Lien Obligations (including in each case of the foregoing in respect of a reinstatement contemplated by Section 5.7 or a Refinancing contemplated by Section 5.8). The Company agrees to pay all reasonable and documented out-of-pocket expenses incurred by any such Representatives in connection with the execution and delivery of such additional documents and instruments.

8.11        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

8.12        Binding on Successors and Assigns. This Agreement shall be binding upon each First Lien Obligations Representative, each other First Lien Obligations Secured Party, each Junior Lien Obligations Representative, each other Junior Lien Obligations Secured Party and the respective permitted successors and assigns of any of the foregoing persons.

8.13        Specific Performance. Each First Lien Obligations Representative may demand specific performance of this Agreement. Each Junior Lien Obligations Representative, for itself and on behalf of the applicable Junior Lien Obligations Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Lien Obligations Representative.

8.14        Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.15        Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or electronic delivery in .pdf format, each of which shall be an original and all of which shall together constitute one and the same document.

8.16        [Reserved].

8.17        No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties. No other person shall have or be entitled to assert rights or benefits hereunder. Notwithstanding the foregoing, the Company is an intended beneficiary and third party beneficiary hereof with the right and power to enforce with respect to Sections 5.1 (Releases), 5.3 (Amendments to Security Documents), 5.7 (Reinstatement), 5.8 (Refinancings), 6.1 (Financing Issues), 8.3 (Amendments and Waivers) (solely with respect to the last sentence thereof), 8.17 (No Third Party Beneficiaries) and 8.22 (Requirements for Consent and Acknowledgment) hereof.

8.18        Effectiveness of Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. All references to the Company or any other Pledgor shall include the Company or any other Pledgor as debtor and debtor-in-possession and any receiver or trustee for such person in any Insolvency or Liquidation Proceeding.

8.19        Agent Capacities. It is understood and agreed that:

(a)        (i) DB is entering into this Agreement solely in its capacity as the First Lien Facility Agent and the Applicable First Lien Agent, (ii) the provisions of the First Lien Credit Agreement affording rights, privileges, protections, immunities and indemnities to DB as administrative agent thereunder, including the provisions of the First Lien Credit Agreement applicable to DB as administrative agent thereunder shall also apply to DB as First Lien Facility Agent and the Applicable First Lien Agent hereunder, and (iii) in no event shall DB incur any liability in connection with this Agreement or be liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of the First Lien Facility Agent or any First Lien Obligations Secured Party hereunder, all such liability, if any, being expressly waived by the parties hereto and any person claiming by, through or under such party; and

(b)        (i) US Bank is entering into this Agreement solely in its capacity as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent and pursuant to directions set forth in the Junior Lien Notes Indenture, and in so doing, shall not be responsible for the terms or sufficiency of this Agreement for any purpose, (ii) the US Bank shall not have duties or obligations under or pursuant to this Agreement other than such duties or obligations expressly set forth in this Agreement as duties or obligations on its part to be performed or observed, (iii)

the provisions of the Junior Lien Notes Indenture affording rights, privileges, protections, immunities and indemnities to US Bank thereunder shall also apply to US Bank as Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent hereunder, and (iv) in no event shall US Bank incur any liability in connection with this Agreement or be personally liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of the Junior Lien Notes Collateral Agent or any Junior Lien Obligations Secured Party hereunder, all such liability, if any, being expressly waived by the parties hereto and any person claiming by, through or under such party.

8.20        Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify any provisions of any First Lien Facility Documents, any Other First Lien Obligations Documents, any Junior Lien Notes Document or any Other Junior Lien Obligations Documents, or is intended to or will permit Holdings, the Company or any subsidiary thereof to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, any First Lien Obligations Documents or any Junior Lien Obligations Documents; (b) change the relative priorities of the First Lien Obligations or the Liens granted under the First Lien Obligations Documents on the Common Collateral (or any other assets) as among the First Lien Obligations Secured Parties, it being expressly acknowledged and agreed that such relative priorities may be subject to any intercreditor agreements governing such relative priorities; (c) otherwise change the relative rights of the First Lien Obligations Secured Parties in respect of the Common Collateral as among such First Obligations Secured Parties, it being expressly acknowledged and agreed that such relative rights of the First Lien Obligations Secured Parties may be subject to any intercreditor agreements governing such rights; (d) change the relative priorities of the Junior Lien Obligations or the Liens granted under the Junior Lien Obligations Documents on the Common Collateral (or any other assets) as among the Junior Lien Obligations Secured Parties, it being expressly acknowledged and agreed that such relative priorities may be subject to any intercreditor agreements governing such relative priorities; (e) otherwise change the relative rights of the Junior Lien Obligations Secured Parties in respect of the Common Collateral as among such Second Obligations Secured Parties, it being expressly acknowledged and agreed that such relative rights of the Junior Lien Obligations Secured Parties may be subject to any intercreditor agreements governing such rights; or (f) obligate Holdings, the Company or any subsidiary thereof to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, any First Lien Obligations Documents or any Junior Lien Obligations Documents.

8.21        References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Notes Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Notes Indenture, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Notes Indenture, and (2) either made in accordance with the First Lien Credit Agreement and the Other First Lien Obligations Documents or is approved in writing by, or on behalf of, the requisite First Lien Obligations Secured Parties as are needed under the terms of the First Lien Credit Agreement and the Other First Lien Obligations Documents, as applicable, to approve such amendment or modification.

8.22        Requirements for Consent and Acknowledgment.

(a)        The Company may designate hereunder in writing additional obligations as a First Lien Facility, a Junior Lien Notes Obligation, Other First Lien Obligations or Other Junior Lien Obligations, and may specify that any such additional obligations constitute a Refinancing of any existing Series of First Lien Obligations or any Series of the Junior Lien Obligations, as the case may be, without the consent of any other First Lien Obligations Secured Party or any other Junior Lien Obligations Secured Party, if (i) the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under the applicable First Lien Obligations Documents and the applicable Junior Lien Obligations Documents, (ii) in the case of a designation of additional obligations as a First Lien Facility or Other First Lien Obligations, the Representative for such obligations shall have duly executed and delivered an intercreditor agreement (or joinder thereto) among each First Lien Obligations Representative and (iii) the case of a designation of additional obligations as Other Junior Lien Obligations, the Representative for such obligations shall have duly executed and delivered an intercreditor agreement (or joinder thereto) among each Junior Lien Obligations Representative.

(b)        If not so prohibited and if the Company wishes to so designate, the Company shall (i) notify each Applicable Agent in writing of such designation (and such Applicable Agent shall forward such notice to each Representative then existing), (ii) cause the applicable agent for any such additional obligations that are designated as Other First Lien Obligations or Other Junior Lien Obligations, as applicable, to execute and deliver an applicable Consent and Acknowledgment and (iii) if applicable, cause such agent to indicate in such Consent and Acknowledgment that such Other First Lien Obligations or Other Junior Lien Obligations constitute a Refinancing of a specified existing Series of Secured Obligations.

(c)        Notwithstanding anything to the contrary set forth in this Section 8.22 or in Section 8.3 (Amendments; Waivers) hereof and subject to Section 8.22(a), (i) if the Applicable First Lien Agent and the Applicable Junior Lien Agent is being replaced the applicable agent for any such additional obligations that are designated as a First Lien Facility or Other First Lien Obligations or a Junior Lien Notes Obligations or Other Junior Lien Obligations, as applicable, become the Applicable First Lien Agent or Applicable Junior Lien Agent, as applicable, in accordance with the definition of “Applicable First Lien Agent” or “Applicable Second Lien Agent”, as applicable, then such agent and (ii) at the request of the Company, without the consent of any First Lien Obligations Secured Party or any Junior Lien Obligations Secured Party, execute and deliver the acknowledgement and confirmation of the applicable Consent and Acknowledgment and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate the designation of a First Lien Facility, a Junior Lien Notes Obligation, Other First Lien Obligations or Other Junior Lien Obligations in accordance with the terms of this Agreement. Any such amendment may, among other things:

(i)        add other parties holding First Lien Facility Obligations, Junior Lien Facility Obligations, Other First Lien Obligations or Other Junior Lien Obligations (or any agent or trustee therefor), as the case may be, to the extent such Indebtedness is not prohibited by the applicable Document and the applicable terms of Section 8.22(a) are complied with;

(ii)        in the case of additional Junior Lien Obligations,

(A)        establish that the Liens on the Common Collateral securing such Junior Lien Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any present or future First Lien Obligations, and

(B)        provide to holders of such Junior Lien Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the Applicable First Lien Agent or the First Lien Obligations Representatives) as are provided to the Junior Lien Obligations Secured Parties under this Agreement; and

(iii)        in the case of additional Other First Lien Obligations, (A) establish that the Liens on the Common Collateral securing such Other First Lien Obligations shall be superior and prior in all respects to all Liens on the Common Collateral securing any present or future Junior Lien Obligations, and (b) provide to the holders of such Other First Lien Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the First Lien Obligations Secured Parties under this Agreement.

(d)        Any such additional party as described in clause (c) above, each First Lien Obligations Representative, Applicable First Lien Agent, each Junior Lien Obligations Representative and Applicable Junior Lien Agent shall be entitled to rely on the determination of officers of the Company that such modifications do not violate any applicable Documents then in effect, if such determination is set forth in an officer’s certificate delivered by the Company at the request of such party, the Applicable First Lien Agent or the Applicable Junior Lien Agent; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in such Documents.

(e)        At the request (and sole expense) of the Company, without the consent of any First Lien Obligations Secured Party or any other Junior Lien Obligations Secured Party, any then existing First Lien Obligations Representative or Junior Lien Obligations Representative (in addition to the Applicable First Lien Agent and the Applicable Junior Lien Agent) shall execute and deliver the acknowledgement and confirmation of the applicable Consent and Acknowledgment and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate the designation of a First Lien Facility, a Junior Lien Notes Obligation, Other First Lien Obligations or Other Junior Lien Obligations. For the avoidance of doubt, such actions shall not be required for the effectiveness of any such designation of a First Lien Facility, a Junior Lien Notes Obligation, Other First Lien Obligations or Other Junior Lien Obligations.

8.23        Intercreditor Agreements.

(a)        Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the First Lien Obligations Secured Parties (as among themselves) and the Junior Lien Obligations Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the relevant First Lien Obligations Representative or Junior Lien Obligations Representative, respectively, governing the rights, benefits and privileges as among the First Lien Obligations Secured Parties themselves or among the Junior Lien Obligations Secured Parties themselves, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First Lien Obligations Collateral Documents or the other Junior Lien Obligations Collateral Documents, as the case may be, including as to the application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement, any First Lien Obligations Collateral Documents or any Junior Lien Obligations Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement, any First Lien Obligations Collateral Document or Junior Lien Obligations Collateral Document, and the provisions of this Agreement, the First Lien Obligations Collateral Documents the Junior Lien Obligations Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b)        In addition, in the event that the Company or any subsidiary thereof incurs any obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First Lien Obligations or Junior Lien Obligations, as the case may be, and such obligations are not designated by the Company as Junior Lien Notes Obligations or Other Junior Lien Obligations, then the Applicable First Lien Agent and Applicable Junior Lien Agent may enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured obligation to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case so long as such secured obligations are not prohibited under, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First Lien Obligations Documents or Junior Lien Obligations Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First Lien Obligations Documents, and the provisions of this Agreement, the First Lien Obligations Documents and the Junior Lien Obligations Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement).

8.24        ABL Intercreditor Agreement and Applicable First Lien Agent as First Lien/Junior Lien Intercreditor Representative.

(a)        Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to any First Lien Obligations Representative or any Junior Lien Obligations Representative pursuant to any First Lien Obligations Collateral Document or any Junior Lien Obligations Collateral Document, as the case may be, and (ii) the exercise of any right or remedy by any First Lien Obligations Representative (including in the capacity as the Applicable First Lien Agent) or any Junior Lien Obligations Representative (including in the capacity as the Applicable Junior Lien Agent) hereunder or thereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral, are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement (except in respect of the rights, benefits, and privileges as amongst the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties), the terms of the ABL Intercreditor Agreement shall govern and control.

(b)        The parties hereto agree and acknowledge that, until the Discharge of First Lien Obligations has occurred, for purposes of the ABL Intercreditor Agreement, the Applicable First Lien Agent shall act as the First Lien/Junior Lien Intercreditor Representative for both the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties as a single class, and authorize the First Lien/Junior Lien Intercreditor Representative to enter into (or amend, renew, extend, supplement, restate, replace, waive or otherwise modify) the ABL Intercreditor Agreement in the capacity of the First Lien/Junior Lien Intercreditor Representative, and shall be entitled to exercise all rights, powers and remedies granted to the First Lien/Junior Lien Intercreditor Representative (for itself in such capacity and on behalf of the Non-ABL Obligations Secured Parties (as defined in the ABL Intercreditor Agreement)) thereunder. Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on the First Lien/Junior Lien Intercreditor Representative.

(c)        The Applicable Junior Lien Agent and the Other Junior Lien Obligations Secured Parties hereby waive any claim they may now or hereafter have against the First Lien/Junior Lien Intercreditor Representative or any other First Lien Obligations Secured Parties arising out of (i) any actions which the First Lien/Junior Lien Intercreditor Representative (or any of its representatives) takes or omits to take

(including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, Disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with the ABL Intercreditor Agreement, any relevant First Lien Obligations Documents, or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the First Lien/Junior Lien Intercreditor Representative (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law), or (iii) subject to Section 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law) by, the Company or any of its subsidiaries, as debtor-in-possession.

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ACKNOWLEDGEMENT OF AND CONSENT TO

FIRST LIEN/JUNIOR LIEN INTERCREDITOR AGREEMENT

(Company and the other Pledgors)

Each of the Company and the other Pledgors has read the First Lien/Junior Lien Intercreditor Agreement, dated as of June 25, 2018, between Deutsche Bank AG New York Branch (“DB”), in its capacities as First Lien Facility Agent and Applicable First Lien Agent, and U.S. Bank National Association, in its capacities as Junior Lien Notes Collateral Agent and Applicable Junior Lien Agent (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “First Lien/Junior Lien Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the First Lien/Junior Lien Intercreditor Agreement.

1.        Each of the Company and the other Pledgors executes and delivers this instrument to evidence its acknowledgment of and consent to the First Lien/Junior Lien Intercreditor Agreement (such instrument, the “Company Consent”). Each of the Company and the other Pledgors agrees not to take any action that would be contrary to the express provisions of the First Lien/Junior Lien Intercreditor Agreement and agrees that, except as otherwise provided therein, including with respect to those provisions of which the Company is an intended third party beneficiary, no Secured Party shall have any liability to the Pledgors for acting in accordance with the provisions of the First Lien/Junior Lien Intercreditor Agreement and the other Documents referred to therein. Each of the Company and the other Pledgors understands that no Pledgor is an intended beneficiary or third party beneficiary of the First Lien/Junior Lien Intercreditor Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to the applicable provisions set forth in Section 8.17 (No Third Party Beneficiaries).

2.        Notwithstanding anything to the contrary in the First Lien/Junior Lien Intercreditor Agreement or provided herein, each of the undersigned acknowledges the Pledgors shall not have any right to consent to or approve any amendment, renewal, extension, supplement, modification or waiver of any provision of the First Lien/Junior Lien Intercreditor Agreement except to the extent their rights are affected (in which case the Company shall have the right to consent to or approve any such amendment, amendment, renewal, extension, supplement).

3.        Each of the undersigned further agrees that it will not will bring any action or proceeding arising out of or relating to the First Lien/Junior Lien Intercreditor Agreement in any court other than New York Courts (it being acknowledged and agreed by the parties to the First Lien/Junior Lien Intercreditor Agreement that any other forum would be inconvenient and inappropriate in view of the fact that more of the parties hereto who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction).

[Remainder of this page intentionally left blank]

EXHIBIT A-1

CONSENT AND ACKNOWLEDGMENT

(Other First Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [         ], as an Other First Lien Obligations Agent (the “New Agent”), and acknowledged by [DEUTSCHE BANK AG NEW YORK BRANCH], as the Applicable First Lien Agent, [U.S. BANK NATIONAL ASSOCIATION], as the Applicable Junior Lien Agent, and ALERIS INTERNATIONAL, INC., as the Company (on behalf of itself and the other Pledgors as defined in the First Lien/Junior Lien Intercreditor Agreement defined below).

This Consent is with respect to that certain First Lien/Junior Lien Intercreditor Agreement, dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “First Lien/Junior Lien Intercreditor Agreement”), by DB, in its capacities as First Lien Facility Agent and Applicable First Lien Agent, and U.S. Bank National Association, in its capacities as Junior Lien Notes Collateral Agent and Applicable Junior Lien Agent; and acknowledged and consented to (a) by the Company for itself and on behalf of the Pledgors, (b) by each other Other First Lien Obligations Agent, for itself and on behalf of such other Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (c) by each Junior Lien Obligations Agent, for itself and on behalf of such Other Junior Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Junior Lien Intercreditor Agreement.

Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) represents that it is acting in the capacity of an Other First Lien Obligations Agent for the [“Secured Parties”] as defined in and under [         ] and (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the First Lien/Second Intercreditor Agreement as if it were an Other First Lien Obligations Agent, and such Secured Parties were Other First Lien Obligations Secured Parties, as of the date of the First Lien/Junior Lien Intercreditor Agreement.

The address of the New Agent for purposes of all notices and other communications hereunder and under the First Lien/Junior Lien Intercreditor Agreement is              , Attention of              (Facsimile No.              , E-mail address:             ).

THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

IN WITNESS WHEREOF, the undersigned has caused this Consent and Acknowledgment to be duly executed by its authorized officer as of the day and year first above written.

[NEW AGENT]

By:
Name:
Title:

Acknowledged and Confirmed by, for purposes of the First Lien/Junior Lien Intercreditor Agreement:

[                    ], as Applicable Junior Lien Agent

By:
Title:
Name:

[ ], as Applicable First Lien Agent

By:
Title:
Name:

ALERIS INTERNATIONAL, INC., for itself and on behalf of the Pledgors

By:
Title:
Name:

EXHIBIT A-2

CONSENT AND ACKNOWLEDGMENT

(Other Junior Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [         ], as an Other Junior Lien Obligations Agent (the “New Agent”), and acknowledged by [DEUTSCHE BANK AG NEW YORK BRANCH], as the Applicable First Lien Agent, [U.S. BANK NATIONAL ASSOCIATION], as the Applicable Junior Lien Agent, and ALERIS INTERNATIONAL, INC., as the Company (on behalf of itself and the other Pledgors as defined in the First Lien/Junior Lien Intercreditor Agreement defined below).

This Consent is with respect to that certain First Lien/Junior Lien Intercreditor Agreement, dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “First Lien/Junior Lien Intercreditor Agreement”), by DB, in its capacities as First Lien Facility Agent and Applicable First Lien Agent, and U.S. Bank National Association, in its capacities as Junior Lien Notes Collateral Agent and Applicable Junior Lien Agent; and acknowledged and consented to (a) by the Company for itself and on behalf of the Pledgors, (b) by each Other First Lien Obligations Agent, for itself and on behalf of such Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (c) by each other Other Junior Lien Obligations Agent, for itself and on behalf of such other Other Junior Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Junior Lien Intercreditor Agreement.

Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) represents that it is acting in the capacity of an Other Junior Lien Obligations Agent for the [“Secured Parties”] as defined in and under [             ] and (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the First Lien/Second Intercreditor Agreement as if it were an Other Junior Lien Obligations Agent, and such Secured Parties were Other Junior Lien Obligations Secured Parties, as of the date of the First Lien/Junior Lien Intercreditor Agreement.

The address of the New Agent for purposes of all notices and other communications hereunder and under the First Lien/Junior Lien Intercreditor Agreement is                  , Attention of                  (Facsimile No.                  , E-mail address:                 ).

THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

IN WITNESS WHEREOF, the undersigned has caused this Consent and Acknowledgment to be duly executed by its authorized officer as of the day and year first above written.

[NEW AGENT]

By:
Name:
Title:

Acknowledged and Confirmed by, for purposes of the First Lien/Junior Lien Intercreditor Agreement:

[                    ], as Applicable Junior Lien Agent

By:
Title:
Name:

[ ], as Applicable First Lien Agent

By:
Title:
Name:

ALERIS INTERNATIONAL, INC., for itself and on behalf of the Pledgors

By:
Title:
Name:

EXHIBIT Q

FORM OF ABL INTERCREDITOR AGREEMENT

See attached.

EXECUTION VERSION

ABL INTERCREDITOR AGREEMENT

dated as of

June 25, 2018

between

JPMORGAN CHASE BANK, N.A.,

as ABL Facility Collateral Agent and Applicable ABL Obligations Representative,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as First Lien Facility Agent, Applicable First Lien Agent and

First Lien/Junior Lien Intercreditor Representative

and

U.S. BANK NATIONAL ASSOCIATION, as

Junior Lien Notes Collateral Agent and Applicable Junior Lien Agent

relating to

ALERIS INTERNATIONAL, INC.

Acknowledgement of and Consent to the ABL Intercreditor Agreement (Company and the Other Pledgors)

-i-

Acknowledgement of and Consent to the ABL Intercreditor Agreement (Junior Lien Obligations Secured Parties)

EXHIBITS:

Exhibit A-1      Consent and Acknowledgment (ABL Pari Lien Secured Obligations)

Exhibit A-2      Consent and Acknowledgment (Other First Lien Secured Obligations)

Exhibit A-3      Consent and Acknowledgment (Other Junior Lien Secured Obligations)

-ii-

ABL INTERCREDITOR AGREEMENT

This ABL INTERCREDITOR AGREEMENT is dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, N.A. (“JPM”), in its capacities as the ABL Facility Collateral Agent and the Applicable ABL Obligations Representative, DEUTSCHE BANK AG NEW YORK BRANCH (“DB”), in its capacities as the First Lien Facility Agent, the Applicable First Lien Agent, and the First Lien/Junior Lien Intercreditor Representative and U.S. BANK NATIONAL ASSOCIATION (“US Bank”), in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent; and acknowledged and consented to (a) by ALERIS INTERNATIONAL, INC., a Delaware corporation (together with its successors in such capacity and as provided in Section 4.4 (Effectiveness of Agreement), the “Company”), and the other Pledgors, (b) by each ABL Pari Lien Obligations Agent, for itself and on behalf of the relevant ABL Pari Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment (c) by each Other First Lien Obligations Agent, for itself and on behalf of the relevant Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment and (d) by each Other Second Lien Obligations Agent, for itself and on behalf of the relevant Other Second Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined in the preamble or the recitals to this Agreement have the meanings set forth in Section 1.1 below.

BACKGROUND

A.        WHEREAS, the Company (i) is a party to that certain First Lien Credit Agreement dated as of the date hereof among Aleris Corporation, a Delaware corporation (“Holdings”), the Company, the lenders party thereto from time to time, and DB, as administrative agent and collateral agent, and (ii) to the extent provided in Section 4.13, may become a party to Other First Lien Obligations Credit Documents from time to time hereafter;

B.        WHEREAS, the Company (i) is a party to that certain Junior Lien Notes Indenture dated as of the date hereof among Holdings, the Company, and US Bank, as trustee and collateral agent, and (ii) to the extent provided in Section 4.13, may become a party to Other Junior Lien Obligations Credit Documents from time to time hereafter;

C.        WHEREAS, the Company (i) is a party to that certain ABL Credit Agreement dated as of June 15, 2015 among the Company, the lenders party thereto from time to time, and JPM, as administrative agent and collateral agent, and (ii) to the extent provided in Section 4.13, may become a party to ABL Pari Lien Obligations Credit Documents from time to time hereafter;

D.        WHEREAS, concurrently with the execution and delivery of this Agreement, DB, in its capacities as the First Lien Facility Agent and the Applicable First Lien Agent, and US Bank, in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent, are also entering into that certain First Lien/Junior Lien Intercreditor Agreement dated as of the date hereof (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “First Lien/Junior Lien Intercreditor Agreement”); and

E.        WHEREAS, this Agreement governs the relationship between the ABL Obligations Secured Parties as a group on the one hand, and the Non-ABL Obligations Secured Parties as a group on the other, with respect to the Common Collateral, while the First Lien/Junior Lien Intercreditor Agreement governs the relationship between the First Lien Obligations Secured Parties as a group, on the one hand, and the Junior Lien Obligations Secured Parties as a group, on the other, with respect to the

Common Collateral. In addition, it is understood and agreed that not all ABL Obligations Secured Parties or the Non-ABL Obligations Secured Parties, as the case may be, may have security interests in all of the Collateral and nothing in this Agreement is intended to give rights to any person in any Collateral in which such person (or its Representative or collateral agent) does not otherwise have a security interest.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.    Definitions; Terms Generally.

1.1        Definitions.

(a)        As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means that certain Credit Agreement dated as of June 15, 2015, among (amongst others) the Company, the lenders party thereto from time to time and the ABL Facility Collateral Agent, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company and the Applicable ABL Obligations Representative to not be included in the definition of “ABL Credit Agreement”).

“ABL Facility” means (i) the ABL Credit Agreement, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “ABL Facility” and subject to the satisfaction of the applicable requirements set forth in Section 4.13, one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (except to the extent any such refinancing, replacement or restructuring is designated by the Company and the Applicable ABL Obligations Representative to not be included in the definition of “ABL Facility”).

“ABL Facility Collateral Agent” means the collateral agent for the ABL Facility Obligations Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the ABL Credit Agreement or if the ABL Credit Agreement is no longer outstanding, the ABL Facility. As of the date hereof, JPM shall be the ABL Facility Agent.

2

“ABL Facility Collateral Agreement” means (a) the Pledge and Security Agreement dated as of June 15, 2015, as amended and restated by the Security Agreement dated as of the date hereof, among the Company, each other Pledgor party thereto and the ABL Facility Collateral Agent, as the same may be further amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any ABL Facility described in clause (ii) of the definition thereof and designated by the Company as an “ABL Facility Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“ABL Facility Collateral Documents” means, collectively, the ABL Facility Collateral Agreement, any of the other “Collateral Documents” (or comparable terms) as defined in the ABL Facility Credit Documents and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any ABL Facility Obligations.

“ABL Facility Credit Documents” means (i) the ABL Credit Agreement and (ii) the instrument, agreement or other document evidencing or governing any ABL Facility described in clause (ii) of the definition thereof.

“ABL Facility Documents” means, collectively, (i) the documentation in respect of the ABL Facility, including the ABL Credit Agreement, any other ABL Facility Credit Document, the ABL Facility Collateral Documents and any other “Loan Documents” or comparable terms as defined in the applicable ABL Facility, and (ii) each Secured Hedge Agreements or Secured Cash Management Agreements and any documentation in respect of such agreements, in each case of this clause (ii), designated by the Company and the Applicable ABL Facility Representative to be ABL Facility Obligations.

“ABL Facility Obligations” means all “Secured Obligations” (as such term is defined in the ABL Facility Credit Documents) of the Company and the other Pledgors outstanding under, and all other obligations in respect of, any ABL Facility Documents, to pay principal, premium (if any), interest (including interest, fees, costs, charges and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the ABL Facility Documents.

“ABL Facility Obligations Secured Parties” means, at any time, the persons holding any ABL Facility Obligations, including the ABL Facility Collateral Agent.

“ABL Intercompany Loans” means all intercompany loans payable by any Pledgor to any other Pledgor or the Company to the extent arising from proceeds of the ABL Facility, and DIP Financing or the ABL Priority Collateral.

“ABL Obligations” means, collectively, the ABL Facility Obligations and any ABL Pari Lien Obligations, or any of the foregoing.

“ABL Obligations Collateral Documents” means, collectively, the ABL Facility Collateral Documents and the ABL Pari Lien Obligations Collateral Documents.

“ABL Obligations Documents” means, collectively, the ABL Facility Documents and the ABL Pari Lien Obligations Documents.

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“ABL Obligations Representative” means each of the ABL Facility Collateral Agent and each ABL Pari Lien Obligations Agent.

“ABL Obligations Secured Parties” means, collectively, the ABL Facility Obligations Secured Parties and the ABL Pari Lien Obligations Secured Parties.

“ABL Pari Lien Obligations” means all obligations of the Company and the other Pledgors (other than the ABL Facility Obligations) to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the applicable ABL Pari Lien Obligations Documents, in each case, (x) that are designated by the Company as “ABL Pari Lien Obligations” in accordance with Section 4.13 and (y) the Representative with respect to which has duly executed and delivered the applicable Consent and Acknowledgment.

“ABL Pari Lien Obligations Agent” means, with respect to any Series of ABL Pari Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of ABL Pari Lien Obligations or such separate facility within such Series, and its respective successors and co-agents in substantially the same capacity as may from time to time be appointed.

“ABL Pari Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the ABL Facility Collateral Agreement) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any ABL Pari Lien Obligations.

“ABL Pari Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute ABL Pari Lien Obligations.

“ABL Pari Lien Obligations Documents” means the documentation in respect of the ABL Pari Lien Obligations, including the ABL Pari Lien Obligations Credit Documents and the ABL Pari Lien Obligations Collateral Documents related thereto.

“ABL Pari Lien Obligations Secured Parties” means, collectively, the holders of any ABL Pari Lien Obligations who have directly or indirectly through their respective ABL Pari Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 4.13 hereof.

“ABL Pari Passu Intercreditor Agreement” means any intercreditor agreement entered into among the ABL Facility Collateral Agent and the applicable ABL Pari Lien Obligations Agent(s) to govern the relationship amongst the ABL Obligations Secured Parties themselves with respect to the ABL Priority Collateral and/or any other portion of the Collateral, as the case may be, as amended, supplemented, restated, replaced, extended or otherwise modified from time to time.

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“ABL Priority Collateral” means all Common Collateral consisting of the following:

(a)        all Accounts and in any event shall include but shall not be limited to any and all rights to payment for the sale or lease of goods, or rendition of services, whether or not they have been earned by performance, and any and all Supporting Obligations in respect thereof (except for identifiable Proceeds of Non-ABL Priority Collateral);

(b)        all Inventory;

(c)        to the extent evidencing, substituted for, relating to, governing or securing the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles (other than intellectual property, ABL Intercompany Loans and the equity interests of any Pledgor, or any subsidiary of a Pledgor), (ii) Chattel Paper, (iii) Instruments, (iv) Investment Property (other than equity interest in any Pledgor or any subsidiary of a Pledgor) and (v) Documents; provided, that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only the portion related to the items referred to in the preceding clauses (a) and (b) shall be included in the ABL Priority Collateral;

(d)        to the extent relating to any of the items referred to in the preceding clauses (a) through (c) constituting ABL Priority Collateral, all Letters of Credit, Letters of Credit rights and Supporting Obligations;

(e)        all Deposit Accounts with any bank or other financial institution into which any proceeds of any other ABL Priority Collateral are deposited (other than identifiable proceeds of Non-ABL Priority Collateral);

(f)        all cash or cash equivalents maintained in deposit accounts described in the preceding clause (f) (other than identifiable proceeds of Non-ABL Priority Collateral);

(g)        all commercial tort claims for, or relating to, any other ABL Priority Collateral;

(h)        all ABL Intercompany Loans; and

(i)        all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing;

All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the UCC.

“ABL Priority Pledged Collateral” means ABL Priority Collateral that is Pledged Collateral.

“ABL Security Agreement” means that certain Amended and Restated Security Agreement dated as of the date hereof, among the Company, each other Pledgor party thereto and the ABL Facility Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any ABL Facility and designated by the Company as a “ABL Security Agreement,” as amended, restated, supplemented or otherwise modified from time to time.

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“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Applicable ABL Obligations Representative” means the ABL Facility Collateral Agent until it shall have notified in writing the First Lien/Junior Lien Intercreditor Representative, the Applicable First Lien Agent (if not acting as the First Lien/Junior Lien Intercreditor Representative) and each other First Lien Obligations Representative (if not acting as the Applicable First Lien Agent) that another Representative has become the Applicable ABL Obligations Representative for the ABL Obligations Secured Parties, as appointed pursuant to the ABL Pari Passu Intercreditor Agreement or other applicable ABL Obligations Documents. As of the date hereof, JPM, in its capacity as the ABL Facility Collateral Agent, shall act as the Applicable ABL Obligations Representative.

“Applicable First Lien Agent” has the meaning assigned to such term in the First Lien/Junior Lien Intercreditor Agreement.

“Applicable Junior Representative” means (a) with respect to the ABL Priority Collateral, the First Lien/Junior Lien Intercreditor Representative, and (b) with respect to the Non-ABL Priority Collateral, the Applicable ABL Obligations Representative.

“Applicable Obligations” means, collectively, all ABL Obligations and all Non-ABL Obligations.

“Applicable Pledged Collateral Agent” means (a) with respect to the ABL Priority Pledged Collateral, the Applicable ABL Obligations Representative, and (b) with respect to the Non-ABL Priority Pledged Collateral, the First Lien/Junior Lien Intercreditor Representative.

“Applicable Junior Lien Agent” has the meaning assigned to such term in the First Lien/Junior Lien Intercreditor Agreement.

“Applicable Senior Representative” means (a) with respect to the ABL Priority Collateral, the Applicable ABL Obligations Representative, and (b) with respect to the Non-ABL Priority Collateral, the First Lien/Junior Lien Intercreditor Representative.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Pledgor.

“Cash Management Bank” means any person in its capacity as a party to any Cash Management Agreement the obligations with respect to which constitute Secured Obligations.

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“Class” has the meaning assigned to such term in the definition of Senior Secured Obligations.

“Collateral” means all assets and properties now or hereafter acquired by any Pledgor upon which a Lien in favor of any Secured Party is created by any of the ABL Obligations Collateral Documents, the First Lien Obligations Collateral Documents or the Junior Lien Obligations Collateral Documents, as applicable, including any assets subject to Liens granted pursuant to Section 2.7 (Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings).

“Common Collateral’ means the portion of the Collateral granted to secure both one or more Series of the ABL Obligations and one or more Series of the Non-ABL Obligations, in each case other than Excluded Assets until the earlier of (x) such time as a Lien is granted for the benefit of the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties and (y) such asset is no longer an Excluded Asset (including as a result of the proceeds thereof being ABL Priority Collateral or Non-ABL Priority Collateral).

“Company” has the meaning assigned to such term in the preamble hereof.

“Comparable Junior Obligations Collateral Document” means, in relation to any Common Collateral subject to any Lien created under any Senior Secured Obligations Collateral Document, those Junior Secured Obligations Documents that create a Lien on the same Common Collateral, granted by the same Pledgor or Pledgors.

“Consent and Acknowledgment” means, as applicable, either (a) an instrument in form and substance substantially similar to Exhibit A-1 hereto or another instrument reasonably satisfactory to the Applicable ABL Obligations Representative, the First Lien/Junior Lien Intercreditor Representative and the Company, pursuant to which any ABL Pari Lien Obligations Secured Party, through its ABL Pari Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 4.13, (b) an instrument in form and substance substantially similar to Exhibit A-2 hereto or another instrument reasonably satisfactory to the Applicable ABL Obligations Representative, the First Lien/Junior Lien Intercreditor Representative and the Company, pursuant to which any Other First Lien Obligations Secured Party, through its Other First Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 4.13 or (c) an instrument in form and substance substantially similar to Exhibit A-3 hereto or another instrument reasonably satisfactory to the Applicable ABL Obligations Representative, the First Lien/Junior Lien Intercreditor Representative and the Company, pursuant to which any Other Junior Lien Obligations Secured Party, through its Other Junior Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 4.13 and as contemplated by such instrument.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise (other than by reason of pledged equity interests solely to secure a debt if such entity has not in fact exercised such power to vote), and “Controlling” and “Controlled” have meanings correlative thereto.

“DB” has the meaning assigned to such term in the preamble hereof.

“DIP Financing” has the meaning assigned to such term in Section 2.7(b)(i).

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“Discharge” means, with respect to any Secured Obligations, except to the extent otherwise provided in Section 2.5(c) (Avoidance Issues) or Section 2.8 (Reinstatement) below, (a) payment in full in cash or other applicable consideration in immediately available funds (or such other form of consideration as is acceptable to the requisite holders of the applicable Class of obligations pursuant to the terms of the applicable Documents) of the principal of, and interest, fees, costs and other charges (including all Post-Petition Claims accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such Post-Petition Claims would be allowed in the proceeding) accrued on, all outstanding Indebtedness included in such Secured Obligations after or concurrently with the termination of all commitments to extend credit thereunder and including contingent indemnification obligations consisting of Secured Obligations not yet due and payable but with respect to which a claim has been asserted in writing (other than, if applicable, pursuant to any Secured Cash Management Agreements or Secured Hedge Agreements, in each case as provided under the relevant Documents or as to which reasonably satisfactory arrangements have been made with the relevant Cash Management Banks or Hedge Banks, as applicable, or their respective Affiliates, as the case may be), (b) with respect to any letters of credit or letters of credit guaranties that may be outstanding in respect of any Secured Obligations, termination or delivery of cash collateral, backstop letters of credit or other credit support in respect thereof in an amount and manner in compliance with the applicable Documents, and (c) payment in full in cash or other applicable consideration in immediately available funds (or such other form of consideration as is acceptable to the requisite holders of the applicable Class of obligations pursuant to the terms of the applicable Documents) of any other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than in respect of contingent indemnification and expense reimbursement claims not then due); provided, that (i) the Discharge of the ABL Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as an ABL Facility or a Refinancing of the ABL Facility Obligations, (ii) the Discharge of any ABL Pari Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company as a Refinancing of such ABL Pari Lien Obligations, (iii) the Discharge of the First Lien Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a First Lien Facility or a Refinancing of the First Lien Facility Obligations, (iv) the Discharge of any Other First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company as a Refinancing of such Other First Lien Obligations, (v) the Discharge of the Junior Lien Notes Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligation designated by the Company as a Junior Lien Notes Obligation or a Refinancing of the Junior Lien Notes Obligations and (vi) the Discharge of any Other Junior Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company as a Refinancing of such Other Junior Lien Obligations. In the event that any Secured Obligations are modified and such Secured Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, such Secured Obligations shall be deemed to be Discharged when the final payment is made, in cash or in the form of consideration otherwise provided for in the applicable Plan of Reorganization, in respect of such Indebtedness and any obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” has a correlative meaning to the foregoing.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or assets. The term “Disposition” has a correlative meaning to the foregoing.

“Documents” means, collectively, the ABL Obligations Documents and the Non-ABL Obligations Documents, or any of the foregoing.

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“Enforcement Notice” means a written notice delivered, at a time when an Event of Default has occurred and is continuing, by either (a) in the case of an Event of Default under the ABL Facility, the ABL Facility Collateral Agent to the First Lien/Junior Lien Intercreditor Representative or (b) in the case of any other Event of Default, the First Lien/Junior Lien Intercreditor Representative to the ABL Facility Collateral Agent.

“Event of Default” means an “Event of Default” under and as defined in the ABL Credit Agreement, any other applicable ABL Facility Credit Document, any applicable ABL Pari Lien Obligations Credit Document, the First Lien Credit Agreement, any other applicable First Lien Facility Credit Document, any applicable Other First Lien Obligations Credit Document, the Junior Lien Notes Indenture, any other applicable Junior Lien Notes Documents or any applicable Other Junior Lien Obligations Credit Document, as the context may require.

“Excluded Assets” means “Excluded Assets” under and as defined in the ABL Security Agreement, First Lien Facility Collateral Agreement or the Junior Lien Notes Security Agreement, as applicable.

“First Lien/Junior Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals.

“First Lien/Junior Lien Intercreditor Representative” means (a) until the Discharge of First Lien Obligations has occurred, the Applicable First Lien Agent (or another Representative for the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties) under the First Lien/Junior Lien Intercreditor Agreement or other applicable First Lien Obligations Documents and Junior Lien Obligations Documents, and (b) following the Discharge of First Lien Obligations, the Applicable Junior Lien Agent acting on behalf of the Junior Lien Obligations Secured Parties. As of the date hereof, DB, in its capacities as the First Lien Facility Agent and the Applicable First Lien Agent, shall act as the First Lien/Junior Lien Intercreditor Representative for purposes of this Agreement.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of the date hereof, among the Company, Holdings, the lenders party thereto from time to time and the First Lien Facility Agent, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company and the Applicable ABL Facility Representative to not be included in the definition of “First Lien Credit Agreement”).

“First Lien Facility” means (i) the First Lien Credit Agreement, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “First Lien Facility” and subject to the satisfaction of the applicable requirements set forth in Section 4.13, one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed,

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refinanced, restated, replaced or refunded in whole or in part from time to time (except to the extent any such refinancing, replacement or restructuring is designated by the Company and the Applicable ABL Facility Representative to not be included in the definition of “First Lien Facility”); provided that, in the case of this clause (ii), if any First Lien Obligations are outstanding, the Representative for such First Lien Facility has duly executed and delivered an intercreditor agreement (or joinder thereto) among each First Lien Obligations Representative.

“First Lien Facility Agent” means the collateral agent for the First Lien Facility Obligations Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the First Lien Credit Agreement, or if the First Lien Credit Agreement is no longer outstanding, the applicable First Lien Facility. As of the date hereof, DB shall be the First Lien Facility Agent.

“First Lien Facility Collateral Agreement” means (a) the Security Agreement dated as of the date hereof, among the Company, each other Pledgor party thereto and the First Lien Facility Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any First Lien Facility described in clause (ii) of the definition thereof and designated by the Company as a “First Lien Facility Collateral Agreement,” as amended, restated, supplemented or otherwise modified from time to time.

“First Lien Facility Collateral Documents” means, collectively, the First Lien Facility Collateral Agreement, any of the other “Collateral Documents” (or comparable terms) as defined in the First Lien Facility Credit Documents, and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any First Lien Facility Obligations.

“First Lien Facility Credit Documents” means (i) the First Lien Credit Agreement and (ii) the instrument, agreement or other document evidencing or governing any other First Lien Facility described in clause (ii) of the definition thereof.

“First Lien Facility Documents” means, collectively, (i) the documentation in respect of the First Lien Facility, including the First Lien Credit Agreement, any other First Lien Facility Credit Document, the First Lien Facility Collateral Documents and any other “Loan Documents” or comparable terms as defined in the applicable First Lien Facility, and (ii) each agreement, document or instrument providing for or evidencing obligations in respect of Secured Hedge Agreements or Secured Cash Management Agreements, in each case of this clause (ii), designated by the Company and the Applicable ABL Facility Representative to be First Lien Facility Obligations.

“First Lien Facility Obligations” means all “Secured Obligations” (as such term is defined in the First Lien Facility Collateral Agreement) (or any analogous terms) of the Company and other obligors outstanding under, and all other obligations in respect of, any First Lien Facility Documents, to pay principal, premium (if any), interest (including interest, fees, costs, charges and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the First Lien Facility Documents.

“First Lien Facility Obligations Secured Parties” means the persons holding any First Lien Facility Obligations, including the First Lien Facility Agent and any of the other “Secured Parties” (or comparable term) as defined in the First Lien Facility Collateral Agreement.

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“First Lien Obligations” means, collectively, the First Lien Facility Obligations and the Other First Lien Obligations, or any of the foregoing.

“First Lien Obligations Collateral Documents” means, collectively, the First Lien Facility Collateral Documents and the Other First Lien Obligations Collateral Documents.

“First Lien Obligations Credit Documents” means, collectively, the First Lien Facility Credit Documents and the Other First Lien Obligations Credit Documents.

“First Lien Obligations Documents” means, collectively, the First Lien Facility Documents and the Other First Lien Obligations Documents.

“First Lien Obligations Representative” means each of the First Lien Facility Agent and each Other First Lien Obligations Agent.

“First Lien Obligations Secured Parties” means, collectively, the First Lien Facility Obligations Secured Parties and the Other First Lien Obligations Secured Parties, or any of the foregoing.

“Hedge Bank” means any person in its capacity as a party to any Secured Hedge Agreement the obligations with respect to which constitute Secured Obligations.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded.

“Holdings” has the meaning assigned to such term in the recitals.

“Indebtedness” means and includes all obligations that constitute “Secured Obligations”, “Indebtedness”, “Debt” or other comparable terms as defined in the ABL Facility, any ABL Facility Credit Document, the First Lien Credit Agreement, any First Lien Facility Credit Document, the Junior Lien Notes Indenture, any Junior Lien Notes Document, any ABL Pari Lien Obligations Credit Document, any Other First Lien Obligations Credit Document or any Other Junior Lien Obligations Credit Document, as applicable.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Pledgor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Pledgor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Pledgor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except to the extent permitted by the applicable Documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Pledgor.

“JPM” has the meaning assigned to such term in the preamble hereof.

“Junior Agent” means (a) with respect to the ABL Priority Collateral, each of the First Lien Facility Agent, the Other First Lien Obligations Agents, the Junior Lien Notes Collateral Agent and the Other Junior Lien Obligations Agents, and (b) with respect to the Non-ABL Priority Collateral, each of the ABL Facility Collateral Agent and the ABL Pari Lien Obligations Agents.

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“Junior Lien Notes Collateral Agent” means the collateral agent for the Junior Lien Notes, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the Junior Lien Notes Security Agreement. As of the date hereof, US Bank shall be the Junior Lien Notes Collateral Agent.

“Junior Lien Notes Indenture” means the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms and with the terms of this Intercreditor Agreement), among Holdings, the Company and the Junior Lien Notes Collateral Agent, including any replacement thereof (in whole or in part) entered into in connection with one or more refinancings thereof permitted hereunder.

“Junior Lien Notes Collateral Documents” means, collectively, the Junior Lien Notes Security Agreement, any of the other “Security Documents” (or comparable terms) as defined in the Junior Lien Notes Documents, and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any Junior Lien Notes Obligations.

“Junior Lien Notes Documents” means, collectively, the documentation in respect of the Junior Lien Notes Obligations, including the Junior Lien Notes Indenture, any other Junior Lien Notes Collateral Document, any other “Note Documents” or comparable terms as defined in the Junior Lien Notes Indenture and all other Second Priority Debt Documents (as defined in the Junior Lien Notes Security Agreement).

“Junior Lien Notes Obligations” means all “Secured Obligations” (as such term is defined in the Junior Lien Notes Security Agreement) of the Company and other obligors outstanding under, and all other obligations in respect of, any Junior Lien Notes Documents, to pay principal, premium (if any), interest (including interest, fees, costs, charges and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under or in connection with the Junior Lien Notes Documents.

“Junior Lien Notes Obligations Secured Parties” means the persons holding any Junior Lien Notes Obligations, including the Junior Lien Notes Collateral Agent and any of the other “Secured Parties” (or comparable term) as defined in the Junior Lien Notes Collateral Agreement.

“Junior Lien Obligations” means, collectively, the Junior Lien Notes Obligations and the Other Junior Lien Obligations, or any of the foregoing.

“Junior Lien Obligations Collateral Documents” means, collectively, the Junior Lien Notes Collateral Documents and the Other Junior Lien Obligations Collateral Documents.

“Junior Lien Obligations Documents” means, collectively, the Junior Lien Notes Documents and the Other Junior Lien Obligations Documents.

“Junior Lien Obligations Representative” means each of the Junior Lien Notes Collateral Agent and each Other Junior Lien Obligations Agent.

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“Junior Lien Obligations Secured Parties” means, collectively, the Junior Lien Notes Obligations Secured Parties and the Other Junior Lien Obligations Secured Parties, or any of the foregoing.

“Junior Lien Notes Security Agreement” means the Security Agreement dated as of the date hereof, among the Company, each other Pledgor party thereto and the Junior Lien Notes Collateral Agent, as amended, restated, supplemented or otherwise modified from time to.

“Junior Secured Obligations” means (a) with respect to the ABL Priority Collateral, the Non-ABL Obligations, and (b) with respect to the Non-ABL Priority Collateral, the ABL Obligations.

“Junior Secured Obligations Collateral” means, (a) with respect to the ABL Obligations, the Non-ABL Priority Collateral, and (b) with respect to the Non-ABL Obligations, the ABL Priority Collateral.

“Junior Secured Obligations Documents” means, (a) with respect to the ABL Priority Collateral, the Non-ABL Obligations Documents, and (b) with respect to the Non-ABL Priority Collateral, the ABL Obligations Documents.

“Junior Secured Obligations Secured Parties” means (a) with respect to the ABL Priority Collateral, the Non-ABL Obligations Secured Parties, and (b) with respect to the Non-ABL Priority Collateral, the ABL Obligations Secured Parties.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“New York Courts” has the meaning assigned to such term in Section 4.7(b).

“Non-ABL Obligations” means, collectively, the First Lien Obligations and the Junior Lien Obligations, or any of the foregoing.

“Non-ABL Obligations Documents” means, collectively, the First Lien Obligations Documents and the Junior Lien Obligations Documents.

“Non-ABL Obligations Secured Parties” means, collectively, the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties, or any of the foregoing.

“Non-ABL Priority Collateral” means the portion of Common Collateral that is not ABL Priority Collateral, including (1) all of the Capital Stock of the Company held by Parent and all of the Equity Interests held by the Company and the other Pledgors; (2) real estate assets and improvements thereon; (3) Equipment; (4) patents, trademarks, copyrights and other intellectual property not constituting ABL Priority Collateral; (5) all intercompany debt1 (other than the ABL Intercompany Loans), general intangibles, instruments, documents, books and records, commercial tort claims and

1 Need to exclude ABL Intercompany Loans to avoid inconsistency.

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supporting obligations related to the foregoing in each case to the extent not constituting ABL Priority Collateral; and (6) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the UCC.

“Non-ABL Priority Pledged Collateral” means Non-ABL Priority Collateral that is Pledged Collateral.

“obligations” means any principal, interest (including interest accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in such proceeding), penalties, fees, costs and other charges, indemnifications, reimbursements (including, if applicable, reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under the documentation governing any Indebtedness.

“Other First Lien Obligations” means all obligations of the Company and the other Pledgors (other than the First Lien Facility Obligations) to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the applicable Other First Lien Obligations Documents, in each case, (x) that are designated by the Company as Other First Lien Obligations pursuant to Section 4.13 and (y) the Representative with respect to which has duly executed and delivered an applicable Consent and Acknowledgment; provided, that if any First Lien Obligations are outstanding, the Representative for such Other First Lien Obligations has duly executed and delivered an intercreditor agreement (or joinder thereto) among each First Lien Obligations Representative.

“Other First Lien Obligations Agent” means, with respect to any Series of Other First Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other First Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the First Lien Facility Collateral Agreement) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Other First Lien Obligations.

“Other First Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute Other First Lien Obligations.

“Other First Lien Obligations Documents” means, collectively, the Other First Lien Obligations Credit Documents and the Other First Lien Obligations Collateral Documents related thereto.

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“Other First Lien Obligations Secured Parties” means, collectively, the persons holding any Other First Lien Obligations who have, directly or indirectly through their respective Other First Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 4.13 hereof.

“Other Junior Lien Obligations” means all obligations of the Company and the other Pledgors (other than the Junior Lien Notes Obligations) to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under or in connection with the applicable Other Junior Lien Obligations Documents, in each case, (x) that are designated by the Company as Other Junior Lien Obligations pursuant to Section 4.13 and (y) the Representative with respect to which has duly executed and delivered an applicable Consent and Acknowledgment.

“Other Junior Lien Obligations Agent” means, with respect to any Series of Other Junior Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other Junior Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Junior Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the Junior Lien Notes Security Agreement) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Other Junior Lien Obligations.

“Other Junior Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans or term loans, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute Other Junior Lien Obligations.

“Other Junior Lien Obligations Documents” means, collectively, the Other Junior Lien Obligations Credit Documents and the Other Junior Lien Obligations Collateral Documents related thereto.

“Other Junior Lien Obligations Secured Parties” means, collectively, the persons holding any Other Junior Lien Obligations who have, directly or indirectly through their respective Other Junior Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 4.13 hereof.

“Permitted Remedies” means, with respect to any Junior Secured Obligations:

(a)        filing a claim or statement of interest with respect to such Obligations; provided, that an Insolvency or Liquidation Proceeding has been commenced by or against any Pledgor;

(b)        taking any action (not adverse to the Liens securing any Senior Secured Obligations, the priority status thereof, or the rights of the Applicable Senior Representative or any of the Senior Secured Obligations Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral;

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(c)        filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Obligations Secured Parties, including any claims secured by the Junior Secured Obligations Collateral, if any, or otherwise make any agreements or file any motions or objections pertaining to the claims of such claimholders, in each case in accordance with the terms of this Agreement;

(d)        filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Pledgors or exercise rights and remedies as unsecured creditors of the Pledgors, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding, in each case in accordance with applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and in a manner not inconsistent with, or in contravention of, the terms of this Agreement; and

(e)        voting on any Plan of Reorganization, filing any proof of claim, making other filings and making any arguments, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, not inconsistent with, or in contravention of, the terms of this Agreement; and

(f)        with respect to the Applicable ABL Obligations Representative only, the exercise of rights and/or remedies under any account control agreement during a “Cash Dominion Period” (or comparable terms) as defined in the ABL Credit Agreement or any other ABL Obligations Document, as applicable.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” means the Common Collateral in the possession or control of any Representative (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Pledged Collateral Agent” means, with respect to any Pledged Collateral, the Representative having possession or control (including through its agents or bailees) thereof.

“Pledgors” means Holdings, the Company and each of its subsidiaries that shall have granted any Lien in favor of any Representative on any of its assets or properties to secure any of the Secured Obligations.

“Post-Petition Claims” means, collectively, interest, fees, costs, expenses and other charges that pursuant to any ABL Obligations Document, any First Lien Obligations Document or any Junior Lien Obligations Document continue to accrue after the commencement of an Insolvency or Liquidation Proceeding.

“Recovery” has the meaning assigned to such term in Section 2.5(c).

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“Refinance” means, in respect of any Indebtedness, to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” have correlative meanings.

“Representative” means, (a) in respect of the ABL Facility Obligations or the ABL Facility Obligations Secured Parties, the ABL Facility Collateral Agent, (b) in respect of the First Lien Facility Obligations or the First Lien Facility Obligations Secured Parties, the First Lien Facility Agent, (c) in respect of the Junior Lien Notes Obligations or the Junior Lien Notes Obligations Secured Parties, the Junior Lien Notes Collateral Agent, (d) in respect of any Series of ABL Pari Lien Obligations or the relevant ABL Pari Lien Obligations Secured Parties, the ABL Pari Lien Obligations Agent for such Series, (e) in respect of any Series of Other First Lien Obligations or the relevant Other First Lien Obligations Secured Parties, the Other First Lien Obligations Agent of such Series, and (f) in respect of any Series of Other Junior Lien Obligations or the relevant Other Junior Lien Obligations Secured Parties, the Other Junior Lien Obligations Agent of such Series.

“Secured Cash Management Agreement” means (i) with respect to the ABL Credit Facility, all Cash Management Agreements in respect of Banking Services Obligations (as defined in the ABL Credit Facility), and (ii) with respect to any First Lien Facility or Junior Lien Obligations, any Cash Management Agreement that is entered into by and between any Pledgor and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Company to each Applicable Senior Representative as a Secured Cash Management Agreement. Any such designation by the Company shall indicate whether it relates to ABL Obligations or First Lien Obligations.

“Secured Hedge Agreement” means (i) with respect to the ABL Credit Facility, all Swap Agreement Obligations (as defined in the ABL Credit Facility) in respect of Hedging Agreements, and (ii) with respect to any First Lien facility or Junior Lien Obligations, any Hedging Agreement that is entered into by and between any Pledgor and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Company to each Applicable Senior Representative as a Secured Hedge Agreement. Any such designation by the Company shall indicate whether it relates to ABL Obligations or First Lien Obligations.

“Secured Obligations” means, collectively, the ABL Facility Obligations, any ABL Pari Lien Obligations, the First Lien Facility Obligations, any Other First Lien Obligations, the Junior Lien Notes Obligations and any Other Junior Lien Obligations, or any of the foregoing.

“Secured Parties” means, collectively, the ABL Facility Obligations Secured Parties, any ABL Pari Lien Obligations Secured Parties, the First Lien Facility Obligations Secured Parties, any Other First Lien Obligations Secured Parties, the Junior Lien Notes Obligations Secured Parties and any Other Junior Lien Obligations Secured Parties, or any of the foregoing.

“Senior Agent” means, (a) with respect to the Non-ABL Priority Collateral, each First Lien Obligations Representative and each Junior Lien Obligations Representative and (b) with respect to the ABL Priority Collateral, each ABL Obligations Representative.

“Senior Secured Obligations” means, (a) with respect to the Non-ABL Priority Collateral, the Non-ABL Obligations, and (b) with respect to the ABL Priority Collateral, the ABL Obligations. The Non-ABL Obligations shall, collectively, constitute one “Class” of Senior Secured Obligations and the ABL Obligations shall, collectively, constitute a separate “Class” of Senior Secured Obligations.

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“Senior Secured Obligations Collateral” means, (a) with respect to the ABL Obligations, the ABL Priority Collateral, and (b) with respect to the Non-ABL Obligations, the Non-ABL Priority Collateral.

“Senior Secured Obligations Collateral Documents” means each Senior Secured Obligations Document pursuant to which a Lien is now or hereafter granted securing any Senior Secured Obligations or under which rights or remedies with respect to such Liens are at any time governed.

“Senior Secured Obligations Documents” means, (a) with respect to the non-ABL Priority Collateral, the First Lien Obligations Documents and the Junior Lien Obligations Documents and, (b) with respect to the ABL Priority Collateral, the ABL Obligations Documents.

“Senior Secured Obligations Secured Parties” means, (a) with respect to the Non-ABL Priority Collateral, the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties and, (b) with respect to the ABL Priority Collateral, the ABL Obligations Secured Parties.

“Series” means, as applicable,

(a)        each of the ABL Credit Facility Obligations and each series of ABL Pari Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting ABL Obligations except that, in the event any two or more series of such ABL Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such ABL Obligations to constitute a single series, such series of ABL Pari Lien Obligations shall collectively constitute a single series. The ABL Obligations Secured Parties with respect to each series of ABL Obligations shall constitute a separate series of ABL Obligations Secured Parties;

(b)        each of the First Lien Facility Obligations and each series of Other First Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting Non-ABL Obligations, except that, in the event that any two or more series of such Other First Lien Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such Other First Lien Obligations to constitute a single series, such series of Other First Lien Obligations shall collectively constitute a single series. The First Lien Obligations Secured Parties with respect to each series of First Lien Obligations shall constitute a separate series of First Lien Obligations Secured Parties; and

(c)        each of the Junior Lien Notes Obligations and each series of Other Junior Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting Non-ABL Obligations, except that, in the event that any two or more series of such Other Junior Lien Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such Other Junior Lien Obligations to constitute a single series, such series of Other Junior Lien Obligations shall collectively constitute a single series. The Junior Lien Obligations Secured Parties with respect to each series of Junior Lien Obligations shall constitute a separate series of Junior Lien Obligations Secured Parties;

provided, that notwithstanding the foregoing, all Series of First Lien Obligations and all Series of Junior Lien Obligations shall collectively constitute a single Class vis-à-vis the ABL Obligations, and all First Lien Secured Parties and all Junior Lien Obligations Secured Parties shall constitute a single Class vis-à-vis the ABL Obligations Secured Parties, in each case, for purposes of this Agreement.

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“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, unless otherwise provided herein.

1.2        Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Exhibits shall be construed to refer to Sections and Exhibits of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

SECTION 2.        Priorities and Agreements with Respect to Collateral.

2.1        Priority of Claims.

(a)        Anything contained herein or in any of the ABL Obligations Documents or Non-ABL Obligations Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Representative is taking action to enforce rights in respect of any Common Collateral (whether in an Insolvency or Liquidation Proceeding or otherwise), or any distribution is made in respect of any Common Collateral in any Insolvency or Liquidation Proceeding with respect to any Pledgor, including any Disposition by the Company or any Pledgor pursuant to Section 2.6, the proceeds (subject, in the case of any such distribution, to Section 2.6 hereof) shall be applied as follows:

(i)      In the case of the Non-ABL Priority Collateral,

FIRST, with respect to the Non-ABL Obligations, until the Discharge of Non-ABL Obligations has occurred, to the First Lien/Junior Lien Intercreditor Representative for distribution in accordance with the First Lien/Junior Lien Intercreditor Agreement or any other applicable Non-ABL Obligations Documents until Discharge of Non-ABL Obligations;

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THEREAFTER, to the payment in full in cash or other applicable consideration of the ABL Facility Obligations in accordance with the ABL Credit Agreement, or, if any ABL Pari Lien Obligations shall be then outstanding, to the Applicable ABL Obligations Representative for distribution in accordance with any ABL Pari Passu Intercreditor Agreement then in effect or any other applicable ABL Obligations Documents until Discharge of ABL Obligations; and

THEREAFTER, the balance, if any, to the Pledgors or as a court of competent jurisdiction may otherwise direct to be applied.

(ii) In the case of the ABL Priority Collateral,

FIRST, to the payment in full in cash or other applicable consideration of the ABL Facility Obligations in accordance with the ABL Credit Agreement, or, if any ABL Pari Lien Obligations shall be then outstanding, to the Applicable ABL Obligations Representative for distribution in accordance with any ABL Pari Passu Intercreditor Agreement then in effect or any other applicable ABL Obligations Documents until Discharge of ABL Obligations;

THEREAFTER, with respect to the Non-ABL Obligations, until the Discharge of Non-ABL Obligations has occurred, to the First Lien/Junior Lien Intercreditor Representative for distribution in accordance with the First Lien/Junior Lien Intercreditor Agreement or any other applicable Non-ABL Obligations Documents until Discharge of Non-ABL Obligations; and THEREAFTER, the balance, if any, to the Pledgors or as a court of competent jurisdiction may otherwise direct to be applied.

(b)        It is acknowledged and agreed that (i) the aggregate amount of any Senior Secured Obligations may be Refinanced as contemplated by Section 2.13 from time to time, all without affecting the priorities set forth in this Section 2.1 or the provisions of this Agreement defining the relative rights of the ABL Obligations Secured Parties vis-a-vis the Non-ABL Obligations Secured Parties, and (ii) a portion of the Senior Secured Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed. The priorities provided for herein shall not be altered or otherwise affected by any Refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Secured Obligations or any Junior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

(c)        Notwithstanding (u) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted on the Common Collateral to secure any ABL Obligations or any Non-ABL Obligations, as the case may be, (v) any provision of the UCC, any Bankruptcy Law or any other applicable law, (w) any provision of any ABL Obligations Documents or any Non-ABL Obligations Documents, (x) whether any Secured Party, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (y) the fact that any Liens granted to secure any ABL Obligations or any Non-ABL Obligations may be subordinated, voided, avoided, invalidated or lapsed or (z) any other circumstance of any kind or nature whatsoever:

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(i)      the Liens on the Non-ABL Priority Collateral securing the Non-ABL Obligations will rank senior to any Liens on the Non-ABL Priority Collateral securing the ABL Obligations; and

(ii)      the Liens on the ABL Priority Collateral securing the ABL Obligations will rank senior to any Liens on the ABL Priority Collateral securing the Non-ABL Obligations.

2.2        Actions with Respect to Collateral; Prohibition on Contesting Liens.

(a)        Each of the Applicable ABL Obligations Representative and the First Lien/Junior Lien Intercreditor Representative, other Representatives and the Secured Parties, acknowledges and agrees that, until the Discharge of Senior Secured Obligations of a particular Class has occurred, (i) only the Applicable Senior Representative shall act or refrain from acting with respect to the Senior Secured Obligations Collateral of such Class, (ii) no Representative shall follow any instructions with respect to such Senior Secured Obligations Collateral from the Applicable Junior Representative, any Junior Agent or any other Junior Secured Obligations Secured Party, (iii) the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties shall not, and shall not instruct any Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Senior Secured Obligations Collateral, whether under any ABL Obligations Document, any Non-ABL Obligations Document, applicable law or otherwise, it being agreed that (A) only the Applicable Senior Representative, acting in accordance with the ABL Facility Collateral Documents, the First Lien Facility Collateral Documents or the Junior Lien Obligation Documents, as applicable, shall be entitled to take any such actions or exercise any such remedies, or to cause any Representative to do so and (B) notwithstanding the foregoing, the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties may take (at the direction of the requisite holders of the Junior Secured Obligations or as otherwise provided in the applicable Junior Lien Obligations Documents) any Permitted Remedies, and (iv) each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties, hereby waives any right of subrogation it or any of them may acquire as a result of any payment hereunder until the Discharge of the Senior Secured Obligations has occurred. The Applicable Senior Representative and each Senior Agent may deal with the Senior Secured Obligations Collateral as if they had a senior Lien on such Collateral; provided, that (A) with respect to the Applicable ABL Obligations Representative, the ABL Facility Collateral Agent and any ABL Pari Lien Obligations Agent, the provisions of any ABL Pari Passu Intercreditor Agreement, to the extent not in contravention of this Agreement, shall also be complied with and (B) with respect to the First Lien/Junior Lien Intercreditor Representative, the First Lien Facility Agent or any Other First Lien Obligations Agent, the provisions of First Lien/Junior Lien Intercreditor Agreement, in each case to the extent not in contravention of this Agreement, shall also be complied with. Furthermore, the Applicable Junior Representative, for itself and on behalf of the Junior Secured Obligations Secured Parties, acknowledges and agrees that it and they will not contest, protest or object to any foreclosure proceeding or action brought by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party, or any other exercise by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party of any rights and remedies relating to the Senior Secured Obligations Collateral.

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(b)        (i)      The First Lien/Junior Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, and any other Representative for itself and on behalf of any other Non-ABL Obligations Secured Party, agrees that it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the extent, perfection, priority, validity or enforceability of a Lien held, or the allowability of claims asserted, by or on behalf of any ABL Obligations Secured Party on all or any part of the Collateral, or the provisions of this Agreement.

(ii)    The Applicable ABL Obligations Representative, for itself and on behalf of the ABL Obligations Secured Parties, and any other Representative for itself and on behalf of any other ABL Obligations Secured Party, agrees that it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the extent, perfection, priority, validity or enforceability of a Lien held, or the allowability of claims asserted, by or on behalf of any First Lien Obligations Secured Party or any Junior Lien Obligations Secured Party on all or any part of the Collateral, or the provisions of this Agreement;

provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any ABL Obligations Secured Party, any First Lien Obligations Secured Party or any Junior Lien Obligations Secured Party to enforce this Agreement.

(c)        The parties hereto agree to execute, acknowledge and deliver a memorandum of intercreditor agreement, together with such other documents in furtherance hereof or thereof, in each case, in proper form for recording in connection with any mortgages and in form and substance reasonably satisfactory to each of the Representatives, in those jurisdictions where such recording is reasonably recommended or requested by local real estate counsel and/or the title insurance company, or as otherwise deemed reasonably necessary or proper by the parties hereto.

(d)        Each Representative agrees that prior to an Enforcement Notice or commencement of an Insolvency or Liquidation Proceeding with respect to any Pledgor, any proceeds of Collateral, whether or not deposited in an account subject to an account control agreement, shall not (as between the ABL Facility Obligations Secured Parties on the one hand, and the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties, on the other hand) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral. The parties further agree that notwithstanding anything in this Agreement to the contrary, prior to an issuance of an Enforcement Notice from the First Lien/Junior Lien Intercreditor Agent to the ABL Facility Collateral Agent or commencement of an Insolvency or Liquidation Proceeding with respect to any Pledgor, all funds deposited in a deposit account or securities account that constitutes ABL Priority Collateral subject to an account control agreement and then applied to the ABL Obligations shall be treated as ABL Priority Collateral; provided that any such identifiable proceeds of Non-ABL Priority Collateral received after an issuance of an Enforcement Notice from the First Lien/Junior Lien Intercreditor Agent to the ABL Facility Collateral Agent or commencement of an Insolvency or Liquidation Proceeding shall be treated as Non-ABL Priority Collateral.

2.3        Confirmation of Lien Priorities in Junior Secured Obligations Collateral Documents.

Each of the Applicable Junior Representative and the Junior Agents agrees that each applicable Junior Secured Obligations Collateral Document shall, unless otherwise agreed to by the Applicable Senior Representative, include the following language (or language to similar effect approved by the relevant Applicable Senior Representative):

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“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to [applicable Junior Agent] for the benefit of the [applicable Junior Secured Obligations Secured Parties] pursuant to this Agreement and (ii) the exercise of any right or remedy by [applicable Junior Agent] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral, are subject to the provisions of that certain ABL Intercreditor Agreement dated as of June 25, 2018 (as amended, supplemented, restated, replaced, extended or otherwise modified from time to time, the “ABL Intercreditor Agreement”), between JPMorgan Chase Bank, N.A., as the ABL Facility Collateral Agent and the Applicable ABL Obligations Representative, Deutsche Bank AG New York Branch, as the First Lien Facility Agent, the Applicable First Lien Agent, and the First Lien/Junior Lien Intercreditor Representative and U.S. Bank National Association, as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent; and acknowledged and consented to by Aleris International, Inc. and certain of its subsidiaries. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern.”

2.4        No Duties of Senior Agents; Provision of Notice.

(a)        Each of the Applicable Junior Representative, the Junior Agents and other Junior Secured Obligations Secured Parties acknowledges and agrees that:

(i)    the Applicable Senior Representative, the Senior Agents and the other Senior Secured Obligations Secured Party shall not have any duties or other obligations to the Applicable Junior Representative, the Junior Agents or the other Junior Secured Obligations Secured Parties with respect to any Senior Secured Obligations Collateral, other than to transfer to the Applicable Junior Representative any proceeds of any such Collateral that constitutes Common Collateral remaining in its possession following any Disposition of such Collateral (in each case, unless the Junior Secured Obligations have been Discharged prior to or concurrently with such Disposition, payment or satisfaction) and the Discharge of the Senior Secured Obligations secured thereby, or if any Senior Agent shall be in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without any representation or warranty on the part of such Senior Agent or any other Senior Secured Obligations Secured Party;

(ii)    in furtherance of the foregoing, until the Discharge of the Senior Secured Obligations shall have occurred, the Applicable Senior Representative shall be entitled, for the benefit of the Senior Secured Obligations Secured Parties, to Dispose of or deal with such Collateral as provided herein and in the applicable Senior Secured Obligation Documents, without regard to any claim in respect of the Junior Secured Obligations held by any Junior Secured Obligations Secured Party or any rights to which the Junior Secured Obligations Secured Parties would otherwise be entitled as a result of such claim in respect of the Junior Secured Obligations; and

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(iii)    without limiting the foregoing, none of the Applicable Senior Representative, the Senior Agents or any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to Dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, Disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, Disposition or liquidation.

Each of the Applicable Junior Representative, the Junior Agents and other Junior Secured Obligations Secured Parties waives any claim it or any other Junior Secured Obligations Secured Party may now or hereafter have against the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Parties (or their Representatives) arising out of (x) any actions which the Applicable Senior Representative, such Senior Agent or any such other Senior Secured Obligations Secured Parties (or their Representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, Disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the relevant Senior Secured Obligations Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (y) any election by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Parties (or their Representative), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (z) subject to Section 2.7 (Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings), any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its subsidiaries, as debtor-in-possession.

(b)        The ABL Facility Collateral Agent shall, after it no longer is the Applicable ABL Obligations Representative, use commercially reasonable efforts to notify the Company, any ABL Pari Lien Obligations Agent, the First Lien/Junior Lien Intercreditor Representative, each other First Lien Obligations Representative, the Applicable Junior Lien Agent and each other Junior Lien Obligations Representative of the same, to the extent notice of such Representative has been provided to the Applicable ABL Obligations Representative.

(c)        The First Lien Facility Agent shall, after it no longer is the First Lien/Junior Lien Representative, notify the Company, the Applicable ABL Obligations Representative, use commercially reasonable efforts to notify any ABL Pari Lien Obligations Agent, each other First Lien Obligations Representative, the Applicable Junior Lien Agent and each other Junior Lien Obligations Representative of the same, to the extent notice of such Representative has been provided to the First Lien/Junior Lien Intercreditor Representative.

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2.5        No Interference; Payment Over; Avoidance Issues.

(a)        Each of the Applicable Junior Representative, the Junior Agents and any other Junior Secured Obligations Secured Parties agrees that:

(i)    it will not take or cause to be taken any action, the purpose or effect of which is, or could be, to make any Junior Secured Obligations pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Secured Obligations with respect to the Senior Secured Obligations Collateral or any part thereof;

(ii)    it will not challenge or question in any proceeding (x) the validity or enforceability of any ABL Facility Collateral Documents, any ABL Pari Lien Obligations Collateral Documents, any First Lien Obligations Collateral Documents or any Junior Lien Obligations Collateral Documents, (y) the extent, validity, attachment, perfection or priority of any Lien under the ABL Facility Collateral Documents, any ABL Pari Obligations Collateral Documents, any First Lien Obligations Collateral Documents or any Junior Lien Obligations Collateral Documents, or (z) the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement;

(iii)    it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Senior Secured Obligations Collateral by the Applicable Senior Representative, any Senior Representative or any other Senior Secured Obligations Secured Party;

(iv)    it shall not have any right to (A) direct the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party to exercise any right, remedy or power with respect to any Senior Secured Obligations Collateral or (B) consent to the exercise by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to any Senior Secured Obligations Collateral;

(v)    it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and none of the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral;

(vi)    it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

(vii)    it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any ABL Obligations Secured Party, any First Lien Obligations Secured Party or any Junior Lien Obligations Secured Party to enforce this Agreement in accordance with its terms.

(b)        Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that if it shall become aware that it has possession of any Senior Secured Obligations Collateral or shall become aware that it has realized any proceeds or payment in respect of any such Collateral, pursuant to any ABL Obligations Collateral Document, any First Lien Obligations Collateral Document or any Junior Lien Obligations Collateral

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Document, or by the exercise of any rights available to it or any of them under applicable law or in any Insolvency or Liquidating Proceeding or through any other exercise of remedies, at any time prior to the Discharge of the Senior Secured Obligations, then it shall hold such Collateral, proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Applicable Senior Representative reasonably promptly after obtaining actual knowledge (or notice from the Applicable Senior Representative) that it is in possession of such Collateral, proceeds or payment. Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties agrees that, if at any time it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, it shall promptly pay over to the Applicable Senior Representative any payment received by it and then in its possession or under its control in respect of any Senior Secured Obligations Collateral and shall promptly turn over any Senior Secured Obligations Collateral then held by it over to the Applicable Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of the Senior Secured Obligations has occurred.

(c)        If any Senior Secured Obligations Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Pledgor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto, the relevant Senior Secured Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and such Senior Secured Obligations Secured Parties shall be entitled to a Discharge of such Senior Secured Obligations with respect to all such Recovery and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

2.6        Automatic Release of Junior Liens.

(a)        The First Lien/Junior Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, agrees that in the event of a Disposition of any ABL Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies (including the sale, transfer or other disposition by the Company or any Pledgor after an event of default under the ABL Facility with the consent of the ABL Facility Collateral Agent) with respect to such ABL Priority Collateral that results in the release of the Liens held by the Applicable ABL Obligations Representative and/or any other ABL Obligations Secured Party on such ABL Priority Collateral (regardless of whether or not an event of default has occurred and is continuing under any Non-ABL Obligations Document at the time of such Disposition), the Liens on such ABL Priority Collateral held by the applicable First Lien Obligations Representatives, the applicable Junior Lien Obligations Representatives or any other Non-ABL Obligations Secured Party shall be automatically released; provided, that notwithstanding the foregoing, (A) until the Discharge of the First Lien Obligations has occurred, the First Lien Obligations Secured Parties shall be entitled to a Lien on and any proceeds of a Disposition under this clause (a) that remain after Discharge of the ABL Obligations, (B) until the Discharge of the Junior Lien Obligations has occurred, the Junior Lien Obligations Secured Parties shall be entitled to a Lien on and any proceeds of a Disposition under this clause (a) that remain after Discharge of the ABL Obligations and after Discharge of the First Lien Obligation and (C) the Liens on such remaining proceeds securing the Non-ABL Obligations shall not be automatically released pursuant to this Section 2.6(a).

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(b)        The Applicable ABL Obligations Representative, for itself and on behalf of the ABL Obligations Secured Parties, agrees that in the event of a Disposition of any Non-ABL Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies (including the sale, transfer or other disposition by the Company or any guarantor after an Event of Default under any Non-ABL Obligations Document with the consent of the First Lien/Junior Lien Intercreditor Representative) with respect to such Non-ABL Priority Collateral that results in the release of the Liens on such Non-ABL Priority Collateral held by the Applicable First Lien Agent and/or any other First Lien Obligations Secured Party (regardless of whether or not an Event of Default has occurred and is continuing under any ABL Obligations Documents at the time of such Disposition), the Lien held by the Applicable ABL Obligations Representative and/or any other ABL Obligations Secured Party on such Non-ABL Priority Collateral shall be automatically released; provided, that notwithstanding the foregoing, until the Discharge of the ABL Obligations has occurred, (A) the ABL Obligations Secured Parties shall be entitled to a Lien on and any proceeds of a Disposition under this clause (b) that remain after Discharge of the Non-ABL Obligations has occurred, and the (B) Liens on such remaining proceeds securing the ABL Obligations shall not be automatically released pursuant to this Section 2.6(b).

(c)        The First Lien/Junior Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, agrees that in the event of a Disposition of any ABL Priority Collateral by any Pledgor (other than to another Pledgor) not prohibited by the Non-ABL Obligations Documents and the ABL Obligation Documents that results in the release of the Liens on such ABL Priority Collateral held by the Applicable ABL Obligations Representative and/or any other ABL Obligations Secured Party on such ABL Priority Collateral (except in connection with the Discharge of ABL Obligations, regardless of whether or not an event of default has occurred and is continuing under any Non-ABL Obligations Document at the time of such Disposition), the Liens on held by the applicable First Lien Obligations Representatives, the applicable Junior Lien Obligations Representatives or any other Non-ABL Obligations Secured Party on such ABL Priority Collateral shall be automatically released. The Applicable ABL Obligations Representative, for itself and on behalf of the ABL Obligations Secured Parties, agrees that in the event of a Disposition of any Non-ABL Priority Collateral by any Pledgor (other than to another Pledgor) not prohibited by the Non-ABL Obligations Documents and the ABL Obligation Documents that results in the release of the Liens on such Non-ABL Priority Collateral held by the Applicable First Lien Agent and/or any other First Lien Obligations Secured Party (except in connection with the Discharge of Non-ABL Obligations, regardless of whether or not an Event of Default has occurred and is continuing under any ABL Obligations Documents at the time of such Disposition), the Lien held by the Applicable ABL Obligations Representative and/or any other ABL Obligations Secured Party on such Non-ABL Priority Collateral shall be automatically released

(d)        Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agrees to execute and deliver (at the sole cost and expense of the Pledgors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Senior Representative or any Senior Agent acting on behalf of the relevant Senior Secured Obligations Secured Parties to evidence and confirm any release of Junior Collateral provided for in this Section 2.6.

(e)        Notwithstanding anything to the contrary contained above or in the definition of “ABL Priority Collateral” or “Non-ABL Priority Collateral,” in the event that proceeds of Common Collateral are received from (or are otherwise attributable to the value of) any collection, sale (including any Disposition in an Insolvency or Liquidation Proceeding), foreclosure or other realization upon or any other exercise of remedies that involves a combination of ABL Priority Collateral and Non-ABL Priority Collateral, the Representatives shall use commercially reasonable efforts in good faith to allocate such proceeds to the ABL Priority Collateral and the Non-ABL Priority Collateral, as applicable.

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2.7        Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)        This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Company or any of its subsidiaries. Without limiting the generality of the foregoing, the provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

(b)        If the Company or any of its subsidiaries shall become subject to an Insolvency or Liquidation Proceeding:

(i)    if the Applicable ABL Obligations Representative desires to permit the use of cash collateral or to permit the Company and/or any of its subsidiaries to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law either secured by a Lien on, or constituting the proceeds of, the ABL Priority Collateral (“ABL DIP Financing”), then the First Lien/Junior Lien Intercreditor Representative, for itself and on behalf of the First Lien Obligations Secured Parties and Junior Lien Obligations Secured Parties, hereby agrees: (A) not to object to such use of cash collateral or ABL DIP Financing or to request adequate protection (except as otherwise expressly permitted by the terms of this Agreement) or any other relief in connection therewith so long as the First Lien Obligations Secured Parties and Junior Lien Obligations Secured Parties retain the benefit of their Liens on the ABL Priority Collateral, including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding (to the extent provided for under applicable law), with the same priority vis-à-vis the ABL Obligations Secured Parties (other than with respect to any ABL DIP Financing Liens thereon granted thereto) as existed prior to the commencement of such Insolvency or Liquidation Proceeding and (B) to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated to, or pari passu with, the Liens thereon securing such ABL DIP Financing, to subordinate its Liens on the ABL Priority Collateral to the Liens thereon granted to the lenders providing such ABL DIP Financing (and all obligations relating thereto, including any “carve-out” from the ABL Priority Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the Applicable ABL Obligations Representative or the other ABL Obligations Secured Parties) and to any adequate protection Liens granted to the Applicable ABL Obligations Representative or any other ABL Obligations Secured Party on the ABL Priority Collateral on the same basis as the Liens on such ABL Priority Collateral securing the ABL Obligations are subordinated to the Liens thereon securing such ABL DIP Financing or to confirm the priorities with respect to such ABL Priority Collateral as set forth herein, as applicable; and

(ii)    if the First Lien/Junior Lien Intercreditor Representative desires to permit the Company and/or any of its subsidiaries to obtain any financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law secured by a Lien on, or constituting the proceeds of, Non-ABL Priority Collateral (“Term DIP Financing”), then the Applicable ABL Obligations Representative, for itself and on behalf of the ABL Obligations Secured Parties, hereby agrees: (A) not to object to such Term DIP Financing or to request adequate protection (except as otherwise expressly permitted by the terms of this Agreement) or any other relief in connection therewith so long as the ABL Obligations Secured Parties retain the benefit of their Liens on the Non-ABL Priority Collateral, including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding (to the extent provided for under

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applicable law), with the same priority vis-à-vis the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties (other than with respect to any Term DIP Financing Liens thereon granted thereto) as existed prior to the commencement of such Insolvency or Liquidation Proceeding and (B) to the extent the Liens on Non-ABL Priority Collateral securing the First Lien Obligations and/or the Junior Lien Obligations are subordinated to, or pari passu with, the Liens thereon securing such Term DIP Financing, to subordinate its Liens on the Non-ABL Priority Collateral to the Liens thereon granted to the lenders providing such Term DIP Financing (and all obligations relating thereto, including any “carve-out” from the Non-ABL Priority Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the First Lien/Junior Lien Intercreditor Representative or the other First Lien Obligations Secured Parties and Junior Lien Obligations Secured Parties), to any adequate protection Liens granted to the Applicable First Lien Agent or any other First Lien Obligations Secured Party and to any adequate protection Liens granted to the Applicable Junior Lien Agent or any other Junior Lien Obligations Secured Party on the Non-ABL Priority Collateral, on the same basis as the Liens on such Non-ABL Priority Collateral securing the First Lien Obligations and the Liens on such Non-ABL Priority Collateral securing the Junior Lien Obligations, respectively, are subordinated to the Liens thereon securing such Term DIP Financing in each case, or to confirm the priorities with respect to such Non-ABL Priority Collateral as set forth herein, as applicable.

(iii)    No First Lien Obligations Secured Parties or Junior Lien Obligations Secured Parties may provide or offer to provide, directly or indirectly, any Term DIP Financing secured by Liens on ABL Priority Collateral having a priority senior to or pari passu with the Liens on the ABL Priority Collateral securing the ABL Obligations or any ABL DIP Financing. No ABL Facility Obligations Secured Parties may provide or offer to provide, directly or indirectly, any ABL DIP Financing secured by Liens on Non-ABL Priority Collateral having a priority senior to or pari passu with the Liens on the Non-ABL Priority Collateral securing the First Lien Obligations or any Junior Lien Obligations or any Term DIP Financing.

(c)        Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agrees that it will not object to and will not otherwise contest, and will be deemed to consent to: (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Secured Obligations made by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party; (ii) any lawful exercise by any holder of claims in respect of any Senior Secured Obligations of the right to credit bid such claims under Section 363(k) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or in any sale in foreclosure of Collateral that is Senior Secured Obligations Collateral with respect to such claims; (iii) any other request for judicial relief made in any court by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party relating to the lawful enforcement of any Lien on the Senior Secured Obligations Collateral; (iv) any Disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or any other Bankruptcy Law if the Senior Secured Obligations Secured Parties of any Series (or the relevant Senior Agent acting on their behalf) shall have consented to such Disposition of such Senior Secured Obligations Collateral and the applicable order approving such Disposition provides that, to the extent the Disposition is to be free and clear of Liens, the Liens securing the Senior Secured Obligations and the Junior Secured Obligations will attach to the proceeds of the Disposition on the same basis of priority as the Liens securing such Obligations on the assets being Disposed of, in accordance with this Agreement. Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agrees that it will not object to (and will not otherwise contest) (or support any other Person in objecting to or

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contesting) any lawful exercise by the ABL Facility Collateral Agent or any other ABL Facility Obligations Secured Parties of the right to credit bid ABL Obligations in respect of ABL Priority Collateral under Section 363(k) of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law) or at any sale or foreclosure of ABL Priority Collateral. The ABL Facility Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) (or support any other Person in objecting to or contesting) any lawful exercise by the First Lien/Junior Lien Intercreditor Collateral Agent or any other First Lien Obligations Secured Parties or Junior Lien Obligations Secured Parties of the right to credit bid First Lien Obligations or Junior Lien Obligations (as applicable) in respect of Non-ABL Priority Collateral under Section 363(k) of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law) or at any sale or foreclosure of Non-ABL Priority Collateral.

(d)        Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agree that it will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding with respect to Senior Secured Obligations Collateral without the prior consent of the Applicable Senior Representative.

(e)        Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that it will not object to and will not otherwise contest (or support any other person contesting):

(i)    any request by the Applicable Senior Representative or any Senior Secured Obligations Secured Party (or any Senior Agent acting on its behalf) for adequate protection (other than from cash payable from the Senior Secured Obligations Collateral of the Applicable Junior Representative) in any form with respect to the applicable Senior Secured Obligations Collateral, or

(ii)    any objection by the Applicable Senior Representative or any Senior Secured Obligations Secured Party (or any Senior Agent acting on its behalf) to any motion, relief, action or proceeding based on the Applicable Senior Representative or any Senior Secured Obligations Secured Party (or any Senior Agent acting on its behalf) claiming a lack of adequate protection with respect to the applicable Senior Secured Obligations Collateral.

Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding:

(I)(x) if the Senior Secured Obligations Secured Parties (or any subset thereof) are granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a Lien on additional or replacement collateral, then the Applicable Junior Representative may seek or request adequate protection with respect to such applicable Senior Secured Obligations Collateral in the form of a Lien on such additional or replacement collateral, so long as, with respect to the Senior Secured Obligations Collateral, such Lien is subordinated to the Liens thereon securing the Senior Secured Obligations and to the Lien granted to the applicable Senior Secured Obligations Secured Parties as adequate protection, on the same basis as the other Liens securing the Junior Secured Obligations on the Senior Secured Obligations Collateral are subordinated to the Liens on the Senior Secured Obligations Collateral securing the Senior Secured Obligations under this Agreement and (y) each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that in the event the Applicable Junior Representative is granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a Lien on additional or replacement collateral, then the Senior Secured Obligations Secured Parties (or the Applicable Senior Representative or the relevant Senior Agents acting on their behalf)

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shall also be granted a Lien on such additional or replacement collateral as security and adequate protection for the Senior Secured Obligations and that any adequate protection Lien on such additional or replacement collateral that constitutes Senior Secured Obligations Collateral securing or providing adequate protection for the Junior Secured Obligations shall be subordinated to the Liens on such collateral granted to the relevant Senior Secured Obligations Secured Parties and any other Lien on the Senior Secured Obligations Collateral granted to the Senior Secured Obligations Secured Parties as adequate protection on the same basis as the Liens securing the Junior Secured Obligations are so subordinated to the Liens securing the Senior Secured Obligations under this Agreement; and

(II)(x) if the Senior Secured Obligations Secured Parties (or any subset thereof) are granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a super priority administrative claim, then the Applicable Junior Representative may seek or request adequate protection with respect to such applicable Senior Secured Obligations Collateral in the form of a super priority administrative claim, so long as such claim is subordinated to the adequate protection super priority claim granted to the applicable Senior Secured Obligations Secured Parties on the same basis as the other claims with respect to the Junior Secured Obligations are subordinated to the claims with respect to the Senior Secured Obligations under this Agreement and (y) each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that in the event that the Applicable Junior Representative is granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a superpriority administrative claim, then the Senior Secured Obligations Secured Parties (or the Applicable Senior Representative or the relevant Senior Agents acting on their behalf) shall also be granted a superpriority administrative claim with respect to such applicable Senior Secured Obligations Collateral and that any claim granted with respect to the Junior Secured Obligations shall be subordinated to the superpriority administrative claim granted with respect to the Senior Secured Obligations as adequate protection on the same basis as the claims with respect to the Junior Secured Obligations are so subordinated to the claims with respect to the Senior Secured Obligations under this Agreement. Any superpriority administrative claim in respect of the Senior Secured Obligations will have priority in right of payment over any superpriority administrative claim in respect of the Junior Secured Obligations.

(f)        Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that (i) it will not oppose or seek to challenge any claim by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party for allowance of the Senior Secured Obligations consisting of Post-Petition Charges; and (ii) until the Discharge of Senior Secured Obligations has occurred, the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any other applicable Bankruptcy Law) senior to or on a parity with the Liens on the Senior Secured Obligations Collateral securing the Senior Secured Obligations for costs or expenses of preserving or disposing of any Collateral (other than in respect of any ABL DIP Financing or Term DIP Financing, as applicable).

(g)        The First Lien/Junior Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, and the Applicable ABL Obligations Representative, for itself and on behalf of the ABL Obligations Secured Parties, acknowledge and intend that: the grants of Liens pursuant to the First Lien Obligations Collateral Documents and the Junior Lien Obligations Collateral Documents, on the one hand, and the ABL Obligations Collateral Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the ABL Obligations are fundamentally different from the First Lien Obligations and the

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Junior Lien Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Obligations Secured Parties and the claims of the Non-ABL Obligations Secured Parties in respect of any Collateral constitute claims in the same class (rather than separate classes of secured claims), then the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties hereby acknowledge and agree that all distributions from the Common Collateral shall be made as if there were separate classes of ABL Obligations and Non-ABL Obligations against the Pledgors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Non-ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Class of Secured Parties for whom such Collateral is Junior Secured Obligations Collateral), the ABL Obligations Secured Parties or the Non-ABL Obligations Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Claims that are available from the applicable Senior Secured Obligations Collateral for each of the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties (regardless of whether any such Post-Petition Claims may or may not be allowed or allowable in whole or in part as against the Company or any of the other Pledgors in the applicable Insolvency or Liquidation Proceeding(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), respectively, before any distribution is made in respect of any claims in respect of the Junior Secured Obligations from, or with respect to, such applicable Senior Secured Obligations Collateral, with the holder of such claims hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from, or with respect to, such applicable Senior Secured Obligations Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.

(h)        If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of the ABL Obligations and on account of the Non-ABL Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Non-ABL Obligations are secured by Liens upon the Common Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of proceeds thereof.

(i)        The First Lien/ Junior Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, and the Applicable ABL Obligations Representative, for itself and on behalf of the ABL Obligations Secured Parties, acknowledge and agree that without the First Lien/ Junior Lien Intercreditor Representative’s or Applicable ABL Obligations Representative’s (as the case may be) express written consent, no holder of ABL Obligations nor any holder of First Lien Obligations or Junior Lien Obligations shall propose, vote for, or otherwise support directly or indirectly any Plan of Reorganization proposed in or in connection with any Insolvency or Liquidation Proceeding that is inconsistent with the priorities or other provisions of this Agreement.

2.8        Reinstatement. If, at any time after the Discharge of ABL Obligations or the Discharge of Non-ABL Obligations has occurred, the Company incurs or designates any ABL Obligations or any Non-ABL Obligations, then, at the Company’s election, such Discharge of ABL Obligations or such Discharge of Non-ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such incurrence or designation as a result of the occurrence of such first Discharge), and the applicable agreement governing

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such ABL Obligations or such Non-ABL Obligations shall automatically be treated as the ABL Credit Agreement or the ABL Pari Lien Obligations Credit Document, as applicable, or the First Lien Obligations Credit Document, as the case may be, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of the Common Collateral set forth herein. Upon receipt of notice of such designation (including the identity of any new Representative), the Applicable Junior Agents shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Company or such new Representative shall reasonably request in writing in order to provide to such new Representative the rights contemplated hereby and (ii) to the extent then held by the Applicable Junior Agents or any Junior Secured Obligations Secured Parties, deliver to such new Representative any Pledged Collateral that is Common Collateral, together with any necessary endorsements (or otherwise allow such new Representative to obtain possession or control of such Pledged Collateral), it being understood that all reasonable and documented out-of-pocket expenses incurred by any Secured Parties (and their respective representatives) in connection with the execution and delivery of such documents and instruments shall be borne by the Pledgors.

2.9        Entry Upon Premises by the Applicable ABL Obligations Representative.

(a)        If the Applicable ABL Obligations Representative takes any enforcement action with respect to the ABL Priority Collateral, the Non-ABL Obligations Secured Parties (i) shall cooperate with the Applicable ABL Obligations Representative (at the sole cost and expense of the Applicable ABL Obligations Representative as ABL Facility Obligations and subject to the condition that no Non-ABL Obligations Secured Party shall have any obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the Non-ABL Obligations Secured Parties, to the extent such liability or damage is not subject to reasonable indemnification or other customary insurance) in its efforts to enforce its security interest in the ABL Priority Collateral and/or to finish any work-in-process and assemble the ABL Priority Collateral, (ii) shall not take or direct any Representative to take any action designed or intended to hinder or restrict in any respect the Applicable ABL Obligations Representative from enforcing its security interest in the ABL Priority Collateral or from finishing any work-in-process or assembling the ABL Priority Collateral, and (iii) shall permit and direct each First Lien Obligations Representative and each Junior Lien Obligations Representative to permit the Applicable ABL Obligations Representative (and its employees, agents, advisers and representatives), at the sole cost and expense of the ABL Obligations Secured Parties and upon reasonable advance notice, to enter upon and use the Non-ABL Priority Collateral on which any of such ABL Priority Collateral is located (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property), until the earlier of (a) 180 days after the taking of such enforcement action and (b) the sale or other disposition of all of the ABL Priority Collateral at such location (the “Use Period”), for purposes of (A) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods of any ABL Priority Collateral consisting of work-in-process, (B) Disposing of any or all of the ABL Priority Collateral located on premises (at any time during such access period) constituting Non-ABL Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Priority Collateral located on premises (at any time during such access period) constituting Non-ABL Priority Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the Applicable ABL Obligations Representative and the other ABL Obligations Secured Parties in and to the ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of the First Lien/Junior Lien Intercreditor Representative or any other First Lien Obligations Representative or, if applicable any applicable Junior Lien Obligations Representative from Disposing of any Non-ABL Priority Collateral prior to the expiration of such Use Period if the purchaser, assignee or transferee thereof agrees to be bound by the

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provisions of this Section 2.9. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such Use Period shall be tolled during the pendency of any such stay or other order.

(b)        During the period of actual occupation, use or control by the ABL Obligations Secured Parties or their agents or representatives (including the Applicable ABL Obligations Representative to the extent acting on behalf of such parties) of any Non-ABL Priority Collateral, the ABL Obligations Secured Parties shall be obligated to repair at their expense any physical damage to such Non-ABL Priority Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Non-ABL Priority Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted (provided, that the ABL Facility Obligations Secured Parties will not have any obligation as a result of any diminution in the value of the Non-ABL Priority Collateral resulting from the absence of such ABL Priority Collateral). Notwithstanding the foregoing, in no event shall the ABL Obligations Secured Parties have any liability to the Non-ABL Obligations Secured Parties pursuant to this Section 2.9 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Non-ABL Priority Collateral existing prior to the date of the exercise by the ABL Obligations Secured Parties (or their agents or representatives) of their rights under this Section 2.9 and the ABL Obligations Secured Parties shall have no duty or liability to maintain the Non-ABL Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Obligations Secured Parties (or their agents or representatives), or for any diminution in the value of the Non-ABL Priority Collateral that results solely from ordinary wear and tear resulting from the use of the Non-ABL Priority Collateral by the ABL Obligations Secured Parties (or their agents or representatives) in the manner and for the time periods specified under this Section 2.9. Without limiting the rights granted in this paragraph, the ABL Obligations Secured Parties shall cooperate with the First Lien/Junior Lien Intercreditor Representative (at the sole cost and expense of the First Lien/Junior Lien Intercreditor Representative, and subject to the condition that the ABL Obligations Secured Parties have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the ABL Obligations Secured Parties) in connection with any efforts made by the First Lien/Junior Lien Intercreditor Representative to cause the Non-ABL Priority Collateral to be sold.

(c)        In addition, the First Lien Obligations Secured Parties, the Junior Lien Obligations Secured Parties and their respective Representatives hereby grant (to the extent they have authority to do so) the Applicable ABL Obligations Representative and the other ABL Obligations Secured Parties a non-exclusive worldwide license or right to use, to the maximum extent permitted by applicable law and to the extent of their interest therein, exercisable without payment of royalty or other compensation, any of the Non-ABL Priority Collateral consisting of intellectual property in connection with the liquidation, collection, Disposition or other realization upon the ABL Priority Collateral pursuant to any enforcement action by the Applicable ABL Obligations Representative and the other ABL Obligations Secured Parties; provided that such license shall expire (as to any particular ABL Priority Collateral) on the earlier of (i) 180 days after the date ABL Facility Collateral Agent first takes any enforcement action with respect to such ABL Priority Collateral (such period to be calculated by excluding any day on which enforcement actions are stayed as a result of an Insolvency or Liquidation Proceeding) and (ii) the sale, lease, transfer or other disposition of all of the ABL Priority Collateral; provided, however, that such expiration shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with applicable law.

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2.10        Insurance. As between the Applicable ABL Obligations Representative, on the one hand, and the First Lien/Junior Lien Intercreditor Representative, any other First Lien Obligations Representative and any Junior Lien Obligations Representative, on the other hand, until the Discharge of the Senior Secured Obligations has occurred, only the Applicable Senior Representative will have the right (subject to the rights of the Pledgors under the ABL Obligations Documents and the Non-ABL Obligations Documents) to adjust or settle any insurance policy or claim covering or constituting Senior Secured Obligations Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting Senior Secured Obligations. To the extent that an insured loss covers or constitutes ABL Priority Collateral and Non-ABL Priority Collateral, then the Applicable ABL Obligations Representative and the First Lien/Junior Lien Intercreditor Representative will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Pledgors under the First Lien Facility Documents, the ABL Facility Documents, the Junior Lien Notes Documents and the applicable ABL Pari Passu Obligations Documents, Other First Lien Obligations Documents or Other Junior Lien Obligations Documents) under the relevant insurance policy.

2.11        Amendments to Security Documents.

(a)          So long as the Discharge of Senior Secured Obligations has not occurred, without the prior written consent of the Applicable Senior Representative, no Junior Secured Obligations Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent that any provisions therein as so amended, supplemented or modified, or the terms of any new Junior Secured Obligations Collateral Document, would be prohibited by any of the terms of this Agreement.

(b)          In the event that any Applicable Senior Representative, any Senior Agent or any Senior Secured Obligations Secured Party enters into any amendment, waiver or consent in respect of or replaces any Senior Secured Obligations Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Secured Obligations Collateral Document or changing in any manner the rights of such Applicable Senior Representative, Senior Agent or Senior Secured Obligations Secured Parties, the Company or any other Pledgor thereunder, then such amendment, waiver, consent or replacement shall apply automatically to any comparable provision of each Comparable Junior Obligations Collateral Document without the consent of the Applicable Junior Representative, any Junior Agent or any other Junior Secured Obligations Secured Party and without any action by any of the Applicable Junior Representative, Junior Agent or Junior Secured Obligations Secured Party; provided, that (x) such amendment, waiver, consent or replacement does not (i) materially adversely affect the rights of the Applicable Junior Representative, any Junior Agent or any other Junior Secured Obligations Secured Party in the Senior Secured Obligations Collateral and not the Senior Secured Obligations Secured Parties that have a security interest in the affected Collateral in a like or similar manner (without regard to the fact that the Liens of such Senior Secured Obligations Collateral Document are senior to the Liens of the Comparable Junior Obligations Collateral Document) (ii) remove assets subject to the Lien of the Junior Secured Obligations Documents except to the extent that a release of such Lien is otherwise permitted by this Agreement and provided that there is a corresponding release of the Lien securing the Senior Secured Obligations or (iii) impose new duties on the Junior Agent or any representative for Junior Secured Obligations or adversely amend the rights, indemnifications or any other provisions protective of the Junior Agent without its consent.

(c)          The Company shall give written notice of such amendment, waiver or consent to the Applicable Junior Representative (which shall forward such notice upon receipt to each relevant Junior Agent); provided, that the amendment to the comparable Junior Lien Obligations Collateral Document shall not become effective until such notice is received by the Junior Lien Notes Collateral Agent; provided, further that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to or replacement of the provisions of any Junior Senior Secured Collateral Document.

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(d)        The Non-ABL Secured Parties acknowledge that (i) the Pledgors are not required by the existing Non-ABL Obligations Documents to maintain any control agreements with respect to any Pledged Collateral consisting of deposit accounts, securities accounts or commodities accounts and (ii) the provisions in favor of the Non-ABL Secured Parties relating to such Pledged Collateral set forth in Section 2.13 and paragraph 2 of the Acknowledgement and Consent to ABL Intercreditor Agreement (Company and the Other Pledgors) attached hereto are not intended to give the Non-ABL Secured Parties any independent rights to maintain any control agreement at any time when the ABL Credit Agreement does not require it or is not in existence or otherwise. In connection with any automatic termination of any security interest in Pledged Collateral set forth in paragraph 2 of the Acknowledgement of and Consent to ABL Intercreditor Agreement (Company and the Other Pledgors) attached hereto, the Applicable ABL Obligations Representative shall promptly (and the Non-ABL Obligations Secured Parties hereby authorize it to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense to evidence such termination; provided that the Applicable ABL Obligations Representative shall have agreed that such termination has occurred with respect to such Pledged Collateral.

2.12        Refinancings. Any Series of Secured Obligations may be Refinanced with Indebtedness constituting a Series of Secured Obligations of the same Class or another Class, in each case, without notice to or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any applicable Document) of any Secured Party, all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the requirements set forth in Section 4.13 shall have been satisfied to the extent applicable.

2.13        Pledged Collateral Agent as Gratuitous Bailee/Gratuitous Agent for Perfection.

(a)        Each of the Applicable ABL Obligations Representative and the First Lien/Junior Lien Intercreditor Representative, for itself and on behalf of the relevant Secured Parties, hereby agrees that: (i) each Pledged Collateral Agent shall hold the Pledged Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of each Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to the relevant ABL Obligations Collateral Documents, First Lien Obligations Collateral Documents, or Junior Lien Obligations Collateral Documents, as applicable, subject to the terms and conditions of this Section 2.13 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC); (ii) to the extent any Pledged Collateral is possessed by or is under the control of a Representative (either directly or through its agents or bailees) other than the Applicable Pledged Collateral Agent, such Representative shall deliver such Pledged Collateral to (or shall cause such Pledged Collateral to be delivered to) the Applicable Pledged Collateral Agent and shall take all actions reasonably requested in writing by the Applicable Pledged Collateral Agent to cause the Applicable Pledged Collateral Agent to have possession or control of same; and (iii) pending such delivery to the Applicable Pledged Collateral Agent, each other Representative shall hold any Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such

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Pledged Collateral, if any, pursuant to the relevant ABL Obligations Collateral Documents or First Lien Obligations Collateral Documents, as applicable and in each case, subject to the terms and conditions of this Section 2.13 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC).

(b) [Reserved]

(c)        The duties or responsibilities of the Pledged Collateral Agent and each other Representative under this Section 2.13 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Secured Party for purposes of perfecting the security interest held by the Secured Parties in the Pledged Collateral.

(d)        Upon the Discharge of Non-ABL Obligations, the First Lien/Junior Lien Intercreditor Representative shall deliver to the Applicable ABL Obligations Representative, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) held by it, together with any necessary endorsements without any representation, warranty or recourse (or otherwise allow the Applicable ABL Obligations Representative to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Pledged Collateral Agent for loss or damage suffered by the Pledged Collateral Agent as a result of such transfer except for loss or damage suffered by the Pledged Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. No First Lien Obligations Representative and no Junior Lien Obligations Representative shall be obligated to follow instructions from the Applicable ABL Obligations Representative in contravention of this Agreement.

(e)        Upon the Discharge of ABL Obligations, the then Applicable ABL Obligations Representative shall deliver to the First Lien/Junior Lien Intercreditor Representative, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the Applicable First Lien Agent or the Applicable Junior Lien Agent, as the case may be, to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Pledged Collateral Agent for loss or damage suffered by the Pledged Collateral Agent as a result of such transfer except for loss or damage suffered by the Pledged Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. Neither the ABL Facility Collateral Agent nor any ABL Pari Lien Obligations Agent shall be obligated to follow instructions from the Applicable First Lien Agent or the Applicable Junior Lien Agent, as the case may be, in contravention of this Agreement.

2.14        Rights as Unsecured Creditors.

(a)        Except as otherwise expressly set forth in this Agreement, the ABL Obligations Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Pledgor in accordance with the terms of the ABL Obligations Documents to which such ABL Obligations Secured Parties are party and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the ABL Obligations Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by any ABL Obligations Secured Party of rights or remedies as a secured creditor (including set off) in respect of the Non-ABL Priority Collateral in contravention of this

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Agreement or enforcement in contravention of this Agreement of any Lien held by any of them. In the event any ABL Obligations Secured Party becomes a judgment lien creditor in respect of Non-ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing Non-ABL Obligations, in each case, on the same basis as the other Liens on the Non-ABL Priority Collateral securing the ABL Obligations are so subordinated to such Non-ABL Obligations under this Agreement.

(b)        Except as otherwise expressly set forth in this Agreement, the Non-ABL Obligations Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Pledgor in accordance with the terms of the Non-ABL Obligations Documents to which such Non-ABL Obligations Secured Parties are party and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Non-ABL Obligations Secured Parties of the required payments of interest, principal and other amounts in respect of the Non-ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by any Non-ABL Obligations Secured Party of rights or remedies as a secured creditor (including set off) in respect of the ABL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them. In the event any Non-ABL Obligations Secured Party becomes a judgment lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing ABL Obligations, in each case, on the same basis as the other Liens on the ABL Priority Collateral securing the Non-ABL Obligations are so subordinated to such ABL Obligations under this Agreement.

SECTION 3.        Existence and Amounts of Liens and Obligations.

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, (or the existence of any commitment to extend credit that would constitute Junior Secured Obligations), or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company or any of its subsidiaries, any Secured Party or any other person as a result of such determination.

SECTION 4.        Miscellaneous.

4.1        Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile, or sent to the e-mail address of the applicable recipient specified below (or the email address of a representative of the applicable recipient designated by such recipient from time to time to the parties hereto), as follows:

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(a)        if to the Applicable ABL Obligations Representative or the ABL Facility Collateral Agent as of the date hereof, to it at JPMorgan Chase Bank, N.A., 1300 E. Ninth Street, Cleveland, Ohio, Attn: Aleris Account Manager (Facsimile No. (216) 781-2071, Email: mac.a.banas@chase.com);

(b)        if to the First Lien/Junior Lien Intercreditor Representative, the Applicable First Lien Agent, the First Lien Facility Agent as of the date hereof, to it at Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, Attn: [        ] (Telephone No. [ ], Facsimile No. [ ], Email: [        ])

(c)        if to the Applicable Junior Lien Agent and the Junior Lien Notes Collateral Agent as of the date hereof, to it at U.S. Bank National Association, 535 Griswold Street, Suite 550, Detroit, MI 48226, Attn: Global Corporate Trust Services;

(d)        if to any ABL Pari Lien Obligations Agent, Other First Lien Obligations Agent or Other First Lien Obligations Agent, to it at the address provided in the relevant Consent and Acknowledgment;

(e)        if to the Company, to it at Aleris International, Inc., 25825 Science Park Drive; Suites 150, 200, 250, 255, 300, and 400; Beachwood, Ohio 44122; Attention: Christopher R. Clegg, General Counsel (Facsimile No. 216-910-3654; Email: Chris.Clegg@aleris.com); and

(f)        if to any other Pledgor, to it in care of the Company as provided in clause (d) above.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Pledgor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or e-mail or on the date that is five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 4.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 4.1.

4.2        Amendments; Waivers

(a)        No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 4.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b)        Subject to Section 4.13 hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except (i) pursuant to an agreement or agreements in writing entered into by the Applicable ABL Obligations Representative (as directed by the Representative of each Series of the ABL Obligations (with the consent of the relevant ABL Obligations Secured Parties of such Series to the extent required by, and in accordance with, the terms of the applicable ABL Obligations Documents)), the First Lien/Junior Lien Intercreditor Representative (as directed by the Representative of each Series of First Lien Obligations (with the consent of the relevant First Lien Obligations Secured Parties of such Series to the extent required by, and in accordance with, the terms of the applicable First Lien Obligations Documents), (ii) to the extent such amendment, waiver or modification adversely affects the rights and obligations of any Pledgor, the Company, and (iii) to the extent such amendment, waiver or modification adversely and directly affects the rights and obligations of any Junior Lien Obligations Secured Party under Sections 2.1 (Priority of Claims), 2.5(c) (Avoidance Issues), 2.6 (Automatic Release of Junior Liens), 2.7 (Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings), 2.11 Amendments to Security Documents), 2.13(b) (Pledged Collateral Agent), 4.2(b)(iii) (Amendments; Waivers) or 4.3 (Parties in Interest), the Applicable Junior Lien Agent (except, in the case of this clause (iii), as otherwise provided in the First Lien/Junior Lien Intercreditor Agreement).

(c)        By execution of the acknowledgment hereto, the Company agrees to give written notice of any amendment, waiver or consent hereto to the Representative (if a Representative is not a party to such amendment, waiver or consent) after the effectiveness of such amendment, waiver or consent (provided that it shall not become effective with respect to any Representative (to the extent not a party to such amendment, waiver or consent) until such notice is received by such Representative; provided, further, that the failure to provide such notice shall not affect the validity or enforceability of such amendment, waiver or consent with respect to the Company and any Representatives party thereto).

4.3        Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the ABL Obligations Secured Parties, the First Lien Obligations Secured Parties and the Junior Lien Obligations Secured Parties. No other person shall have or be entitled to assert rights or benefits hereunder. Notwithstanding the foregoing, the Company, for itself and the Pledgors, is an intended beneficiary and third party beneficiary hereof with the right and power to enforce with respect to Sections 2.6 (Automatic Release of Junior Liens), 2.7 (Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings), 2.8 (Reinstatement), 2.11 (Amendments to Security Documents), 2.12 (Refinancings), 4.2(b)(ii) (Amendments; Waivers), Section 4.3 (Parties in Interest) (second sentence thereof)), 4.13 (Requirements for Consent and Acknowledgement), 4.14 (Intercreditor Agreement), 4.15 (Other Junior Intercreditor Agreement) and 4.16 (Further Assurances) hereof.

4.4        Effectiveness of Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. All references to the Company or any other Pledgor shall include the Company or any other Pledgor as debtor and debtor-in-possession and any receiver or trustee for such person in any Insolvency or Liquidation Proceeding.

4.5        Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

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4.6        Continuing Nature of This Agreement; Severability.

(a)        Subject to Sections 2.5(c) (Avoidance Issues) and 2.8 (Reinstatement), this Agreement shall continue to be effective until the earlier to occur of the Discharge of ABL Obligations or the Discharge of Non-ABL Obligations. This is a continuing agreement of lien subordination and the Senior Secured Obligations Secured Parties may continue, at any time and without notice to the Applicable Junior Representative or any other Junior Secured Obligations Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Pledgor constituting Senior Secured Obligations in reliance hereon.

(b)        Following the Discharge of First Lien Obligations, the Junior Lien Obligations shall be deemed to be “First Lien Obligations” for all purposes of this Agreement and the Junior Lien Obligations Secured Parties shall succeed to the rights and obligations of the First Lien Obligations Secured Parties hereunder as if they were First Lien Obligations Secured Parties, and their Obligations constituted First Lien Obligations as of the date hereof, whereupon all provisions herein relating to, or in respect of, the First Lien Obligations or the First Lien Obligations Secured Parties (and any of their Representatives) shall apply, mutatis mutandis, to the Junior Lien Obligations and the Junior Lien Obligations Secured Parties (and any of their Representatives), and any other provisions relating to, or in respect of, the Junior Lien Obligations or the Junior Lien Obligations Secured Parties (and any of their Representatives) shall cease to be in force and effect.

(c)        Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

4.7        Governing Law; Jurisdiction; Consent to Service of Process; Waivers.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b)        Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

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(c)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York Courts or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 4.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)        Each party hereto hereby irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 4.7 any special, exemplary, punitive or consequential damages.

4.8        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.9        Headings. Section and Exhibits headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

4.10        Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the ABL Obligations Documents or the Non-ABL Obligations Documents, the provisions of this Agreement shall control.

4.11        Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties in relation to one another. None of the Company, any other Pledgor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other

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Pledgor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any ABL Obligations Document, any First Lien Obligations Document or any Junior Lien Obligations Document, the Pledgors shall not be required to act or refrain from acting (a) pursuant to this Agreement, any First Lien Obligations Document or any Junior Lien Obligations Document, as the case may be, with respect to any ABL Priority Collateral in any manner that would cause a default under any ABL Obligations Document, (b) pursuant to this Agreement, any ABL Obligations Document or any Junior Lien Obligations Document, as the case may be, with respect to any Non-ABL Priority Collateral in any manner that would cause a default under any First Lien Obligations Document, or (c) pursuant to this Agreement, any ABL Obligations Document or any First Lien Obligations Document, as the case may be, with respect to any Non-ABL Priority Collateral in any manner that would cause a default under any Junior Lien Obligations Document.

4.12        Agent Capacities. Except as expressly set forth herein, the ABL Facility Collateral Agent, the First Lien Facility Agent, the Junior Lien Obligations Agents, the ABL Pari Lien Obligations Agents, the Other First Lien Obligations Agents and the Other Junior Lien Obligations Agents shall not have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable ABL Obligations Documents, First Lien Obligations Documents or Junior Lien Obligations Documents, as the case may be. It is understood and agreed that (i) JPM is entering into this Agreement in its capacity as administrative agent and collateral agent under the ABL Facility, and the ABL Credit Agreement applicable to JPM as administrative agent and collateral agent thereunder shall also apply to JPM as the Applicable ABL Obligations Representative hereunder, (ii) DB is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of the First Lien Credit Agreement applicable to DB as administrative agent and collateral agent thereunder shall also apply to DB hereunder and (iii) US Bank is entering into this Agreement in its capacity as trustee and collateral agent under the Junior Lien Notes Indenture and the provisions of the Junior Lien Notes Indenture applicable to US Bank as trustee and collateral agent thereunder shall also apply to US Bank hereunder. The ABL Facility Collateral Agent on behalf of the ABL Facility Obligations Secured Parties and each ABL Pari Lien Obligations Agent on behalf of the ABL Pari Lien Obligations Secured Parties hereby irrevocably designates and appoints the Applicable ABL Obligations Representative under this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Applicable ABL Obligations Representative, together with such powers as are reasonably incidental thereto. The First Lien Facility Agent on behalf of the First Lien Facility Obligations Secured Parties, the Junior Lien Notes Collateral Agent on behalf of the Junior Lien Notes Obligations Secured Parties, each Other First Lien Obligations Agent on behalf of the Other First Lien Obligations Secured Parties and each Other Junior Lien Obligations Agent on behalf of the Other Junior Lien Obligations Secured Parties hereby irrevocably designates and appoints the First Lien/Junior Lien Intercreditor Representative under this Agreement and to exercise such powers and perform such duties as are expressly delegated to the First Lien/Junior Lien Intercreditor Representative, together with such powers as are reasonably incidental thereto. The provisions of the First Lien Credit Agreement applicable to DB as administrative agent and collateral agent thereunder shall also apply to DB as First Lien/Junior Lien Intercreditor Representative and the provisions of the Junior Lien Notes Indenture applicable to US Bank as trustee and collateral agent thereunder shall also apply to DB as First Lien/Junior Lien Intercreditor Representative.

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4.13        Requirements for Consent and Acknowledgment.

(a)        The Company may designate hereunder additional obligations as an ABL Facility, a First Lien Facility, Junior Lien Notes Obligations, ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations, and may specify that any such obligations constitute a Refinancing of any existing Series of Secured Obligations, if the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under each of the ABL Obligations Documents, First Lien Obligations Documents, Junior Lien Obligations Documents and this Agreement. Notwithstanding anything in this Agreement to the contrary, prior to the Discharge of ABL Facility Obligations under the ABL Credit Agreement, all ABL Facility Obligations and ABL Pari Lien Obligations, other than ABL Facility Obligations under the ABL Credit Agreement, are prohibited hereunder unless consented to in writing by the ABL Facility Collateral Agent under the ABL Credit Agreement acting at the direction of the requisite ABL Obligations Secured Parties thereunder.

(b)        If not so prohibited and if the Company wishes to so designate, the Company shall (i) notify the Applicable Senior Representative in writing of such designation, certifying that such designation is permitted by the ABL Obligations Documents, First Lien Obligations Documents, Junior Lien Obligations Documents, as applicable, and this Agreement (and the Applicable Senior Representative shall forward such notice to each Representative then existing), (ii) cause the applicable agent for any such additional obligations that are designated as ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations, as applicable, to execute and deliver an applicable Consent and Acknowledgment and (iii) if applicable, cause such agent to indicate in such Consent and Acknowledgment that such ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations constitute a Refinancing of a specified existing Series of Secured Obligations.

(c)        Notwithstanding anything to the contrary set forth in this Section 4.13 (except as set forth in the last sentence of Section 4.13(a)) or in Section 4.2 (Amendments; Waivers) hereof, the Applicable ABL Obligations Representative and the First Lien/Junior Lien Intercreditor Representative shall, at the request of the Company, without the consent of any Secured Parties, execute and deliver the acknowledgement and confirmation of the applicable Consent and Acknowledgment and/or enter into an amendment, an amendment and restatement or a supplement of this Agreement to facilitate the designation of an ABL Facility, a First Lien Facility, Junior Lien Notes Obligations, ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations. Any such amendment may, among other things:

(i)    add other parties holding ABL Facility Obligations, First Lien Facility Obligations, Junior Lien Notes Obligations arising out of Junior Liens Notes Documents, ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations (or any agent or trustee therefor), as the case may be, to the extent such Indebtedness is not prohibited by the applicable Documents;

(ii)    in the case of additional Secured Obligations that are Junior Secured Obligations, (A) establish that the Liens on the Common Collateral securing such Junior Secured Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any present or future Senior Secured Obligations, and (B) provide to holders of such Junior Secured Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the Applicable Senior Representative or the Senior Agents) as are provided to the Junior Secured Obligations Secured Parties under this Agreement; and

(iii)    in the case of additional Obligations that are Senior Secured Obligations, (A) establish that the Liens on the Common Collateral securing such Senior Secured Obligations shall be superior and prior in all respects to all Liens on the Common Collateral securing any present or future Junior Secured Obligations, and (b) provide to the holders of such Senior Secured Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the Senior Secured Parties under this Agreement.

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(d)        Any such additional party as described in clause (c) above, each Senior Agent and each Junior Agent shall be entitled to rely on the determination of officers of the Company that such modifications do not violate any applicable Documents, if such determination is set forth in an officer’s certificate delivered by the Company at the request of such party, the Applicable ABL Obligations Representative or the First Lien/Junior Lien Intercreditor Representative; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in such Documents.

(e)        At the request of the Company, without the consent of any Secured Parties, to the extent permitted under the applicable ABL Obligations Documents, First Lien Obligations Documents, or Junior Lien Obligations Documents, any then existing ABL Obligations Representative, First Lien Obligations Representative or Junior Lien Obligations Representative (in addition to the ABL Obligations Representative and the First Lien/Junior Lien Intercreditor Representative) shall execute and deliver the acknowledgement and confirmation of the applicable Consent and Acknowledgment and/or enter into an amendment, an amendment and restatement or a supplement of this Agreement to facilitate the designation of an ABL Facility, a First Lien Facility, Junior Lien Notes Obligations, ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations. For the avoidance of doubt, such actions shall not be required for the effectiveness of any such designation of an ABL Facility, a First Lien Facility, Junior Lien Notes Obligations, ABL Pari Lien Obligations, Other First Lien Obligations or Other Junior Lien Obligations.

4.14        Intercreditor Agreements.

Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the ABL Obligations Secured Parties (as among themselves), the First Lien Obligations Secured Parties (as among themselves) and the Junior Lien Obligations Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the Applicable ABL Obligations Representative, the Applicable First Lien Agent or the Applicable Junior Lien Agent, respectively, governing the rights, benefits and privileges as among the ABL Obligations Secured Parties, or among the First Lien Obligations Secured Parties or among the Junior Lien Obligations Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement, the ABL Facility Collateral Documents, any ABL Pari Lien Obligations Collateral Documents, the First Lien Facility Collateral Documents, any Other First Lien Obligations Collateral Documents, the Junior Lien Notes Collateral Documents, any Other Junior Lien Obligations Collateral Documents, as the case may be, including as to the application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement, any ABL Obligations Collateral Documents, any First Lien Obligations Collateral Documents or any Junior Lien Obligations Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement, any ABL Obligations Collateral Document, any First Lien Obligations Collateral Document or any Junior Lien Obligations Collateral Document, and the provisions of this Agreement, the ABL Obligations Collateral Documents, the First Lien Obligations Collateral Documents and the Junior Lien Obligations Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, including to give effect to any such intercreditor agreement (or similar arrangement)).

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4.15        Further Assurances.

Each of the ABL Obligations Representative, each ABL Obligations Secured Party, each First Lien Obligations Representative, each other First Lien Obligations Secured Party, each Junior Lien Obligations Representative and each Other Junior Lien Obligations Secured Party, agrees that it and they shall (subject, in the case of US Bank, to compliance with the terms of the Junior Lien Notes Indenture) take such further action and shall execute and deliver to the other Applicable Senior Representative and the Secured Parties of the other Class such additional documents and instruments (in recordable form, if requested) as such Applicable Senior Representative or the Company may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement, including, entering into such supplemental agreements (which may each take the form of an amendment, a restatement or a supplement of this Agreement) to facilitate a designation by the Company of (i) a First Lien Facility, (ii) Junior Lien Obligations, (iii) an ABL Facility, (iv) additional obligations as Other First Lien Obligations, (v) additional obligations as Other Junior Lien Obligations or (vi) additional obligations as ABL Pari Lien Obligations, in each case, as permitted hereunder (including in each case of the foregoing in respect of a reinstatement contemplated by Section 2.8 or a Refinancing contemplated by Section 2.12). The Company agrees to pay all reasonable and documented out-of-pocket expenses incurred by such Representatives in connection with such actions and/or the execution and delivery of such additional documents and instruments pursuant to this Section 4.15.

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ACKNOWLEDGEMENT OF AND CONSENT TO

ABL INTERCREDITOR AGREEMENT

(Company and the Other Pledgors)

Each of the Company and the other Pledgors has read the ABL Intercreditor Agreement, dated as of June 25, 2018, between JPMorgan Chase Bank, N.A., in its capacities as ABL Facility Agent and Applicable ABL Obligations Representative, Deutsche Bank AG New York Branch (“DB”), in its capacities as First Lien Facility Agent, Applicable First Lien Agent, and First Lien/Junior Lien Intercreditor Representative, and U.S. Bank National Association, as Junior Lien Notes Collateral Agent and Applicable Junior Lien Agent (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

1.        Each of the Company and the other Pledgors executes and delivers this instrument to evidence its acknowledgment of and consent to the ABL Intercreditor Agreement (such instrument, the “Company Consent”). Each of the Company and the other Pledgors agrees not to take any action that would be contrary to the express provisions of the ABL Intercreditor Agreement and agrees that, except as otherwise provided therein, including with respect to those provisions of which the Company is an intended third party beneficiary, no Secured Party shall have any liability to the Pledgors for acting in accordance with the provisions of the ABL Intercreditor Agreement and the other Documents referred to therein. Each of the Company and the other Pledgors understands that no Pledgor is an intended beneficiary or third party beneficiary of the ABL Intercreditor Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to the applicable provisions set forth in Section 4.3 (Parties in Interest) and as otherwise provided in the ABL Intercreditor Agreement or otherwise to the extent its rights are affected.

2.        Solely for purposes of implementing the perfection provisions of Section 2.13 of the ABL Intercreditor Agreement with respect to any Pledged Collateral consisting of Deposit Accounts and Securities Accounts subject to the control (as defined in the UCC) of the Applicable ABL Obligations Representative (each, a “Controlled Account”), each of the Company and the other Pledgors, grants to the Applicable ABL Obligations Representative for the benefit of the Non-ABL Obligations Secured Parties, as collateral security for the Non-ABL Obligations, a security interest in each Controlled Account, which security interest shall automatically terminate upon the earliest to occur of (a) the termination of the account control agreement governing such Controlled Account pursuant to the ABL Credit Agreement, (b) the release of such Controlled Account from the security interest created therein by the applicable ABL Obligations Documents (whereupon the Pledgors shall have the right to cause the account control agreement governing such Controlled Account to be terminated notwithstanding the continuation of the security interest therein referred to in the next clause) and (c) the release of such Controlled Account from the security interest created therein by the applicable Non-ABL Obligations Documents (other than the ABL Intercreditor Agreement).

3.        Notwithstanding anything to the contrary in the ABL Intercreditor Agreement or provided herein, each of the undersigned acknowledges that the Pledgors shall not have any right to consent to or approve any amendment, renewal, extension, supplement, modification or waiver of any provision of the ABL Intercreditor Agreement except to the extent their rights are adversely and directly affected (in which case the Company shall have the right to consent to or approve any such amendment, amendment, renewal, extension, supplement).

4.        Each of the undersigned further agrees that it will not will bring any action or proceeding arising out of or relating to the ABL Intercreditor Agreement in any court other than New York Courts (it being acknowledged and agreed by the parties to the ABL Intercreditor Agreement that any other forum would be inconvenient and inappropriate in view of the fact that more of the parties hereto who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction).

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EXHIBIT A-1

CONSENT AND ACKNOWLEDGMENT

(ABL Pari Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [  ], as an ABL Pari Lien Obligations Agent (together with its successors and permitted assigns, the “New Agent”), and acknowledged by [JPMORGAN CHASE BANK, N.A.] (“JPM”), as the Applicable ABL Obligations Representative, [DEUTSCHE BANK AG NEW YORK BRANCH (“DB”)], as the First Lien/Junior Lien Intercreditor Representative, and ALERIS CORPORATION, INC., the Company (for itself and on behalf of the Subsidiary Pledgors).

This Consent is with respect to that certain ABL Intercreditor Agreement, dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by JPMorgan Chase Bank, N.A., in its capacities as ABL Facility Agent and Applicable ABL Obligations Representative, and DB, in its capacities as First Lien Facility Agent, Applicable First Lien Agent and First Lien/Junior Lien Intercreditor Representative; and acknowledged and consented to (a) by the Company for itself and on behalf of the Pledgors, (b) by US Bank National Association, in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent, for itself and on behalf of the Junior Lien Obligations Secured Parties, (c) by each other ABL Pari Lien Obligations Agent, for itself and on behalf of the relevant ABL Pari Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, (d) by each Other First Lien Obligations Agent, for itself and on behalf of such Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (e) by each Junior Lien Obligations Agent, for itself and on behalf of such Other Junior Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.

Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) represents that it is acting in the capacity of an ABL Pari Lien Obligations Agent for the [“Secured Parties”] as defined in and under [ ], (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the ABL Intercreditor Agreement as if it were an ABL Pari Lien Obligations Agent, and such Secured Parties were ABL Pari Lien Obligations Secured Parties, as of the date of the ABL Intercreditor Agreement and (c) hereby irrevocably appoints and authorizes the ABL Facility Agent to act as Applicable ABL Obligations Representative, together with all such powers as are reasonable incidental thereto.

The address of the New Agent for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is, ______________, ______________, Attention of _____________ (Facsimile No. __________, E-mail address: _________________________).

2

THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[Remainder of this page intentionally left blank.]

Exhibit A-1-3

IN WITNESS WHEREOF, the undersigned hereto has caused this Consent to be duly executed by its authorized officer as of the day and year first above written.

[NEW AGENT]

By:
Name:
Title:

Acknowledged and Confirmed by, for purposes of the ABL Intercreditor Agreement:

[        ], as Applicable ABL Obligations Representative

By:
Name:
Title:

 [        ], as First Lien/Junior Lien Intercreditor Representative

By:
Name:
Title:

ALERIS INTERNATIONAL, INC., for itself and on behalf of the Pledgors

By:
Name:
Title:

Exhibit A-1-4

EXHIBIT A-2

CONSENT AND ACKNOWLEDGMENT

(Other First Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [        ], as an Other First Lien Obligations Agent (together with its successors and permitted assigns, the “New Agent”), and acknowledged by [JPMORGAN CHASE BANK, N.A.], as the Applicable ABL Obligations Representative, [DEUTSCHE BANK AG NEW YORK BRANCH (“DB”)], as the First Lien/Junior Lien Intercreditor Representative, and ALERIS INTERNATIONAL, INC., the Company (for itself and on behalf of the Subsidiary Pledgors).

This Consent is with respect to that certain ABL Intercreditor Agreement, dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by JPMorgan Chase Bank, N.A., in its capacities as ABL Facility Agent and Applicable ABL Obligations Representative, and DB, in its capacities as First Lien Facility Agent, Applicable First Lien Agent and First Lien/Junior Lien Intercreditor Representative; and acknowledged and consented to (a) by the Company, for itself and on behalf of the Pledgors, (b) by US Bank National Association, in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent, for itself and on behalf of the Second Lien Obligations Secured Parties, (c) by each ABL Pari Lien Obligations Agent, for itself and on behalf of the relevant ABL Pari Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, (d) by each other Other First Lien Obligations Agent, for itself and on behalf of the relevant other Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (e) by each Junior Lien Obligations Agent, for itself and on behalf of the relevant Other Junior Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.

Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) represents that it is acting in the capacity of an Other First Lien Obligations Agent for the [“Secured Parties”] as defined in and under [           ], (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the ABL Intercreditor Agreement as if it were an Other First Lien Obligations Agent, and such Secured Parties were Other First Lien Obligations Secured Parties, as of the date of the ABL Intercreditor Agreement and (c) hereby appoints and authorizes the First Lien Facility Agent to act as First Lien/Junior Lien Intercreditor Representative, together with all such powers as are reasonable incidental thereto.

The address of the New Agent for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is, ____________, Attention of (Facsimile No. ____________, E-mail address: ____________).

Exhibit A-2-1

THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[Remainder of this page intentionally left blank.]

Exhibit A-2-2

IN WITNESS WHEREOF, the undersigned hereto has caused this Consent to be duly executed by its authorized officer as of the day and year first above written.

[NEW AGENT]

By:
Name:
Title:

Acknowledged and Confirmed by, for purposes of the ABL Intercreditor Agreement:

[        ], as Applicable ABL Obligations Representative

By:
Name:
Title:

[        ], as First Lien/Junior Lien Intercreditor Representative

By:
Name:
Title:

ALERIS INTERNATIONAL, INC., for itself and on behalf of the Pledgors

By:
Name:
Title:

Exhibit A-2-3

EXHIBIT A-3

CONSENT AND ACKNOWLEDGEMENT

(Other Junior Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [        ], as an Other Junior Lien Obligations Agent (together with its successors and permitted assigns, the “New Agent”), and acknowledged by [JPMORGAN CHASE BANK, N.A.], as the Applicable ABL Obligations Representative, [DEUTSCHE BANK AG NEW YORK BRANCH (“DB”)], as the First Lien/Junior Lien Intercreditor Representative, and ALERIS INTERNATIONAL, INC., the Company (for itself and on behalf of the Pledgors).

This Consent is with respect to that certain ABL Intercreditor Agreement, dated as of June 25, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by JPMorgan Chase Bank, N.A., in its capacities as ABL Facility Agent and Applicable ABL Obligations Representative, and DB, in its capacities as First Lien Facility Agent, Applicable First Lien Agent and First Lien/Junior Lien Intercreditor Representative; and acknowledged and consented to (a) by the Company, for itself and on behalf of the Pledgors, (b) by US Bank National Association, in its capacities as the Junior Lien Notes Collateral Agent and the Applicable Junior Lien Agent, for itself and on behalf of the Junior Lien Obligations Secured Parties, (c) by each ABL Pari Lien Obligations Agent, for itself and on behalf of the relevant ABL Pari Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, (d) by each Other First Lien Obligations Agent, for itself and on behalf of the relevant Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (e) by each other Other Junior Lien Obligations Agent, for itself and on behalf of the relevant other Other Junior Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.

Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) represents that it is acting in the capacity of an Other Junior Lien Obligations Agent for the [“Secured Parties”] as defined in and under [         ], (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the ABL Intercreditor Agreement as if it were an Other Junior Lien Obligations Agent, and such Secured Parties were Other Junior Lien Obligations Secured Parties, as of the date of the ABL Intercreditor Agreement and (c) hereby appoints and authorizes the First Lien Facility Agent to act as First Lien/Junior Lien Intercreditor Representative, together with all such powers as are reasonable incidental thereto.

The address of the New Agent for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is                             ,                         , , Attention of                         , (Facsimile No.                         , E-mail address:                         ).

Exhibit A-3-1

THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[Remainder of this page intentionally left blank.]

Exhibit A-3-2

IN WITNESS WHEREOF, the undersigned hereto has caused this Consent to be duly executed by its authorized officer as of the day and year first above written.

[NEW AGENT]

By:
Name:
Title:

Acknowledged and Confirmed by, for purposes of the ABL Intercreditor Agreement:

[        ], as Applicable ABL Obligations Representative

By:
Name:
Title:

[        ], as First Lien/Junior Lien Intercreditor Representative

By:
Name:
Title:

ALERIS INTERNATIONAL, INC., for itself and on behalf of the Pledgors

By:
Name:
Title:

Exhibit A-3-3

EXHIBIT R

TERMS OF INTERCREDITOR AGREEMENT (PARI PASSU)

The following summary of terms and conditions is intended to summarize certain basic terms of an intercreditor agreement (each such definitive intercreditor agreement that is subject to the terms of this term sheet hereinafter referred to as the “First Lien Parity Intercreditor Agreement” and each such reference herein shall refer only to itself and not any other such agreement subject to the terms of this term sheet). To the extent any terms and conditions of any First Lien Parity Intercreditor Agreement are not summarized herein, such terms and conditions shall be as negotiated in good faith at the relevant time between the parties thereto and shall otherwise be subject to the terms of the Credit Agreement (as defined below), which, for the avoidance of doubt, permit the terms of the First Lien Parity Intercreditor Agreement to be materially different in certain circumstances but otherwise in form and substance reasonably satisfactory to the Administrative Agent and/or the Credit Agreement Collateral Agent (as defined below).

FINANCING DOCUMENTS:	The First Lien Credit Agreement dated as of June 25, 2018 (as amended, restated, amended and restated, supplemented, extended, restructured, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), by and among Aleris International, Inc., a Delaware corporation, Aleris Corporation, a Delaware corporation, the Lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (in such capacity, together with its successors and assigns, the “Credit Agreement Collateral Agent,” it being understood and agreed that the Credit Agreement Collateral Agent will include any collateral agent under an agreement that refinances, replaces, restructures, extends or renews the Credit Agreement in full) and definitive documentation in respect of the Additional First Lien Obligations (as defined below) (the “Additional First Lien Documents,” and together with the Loan Documents, the “Secured Credit Documents”).

CREDIT AGREEMENT SECURED PARTIES:	The Secured Parties, including the Administrative Agent and the Credit Agreement Collateral Agent (the “Credit Agreement Secured Parties”).

ADDITIONAL FIRST LIEN SECURED PARTIES:	The holders of any Additional First Lien Obligations and any Authorized Representative (as defined below) with respect thereto (the “Additional First Lien Secured Parties” and together with the Credit Agreement Secured Parties, the “First Lien Secured Parties”). As used herein, “Authorized Representative” means (i) in the case of any Credit Agreement Obligations (as defined below) or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional First Lien Secured Parties, the relevant authorized representative named in the First Lien Parity Intercreditor Agreement or any joinder agreement thereto.

CREDIT AGREEMENT OBLIGATIONS:	The First Lien Obligations (as defined in the Credit Agreement and referred to herein as the “Credit Agreement Obligations”).

ADDITIONAL FIRST LIEN OBLIGATIONS:	All amounts owing pursuant to any notes, indentures, credit agreements, security documents and other operative documents evidencing or governing “Initial Additional First Lien Obligations” or any series of “Additional Senior Class Debt” (in each case to be defined in the First Lien Parity Intercreditor Agreement) permitted to be incurred and secured under the Credit Agreement (collectively, the “Additional First Lien Obligations,” and together with the Credit Agreement Obligations, the “First Lien Obligations”).

SHARED COLLATERAL:	“Shared Collateral” shall mean Collateral over which two or more series of First Lien Obligations have a valid and perfected lien.

LIEN PRIORITIES	So long as the First Lien Obligations are outstanding, the liens on the Shared Collateral securing First Lien Obligations will be pari passu in all respects to the liens on the Shared Collateral securing the Credit Agreement Obligations; provided that each Pari Series (as defined below) shall solely bear any Impairment (as defined below). It is the intention of the First Lien Secured Parties of each series of First Lien Obligations that the holders of the First Lien Obligations of such series (and not the First Lien Secured Parties of any other series of First Lien Obligations (a “Pari Series”)) bear the risk (i) of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such series are unenforceable under applicable law or are subordinated to any other obligations (other than a Pari Series), (y) the security interest of such series of First Lien Obligations in any of the Shared Collateral securing any other series of First Lien Obligations is not enforceable, and/or (z) any intervening security interest exists securing any other obligations (other than a Pari Series of First Lien Obligations) on a basis ranking prior to the security interest of such series of First Lien Obligations but junior to the security interest of any Pari Series of First Lien Obligations (the holder of such intervening security interest, an “Intervening Creditor”) or (ii) the existence of any collateral for any other series of First Lien Obligations that is not Shared Collateral (any such determination referred to in the foregoing clauses (x), (y) or (z) with respect to any series of First Lien Obligations, an “Impairment” of such series). In the event of any Impairment with respect to any series of First Lien Obligations, the results of such Impairment shall be borne solely by the First Lien Secured Parties of such series, and the rights of the First Lien Secured Parties of such series (including the right to receive distributions in respect of such series of First Lien Obligations pursuant to the First Lien Parity Intercreditor Agreement) set forth in the First Lien Parity Intercreditor Agreement shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the First Lien Secured Parties holding the series of First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Debt Documents governing such First Lien Obligations shall refer to such obligations or documents as so modified.

CREDIT AGREEMENT COLLATERAL AGENT AS BAILEE:	Except as otherwise provided in the First Lien Parity Intercreditor Agreement, the Credit Agreement Collateral Agent shall act as gratuitous bailee and agent for the benefit of the Additional First Lien Secured Parties with respect to any Shared Collateral in the possession, control or otherwise requiring notation of the Credit Agreement Collateral Agent solely for the purpose of perfecting (or the equivalent under applicable foreign law) the security interest of such Additional First Lien Secured Parties in such Shared Collateral. The duties or responsibilities of the Credit Agreement Collateral Agent as such gratuitous bailee and agent for perfection shall be limited solely to holding any Shared Collateral as gratuitous bailee for the benefit of any Additional First Lien Secured Party for purposes of perfecting the Lien held by such Additional First Lien Secured Parties therein.

PRIORITY OF CLAIMS:	If an Event of Default (as defined in the Credit Agreement or any Additional First Lien Document) has occurred and is continuing, and (x) the Controlling Collateral Agent (as defined below) or (subject to the terms of the First Lien Parity Intercreditor Agreement) any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral in accordance with the terms of the applicable Secured Credit Documents, (y) any distribution is made in respect of any Shared Collateral in any insolvency or Liquidation Proceeding of any grantor (including any adequate protection payments) or (z) any First Lien Secured Party receives any payment pursuant to any other intercreditor agreement (other than the First Lien Parity Intercreditor Agreement) with respect to any Shared Collateral, then, in each case, the proceeds (i) of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party, (ii) of any distribution received by the Controlling Collateral Agent or any First Lien Secured Party in any insolvency or liquidation proceedings case of any grantor with respect to such Shared Collateral (including any adequate protection payments) (iii) and of any such payment to which the First Lien Obligations are entitled under any intercreditor agreement with respect to the Shared Collateral (other than the First Lien Parity Intercreditor Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such payment or distribution being collectively referred to as “Proceeds”), will be applied (i) FIRST, to the payment in full of all amounts then due and owing to the Credit Agreement Collateral Agent and each other collateral agent named in the First Lien Parity Intercreditor Agreement or any joinder agreement thereto (in its capacity as such) in connection with such collection or sale or otherwise in connection with the First Lien Parity Intercreditor Agreement or any other Secured Credit Document, (ii) SECOND, to the payment in full of the First Lien Obligations then due and payable of each series secured by a valid and perfected lien on such Shared Collateral on a ratable basis, with such Proceeds to be applied to the First Lien Obligations then due and payable of a given series in accordance with the terms of the applicable Secured Credit Documents; provided, that following the commencement of any insolvency or liquidation proceeding with respect to the Borrower or any other grantor, solely as among the First Lien Secured Parties and solely for purposes of this clause SECOND and not any other Secured Credit Documents, in the event the value of the Shared Collateral is not sufficient for the entire amount of post-petition interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other bankruptcy law in such insolvency or liquidation proceeding, the amount of First Lien Obligations of each series of First Lien Obligations shall include only the maximum amount of post-petition interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other bankruptcy law in such insolvency or liquidation proceeding and (iii) THIRD, to the applicable Loan Parties or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

CONTROLLING COLLATERAL AGENT:	Until the earlier of (x) the Discharge of Credit Agreement Obligations (to be defined in the First Lien Parity Intercreditor Agreement) and (y) the Non-Controlling Authorized Representative Enforcement Date (as defined below), the Credit Agreement Collateral Agent will be the Controlling Collateral Agent.

From and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Collateral Agent (as defined below) will be the Controlling Collateral Agent.

Pursuant to the terms of the First Lien Parity Intercreditor Agreement, only the Controlling Collateral Agent (acting upon the instructions of the Applicable Authorized Representative (as defined below)) will act or refrain from acting with respect to any Shared Collateral. For so long as the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First Lien Secured Party will or will instruct any collateral agent to, and neither the Additional First Lien Collateral Agent nor any other collateral agent that is not the Controlling Collateral Agent will, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral. Notwithstanding the equal priority of the Liens securing each series of First Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative (as defined below) or Non-Controlling Secured Party (to be defined in the First Lien Parity Intercreditor Agreement) will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party (to be defined in the First Lien Parity Intercreditor Agreement) or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so.

The “Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative (as defined below), the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative (as defined below)) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each collateral agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing, (y) the Additional First Lien Obligations of the series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document, and (z) such Non-Controlling Authorized Representative intends to exercise its rights and remedies in accordance with the terms of the applicable Additional First

Lien Documents as a result of the series of Additional First Lien Obligations of such Non-Controlling Authorized Representative being due and payable in full (as a result of acceleration or otherwise); provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral at any time the Controlling Collateral Agent has commenced and is diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency proceeding to enable the commencement or pursuit thereof) the enforcement or exercise of any of its rights or remedies with respect to any material portion of the Shared Collateral or at any time any grantor or loan party is then a debtor under or with respect to any insolvency or liquidation proceeding.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Additional First Lien Collateral Agent” means (x) for so long as the Initial Additional First Lien Obligations (to be defined in the First Lien Parity Intercreditor Agreement) are the only series of Additional First Lien Obligations, the collateral agent for the Initial Additional First Lien Obligations represented by the Initial Additional Authorized Representative (to be defined in the First Lien Parity Intercreditor Agreement) and (y) if (x) does not apply, the collateral agent for the series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of First Lien Obligations with respect to such Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

PROHIBITION ON CONTESTING LIENS:	Each of the First Lien Secured Parties will not contest, or support any other person in contesting, the priority, validity, enforceability, perfection or protection of a lien on Shared Collateral held by or on behalf of any of the First Lien Secured Parties.

TURNOVER OF PROCEEDS:	If any First Lien Secured Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect of any such Shared Collateral other than pursuant to the terms of the First Lien Parity Intercreditor Agreement, then it will hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the “Priority of Claims” provision above.

LIEN AND GUARANTEE RELEASES:	If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral in accordance with the terms of the First Lien Parity Intercreditor Agreement resulting in a sale or disposition thereof, then the Liens in favor of any other collateral agent for the benefit of each series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom will be applied in accordance with the “Priority of Claims” provision above. If in connection with any such foreclosure or other exercise of remedies the Controlling Collateral Agent releases any guarantor from its obligations under a guarantee of the First Lien Obligations for which it serves as agent, then such guarantor will also be released from its guarantee of all other First Lien Obligations. Each Collateral Agent and Authorized Representative will (at the Borrower’s sole expense) execute and deliver such documents as the Controlling Collateral Agent (or Borrowers) may reasonably request to evidence and confirm any release of Liens on Shared Collateral in connection with the foregoing.

AMENDMENTS OF ANY FIRST LIEN OBLIGATIONS:	The First Lien Obligations of any series may, subject to the limitations set forth in the Credit Agreement and the other Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth above in “Priority of Claims” or the provisions of the First Lien Parity Intercreditor Agreement otherwise defining the relative rights of the First Lien Secured Parties of any series.

DIP FINANCING AND USE OF CASH COLLATERAL:	If in connection with any insolvency proceeding of any grantor, a grantor, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders or a third party (the “DIP Lenders”) or the use of cash collateral, no First Lien Secured Party (other than any Controlling Collateral Agent or the Authorized Representative of any Controlling Collateral Agent) will raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative will then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties (to be defined in the First Lien Parity Intercreditor Agreement), each Non- Controlling Secured Party (to be defined in the First Lien Parity Intercreditor Agreement) will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien

Secured Parties constituting DIP Financing Liens) and subject to a customary carve-out or other carve-out approved by the Controlling Collateral Agent as existed prior to the commencement of the applicable insolvency proceeding, (B) the First Lien Secured Parties of each series are granted Liens on any additional or replacement collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) as set forth in the First Lien Parity Intercreditor Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied in accordance with “Priority of Claims” above, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied in accordance with “Priority of Claims” above; provided that the First Lien Secured Parties of each series will have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such series or its Authorized Representative that will not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection will not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral. If any First Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional or replacement collateral, then each other First Lien Secured Party will be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional or replacement collateral with the same priority vis-à-vis the First Lien Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) as set forth in the First Lien Parity Intercreditor Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Secured Party will be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations in accordance with “Priority of Claims” above.

AMENDMENTS, WAIVERS:	The First Lien Parity Intercreditor Agreement may not be amended without the written consent of each Authorized Representative and each collateral agent with respect to which such amendment is to apply.

GOVERNING LAW:	The State of New York.

Any changes to the terms set forth herein shall be subject to the provisions of Section 10.01 of the Credit Agreement. Any matters with respect to the First Lien Parity Intercreditor Agreement not described herein or in the Credit Agreement shall be subject to the provisions of Section 10.22 of the Credit Agreement.